 As filed with the Securities and Exchange Commission on November 7, 2001.

                                                      Registration No. 333-68838
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ----------

                              AMENDMENT NO. 4

                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                                  ----------
                            KINDRED HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                   61-1323993
      (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                    Identification No.)

                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412
                                 (502) 596-7300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ----------
                            M. Suzanne Riedman, Esq.
                   Senior Vice President and General Counsel
                            Kindred Healthcare, Inc.
                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412
                                 (502) 596-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ----------
                                   Copies to:

          James F. Munsell, Esq.                    Michael J. Schiavone, Esq.
    Cleary, Gottlieb, Steen & Hamilton                  Shearman & Sterling
             One Liberty Plaza                         599 Lexington Avenue
       New York, New York 10006-1470               New York, New York 10022-6030
              (212) 225-2000                              (212) 848-4000

                                  ----------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  ----------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2001


                                3,246,900 Shares

                           [LOGO] Kindred Healthcare

                                  Common Stock

                                   --------

  We are selling 1,750,000 shares of common stock and the selling stockholders are selling 1,496,900 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

  Our common stock is quoted on the OTC Bulletin Board under the symbol "KIND." On October 18, 2001, the average of the bid and asked prices per share of our common stock on the OTC Bulletin Board was $57.88. The underwriters intend to determine the public offering price for our common stock by reference to the market price of our common stock at or about the time of pricing the offering. We have applied to have the shares of our common stock quoted on The Nasdaq National Market under the symbol "KIND."

  The underwriters have an option to purchase from us a maximum of 487,035 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 14.

                                            Underwriting   Proceeds to   Proceeds to
                                Price to    Discounts and    Kindred       Selling
                                 Public      Commissions   Healthcare   Stockholders
                              ------------- ------------- ------------- -------------
Per Share....................          $             $             $             $
Total .......................        $             $             $             $

  Delivery of the shares of common stock will be made on or about      , 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 Credit Suisse First Boston    Goldman, Sachs & Co.


UBS Warburg
                                    JPMorgan
                                                                 Lehman Brothers

                   The date of this prospectus is     , 2001.

   On this page is a map of the United States reflecting the location of each of our nursing centers, hospitals, pulmonary units and institutional pharmacies.

                              MAP of United States

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................   14
Forward-Looking Statements..........   22
Use of Proceeds.....................   23
Price Range of Common Stock.........   23
Dividend Policy.....................   23
Capitalization......................   24
Selected Consolidated Financial and
 Other Data.........................   25
Unaudited Pro Forma Consolidated
 Financial Statements...............   27
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   36
Business............................   62

                                      Page
                                      ----
Management..........................   90
Principal and Selling Stockholders..   93
Description of Capital Stock........   96
Shares Eligible for Future Sale.....   99
United States Federal Income Tax
 Considerations for Non-United
 States Holders.....................  101
Underwriting........................  103
Notice to Canadian Residents........  106
Legal Matters.......................  107
Experts.............................  107
Where You Can Find More
 Information........................  107
Index to Consolidated Financial
 Statements.........................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   All references in this prospectus to "Kindred," "our company," "we," "us" or "our" mean Kindred Healthcare, Inc. and, unless the context otherwise requires, its consolidated subsidiaries. For periods prior to May 1, 1998, such terms refer to the company's business as it was conducted by Ventas, Inc. On that date Ventas completed the spin-off of its healthcare operations by distributing shares of our pre-reorganization common stock to its stockholders while retaining substantially all of its real estate assets.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus or in the documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read carefully the entire prospectus, including the documents incorporated by reference in this prospectus, especially the risks of investing in the common stock discussed under "Risk Factors."

                            Kindred Healthcare, Inc.

   We are one of the largest providers of long-term healthcare services in the United States based on revenues. Our health services division provides long-term care services by operating nursing centers and a rehabilitation therapy business, and our hospital division provides long-term acute care services by operating hospitals and an institutional pharmacy business. As of June 30, 2001, we operated:

  . 315 nursing centers with 40,607 licensed beds in 32 states, making us the fourth largest operator of nursing centers in the United States, and

  . 56 hospitals with 4,867 licensed beds in 23 states, including 52 long-term acute care hospitals, making us the largest operator of such hospitals in the United States.

Competitive Strengths

   Premier Long-Term Acute Care Hospital Operator. Since opening our first hospital in 1985, we have grown into the largest network of long-term acute care hospitals in the United States based on revenues. As a result of our commitment to the long-term acute care business and our comprehensive program of care for medically complex patients, we believe that we are the premier operator of long-term acute care hospitals in the United States.

   Proven Management Team. Our senior management team has an average of 22 years of experience in the healthcare industry, offering a breadth of experience in the operation of nursing centers and long-term acute care hospitals.

   Geographic Diversity and Independent Business Lines. We believe the geographic diversity of our nursing centers and hospitals and two independent business lines reduce our exposure to any single state Medicaid reimbursement source and adverse regional and local economic conditions.

   Economies of Scale. In addition to operating the largest network of long-term acute care hospitals in the United States, we are the fourth largest operator of nursing centers in the United States based on revenues. The scale of our operations allows us to achieve cost efficiencies and gives us an advantage in negotiating contracts with suppliers, vendors, commercial insurers and other third parties. Due to our size, we have the ability to centralize various administrative services and spread the costs of these services over our entire base of operations.

   Use of Industry-Leading Information Technology to Enhance Operational Performance. We believe our industry-leading information technology allows us to operate efficiently and effectively under fixed reimbursement systems and increased regulatory compliance requirements. We are able to access sophisticated clinical and financial management information at a local, regional and corporate level, which enhances our ability to manage operational performance.

Health Services Division

   Through our nursing centers, we provide residents with long-term care services, a full range of pharmacy, medical and clinical services and routine services, including daily dietary, social and recreational services. We also provide rehabilitation services, including physical, occupational and speech therapies. In addition, we believe that we are a leading provider of care for patients with Alzheimer's disease, offering specialized programs at more than 80 nursing centers for patients suffering from this disease.

   The principal elements of our health services division strategy are:

   Providing Quality, Clinical-Based Services. The health services division is focused on qualitative and quantitative clinical performance indicators with the goal of providing quality care under the cost containment objectives imposed by government and private payors.

   Enhancing Sales and Marketing Programs. The health services division intends to increase our nursing center patient volumes through enhanced sales and marketing programs and improved relationships with local referral sources.

   Increasing Operating Efficiency. The health services division continually seeks to improve operating efficiency with a view to maintaining high quality care in an environment that demands an increasingly greater control of costs. We believe that operating efficiency is critical in maintaining our position as a leading provider of nursing center services in the United States.

   Managing Efficient Delivery of Ancillary Services. The health services division realigned and refocused its ancillary services business in response to the decline in the demand for ancillary services that followed the implementation of the prospective payment system in 1998. Today, our nursing centers generally provide ancillary services to their patients through the use of internal staff. We are continuing to refine the delivery of ancillary services to external customers to maintain profitability under the cost constraints of the prospective payment system.

   Expanding Selectively Through Acquisitions and Development Activities. We believe that we are well positioned strategically and financially to pursue opportunities to expand our business through acquisitions and development activities on a selective basis.

Hospital Division

   In our hospitals, we primarily provide long-term acute care services to medically complex patients who are suffering from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders and developmental anomalies. In particular, we have a core competency in treating patients with pulmonary disorders. Medically complex patients often are dependent on technology for continued life support, and approximately 50% of the hospital division's patients are ventilator-dependent for some period of time during their hospitalization.

   The principal elements of our hospital division strategy are:

   Maintaining High Quality of Care. The hospital division seeks to differentiate its hospitals through its ability to care for medically complex patients in a high-quality, cost-effective setting. We are committed to maintaining and improving the quality of our patient care by dedicating appropriate resources to each facility and refining our clinical initiatives.

   Improving Operating Efficiency. The hospital division is continuously focused on improving operating efficiency with a view to maintaining quality patient care in an environment that demands an increasingly greater control of costs. Our hospital division seeks to improve operating efficiencies by standardizing its operations and optimizing the skill mix of its staff based on the hospital's occupancy and the clinical needs of its patients.

   Growing Through Business Development and Acquisitions. Our growth strategy is focused on the development and expansion of our services, including opportunities to establish new hospital-in-hospital and pulmonary units in hospitals operated by third parties. We believe that we are well positioned to acquire or develop new free-standing hospitals and selectively pursue other strategic opportunities.

   Expanding Breadth of Industry Leadership. We are the leading provider of long-term acute care to patients with pulmonary dysfunction. However, we also deliver other services in areas such as wound care, surgery, acute rehabilitation and pain management. We intend to broaden our expertise beyond pulmonary services and to leverage our leadership position in pulmonary care to expand our market strength to other clinical services.

   Increasing Higher Margin Commercial Volume. Historically, we have received higher reimbursement rates from commercial insurers than we have from the Medicare and Medicaid programs. As a result, we work to expand relationships with insurers to increase commercial patient volume.

   Improving Relationships with Referring Providers. Substantially all of the acute and medically complex patients admitted to our hospitals are transferred from other healthcare providers such as general acute care hospitals, intensive care units, managed care programs, physicians, nursing centers and home care settings. Accordingly, we focus on maintaining strong relationships with referring providers.

Other Information

   From September 13, 1999 until April 20, 2001, we operated as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the District of Delaware. On April 20, 2001, our Fourth Amended Joint Plan of Reorganization became effective and we emerged from bankruptcy with our current capital structure, amended master lease agreements with Ventas, Inc., from whom we lease 210 nursing centers and 44 hospitals, and a new board of directors. In connection with our emergence from bankruptcy, we also changed our name to Kindred Healthcare, Inc.

   In connection with our emergence from bankruptcy, we adopted fresh-start accounting on April 1, 2001 which materially changed the amounts previously recorded in our consolidated financial statements. We believe that business segment operating income before and after our reorganization is generally comparable. However, capital costs such as rent, interest, depreciation and amortization are not comparable. In addition, our reported financial position and cash flows for periods prior to April 1, 2001 generally are not comparable to those for periods after that date.

                                  ------------


   Our principal executive office is located at 680 South Fourth Street, Louisville, Kentucky 40202 and our telephone number is (502) 596-7300. Our Web site is located at www.kindredhealthcare.com. We are not incorporating by reference in this document any material from our Web site. The reference above to our Web site is an inactive textual reference to the uniform resource locator (URL) and is for your reference only.

                                  THE OFFERING

 Common stock offered by us.......................... 1,750,000 shares

 Common stock offered by selling stockholders........ 1,496,900 shares

 Common stock to be outstanding after this offering.. 17,350,000 shares

 Over-allotment option............................... 487,035 shares

 Use of proceeds..................................... We intend to use the net proceeds from the sale of
                                                      common stock we are
                                                      offering to repay
                                                      outstanding indebtedness.
                                                      We will not receive any
                                                      of the proceeds from the
                                                      sale of the shares of
                                                      common stock offered by
                                                      the selling stockholders.
                                                      See "Use of Proceeds."

 Trading............................................. Our common stock is quoted on the OTC
                                                      Bulletin Board under the
                                                      symbol "KIND." We have
                                                      applied to have our
                                                      common stock quoted on
                                                      The Nasdaq National
                                                      Market under the symbol
                                                      "KIND."

   As of June 30, 2001, 15,600,000 shares of our common stock were outstanding. The common stock outstanding after this offering does not include:

  . 2,000,000 shares reserved for issuance upon the exercise of outstanding Series A warrants with an exercise price of $30.00 per share,

  . 5,000,000 shares reserved for issuance upon the exercise of outstanding Series B warrants with an exercise price of $33.33 per share, and

  . 1,600,000 shares reserved for issuance under our stock option plans, under which options to purchase 934,200 shares were outstanding as of June 30, 2001 at a weighted average exercise price of $32.00 per share.

   Unless we indicate otherwise, the information in this prospectus assumes that the underwriters do not exercise their option to purchase up to 487,035 additional shares of common stock from us to cover over-allotments.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

   The summary consolidated financial and other data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and the accompanying notes, and our consolidated financial statements and the accompanying notes included in this prospectus. The summary consolidated financial data for the years ended December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements included in this prospectus. The summary consolidated financial data for the six months ended June 30, 2000, the three months ended March 31, 2001 and as of and for the three months ended June 30, 2001 have been derived from our unaudited condensed consolidated financial statements included in this prospectus.

   We adopted fresh-start accounting in connection with our emergence from bankruptcy. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in our consolidated financial statements as of April 1, 2001. Since fresh-start accounting materially changed the amounts previously recorded in our consolidated financial statements, a black line separates the post-emergence financial data from the pre-emergence financial data to signify the difference in the basis of preparation of the financial statements for each respective entity.

   As used in this prospectus, the term "Predecessor Company" refers to the company and its operations for periods prior to April 1, 2001, while the term "Reorganized Company" is used to describe the company and its operations for periods after that date.

                                                                                    Reorganized
                                          Predecessor Company                         Company
                         ---------------------------------------------------------  -----------
                                                                           Three       Three
                                                             Six months   months      months
                             Year ended December 31,           ended       ended       ended
                         ----------------------------------   June 30,   March 31,   June 30,
                            1998        1999        2000        2000       2001        2001
                         ----------  ----------  ----------  ----------  ---------  -----------
                                     (in thousands, except per share amounts)
Consolidated Statement
 of Operations Data:
 Revenues............... $2,999,739  $2,665,641  $2,888,542  $1,428,880  $752,409    $770,764
 Operating income
  (loss) before
  reorganization items
  (a)...................    (41,226)   (212,788)    386,277     197,808   103,740     114,884
 Income (loss) before
  reorganization items
  and income taxes......   (502,307)   (686,358)    (50,115)    (19,954)   (3,981)     29,393
 Income (loss) from
  operations............   (578,406)   (705,464)    (64,751)    (26,549)   49,185      16,489
 Net income (loss)......   (656,343)   (714,387)    (64,751)    (26,549)  471,976      17,885
 Earnings (loss) per
  common share from
  operations:
   Basic................ $    (8.47) $   (10.03) $    (0.94) $    (0.39) $   0.69    $   1.09
   Diluted..............      (8.47)     (10.03)      (0.94)      (0.39)     0.69        1.00
 Shares used in
  computing earnings
  (loss) per common
  share:
   Basic................     68,343      70,406      70,229      70,194    70,261      15,090
   Diluted..............     68,343      70,406      70,229      70,194    71,656      16,533
Other Financial Data:
 Operating income
  (loss) as a % of
  revenues..............        (b)         (b)        13.4%       13.8%     13.8%       14.9%
 EBITDA (c)............. $  163,755  $ (105,490) $   83,169  $   40,265  $ 26,745    $ 50,304
 EBITDA as a % of
  revenues..............        5.5%        (b)         2.9%        2.8%      3.6%        6.5%
 Cash flows provided by
  operating
  activities............ $  323,196  $  231,387  $  185,540  $  106,039  $ 35,831    $ 40,264
 Cash flows used in
  investing
  activities............     62,156     112,588     114,567      41,899    49,992      26,597
 Cash flows used in
  financing
  activities............    282,116       5,000      34,681      29,344    10,426      65,998

                                                         Reorganized Company
                                                      -------------------------
                                                         As of June 30, 2001
                                                      -------------------------
                                                           (in thousands)
                                                                   Pro Forma
                                                        Actual   as Adjusted(d)
                                                      ---------- --------------
Consolidated Balance Sheet Data:
 Cash and cash equivalents..........................  $  102,823   $  102,823
 Cash-restricted available for repayment of long-
  term debt.........................................      40,984       40,984
 Working capital....................................     237,345      237,345
 Total assets.......................................   1,434,774    1,434,774
 Long-term debt, including amounts due within one
  year..............................................     302,536      207,246
 Total stockholders' equity.........................     462,536      557,826

--------------------
(a) Operating income (loss) is defined as income (loss) before interest, income taxes, rent, depreciation and amortization.
(b)  Not meaningful.
(c) We define EBITDA as income (loss) before interest, income taxes, depreciation, amortization, unusual transactions and reorganization items. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a measure commonly used by financial analysts and investors to evaluate the financial results of companies in our industry, and we believe it therefore provides useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.
(d) The pro forma consolidated balance sheet data as of June 30, 2001 has been adjusted to give effect to the sale by us of 1,750,000 shares of our common stock at an assumed price of $57.88 per share and the repayment of outstanding indebtedness from the net proceeds of such sale.

Summary Operating Data

   The following table sets forth certain operating data for the health services and hospital divisions. A black line separates our post-reorganization operating data from our pre-reorganization operating data since they have not been prepared on a consistent basis of accounting.

                                                                               Reorganized
                                        Predecessor Company                      Company
                         ----------------------------------------------------- ------------
                                                                               Three months
                               Year ended December 31,           Three months     ended
                         -------------------------------------      ended        June 30,
                            1998         1999         2000      March 31, 2001     2001
                         -----------  -----------  -----------  -------------- ------------
                                        (in thousands, except statistics)
Health Services
 Division:
  Nursing centers:
    Revenues............ $ 1,667,343  $ 1,594,244  $ 1,675,627    $  429,523    $  444,137
    Operating income
     (a)................ $   213,036  $   169,128  $   278,738    $   70,543    $   78,735
    Facilities at end of
     period:
      Owned or leased...         278          282          278           278           280
      Managed...........          13           13           34            35            35
    Licensed beds at end
     of period (b):
      Owned or leased...      36,701       36,912       36,466        36,469        36,746
      Managed...........       1,661        1,661        3,723         3,861         3,861
    Patient days (c)....  11,939,266   11,656,439   11,580,295     2,804,982     2,822,752
    Revenues per patient
     day................ $       140  $       137  $       145    $      153    $      157
    Average daily census
     (d)................      32,710       31,935       31,640        31,166        31,019
    Occupancy (e).......        87.3%        86.8%        86.1%         85.2%         84.8%
  Rehabilitation
   services:
    Revenues............ $   264,574  $   195,731  $   135,036    $   10,695    $    9,244
    Operating income.... $    18,398  $     2,891  $     8,047    $      690    $    1,809
  Other ancillary
   services:
    Revenues............ $   168,165  $    43,527  $         -    $        -    $        -
    Operating income.... $    30,183  $     4,166  $     4,737    $      250    $      103
  Total division:
    Revenues............ $ 1,975,582  $ 1,705,235  $ 1,733,472    $  440,218    $  453,381
    Operating income.... $   261,617  $   176,185  $   291,522    $   71,483    $   80,647
    EBITDA (f).......... $   128,092  $     2,529  $   114,177    $   27,191    $   40,427
Hospital Division:
  Hospitals:
    Revenues............ $   919,847  $   850,548  $ 1,007,947    $  271,984    $  276,112
    Operating income.... $   247,272  $   132,050  $   205,858    $   54,778    $   55,685
    Facilities at end of
     period.............          57           56           56            56            56
    Licensed beds at end
     of period..........       4,979        4,931        4,886         4,867         4,867
    Patient days........     947,488      982,301    1,044,663       273,029       270,721
    Revenues per patient
     day................ $       971  $       866  $       965    $      996    $    1,020
    Average daily
     census.............       2,596        2,691        2,854         3,034         2,975
    Occupancy...........        54.0%        56.9%        60.8%         65.3%         64.0%
  Pharmacy:
    Revenues............ $   149,991  $   171,493  $   204,252    $   54,880    $   56,567
    Operating income.... $    15,301  $       342  $     7,421    $    6,176    $    6,036
  Total division:
    Revenues............ $ 1,069,838  $ 1,022,041  $ 1,212,199    $  326,864    $  332,679
    Operating income.... $   262,573  $   132,392  $   213,279    $   60,954    $   61,721
    EBITDA.............. $   171,939  $     7,097  $    85,899    $   29,174    $   37,836

--------------------
(a) Operating income is defined as income before interest, income taxes, rent, depreciation, amortization, corporate overhead, unusual transactions and reorganization items.
(b) Licensed beds refers to the maximum number of beds permitted in the facility under its license regardless of whether the beds are actually available for patient care.
(c) Patient days refers to the total number of days of patient care provided for the periods indicated.
(d) Average daily census is computed by dividing each facility's patient days by the number of calendar days the respective facility was in operation.
(e) Occupancy is computed by dividing average daily census by the number of licensed beds, adjusted for the length of time each facility was in operation during the respective period.
(f) We define EBITDA as income (loss) before interest, income taxes, depreciation, amortization, corporate overhead, unusual transactions and reorganization items. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a measure commonly used by financial analysts and investors to evaluate the financial results of companies in our industry, and we believe it therefore provides useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following table sets forth certain summary unaudited pro forma consolidated financial data of the company. The pro forma consolidated statement of operations data for the year ended December 31, 2000 and the six months ended June 30, 2000 and 2001 assume that our Fourth Amended Joint Plan of Reorganization, our sale of the common stock we are offering and the repayment of outstanding indebtedness from the net proceeds of such sale were consummated on January 1, 2000. The pro forma consolidated balance sheet data at June 30, 2001 assumes the sale of common stock we are offering and the repayment of indebtedness from the net proceeds of such sale were consummated on June 30, 2001. The pro forma information presented below may not necessarily reflect the financial position or results of operations which would have been obtained if these transactions had been consummated on the dates indicated in the unaudited pro forma consolidated financial statements. In addition, the pro forma financial data do not purport to be indicative of our future operating results.

   The information below should be read in conjunction with our unaudited pro forma consolidated financial statements and the accompanying notes included in this prospectus.

                                                          Six months ended June
                                              Year ended           30,
                                             December 31, ---------------------
                                                 2000        2000       2001
                                             ------------ ---------- ----------
                                              (in thousands, except per share
                                                          amounts)
Statement of Operations Data:
  Revenues..................................  $2,888,542  $1,428,880 $1,523,173
  Income from operations....................      21,485      12,634     29,232
  Earnings per common share from operations:
    Basic...................................  $     1.27  $     0.75 $     1.72
    Diluted.................................  $     1.17  $     0.69 $     1.59
  Shares used in computing earnings per
   common share:
    Basic...................................      16,950      16,950     16,950
    Diluted.................................      18,393      18,393     18,393

                                                                      June 30,
                                                                        2001
                                                                     ----------
Balance Sheet Data:
  Total assets...................................................... $1,434,774
  Long-term debt, including amounts due within one year.............    207,246
  Common stockholders' equity.......................................    557,826
  Book value per common share (a)................................... $    32.15

--------------------
(a) The computation is based upon the pro forma issued and outstanding shares of 17,350,000 at June 30, 2001.

Recent Developments

   On October 15, 2001, we released our operating results for the three months ended September 30, 2001. Summary comparative financial and operating data follows:

                            KINDRED HEALTHCARE, INC.
                 Condensed Consolidated Statement of Operations
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                                    Predecessor   Reorganized
                                                      Company       Company
                                                   ------------- -------------
                                                   Three months  Three months
                                                       ended         ended
                                                   September 30, September 30,
                                                       2000          2001
                                                   ------------- -------------
Revenues..........................................   $717,253      $768,680
                                                     --------      --------
Salaries, wages and benefits......................    405,510       436,196
Supplies..........................................     92,251        97,089
Rent..............................................     77,870        65,233
Other operating expenses..........................    135,345       123,000
Depreciation and amortization.....................     17,464        16,768
Interest expense..................................     14,415         7,523
Investment income.................................     (1,490)       (3,210)
                                                     --------      --------
                                                      741,365       742,599
                                                     --------      --------
Income (loss) before reorganization items and
 income taxes.....................................    (24,112)       26,081
Reorganization items..............................      4,745             -
                                                     --------      --------
Income (loss) before income taxes.................    (28,857)       26,081
Provision for income taxes........................        500        11,282
                                                     --------      --------
Net income (loss).................................    (29,357)       14,799
Preferred stock dividend requirements.............       (261)            -
                                                     --------      --------
  Income (loss) available to common stockholders..   $(29,618)     $ 14,799
                                                     ========      ========
Earnings (loss) per common share:
  Basic...........................................   $  (0.42)     $   0.97
  Diluted.........................................   $  (0.42)     $   0.80
Shares used in computing earnings (loss) per
 common share:
  Basic...........................................     70,265        15,202
  Diluted.........................................     70,265        18,497

                            KINDRED HEALTHCARE, INC.
                        Condensed Business Segment Data
                                  (Unaudited)
                                 (In thousands)

                                                                                                     Predecessor   Reorganized
                                                                                                       Company       Company
                                                                                                    ------------- -------------
                                                                                                    Three months  Three months
                                                                                                        ended         ended
                                                                                                    September 30, September 30,
                                                                                                        2000          2001
                                                                                                    ------------- -------------
Revenues:
Health services division:
 Nursing centers...................................................................................   $ 420,588     $447,428
 Rehabilitation services...........................................................................      34,032        9,122
 Other ancillary services..........................................................................          (1)           -
 Elimination.......................................................................................     (19,671)           -
                                                                                                      ---------     --------
                                                                                                        434,948      456,550
Hospital division:
 Hospitals.........................................................................................     244,391      268,578
 Pharmacy..........................................................................................      51,593       58,750
                                                                                                      ---------     --------
                                                                                                        295,984      327,328
                                                                                                      ---------     --------
                                                                                                        730,932      783,878
Elimination of pharmacy charges to
 Company nursing centers...........................................................................     (13,679)     (15,198)
                                                                                                      ---------     --------
                                                                                                       $717,253     $768,680
                                                                                                      =========     ========
Net income (loss):
Operating income (loss):
 Health services division:
  Nursing centers..................................................................................   $  69,493     $ 80,339
  Rehabilitation services..........................................................................       2,837        2,178
  Other ancillary services.........................................................................       2,687          226
                                                                                                      ---------     --------
                                                                                                         75,017       82,743
 Hospital division:
  Hospitals........................................................................................      47,284       49,809
  Pharmacy.........................................................................................       1,075        7,002
                                                                                                      ---------     --------
                                                                                                         48,359       56,811
                                                                                                      ---------     --------
 Corporate overhead................................................................................     (29,993)     (30,397)
 Unusual transactions..............................................................................      (9,236)       3,238
 Reorganization items..............................................................................      (4,745)           -
                                                                                                      ---------     --------
  Operating income.................................................................................      79,402      112,395
Rent...............................................................................................     (77,870)     (65,233)
Depreciation and amortization......................................................................     (17,464)     (16,768)
Interest, net......................................................................................     (12,925)      (4,313)
                                                                                                      ---------     --------
Income (loss) before income taxes..................................................................     (28,857)      26,081
Provision for income taxes.........................................................................         500       11,282
                                                                                                      ---------     --------
                                                                                                      $ (29,357)    $ 14,799
                                                                                                      =========     ========

                            KINDRED HEALTHCARE, INC.
                  Condensed Business Segment Data (Continued)
                                  (Unaudited)
                                 (In thousands)

                                                      Predecessor   Reorganized
                                                        Company       Company
                                                     ------------- -------------
                                                     Three months  Three months
                                                         ended         ended
                                                     September 30, September 30,
                                                         2000          2001
                                                     ------------- -------------
Rent:
 Health services division:
  Nursing centers...................................    $45,037       $41,311
  Rehabilitation services...........................         80            24
  Other ancillary services..........................         33             1
                                                        -------       -------
                                                         45,150        41,336
 Hospital division:
  Hospitals.........................................     31,089        22,771
  Pharmacy..........................................        921           984
                                                        -------       -------
                                                         32,010        23,755
                                                        -------       -------
 Corporate..........................................        710           142
                                                        -------       -------
                                                        $77,870       $65,233
                                                        =======       =======
Depreciation and amortization:
 Health services division:
  Nursing centers...................................    $ 6,741       $ 5,713
  Rehabilitation services...........................          2             2
  Other ancillary services..........................        (69)            -
                                                        -------       -------
                                                          6,674         5,715
 Hospital division:
  Hospitals.........................................      5,020         5,742
  Pharmacy..........................................        547           476
                                                        -------       -------
                                                          5,567         6,218
                                                        -------       -------
 Corporate..........................................      5,223         4,835
                                                        -------       -------
                                                        $17,464       $16,768
                                                        =======       =======

                            KINDRED HEALTHCARE, INC.
                  Condensed Business Segment Data (Continued)
                                  (Unaudited)

                                                      Predecessor   Reorganized
                                                        Company       Company
                                                     ------------- -------------
                                                     Three months  Three months
                                                         ended         ended
                                                     September 30, September 30,
                                                         2000          2001
                                                     ------------- -------------
Nursing Center Data:
End of period data:
 Number of nursing centers:
  Owned or leased...................................         278           280
  Managed...........................................          39            34
                                                       ---------    ----------
                                                             317           314
                                                       =========    ==========
 Number of licensed beds:
  Owned or leased...................................      36,465        36,729
  Managed...........................................       4,070         3,626
                                                       ---------    ----------
                                                          40,535        40,355
                                                       =========    ==========
Revenue mix %:
 Medicare...........................................          27            31
 Medicaid...........................................          50            48
 Private and other..................................          23            21
Patient days (excludes managed facilities):
 Medicare...........................................     381,890       399,441
 Medicaid...........................................   1,960,359     1,933,822
 Private and other..................................     570,679       542,284
                                                       ---------    ----------
                                                       2,912,928     2,875,547
                                                       =========    ==========
Revenues per patient day:
 Medicare...........................................   $     301    $      348
 Medicaid...........................................         107           111
 Private and other..................................         169           174
 Weighted average...................................         144           156
Hospital Data:
End of period data:
 Number of hospitals................................          56            56
 Number of licensed beds............................       4,886         4,867
Revenue mix %:
 Medicare...........................................          56            56
 Medicaid...........................................          12            11
 Private and other..................................          32            33
Patient days:
 Medicare...........................................     167,946       172,692
 Medicaid...........................................      34,052        35,098
 Private and other..................................      50,567        55,050
                                                       ---------    ----------
                                                         252,565       262,840
                                                       =========    ==========
Revenues per patient day:
 Medicare...........................................   $     814    $      872
 Medicaid...........................................         847           807
 Private and other..................................       1,557         1,628
 Weighted average...................................         968         1,022

                                  RISK FACTORS

   An investment in our common stock involves a number of risks, some of which, including market, liquidity, credit, operational, legal and regulatory risks, could be substantial and are inherent in our businesses. Additional risks and uncertainties not known to us or that we currently deem immaterial may impair our business operations. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying shares of our common stock.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursement for our services could result in a substantial reduction in our revenues and operating margins.

   We depend on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of our revenues. For the six months ended June 30, 2001, we derived approximately 70% of our total revenues from the Medicare and Medicaid programs and approximately 30% from private third-party payors, such as commercial insurance companies, health maintenance organizations, preferred provider organizations and contracted providers.

   The Medicare and Medicaid programs are highly regulated and subject to frequent and substantial changes. The Balanced Budget Act of 1997, which established a plan to balance the federal budget by fiscal year 2002, contained extensive changes to the Medicare and Medicaid programs intended to reduce significantly the projected amount of increase in payments under those programs. The Balanced Budget Act, among other things:

  . substantially reduced Medicare reimbursement payments to our nursing centers by establishing a prospective payment system covering substantially all services provided to Medicare patients, including ancillary services such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered pharmaceuticals,

  . reduced payments made to our hospitals by reducing the Tax Equity and Fiscal Responsibility Act of 1982, or TEFRA, incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a general acute care hospital, and

  . repealed the federal payment standard for Medicaid reimbursement levels often referred to as the "Boren Amendment" for hospitals and nursing facilities.

   Congress has directed the Secretary of the U.S. Department of Health and Human Services to develop a prospective payment system applicable specifically to long-term acute care hospitals by October 1, 2001. The new prospective payment system would be effective for cost report periods beginning on or after October 1, 2002. This payment system would not impact us until September 1, 2003. To date, the Secretary has not proposed such a prospective payment system. Congress has further directed that if the Secretary is unable to implement a prospective payment system specific to long-term acute care hospitals by October 1, 2002, the Secretary shall instead implement, as of such date, a prospective payment system for long-term acute care hospitals based upon existing hospital diagnosis-related groups modified where feasible to account for resource use of long-term acute care hospital patients. We cannot predict the content or timing of such regulations. We cannot assure you that such regulations will not have a material adverse impact on our financial condition and results of operations.

   There also continue to be legislative and regulatory proposals that would impose further limitations on government and private payments to healthcare providers. By repealing the Boren Amendment, the Balanced Budget Act eased existing impediments on the ability of states to reduce their Medicaid reimbursement levels. In some cases, states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance.

   In addition, private third-party payors are continuing their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review and greater enrollment in managed care programs and preferred provider organizations. These private payors increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk.

   We could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement we receive for healthcare services. We cannot assure you that reimbursement payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Future changes in the reimbursement rates or methods of third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursement for our services could result in a substantial reduction in our net operating revenues. Our operating margins may continue to be under pressure because of deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by third-party payors. In addition, as a result of competitive pressures, our ability to maintain operating margins through price increases to private patients is limited. See "Business--Government Regulation."

Our failure to pay rent, or Ventas' exercise of its right to reset the annual aggregate minimum rent, under the Master Lease Agreements could materially adversely affect our liquidity, financial condition and results of operations.

   We currently lease 210 of our 315 nursing centers and 44 of our 56 hospitals from Ventas under four Master Lease Agreements. Our failure to pay the rent or otherwise comply with a material provision of any of our Master Lease Agreements with Ventas would result in an "Event of Default" under such Master Lease Agreement. Upon an Event of Default, remedies available to Ventas include, without limitation, terminating such Master Lease Agreement, repossessing and reletting the leased properties and requiring us to remain liable for all obligations under such Master Lease Agreement, including the difference between the rent under such Master Lease Agreement and the rent payable as a result of reletting the leased properties, or requiring us to pay the net present value of the rent due for the balance of the term of such Master Lease Agreement. The exercise of such remedies could have a material adverse effect on our financial condition and our business.

   In addition, the Master Lease Agreements provide Ventas with a one-time option, that may be exercised by Ventas within one year from July 2006, to reset the annual aggregate minimum rent under one or more of the Master Lease Agreements to the then current fair market rental of the relevant leased properties in exchange for a payment to us. Accordingly, if the operations or value of our leased properties improve, the relevant fair market rental likewise may increase over the current rental if the option is exercised. If Ventas were to exercise this option, the potential increase in our annual aggregate minimum rent payments could be so substantial as to have a material adverse effect on our financial condition and results of operations. See "Business--Master Lease Agreements."

We could experience significant increases to our operating costs due to shortages in qualified nurses and other healthcare professionals.

   The market for qualified nurses and other healthcare professionals is highly competitive. We, like other healthcare providers, have experienced difficulties in attracting and retaining qualified personnel such as nurses, certified nurse's assistants, nurse's aides and other important providers of healthcare. Our hospitals are particularly dependent on nurses for patient care. Salaries, wages and benefits were approximately 56% of our revenues for the three months ended June 30, 2001. The difficulty our nursing centers and hospitals are experiencing in hiring and retaining qualified personnel has increased our average wage rate and forced us to increase our use of contract nursing personnel. We may continue to experience increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified healthcare personnel. Our ability to control labor costs will significantly affect our future operating results.

   We operate 20 nursing centers in the State of Florida. The State of Florida recently enacted legislation establishing certain minimum staffing requirements for nursing centers operating in that state. Beginning January 1, 2002, each Florida nursing center must satisfy certain minimum hours of direct care per resident per day by both licensed nurses and certified nursing assistants and certain minimum staff/patient ratios for both licensed nurses and certified nurse assistants. The implementation of these staffing requirements in Florida is not contingent upon any additional appropriation of state funds in any budget act or other statute. Other states in which we operate nursing centers also may establish minimum staffing requirements in the future. Our ability to satisfy such staffing requirements will depend upon our ability to attract and retain the qualified nurses, certified nurse assistants and other staff. Failure to comply with such minimum staffing requirements may result in the imposition of fines or other sanctions. If states do not appropriate sufficient additional funds (through Medicaid program appropriations or otherwise) to pay for any additional operating costs resulting from such minimum staffing requirements, our profitability may be adversely affected.

We may not be able to meet our substantial rent and debt service requirements.

   A substantial portion of our cash flows from operations is dedicated to the payment of rents related to our leased properties as well as interest on our outstanding indebtedness of $302 million at June 30, 2001. If we are unable to generate sufficient funds to meet our obligations, we may be required to refinance, restructure or otherwise amend some or all of such obligations, sell assets or raise additional cash through the sale of our equity. We cannot assure you that such restructuring activities, sales of assets or issuances of equity can be accomplished or, if accomplished, would raise sufficient funds to meet these obligations. Our high degree of leverage and related financial covenants:

  . require us to dedicate a substantial portion of our cash flow to payments on our rent and interest obligations, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate activities,

  .  require us to pledge as collateral substantially all of our assets, and

  . require us to maintain certain debt coverage and financial ratios at specified levels, thereby reducing our financial flexibility.

   These provisions:

  . could have a material adverse effect on our ability to withstand competitive pressures or adverse economic conditions (including adverse regulatory changes),

  . could affect adversely our ability to make material acquisitions, obtain future financing or take advantage of business opportunities that may arise, and

  . increase our vulnerability to a downturn in general economic conditions or in our business.

If we fail to cultivate new or maintain established relationships with the referral sources in our markets, our revenues may decline.

   Our success, in large part, is dependent upon the admissions and referrals from physicians and other healthcare providers in the communities that our hospitals and nursing centers serve, and our ability to maintain good relations with these referral sources. Physicians referring patients to our hospitals are generally not our employees and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these referral sources, the admissions at our hospitals and nursing centers may decrease and cause revenues to decline.

Significant legal actions, particularly in the State of Florida, could subject us to increased operating costs and substantial uninsured liabilities, which could materially and adversely affect our liquidity, financial condition and results of operations.

   We have experienced substantial increases in both the number and size of patient care liability claims in recent years. In addition to large compensatory claims, plaintiffs' attorneys increasingly are seeking significant punitive damages and attorney's fees. As a result, general and professional liability costs have become increasingly expensive and unpredictable.

   We operate 20 nursing centers and seven hospitals in the State of Florida. In Florida, general liability and professional liability costs for the long-term care industry have become increasingly expensive and difficult to estimate. Industry statistics show that Florida long-term care providers:

  . incur more than four times the number of general liability claims per patient day as compared to the rest of the country,

  . pay an average claim approximately three times higher in amount than elsewhere in the country, and

  . incur 44% of the total general liability losses for the entire country, but represent only approximately 10% of the total nursing facility beds.

   Many insurance companies are exiting the State of Florida or severely restricting their underwriting of long-term care general liability insurance in that state. Insurers have decided that they cannot provide coverage when faced with the magnitude of losses and the explosive growth of claims in that state. Accordingly, our overall general liability costs per bed in Florida are substantially higher than other states and continue to escalate. The Florida legislature recently has enacted certain tort reforms relating to professional liability claims. We are currently unable to determine what impact, if any, this legislation may have on our claims experience in Florida.

   We insure our professional liability risks primarily through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence and in the aggregate. Coverages for losses in excess of those levels are maintained through unaffiliated commercial insurance carriers. Effective November 30, 2000, the limited purpose insurance company insures all claims arising in Florida up to a per occurrence limit without the benefit of any aggregate coverage limit through unaffiliated commercial insurance carriers. We maintain general liability insurance and professional malpractice liability insurance in amounts and with deductibles that management believes are sufficient for our operations. However, our insurance coverage might not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage or are required to pay punitive damages, we may be exposed to substantial liabilities. We also are subject to lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary and award bounties to private plaintiffs who successfully bring these suits. See "Business--Legal Proceedings."

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that reduce our revenues and profitability.

   In the ordinary course of our business, we are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee healthcare regulations.

   The extensive federal, state and local regulations affecting the healthcare industry include, but are not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, allowable costs, services and prices for services. See "Business--Government Regulation." In particular, various laws including, antikickback, antifraud and abuse amendments codified under the Social Security Act, prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating the antikickback, antifraud and abuse amendments under the Social Security Act include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as Medicare and Medicaid.

   In addition, the Social Security Act broadly defines the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. These laws and regulations are complex and limited judicial or regulatory interpretation exists. We cannot assure you that governmental officials charged with responsibility for enforcing the provisions of these laws and regulations will not assert that one or more of our arrangements are in violation of the provisions of such laws and regulations.

   We believe that the regulatory environment surrounding the long-term care industry has intensified, particularly for large for-profit, multi-facility providers like us. In the State of Florida, for example, a new statute requires the State to revoke, absent sufficient mitigating factors, all licenses of commonly controlled facilities even if only one facility has serious regulatory deficiencies. The federal government has imposed intensive enforcement policies resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions and civil monetary penalties. If we fail to comply with the extensive laws and regulations applicable to our businesses, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. Furthermore, should we lose licenses for a number of our facilities as a result of regulatory action or otherwise, we could be in default under our Master Lease Agreements and our credit agreements. See "Risk Factors--We may not be able to meet our substantial rent and debt service requirements."

   We are unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or the intensity of federal and state enforcement actions. Changes in the regulatory framework and sanctions from various enforcement actions could have a material adverse effect on our liquidity, financial condition and results of operations.

If we fail to attract patients and residents and compete effectively with other healthcare providers, our revenues and profitability may decline.

   The long-term healthcare services industry is highly competitive. Our nursing centers compete on a local and regional basis with other nursing centers and other long-term healthcare providers. Some of our competitors' facilities are located in newer buildings and may offer services not provided by us or are operated by entities having greater financial and other resources than us. Our hospitals face competition from general acute care hospitals and long-term hospitals that provide services comparable to those offered by our hospitals. Many competing general acute care hospitals are larger and more established than our hospitals. We may experience increased competition from existing hospitals as well as hospitals converted, in whole or in part, to specialized care facilities.

   The long-term industry is divided into a variety of competitive areas that market similar services. These competitors include nursing centers, hospitals, extended care centers, assisted living facilities, home health agencies and similar institutions. Our facilities generally operate in communities that also are served by similar facilities operated by our competitors. Certain of our competitors are operated by not-for-profit, non-taxpaying or governmental agencies that can finance capital expenditures on a tax-exempt basis and that receive funds and charitable contributions unavailable to us. Our facilities compete based on factors such as our reputation for quality care; the commitment and expertise of our staff and physicians; the quality and comprehensiveness of our treatment programs; charges for services; and the physical appearance, location and condition of our facilities. We also compete with other companies in providing rehabilitation therapy services and institutional pharmacy services. Many of these competing companies have greater financial and other resources than we have. We cannot assure you that increased competition in the future will not adversely affect our financial condition and results of operations.

We have limited operational flexibility since we lease substantially all of our facilities.

   We lease substantially all of our facilities from Ventas and other third parties. Under our leases, we generally are required to operate continuously our leased properties as a provider of healthcare services. In addition, these leases generally limit or restrict our ability to assign the lease to another party. Our failure to comply with these lease provisions would result in an event of default under the leases and subject us to material damages. Given these restrictions, we may be forced to continue operating non-profitable facilities to avoid defaults under our leases. See "Business--Master Lease Agreements."

If we fail to comply with our Corporate Integrity Agreement, we could be subject to severe sanctions.

   On August 8, 2000, we entered into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services to promote our compliance with the requirements of Medicare, Medicaid and all other federal healthcare programs. On April 20, 2001, our Corporate Integrity Agreement became effective. Under the Corporate Integrity Agreement, we must implement a comprehensive internal quality improvement program and a system of internal financial controls in our nursing centers, long-term hospitals and regional and corporate offices. We are also subject to extensive reporting requirements under the Corporate Integrity Agreement pursuant to which we must inform the Office of the Inspector General of the U.S. Department of Health and Human Services of (1) the findings of our internal audit and review program,
(2) any investigations or legal proceedings brought or conducted by any governmental entity involving an allegation that we have committed any crime or engaged in any fraudulent activity, (3) any billing, reporting or other practices or policies that have resulted in our receipt of any substantial overpayment under any federal healthcare program and the corresponding corrective plan that we have implemented, (4) certain "material deficiencies" as defined in the Corporate Integrity Agreement, and (5) other compliance-related matters addressed in the Corporate Integrity Agreement. The Corporate Integrity Agreement will be effective for five years. A breach of the Corporate Integrity Agreement could subject us to substantial monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Any such sanctions could have a material adverse effect on our financial condition and results of operations. See "Business--Corporate Integrity Agreement."

Financial information related to our post-emergence operations is limited.

   Since we emerged from bankruptcy on April 20, 2001, there is limited operating and financial data available from which to analyze our operating results and cash flows based on the terms of our Fourth Amended Joint Plan of Reorganization. As a result of fresh-start accounting, you also will be unable to compare information reflecting our results of operations and financial condition after our emergence to prior periods.

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

   As part of our growth strategy, we intend to selectively pursue acquisitions of nursing centers, long-term acute care hospitals, pharmacies and other related healthcare operations. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, amortization of the intangible assets of acquired companies, dilutive issuances of equity securities and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions involve numerous risks, including:

  . difficulties integrating acquired operations, personnel and information systems,

  .  diversion of management's time from existing operations,

  .  potential loss of key employees or customers of acquired companies, and

  . assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

   We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired facilities profitably or succeed in achieving improvements in their financial performance.

Competition may limit our ability to acquire nursing centers and hospitals and adversely affect our growth.

   We face competition in acquiring nursing centers and long-term acute care hospitals. Our competitors may acquire or seek to acquire many of the facilities that would be suitable acquisition candidates for us. This could limit our ability to grow by acquisitions or increase the cost of our acquisitions.

Holders of our common stock may face a lack of liquidity and an absence of an active market for common stock.

   Our common stock has been trading on the OTC Bulletin Board only since April 26, 2001. As a result, there is currently a very limited trading market for our common stock. We cannot assure you that any active trading market will develop or will be sustained for the common stock. We have applied to have the common stock quoted on The Nasdaq National Market, although we cannot assure you that the securities will be accepted for quotation on The Nasdaq National Market or that an active market will develop or be sustained there.

   Even if an active market for our common stock develops, it may be subject to disruptions that will make it difficult or impossible for the holders of our common stock to sell shares at a time they would like, and they may be unable to sell them at all. Moreover, the shares of our common stock are owned of record by a relatively small number of holders, which may contribute to a lack of liquidity in the market for our common stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of companies the common stock of which trades in the over-the-counter market) have experienced wide price fluctuations that have not necessarily been related to the operating performance or prospects of such companies.

The rights of holders of our common stock may be negatively affected by the issuance of preferred stock.

   Our Amended and Restated Certificate of Incorporation authorizes the board of directors, without the approval of the holders of the common stock, to issue preferred stock in one or more series which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of the common stock. The issuance of preferred stock could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of the company.

A significant number of our shares are or will be eligible for future sale, which may cause the price of our common stock to decline.

   Sales of a substantial number of shares of our common stock in the public market or the exercise of substantial number of options or warrants to purchase shares of our common stock, or the perception that such sales or exercises might occur, could cause the market price of our common stock to decline. After giving effect to the offering, we will have outstanding 17,350,000 shares of our common stock. Of these shares, all but 400,000 will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act. An additional 1,600,000 shares may be issued in the future upon exercise of options granted and to be granted under our stock option plans. These shares have been registered under the Securities Act and, therefore, will be freely tradable when issued (subject to the volume limitations and other conditions of Rule 144 under the Securities Act, in the case of shares to be sold by our affiliates). An aggregate of 7,000,000 shares of our common stock are reserved for issuance upon exercise of our outstanding Series A and Series B warrants. All of these warrants, which are currently exercisable, and the shares of common stock issuable upon exercise of these warrants are freely tradeable without restriction or further registration under the Securities Act, unless the warrants or shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act.

   Our officers, directors and the selling stockholders have agreed, with exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock for 90 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. As an exception to this agreement and without such consent, Ventas may (but is not obligated to) distribute up to 350,000 shares of our common stock to Ventas stockholders on or after December 24, 2001, such stockholders may resell such shares and Ventas may publicly disclose the Ventas entities' intention to effect such distributions without the prior written consent of Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the securities from the lock-up agreements.

   Under the terms of a registration rights agreement with Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Goldman, Sachs & Co. and Ventas Realty, Limited Partnership, which collectively hold 9,352,676 shares of our common stock and Series A and Series B warrants to purchase an aggregate of 5,079,317 shares of our common stock, we are obligated to file a shelf registration statement with respect to such common stock and warrants. We filed the shelf registration statement with the SEC on September 19, 2001. We expect the shelf registration statement to become effective on the effective date of the registration statement of which this prospectus forms a part. In addition, under the registration rights agreement, these holders have demand and piggy-back registration rights. However, under the terms of this agreement, these security holders may not sell shares or warrants pursuant to the shelf registration statement, and we are not obligated to register any shares or warrants held by these security holders upon their request, in each case for the period from seven days prior to, through and including the 90th day after, the date of this prospectus. After the expiration of this period, these security holders may sell their shares or warrants pursuant to the shelf registration statement or demand that we register all or any portion of their shares or warrants at any time. As an exception to this restriction on sales for purposes of this offering, Ventas may (but is not obligated to) distribute up to 350,000 shares of our common stock to Ventas stockholders on or after December 24, 2001, and such stockholders may resell such shares.

Because certain of our significant stockholders collectively own more than 50% of our common stock, they will be able to determine the outcome of all matters submitted to our stockholders for approval, regardless of the preferences of the minority stockholders.

   After completion of the offering, Appaloosa Management L.P. and its affiliates, Franklin Mutual Advisers, LLC, Goldman, Sachs & Co. and its affiliates and Stephen Feinberg will together beneficially own approximately 57.8% of our outstanding common stock, or approximately 56.6% if the underwriters exercise their over-allotment option in full. As long as these stockholders together have the right to vote a majority of our outstanding common stock, they will have the ability to control all matters affecting Kindred if they elect to vote the same way, including:

  . the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers,

  . any determinations with respect to mergers or other business combinations,

  .  our acquisition or disposition of assets,

  .  our financings, and

  .  the payment of dividends on our common stock.

   Appaloosa Management, Franklin Mutual Advisers, Goldman Sachs and Stephen Feinberg also, if they elected to vote the same way, would be able to prevent or cause a change in control of our company and may be able to amend our certificate of incorporation and by-laws without the approval of any other stockholder. Their interests may conflict with the interests of our other stockholders.

                           FORWARD-LOOKING STATEMENTS

   Certain statements made in this prospectus and the documents we incorporate by reference in this prospectus, including, but not limited to, statements containing the words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, and you must recognize that actual results may differ materially from our expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed under "Risk Factors" above and detailed from time to time in our filings with the SEC. Factors that may affect our plans or results include, without limitation:

  . our ability to operate pursuant to the terms of our debt obligations and the Master Lease Agreements as described below under "Business--Master Lease Agreements,"

  .  our ability to meet our rental and debt services obligations,

  . adverse developments with respect to our liquidity or results of operations,

  . our ability to attract and retain key executives and other healthcare personnel,

  . the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry,

  .  changes in Medicare and Medicaid reimbursement rates,

  . national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services,

  . our ability to control costs, including labor costs, in response to the prospective payment system, implementation of the Corporate Integrity Agreement described below in "Business--Corporate Integrity Agreement" and other regulatory actions,

  .  our ability to comply with the terms of our Corporate Integrity
     Agreement,

  . the effect of a restatement of our previously issued consolidated financial statements, and

  . the increase in costs of defending and insuring against alleged patient care liability claims.

   Many of these factors are beyond our control. We caution potential investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                                USE OF PROCEEDS

   We anticipate that we will receive net proceeds of approximately $95.3 million from the sale of the 1,750,000 shares of common stock we are offering, based on an assumed public offering price of $57.88 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we anticipate we will receive total net proceeds of approximately $122.1 million. We intend to use our net proceeds from this offering to reduce our outstanding indebtedness by redeeming up to $122.1 million of our senior secured notes due 2008. The senior secured notes bear interest at the London Interbank Offered Rate plus 4 1/2% starting approximately two quarters after April 20, 2001 and were issued to some of the claim holders in our bankruptcy proceeding as part of our Fourth Amended Joint Plan of Reorganization.

   We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                          PRICE RANGE OF COMMON STOCK

   Our common stock commenced trading on the OTC Bulletin Board on April 26, 2001 under the symbol "KIND." Our common stock was initially issued on April 20, 2001. Between April 20, 2001 and April 26, 2001, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low bid quotations per share of our common stock, as reported on the OTC Bulletin Board. The average of the bid and asked prices per share of our common stock on the OTC Bulletin Board on October 18, 2001 was $57.88 per share.

                                                            Bid Quotations for
                                                               Common Stock
                                                            -------------------
  2001                                                        High       Low
  ----                                                      --------- ---------
  Second Quarter (since April 26, 2001)....................    $46.00    $31.00
  Third Quarter............................................ $   65.00 $   44.00
  Fourth Quarter (through October 18, 2001)................ $   59.50 $   57.00

   The prices noted above represent inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

   As of June 30, 2001, there were 49 holders of record of our common stock.

                                DIVIDEND POLICY

   We have never paid dividends on our common stock and we do not intend to pay cash dividends for the foreseeable future. It is our present policy to retain earnings to finance our future operations and growth. In addition, our debt instruments contain negative covenants that restrict, among other things, the ability of Kindred Healthcare Operating, Inc., our principal operating subsidiary, to pay dividends to us. Any determination to pay dividends in the future will be dependent upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2001 and as adjusted to give effect to the sale of common stock offered by us.

   The table below sets forth the following information:

  .  our actual capitalization as of June 30, 2001, and

  . our capitalization as adjusted to give effect to the sale by us of 1,750,000 shares of common stock in this offering, assuming an offering price of $57.88 per share and the application of the net proceeds to us as described under "Use of Proceeds."

   This table should be read in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and the accompanying notes, our consolidated financial statements and the accompanying notes and the other financial information included in this prospectus.

                                                         As of June 30, 2001
                                                        ----------------------
                                                                        As
                                                          Actual     Adjusted
                                                        ----------  ----------
                                                           (in thousands)
Cash and cash equivalents.............................. $  102,823  $  102,823
Cash-restricted available for repayment of long-term
 debt..................................................     40,984      40,984
                                                        ----------  ----------
                                                        $  143,807  $  143,807
                                                        ==========  ==========
Liabilities:
  Current liabilities.................................. $  524,964  $  524,964
  Long-term debt.......................................    302,038     206,748
  Professional liability risks.........................    113,829     113,829
  Deferred credits and other liabilities...............     31,407      31,407
                                                        ----------  ----------
    Total liabilities..................................    972,238     876,948
                                                        ----------  ----------
Stockholders' equity:
  Preferred stock, $0.25 par value; authorized
   1,000,000 shares; none issued
   and outstanding.....................................          -           -
  Common stock, $0.25 par value; 39,000,000 shares
   authorized; 15,600,000 shares issued, actual;
   17,350,000 shares issued, as adjusted...............      3,900       4,338
  Capital in excess of par value.......................    460,473     555,325
  Deferred compensation................................    (19,722)    (19,722)
  Retained earnings....................................     17,885      17,885
                                                        ----------  ----------
    Total stockholders' equity.........................    462,536     557,826
                                                        ----------  ----------
    Total capitalization............................... $1,434,774  $1,434,774
                                                        ==========  ==========

   Common stock data assumes that the underwriters' over-allotment option is not exercised and excludes shares of common stock reserved for issuance under:

  . our stock option plans, under which options to purchase 934,200 shares were outstanding as of June 30, 2001 at a weighted average exercise price of $32.00 per share,

  . our outstanding Series A warrants to purchase 2,000,000 shares at an exercise price of $30.00 per share, and

  . our outstanding Series B warrants to purchase 5,000,000 shares at an exercise price of $33.33 per share.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
   The selected consolidated financial and other data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included or incorporated by reference in this prospectus. The selected consolidated financial data as of December 31, 1996, 1997 and 1998 and for the years ended December 31, 1996 and 1997 have been derived from our audited financial statements which are not included in this prospectus. The selected consolidated financial data as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements included in this prospectus. The selected consolidated financial data as of June 30, 2001 for the three months ended June 30, 2000 and 2001 have been derived from our unaudited condensed consolidated financial statements included in this prospectus. The selected consolidated financial data as of June 30, 2000 have been derived from our unaudited condensed consolidated financial statements not included in this prospectus.

                                                                                                Reorganized
                                                Predecessor Company                               Company
                          --------------------------------------------------------------------  -----------
                                                                                       Three       Three
                                                                                       months     months
                                         Year ended December 31,                       ended       ended
                          ----------------------------------------------------------  June 30,   June 30,
                             1996        1997        1998        1999        2000       2000       2001
                          ----------  ----------  ----------  ----------  ----------  --------  -----------
                                           (in thousands, except per share amounts)
Statement of Operations:
Revenues................  $2,577,783  $3,116,004  $2,999,739  $2,665,641  $2,888,542  $713,424   $770,764
                          ----------  ----------  ----------  ----------  ----------  --------   --------
Salaries, wages and
 benefits...............   1,490,938   1,788,053   1,753,023   1,566,227   1,623,955   392,383    432,182
Supplies................     303,463     347,127     340,053     347,789     374,540    94,619     96,043
Rent....................      77,795      89,474     234,144     305,120     307,809    76,788     64,580
Other operating
 expenses...............     489,155     446,340     947,889     964,413     503,770   122,770    127,655
Depreciation and
 amortization...........      99,533     123,865     124,617      93,196      73,545    18,168     15,886
Interest expense........      45,922     102,736     107,008      80,442      60,431    14,663      8,463
Investment income.......     (12,203)     (6,057)     (4,688)     (5,188)     (5,393)   (1,012)    (3,438)
                          ----------  ----------  ----------  ----------  ----------  --------   --------
                           2,494,603   2,891,538   3,502,046   3,351,999   2,938,657   718,379    741,371
                          ----------  ----------  ----------  ----------  ----------  --------   --------
Income (loss) before
 reorganization items
 and income taxes.......      83,180     224,466    (502,307)   (686,358)    (50,115)   (4,955)    29,393
Reorganization items....           -           -           -      18,606      12,636     2,530          -
                          ----------  ----------  ----------  ----------  ----------  --------   --------
Income (loss) before
 income taxes...........      83,180     224,466    (502,307)   (704,964)    (62,751)   (7,485)    29,393
Provision for income
 taxes..................      35,175      89,338      76,099         500       2,000       500     12,904
                          ----------  ----------  ----------  ----------  ----------  --------   --------
 Income (loss) from
  operations before
  extraordinary items...      48,005     135,128    (578,406)   (705,464)    (64,751)   (7,985)    16,489
Cumulative effect of
 change in accounting
 for start-up costs.....           -           -           -      (8,923)          -         -          -
Extraordinary gain
 (loss) on
 extinguishment of
 debt...................           -      (4,195)    (77,937)          -           -         -      1,396
                          ----------  ----------  ----------  ----------  ----------  --------   --------
 Net income (loss)......  $   48,005  $  130,933  $ (656,343) $ (714,387) $  (64,751) $ (7,985)  $ 17,885
                          ==========  ==========  ==========  ==========  ==========  ========   ========
Earnings (loss) per
 common share:
 Basic:
 Income (loss) from
  operations before
  extraordinary items...  $     0.69  $     1.96  $    (8.47) $   (10.03) $    (0.94) $  (0.12)  $   1.09
 Cumulative effect of
  change in accounting
  for start-up costs....           -           -           -       (0.13)          -         -          -
 Extraordinary gain
  (loss) on
  extinguishment of
  debt..................           -       (0.06)      (1.14)          -           -         -       0.09
                          ----------  ----------  ----------  ----------  ----------  --------   --------
   Net income (loss)....  $     0.69  $     1.90  $    (9.61) $   (10.16) $    (0.94) $  (0.12)  $   1.18
                          ==========  ==========  ==========  ==========  ==========  ========   ========
 Diluted:
 Income (loss) from
  operations before
  extraordinary items...  $     0.68  $     1.92  $    (8.47) $   (10.03) $    (0.94) $  (0.12)  $   1.00
 Cumulative effect of
  change in accounting
  for start-up costs....           -           -           -       (0.13)          -         -          -
 Extraordinary gain
  (loss) on
  extinguishment of
  debt..................           -       (0.06)      (1.14)          -           -         -       0.08
                          ----------  ----------  ----------  ----------  ----------  --------   --------
   Net income (loss)....  $     0.68  $     1.86  $    (9.61) $   (10.16) $    (0.94) $  (0.12)  $   1.08
                          ==========  ==========  ==========  ==========  ==========  ========   ========
Shares used in computing
 earnings (loss) per
 common share:
 Basic..................      69,704      68,938      68,343      70,406      70,229    70,147     15,090
 Diluted................      70,702      70,359      68,343      70,406      70,229    70,147     16,533

                                                                                                  Reorganized
                                                 Predecessor Company                                Company
                          ----------------------------------------------------------------------  -----------
                                                                                        Three        Three
                                                                                        months      months
                                         Year ended December 31,                        ended        ended
                          ----------------------------------------------------------   June 30,    June 30,
                             1996        1997        1998        1999        2000        2000        2001
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                                (in thousands, except statistics)
Financial Position:
Working capital
 (deficit)..............  $  316,615  $  431,113  $ (682,569) $  195,011  $  267,161  $  263,076  $  237,345
Assets..................   1,968,856   3,334,739   1,774,372   1,235,974   1,334,414   1,248,379   1,434,774
Long-term debt..........     710,507   1,919,624       6,600           -           -           -     302,536
Long-term debt in
 default classified as
 current................           -           -     760,885           -           -           -           -
Liabilities subject to
 compromise.............           -           -           -   1,159,417   1,260,373   1,195,660           -
Stockholders' equity
 (deficit)..............     797,091     905,350     307,747    (406,022)   (471,734)   (433,058)    462,536
Operating Data:
Number of nursing
 centers:
 Owned or leased........         297         296         278         282         278         280         280
 Managed................          16          13          13          13          34          41          35
Number of nursing center
 licensed beds:
 Owned or leased........      37,444      38,694      36,701      36,912      36,466      36,677      36,746
 Managed................       2,175       1,689       1,661       1,661       3,723       4,436       3,861
Number of nursing center
 patient days (a).......  12,566,763  12,622,238  11,939,266  11,656,439  11,580,295   2,879,490   2,822,752
Nursing center occupancy
 % (a)..................        91.9%       90.5%       87.3%       86.8%       86.1%       86.0%       84.8%
Number of hospitals.....          38          60          57          56          56          56          56
Number of hospital
 licensed beds..........       3,325       5,273       4,979       4,931       4,886       4,880       4,867
Number of hospital
 patient days...........     586,144     767,810     947,488     982,301   1,044,663     262,242     270,721
Hospital occupancy %....        53.7%       52.9%       54.0%       56.9%       60.8%       60.9%       64.0%

---------------------
(a) Excludes managed facilities.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2001 and 2000 and the year ended December 31, 2000 give effect to our emergence from bankruptcy in accordance with our Fourth Amended Joint Plan of Reorganization, the sale of common stock we are offering and the repayment of outstanding indebtedness from the net proceeds of such sale assuming these transactions occurred on January 1, 2000. Since our historical consolidated balance sheet at June 30, 2001 already reflects the terms of our Fourth Amended Joint Plan of Reorganization, the unaudited pro forma consolidated balance sheet gives effect to the sale of common stock we are offering and the repayment of outstanding indebtedness from the net proceeds of such sale assuming these transactions occurred on June 30, 2001. The unaudited pro forma consolidated financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in this prospectus. The unaudited pro forma consolidated financial statements may not necessarily reflect the financial position or results of operations which would have been obtained if these transactions had been consummated on the dates indicated in the unaudited pro forma consolidated financial statements. In addition, the pro forma financial statements do no purport to be indicative of our future operating results.

                            KINDRED HEALTHCARE, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the six months ended June 30, 2001
                    (in thousands, except per share amounts)

                                   Historical
                          ----------------------------
                           Predecessor    Reorganized       Pro Forma
                             Company        Company        Adjustments
                          -------------- ------------- ----------------------
                           Three months  Three months  Emergence
                              ended          ended        from        Equity
                          March 31, 2001 June 30, 2001 Bankruptcy    Offering     Pro Forma
                          -------------- ------------- ----------    --------     ----------
Revenues................     $752,409      $770,764     $      -     $     -      $1,523,173
                             --------      --------     --------     -------      ----------
Salaries, wages and
 benefits...............      427,649       432,182        1,027 (a)       -         860,858
Supplies................       94,319        96,043            -           -         190,362
Rent....................       76,995        64,580      (12,605)(b)       -         128,970
Other operating
 expenses...............      126,701       127,655            -           -         254,356
Depreciation and
 amortization...........       18,645        15,886       (3,775)(c)       -          30,756
Interest expense........       14,000         8,463       (5,280)(d)  (4,011)(i)      13,172
Investment income.......       (1,919)       (3,438)      (1,865)(e)       -          (7,222)
                             --------      --------     --------     -------      ----------
                              756,390       741,371      (22,498)     (4,011)      1,471,252
                             --------      --------     --------     -------      ----------
Income (loss) before
 reorganization items
 and income taxes ......       (3,981)       29,393       22,498       4,011          51,921
Reorganization items....      (53,666)            -        1,865 (e)       -               -
                                                          51,801 (f)
                             --------      --------     --------     -------      ----------
Income (loss) before
 income taxes...........       49,685        29,393      (31,168)      4,011          51,921
Provision for income
 taxes..................          500        12,904        7,724 (g)   1,561 (g)      22,689
                             --------      --------     --------     -------      ----------
Income (loss) from
 operations.............     $ 49,185      $ 16,489     $(38,892)    $ 2,450      $   29,232
                             ========      ========     ========     =======      ==========
Earnings per common
 share:
  Basic.................     $   0.69      $   1.09                               $     1.72
  Diluted...............         0.69          1.00                                     1.59
Shares used in computing
 earnings per common
 share:
  Basic.................       70,261        15,090          110 (h)   1,750 (j)      16,950
  Diluted...............       71,656        16,533          110 (h)   1,750 (j)      18,393


                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the six months ended June 30, 2000
                    (in thousands, except per share amounts)

                                              Pro Forma
                                             Adjustments
                                         ----------------------
                            Historical   Emergence
                            Predecessor     from        Equity
                              Company    Bankruptcy    Offering     Pro Forma
                            -----------  ----------    --------     ----------
Revenues..................  $1,428,880    $      -     $     -      $1,428,880
                            ----------    --------     -------      ----------
Salaries, wages and
 benefits.................     797,696       3,208 (a)       -         800,904
Supplies..................     188,017           -           -         188,017
Rent......................     153,008     (25,737)(b)       -         127,271
Other operating expenses..     245,359           -           -         245,359
Depreciation and
 amortization.............      36,070      (4,935)(c)       -          31,135
Interest expense..........      30,902     (11,850)(d)  (4,011)(i)      15,041
Investment income.........      (2,218)     (2,307)(e)       -          (4,525)
                            ----------    --------     -------      ----------
                             1,448,834     (41,621)     (4,011)      1,403,202
                            ----------    --------     -------      ----------
Income (loss) before
 reorganization items and
 income taxes.............     (19,954)     41,621       4,011          25,678
Reorganization items......       5,595       2,307 (e)       -               -
                                            (7,902)(f)
                            ----------    --------     -------      ----------
Income (loss) before
 income taxes.............     (25,549)     47,216       4,011          25,678
Provision for income
 taxes....................       1,000      10,614 (g)   1,430 (g)      13,044
                            ----------    --------     -------      ----------
Income (loss) from
 operations...............  $  (26,549)   $ 36,602     $ 2,581      $   12,634
                            ==========    ========     =======      ==========
Earnings (loss) per common
 share:
  Basic...................  $    (0.39)                             $     0.75
  Diluted.................       (0.39)                                   0.69
Shares used in computing
 earnings (loss) per
 common share:
  Basic...................      70,194     (54,994)(h)   1,750 (j)      16,950
  Diluted.................      70,194     (53,551)(h)   1,750 (j)      18,393


                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 2000
                    (in thousands, except per share amounts)

                                       Pro Forma Adjustments
                                       ---------------------------
                          Historical    Emergence
                          Predecessor     from           Equity
                            Company    Bankruptcy       Offering        Pro Forma
                          -----------  -----------      ----------      ----------
Revenues................  $2,888,542    $         -     $        -      $2,888,542
                          ----------    -----------     ----------      ----------
Salaries, wages and
 benefits...............   1,623,955          6,417 (a)          -       1,630,372
Supplies................     374,540              -              -         374,540
Rent....................     307,809        (50,947)(b)          -         256,862
Other operating
 expenses...............     503,770              -              -         503,770
Depreciation and
 amortization...........      73,545        (11,755)(c)          -          61,790
Interest expense........      60,431        (22,963)(d)     (8,023)(i)      29,445
Investment income.......      (5,393)        (6,513)(e)          -         (11,906)
                          ----------    -----------     ----------      ----------
                           2,938,657        (85,761)        (8,023)      2,844,873
                          ----------    -----------     ----------      ----------
Income (loss) before
 reorganization items
 and income taxes.......     (50,115)        85,761          8,023          43,669
Reorganization items....      12,636          6,513 (e)          -               -
                                            (19,149)(f)
                          ----------    -----------     ----------      ----------
Income (loss) before
 income taxes...........     (62,751)        98,397          8,023          43,669
Provision for income
 taxes..................       2,000         17,106 (g)      3,078 (g)      22,184
                          ----------    -----------     ----------      ----------
Income (loss) from
 operations.............  $  (64,751)   $    81,291     $    4,945      $   21,485
                          ==========    ===========     ==========      ==========
Earnings (loss) per
 common share:
  Basic.................  $    (0.94)                                   $     1.27
  Diluted...............       (0.94)                                         1.17
Shares used in computing
 earnings (loss) per
 common share:
  Basic.................      70,229        (55,029)(h)      1,750 (j)      16,950
  Diluted...............      70,229        (53,586)(h)      1,750 (j)      18,393


                            See accompanying notes.

                            KINDRED HEALTHCARE, INC
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 June 30, 2001
                                 (in thousands)

                                                       Pro Forma
                                          Historical  Adjustments   Pro Forma
                                          ----------  -----------   ----------
                 ASSETS
Current assets:
  Cash and cash equivalents.............  $  102,823    $     -     $  102,823
  Cash-restricted.......................      55,442          -         55,442
  Insurance subsidiary investments......      98,810          -         98,810
  Accounts receivable less allowance for
   loss.................................     414,942          -        414,942
  Inventories...........................      29,685          -         29,685
  Other.................................      60,607          -         60,607
                                          ----------    -------     ----------
                                             762,309          -        762,309
Property and equipment..................     456,126          -        456,126
Accumulated depreciation................     (13,596)         -        (13,596)
                                          ----------    -------     ----------
                                             442,530          -        442,530
Reorganized value in excess of amounts
 allocable to identifiable assets.......     155,984          -        155,984
Other...................................      73,951          -         73,951
                                          ----------    -------     ----------
                                          $1,434,774    $     -     $1,434,774
                                          ==========    =======     ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $   90,896    $     -     $   90,896
  Salaries, wages and other
   compensation.........................     192,026          -        192,026
  Due to third-party payors.............      39,969          -         39,969
  Other accrued liabilities.............     170,779          -        170,779
  Income taxes..........................      30,796          -         30,796
  Long-term debt due within one year....         498          -            498
                                          ----------    -------     ----------
                                             524,964          -        524,964
Long-term debt..........................     302,038    (95,290)(k)    206,748
Professional liability risks............     113,829          -        113,829
Deferred credits and other liabilities..      31,407          -         31,407
Stockholders' equity:
  Common stock..........................       3,900        438 (k)      4,338
  Capital in excess of par value........     460,473     94,852 (k)    555,325
  Deferred compensation.................     (19,722)         -        (19,722)
  Retained earnings.....................      17,885          -         17,885
                                          ----------    -------     ----------
                                             462,536     95,290        557,826
                                          ----------    -------     ----------
                                          $1,434,774    $     -     $1,434,774
                                          ==========    =======     ==========

                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

   The accompanying unaudited pro forma consolidated financial statements are based upon our historical consolidated financial statements. As used in this prospectus, the term "Predecessor Company" refers to the company and its operations for periods prior to April 1, 2001, while the term "Reorganized Company" is used to describe the company and its operations for periods thereafter.

   The unaudited pro forma statement of operations for the six months ended June 30, 2001 has been derived from the separate statements of operations of the Predecessor Company for the three months ended March 31, 2001 and of the Reorganized Company for the three months ended June 30, 2001 because the basis of preparation of these financial statements differs as a result of the fresh-start accounting adopted on April 1, 2001.

NOTE 2--FRESH-START ACCOUNTING

   We adopted fresh-start accounting in connection with our emergence from bankruptcy. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments were recorded in our historical consolidated financial statements as of April 1, 2001.

   For purposes of the accompanying unaudited pro forma consolidated financial statements, the fresh-start adjustments have been recorded assuming that we emerged from bankruptcy on January 1, 2000. Since the accompanying unaudited pro forma consolidated statements of operations have been prepared assuming the revaluation of our property and equipment and intangible assets as of April 1, 2001 occurred on January 1, 2000, pro forma depreciation and amortization recorded in the accompanying unaudited pro forma consolidated statements of operations do not necessarily reflect the amounts that would have been reported had the property and equipment and intangible assets been revalued as of January 1, 2000.

NOTE 3--PRO FORMA ADJUSTMENTS

   Since we recorded the fresh-start adjustments on April 1, 2001, our historical operating results for the three months ended June 30, 2001 reflect the terms of our Fourth Amended Joint Plan of Reorganization and, accordingly, no pro forma adjustments are required for this three month period to reflect the terms of our Fourth Amended Joint Plan of Reorganization. As a result, the pro forma adjustments related to our Fourth Amended Joint Plan of Reorganization detailed in (a) through (g) for the six months ended June 30, 2001 reflect only the amounts necessary to adjust our historical operating results for the three months ended March 31, 2001.

(a) To reflect the amortization of restricted stock issued in connection with our Fourth Amended Joint Plan of Reorganization.

(b) To adjust historical rent due to Ventas, calculated as follows (dollars in thousands):

                                               Six months ended
                                                   June 30,         Year ended
                                              -------------------  December 31,
                                                2001      2000         2000
                                              --------  ---------  ------------
     Annual aggregated minimum rent pursuant
      to
      Master Lease Agreements...............  $174,600  $ 174,600   $ 174,600
     Interim period factor..................        /4         /2           -
                                              --------  ---------   ---------
     Adjusted rents due under Master Lease
      Agreements............................    43,650     87,300     174,600
     Adjustment to reflect assumed annual
      escalator of 3 1/2% effective May 1,
      2000..................................     1,528      1,019       4,074
                                              --------  ---------   ---------
     Ventas pro forma rent expense..........    45,178     88,319     178,674
     Less historical pre-emergence Ventas
      rent expense..........................   (57,783)  (114,056)   (229,621)
                                              --------  ---------   ---------
       Pro forma adjustments................  $(12,605) $ (25,737)  $ (50,947)
                                              ========  =========   =========

                            KINDRED HEALTHCARE, INC.
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3--PRO FORMA ADJUSTMENTS (Continued)

(c) To adjust historical depreciation and amortization to reflect the revaluation of property and equipment, the establishment of reorganized value in excess of amounts allocable to identifiable assets and the elimination of historical goodwill, calculated as follows (in thousands):

                                                    Six months
                                                  ended June 30,     Year ended
                                                  ----------------  December 31,
                                                   2001     2000        2000
                                                  -------  -------  ------------
    Fresh-start accounting:
      Depreciation of property and equipment
       based on independent appraisals..........  $12,749  $26,671    $ 52,925
      Amortization of reorganized value in
       excess of amounts allocable to
       identifiable assets (using the straight-
       line method over 20 years)...............    1,974    3,949       7,898
      Other amortization costs..................      147      515         967
                                                  -------  -------    --------
      Pro forma depreciation and amortization...   14,870   31,135      61,790
                                                  -------  -------    --------
    Historical accounting:
      Depreciation of property and equipment....   15,989   29,670      60,889
      Amortization of goodwill..................    2,509    5,885      11,689
      Other amortization costs..................      147      515         967
                                                  -------  -------    --------
      Historical depreciation and amortization..   18,645   36,070      73,545
                                                  -------  -------    --------
        Pro forma adjustments...................  $(3,775) $(4,935)   $(11,755)
                                                  =======  =======    ========

   As discussed in note 1 of the notes to the unaudited condensed consolidated financial statements for the three months ended June 30, 2001 included in this prospectus, we will adopt the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. This new pronouncement will eliminate the amortization of reorganized value in excess of amounts allocable to identifiable assets. If this new pronouncement were implemented on January 1, 2000, annual amortization expense would be reduced by approximately $8 million.

(d) To adjust historical interest expense to reflect our new capital structure, calculated as follows (in thousands):

                                              Six months ended
                                                  June 30,         Year ended
                                              ------------------  December 31,
                                                2001      2000        2000
                                              --------  --------  ------------
    Interest costs associated with
     obligations under our Fourth Amended
     Joint Plan of Reorganization:
      Senior secured notes (floating rate of
       8.42%)...............................  $  6,315  $ 12,630    $ 25,260
      CMS obligation (fixed rate of 10.2%)..     1,617     3,937       7,479
      Government settlement obligation
       (fixed rate of 6%)...................         -       465         465
      Other.................................       788     2,020       4,264
                                              --------  --------    --------
      Pro forma interest expense............     8,720    19,052      37,468
    Historical interest expense.............   (14,000)  (30,902)    (60,431)
                                              --------  --------    --------
        Pro forma adjustments...............  $ (5,280) $(11,850)   $(22,963)
                                              ========  ========    ========

   Our $300 million senior secured notes bear interest based on floating rates. For purposes of our pro forma consolidated financial statements, interest costs related to these notes were calculated using the effective rate at

                            KINDRED HEALTHCARE, INC.
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3--PRO FORMA ADJUSTMENTS (Continued)

June 30, 2001. A variance of 1/8% in market interest rates would change our annual income from operations by approximately $150,000.


(e) To reclassify investment income previously presented as a reduction in reorganization items.

(f) To eliminate historical reorganization items.

(g) To record the pro forma provision for income taxes based upon the pro forma annual estimated pretax income resulting from the effects of our Fourth Amended Joint Plan of Reorganization and the repayment of indebtedness from the net proceeds of the sale of common stock we are offering. Estimated income taxes for each respective period were based on a combined state and federal tax rate of 39% adjusted for certain nondeductible items, including the amortization of reorganized value in excess of amounts allocable to identifiable assets.

(h) To adjust the number of historical shares used in computing earnings per common share as if the date of emergence from bankruptcy were January 1, 2000.

(i) To record the pro forma reduction in interest expense related to the repayment of our senior secured notes from the net proceeds of the sale of the common stock we are offering detailed in adjustment (k), calculated as follows (dollars in thousands):

                                       Six months ended June 30,    Year ended
                                       --------------------------  December 31,
                                           2001          2000          2000
                                       ------------  ------------  ------------
     Outstanding principal amount of
      senior secured notes after
      repayment from the net proceeds
      of the common stock we are
      offering ($300,000 less
      $95,290).......................  $    204,710  $    204,710    $204,710
     Effective interest rate.........          8.42%         8.42%       8.42%
                                       ------------  ------------    --------
                                             17,237        17,237      17,237
     Interim period factor...........            /2            /2           -
                                       ------------  ------------    --------
                                              8,619         8,619      17,237
                                       ------------  ------------    --------
     Outstanding principal amount of
      senior secured notes before the
      sale of common stock we are
      offering.......................       300,000       300,000     300,000
     Effective interest rate.........          8.42%         8.42%       8.42%
                                       ------------  ------------    --------
                                             25,260        25,260      25,260
     Interim period factor...........            /2            /2           -
                                       ------------  ------------    --------
                                             12,630        12,630      25,260
                                       ------------  ------------    --------
       Pro forma adjustments.........  $     (4,011) $     (4,011)   $ (8,023)
                                       ============  ============    ========

   In connection with the above repayment of our senior secured notes, we expect to record an after-tax extraordinary gain of approximately $3 million. We have not reflected this gain in the unaudited pro forma consolidated financial statements.

(j) To adjust the number of shares used in computing pro forma earnings per common share for the number of shares issued by us in the offering.

                           KINDRED HEALTHCARE, INC.
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3--PRO FORMA ADJUSTMENTS (Continued)

(k) To record the issuance of common stock by us in the offering, calculated as follows (in thousands, except the per share amount):

     Number of common shares issued by us in the offering.............    1,750
     Assumed price per common share (based upon the average of the bid and asked prices per share of our common stock on the OTC
      Bulletin Board on October 18, 2001).............................  $ 57.88
                                                                        -------
     Gross proceeds...................................................  101,290
     Less estimated costs and expenses................................   (6,000)
                                                                        -------
       Pro forma net proceeds.........................................  $95,290
                                                                        =======
     Allocation of the net proceeds to us from the offering:
     Pro forma net proceeds...........................................  $95,290
     Pro forma adjustment to common stock par value (1,750,000 shares
      at $0.25 per share).............................................     (438)
                                                                        -------
       Pro forma adjustment to capital in excess of par value.........  $94,852
                                                                        =======

NOTE 4--PRO FORMA EARNINGS PER COMMON SHARE

   A summary of the shares used in computing pro forma earnings per common share follows (in thousands):

     Shares issued on the effective date of our Fourth Amended Joint
      Plan of Reorganization........................................... 15,600
     Shares issued by us in the offering...............................  1,750
     Less non-vested restricted stock..................................   (400)
                                                                        ------
       Pro forma basic shares.......................................... 16,950
     Dilutive effect of our Series A warrants, Series B warrants, employee stock options and non-vested restricted stock using market share price data from April 20, 2001 through June 30,
      2001.............................................................  1,443
                                                                        ------
       Pro forma diluted shares........................................ 18,393
                                                                        ======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with our consolidated financial statements and the accompanying notes, which are included elsewhere in this prospectus. In addition to the other information in this prospectus, you should carefully consider the following discussion and the information set forth in "Risk Factors" and "Forward-Looking Statements" in evaluating us and our business before purchasing our common stock in this offering.

Overview

   We provide long-term healthcare services primarily through the operation of nursing centers and hospitals. At June 30, 2001, our health services division operated 315 nursing centers with 40,607 licensed beds in 32 states and a rehabilitation therapy business. Our hospital division operated 56 hospitals with 4,867 licensed beds in 23 states and an institutional pharmacy business.

   On May 1, 1998, Ventas completed the spin-off of its healthcare operations to its stockholders through the distribution of our common stock to its stockholders. Ventas retained ownership of substantially all of its real property and leases such real property to us under the Master Lease Agreements. In anticipation of the spin-off, we were incorporated on March 27, 1998. For accounting purposes, the consolidated historical financial statements of Ventas became our historical financial statements following the spin-off. Any discussion concerning events prior to May 1, 1998 refers to our business as it was conducted by Ventas prior to the spin-off.

   From September 13, 1999 until April 20, 2001, we operated as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the District of Delaware. On April 20, 2001, our Fourth Amended Joint Plan of Reorganization became effective and we emerged from bankruptcy with our current capital structure and amended Master Lease Agreements with Ventas. In connection with our emergence from bankruptcy, we also changed our name to Kindred Healthcare, Inc.

   In connection with our emergence from bankruptcy, we adopted fresh-start accounting on April 1, 2001 which materially changed the amounts previously recorded in our consolidated financial statements. We believe that business segment operating income before and after our reorganization is generally comparable. However, capital costs such as rent, interest, depreciation and amortization are not comparable. In addition, our reported financial position and cash flows for periods prior to April 1, 2001 generally are not comparable to those for periods after that date.

   Regulatory Changes

   The Balanced Budget Act contained extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs over a five year period. Virtually all spending reductions were derived from reimbursements to providers and changes in program components. The Balanced Budget Act has affected adversely the revenues in each of our operating divisions.

   The Balanced Budget Act established a Medicare prospective payment system, known as "PPS," for nursing centers for cost reporting periods beginning on or after July 1, 1998. All of our nursing centers adopted PPS on July 1, 1998. During the first three years, the per diem rates for nursing centers were based on a blend of facility-specific costs and federal rates. Thereafter, the per diem rates are based solely on federal rates. The payments received under PPS cover all services for Medicare patients including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered pharmaceuticals.

   The Balanced Budget Act also reduced payments made to the hospitals operated by our hospital division by reducing TEFRA incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a general acute care hospital. The reductions in allowable costs for capital expenditures became effective October 1, 1997. The reductions in the TEFRA incentive payments and allowable costs for bad debts became effective between May 1, 1998 and September 1, 1998. The reductions in payments for services to patients transferred from a general acute care hospital became effective October 1, 1998. These reductions have had a material adverse impact on hospital revenues. In addition, these reductions also may affect adversely the hospital division's ability to develop or acquire additional free-standing, long-term acute care hospitals in the future.

   Under PPS, the volume of ancillary services provided per patient day to nursing center patients also has declined dramatically. Medicare reimbursements to nursing centers under PPS include substantially all services provided to patients, including ancillary services. Prior to the implementation of PPS, the costs of such services were reimbursed under cost-based reimbursement rules. The decline in the demand for ancillary services since the implementation of PPS is mostly attributable to efforts by nursing centers to reduce operating costs. As a result, many nursing centers have elected to provide ancillary services to their patients through internal staff. In response to PPS and a significant decline in the demand for ancillary services, we realigned our former ancillary services division in 1999 by integrating the physical rehabilitation, speech and occupational therapy businesses into the health services division and assigning the institutional pharmacy business to the hospital division. Our respiratory therapy and other ancillary businesses were discontinued.

   Since November 1999, various legislative and regulatory actions have provided a measure of relief from the impact of the Balanced Budget Act. In November 1999, the Balanced Budget Refinement Act, commonly referred to as "the BBRA," was enacted. Effective April 1, 2000, the BBRA (a) implemented a 20% upward adjustment in the payment rates for the care of higher acuity patients, effective until the enactment of a revised Resource Utilization Grouping payment system and (b) allowed nursing centers to transition more rapidly to the federal payment rates. The BBRA also imposed a two-year moratorium on certain therapy limitations for skilled nursing center patients covered under Medicare Part B. Effective October 1, 2000, the BBRA increased all PPS payment categories by 4% through September 30, 2002.

   In April 2000, the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), commonly referred to as "CMS," published a proposed rule which sets forth updates to the Resource Utilization Grouping payment rates used under PPS for nursing centers. On July 31, 2000, CMS issued a final rule that indefinitely postponed any refinements to the Resource Utilization Grouping categories used under PPS. As such, the 20% upward adjustment for certain higher acuity Resource Utilization Grouping categories set forth in the BBRA was automatically extended until the Resource Utilization Grouping refinements are enacted. On July 31, 2001, CMS issued another final rule which did not establish such refinements, and accordingly, the 20% adjustment will remain in place until the Resource Utilization Grouping categories are refined.

   In December 2000, the Medicare, Medicaid, and State Child Health Insurance Program Benefits Improvement and Protection Act of 2000, commonly referred to as "BIPA," was enacted to provide up to $35 billion in additional funding to the Medicare and Medicaid programs over the next five years. Under BIPA, the nursing component for each Resource Utilization Grouping category increased by 16.66% over the existing rates for skilled nursing care for the period April 1, 2001 through September 30, 2002. BIPA also provided some relief from scheduled reductions to the annual inflation adjustments to the Resource Utilization Grouping payment rates through September 2001.

   In addition, BIPA slightly increased payments for inpatient services and TEFRA incentive payments for long-term acute care hospitals. Allowable costs for bad debts also will be increased by 15%. Both of these provisions are effective for cost reporting periods beginning on or after September 1, 2001.

   Despite the recent legislation and regulatory actions discussed above, Medicare revenues recorded under PPS in our health services division are less than the cost-based reimbursement we received before the enactment of the Balanced Budget Act. In addition, the recent legislation did not impact materially the reductions in Medicare revenues received by our hospitals as a result of the Balanced Budget Act.

   There continue to be legislative and regulatory proposals that would impose more limitations on government and private payments to providers of healthcare services. Congress has directed the Secretary of the U.S. Department of Health and Human Services to develop a prospective payment system applicable specifically to long-term acute care hospitals by October 1, 2001. The new prospective payment system would be effective for cost report periods beginning on or after October 1, 2002. This payment system would not impact us until September 1, 2003. To date, the Secretary has not proposed such a prospective payment system. Congress has further directed that if the Secretary is unable to implement a prospective payment system specific to long-term acute care hospitals by October 1, 2002, the Secretary shall instead implement, as of such date, a prospective payment system for long-term acute care hospitals based upon existing hospital diagnosis-related groups modified where feasible to account for resource use of long-term acute care hospital patients. We cannot predict the content or timing of such regulations. We cannot assure you that such regulations will not have a material adverse impact on our financial condition and results of operations.

   By repealing the Boren Amendment, the Balanced Budget Act eased existing impediments on the ability of states to reduce their Medicaid reimbursement levels. Many states are considering or have enacted measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals. Additionally, regulatory changes in the Medicaid reimbursement system applicable to the hospital division also are being considered. There also are legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers.

   We could be affected adversely by the continuing efforts of governmental and private third-party payors to contain healthcare costs. We cannot assure you that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, we cannot assure you that the facilities we operate, or the provision of services and supplies by us, will meet the requirements for participation in such programs.

   We cannot assure you that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on our results of operations, liquidity and financial position.

   Other Information

   Effects of Inflation and Changing Prices. We derive a substantial portion of our revenues from the Medicare and Medicaid programs. In recent years, significant cost containment measures enacted by Congress and certain state legislators have limited our ability to recover our cost increases through increased pricing of our healthcare services. Medicare revenues in our nursing centers are subject to fixed payments under PPS. Medicaid reimbursement rates in many states in which we operate nursing centers also are based on fixed payment systems. Generally, these rates are adjusted annually for inflation but may not reflect the actual increase in the costs of providing services. In addition, by repealing the Boren Amendment, the Balanced Budget Act eased existing impediments on the states' ability to reduce their Medicaid reimbursement levels to our nursing centers. Medicare revenues in our hospitals also have been reduced by the Balanced Budget Act.

   During 2000, the BBRA provided a measure of relief to the Medicare reimbursement reductions imposed by the Balanced Budget Act. Under BIPA, the nursing component of each Resource Utilization Grouping category was increased by 16.66% over the previous rates for skilled nursing care beginning on April 1, 2001. The provisions of both the BBRA and BIPA increased Medicare reimbursement to our nursing centers during the second quarter of 2001. We believe that the provisions of the BBRA and BIPA will have a positive effect on our operating results in 2001, particularly in the health services division.

   We believe, however, that our operating margins may continue to be under pressure because of continuing regulatory scrutiny and growth in operating expenses, particularly labor costs, in excess of increases in payments by third-party payors. In addition, as a result of competitive pressures, our ability to maintain operating margins through price increases to private patients is limited.

   Restatement of Previously Issued Financial Statements. As discussed in note 2 of the notes to the condensed consolidated financial statements for the three months ended June 30, 2001 included in this prospectus, we restated certain of our previously issued consolidated financial statements as a result of an oversight related to the allowance for professional liability risks. We do not believe that the restatement of prior year results will have a material effect on our operating results for fiscal 2001.

   Litigation. We are a party to certain material litigation. See "Business-- Legal Proceedings."

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended June 30, 2001 and 2000

   Basis of Presentation

   Since filing for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code on September 13, 1999, we had operated our businesses as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware. Accordingly, our consolidated financial statements were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7") and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.

   In connection with our emergence from bankruptcy, we reflected the terms of our Fourth Amended Joint Plan of Reorganization in our consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments were recorded in our consolidated financial statements as of April 1, 2001. Since fresh-start accounting materially changed the amounts previously recorded in our consolidated financial statements, a black line separates the post-emergence financial data from the pre-emergence financial data to signify the difference in the basis of preparation of the financial statements for each respective entity. See note 4 of the notes to the unaudited condensed consolidated financial statements for the three months ended June 30, 2001 included in this prospectus.

   The adoption of fresh-start accounting as of April 1, 2001 materially changed the amounts previously recorded in our consolidated financial statements. With respect to reported operating results, we believe that our business segment operating income prior to April 1, 2001 is generally comparable to our business segment operating income after April 1, 2001. However, our capital costs (rent, interest, depreciation and amortization) prior to April 1, 2001 that were based on pre-petition contractual agreements and historical costs are not comparable to those capital costs after April 1, 2001. In addition, our reported financial position and cash flows for periods prior to April 1, 2001 generally are not comparable to those for periods thereafter.

   In connection with the implementation of fresh-start accounting, we recorded an extraordinary gain of $422.8 million from the restructuring of our debt in accordance with the provisions of our Fourth Amended Joint Plan of Reorganization. Other significant adjustments also were recorded to reflect the provisions of our Fourth Amended Joint Plan of Reorganization and the fair values of our assets and liabilities as of April 1, 2001. For accounting purposes, these transactions have been reflected in our operating results for the three months ended March 31, 2001.

   Results of Operations--Second Quarter 2001 compared to Second Quarter 2000

   Health Services Division--Nursing Centers

   Revenues increased 7% to $444 million in the second quarter of 2001 from $413 million in the same quarter of 2000. On a same-store basis, average daily patient census declined 1% from the second quarter of 2000 (including a 7% decline in private patient census). The increase in revenues was attributable to increased

Medicare and Medicaid funding and price increases to private payors. Medicare revenues per patient day grew 14% to $344 in the second quarter of 2001 compared to $301 in the second quarter a year ago. The increase was primarily attributable to reimbursement increases associated with the BBRA and BIPA. As previously discussed, the BBRA established, among other things, a 4% increase in all PPS payments beginning on October 1, 2000. Under the provisions of BIPA, the nursing component of each Resource Utilization Grouping category was increased 16.66% over the existing rates for skilled nursing care beginning on April 1, 2001. As a result, the provisions of the BBRA and BIPA increased Medicare reimbursement to our nursing centers in the second quarter of 2001 by approximately $3.5 million and $9.5 million, respectively, compared to the same period a year ago.

   Nursing center operating income was $79 million for the second quarter of 2001 compared to $75 million for the second quarter last year. Despite an increase in revenues, operating margins declined to 17.7% in the second quarter of 2001 from 18.2% last year, principally due to growth in costs for professional liability risks, employee health benefits and doubtful accounts. Costs related to professional liability risks totaled $14 million in the second quarter of 2001 compared to $9 million in the second quarter of 2000, while employee health benefits were $12 million and $9 million for the respective periods. The provision for doubtful accounts rose to $6 million in the second quarter of 2001 from $3 million for the same period last year. Operating margins also were adversely impacted by the decline in private census.

   Health Services Division--Rehabilitation Services

   Revenues declined 72% to $9 million in the second quarter of 2001 from $33 million a year ago. The decline in revenues was primarily attributable to the transfer, beginning on January 1, 2001, of all remaining services provided to company-operated nursing centers to the internal staff of those nursing centers. Revenues for these services approximated $19 million in the second quarter of 2000. Revenues also declined as a result of the elimination of unprofitable external contracts.

   Operating income totaled $2 million in the second quarter of 2001 compared to a loss of $1 million in the second quarter last year. The improvement resulted from the elimination of unprofitable external contracts and reduced provisions for doubtful accounts based upon collections of past due accounts. Effective January 1, 2000, revenues for rehabilitation services provided to company-operated nursing centers approximate the costs of providing such services. Accordingly, operating results for the second quarter of both 2001 and 2000 do not reflect any operating income related to company-operated nursing centers. While the health services division will continue to provide rehabilitation services to nursing center customers, revenues related to these services may continue to decline.

   Health Services Division--Other Ancillary Services

   Other ancillary services refers to certain ancillary businesses (primarily respiratory therapy) that were discontinued as part of the realignment of our former ancillary services division in 1999.

   Hospital Division--Hospitals

   Revenues increased 10% to $276 million in the second quarter of 2001 from $250 million in the same period a year ago. Patient days increased 3% from a year ago. The increase in revenues was primarily attributable to growth in volumes and a 7% growth in aggregate revenues per patient day, most of which was attributable to increased Medicare and Medicaid funding. Revenues from private payors declined 3% in the second quarter of 2001 despite growth in patient volumes.

   Hospital operating income grew 8% to $56 million in the second quarter of 2001 from $52 million in the second quarter of 2000. Despite increases in patient volumes and revenues, hospital operating margins declined to 20.2% in the second quarter of 2001 from 20.6% for the same period last year primarily as a result of growth in labor and benefit costs. On a per patient day basis, labor and benefits costs increased 13% to $508 in

2001 from $449 in the second quarter of 2000. The recent rise in labor costs is primarily attributable to increased rates of pay necessary to attract and retain qualified nurses and other healthcare professionals. We believe that hospital operating margins may decline in the future as a result of these wage pressures.

   Hospital Division--Pharmacy

   Revenues increased 13% to $57 million in the second quarter of 2001 compared to $50 million a year ago. The increase resulted primarily from price increases.

   Our pharmacies reported an operating profit of $6 million in the second quarter of 2001 compared to $1 million in the same period of the prior year. The cost of goods sold as a percentage of revenues declined to 58% in the second quarter of 2001 from 60% in 2000. The improvement in operating income in the second quarter of 2001 was primarily attributable to growth in revenues, improved inventory and cost controls and a decline in the provision for doubtful accounts resulting from improved cash collections.

   Corporate Overhead

   Operating income for our operating divisions excludes allocation of corporate overhead. These costs aggregated $27 million in the second quarter of 2001 compared to $28 million last year. As a percentage of revenues (before eliminations), the overhead ratio was 3.5% in the second quarter of 2001 compared to 3.8% in the same period of 2000.

   Capital Costs

   As previously discussed, the adjustments recorded in connection with fresh-start accounting materially changed the recorded amounts for rent, interest, depreciation and amortization in our unaudited consolidated statement of operations for the three months ended June 30, 2001. As a result, our capital costs after April 1, 2001 are not comparable to our capital costs prior to April 1, 2001.

   Capital costs for the second quarter of 2001 reflect the terms of our Fourth Amended Joint Plan of Reorganization and include the effects of reduced rent obligations under the Master Lease Agreements and interest costs incurred in connection with our $300 million senior secured notes, the government settlement obligation and the agreement with CMS to pay the remaining balance of the obligations owed to CMS (approximately $59 million as of April 20, 2001) pursuant to the terms previously agreed to by us. Depreciation and amortization for the second quarter of 2001 were recorded based on asset carrying amounts that were adjusted in fresh-start accounting to reflect fair value on April 1, 2001.

   During the pendency of our Chapter 11 cases, we recorded the contractual amount of interest expense related to our former $1.0 billion bank credit facility and the rents due to Ventas under the pre-petition master lease agreements. No interest costs were recorded related to our former $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 since the filing of our Chapter 11 cases. Contractual interest expense not accrued for our $300 million 9 7/8% Guaranteed Senior Subordinated Notes in each of the three months ended June 30, 2000 and March 31, 2001 approximated $7 million. For the six months ended June 30, 2000, the amount of interest not accrued for our $300 million 9 7/8% Guaranteed Senior Subordinated Notes aggregated $15 million.

   Income Taxes

   The provision for income taxes is based upon our estimate of taxable income or loss for the respective periods and includes the effect of certain non-taxable and non-deductible items, such as reorganization intangible amortization, and the increase or decrease in the deferred tax valuation allowance.

   We have reduced our net deferred tax assets by a valuation allowance to the extent we do not believe it is "more likely than not" that the asset ultimately will be realizable. If all or a portion of the pre-reorganization deferred tax asset is realized in the future, or considered to "more likely than not" be realizable by us, the reorganization intangible recorded in connection with fresh-start accounting will be reduced accordingly. If the reorganization intangible is eliminated in full, other intangibles will then be reduced, with any excess treated as an increase to capital in excess of par value.

   The provision for income taxes for the three months ended June 30, 2000 and March 31, 2001 and the six months ended June 30, 2000 included charges of $2.5 million, $685,000 and $8.4 million, respectively, related to the deferred tax valuation allowance. No changes in the valuation allowance were recorded in the second quarter of 2001. As a result of fresh-start accounting, the deferred tax valuation allowance included in our unaudited condensed consolidated balance sheet aggregated $284 million at June 30, 2001.

   In connection with the reorganization, we realized a gain from the extinguishment of certain indebtedness. This gain will not be taxable since the gain resulted from our reorganization under the Bankruptcy Code. However, we will be required, as of the beginning of our 2002 taxable year, to reduce certain tax attributes relating to us including (a) net operating losses, (b) certain tax credits and (c) tax bases in assets in an amount equal to such gain on extinguishment. Our reorganization on April 20, 2001 constituted an ownership change under Section 382 of the Internal Revenue Code and the use of any of our net operating losses and tax credits generated prior to the ownership change, that are not reduced pursuant to the provisions discussed above, will be subject to an overall annual limitation of approximately $22 million.

   We had net operating losses of approximately $164 million (after reductions in the attributes discussed above) and $215 million as of June 30, 2001 and December 31, 2000, respectively. These carryforwards expire in various amounts through 2021.

   Consolidated Results

   We reported pretax income of $29 million for the second quarter of 2001, resulting from improved operating income and the significant impact of our Fourth Amended Joint Plan of Reorganization. For the same period of 2000, we reported a pretax operating loss of $7 million. Our operating loss in the second quarter of 2000 includes a gain of approximately $5 million on the sale of a closed hospital and reorganization items, consisting principally of professional fees incurred in connection with our restructuring activities, aggregated $3 million.

   Income from operations before extraordinary items in the second quarter of 2001 aggregated $16 million compared to a loss of $8 million in the second quarter of 2000.

   Liquidity

   Cash flows from operations before reorganization items for the three months ended June 30, 2001 aggregated $65 million, approximately the same as reported in the second quarter of 2000. Cash flows in both periods were sufficient to fund capital expenditures and required repayments of debt.

   Working capital totaled $237 million (including $55 million of "cash-restricted") at June 30, 2001. We believe that existing cash levels and the availability of borrowings under our $120 million revolving credit facility are sufficient to meet our current liquidity needs.

   In May 2001, we prepaid approximately $56 million in full satisfaction of our obligation owed to CMS. The transaction was financed through the use of existing cash.

   In connection with the emergence from bankruptcy, we entered into a $120 million revolving credit facility on April 20, 2001. Our revolving credit facility constitutes a working capital facility for general corporate purposes including payments related to our obligations under our Fourth Amended Joint Plan of Reorganization. The revolving credit facility consists of a five-year $120 million revolving credit facility and provides for a $40 million letter of credit subfacility. Direct borrowings under our revolving credit facility will bear interest, at our option, at (a) prime (or, if higher, the federal funds rate plus 1/2%) plus 3% or (b) the

London Interbank Offered Rate (as defined in the agreement) plus 4%. The revolving credit facility is collateralized by substantially all of our assets, including certain owned real property. At June 30, 2001, there were no outstanding borrowings under our revolving credit facility.

   Cash and cash equivalents totaled $103 million at June 30, 2001. Based upon our cash position, expected cash flows and capital spending, and the availability of borrowings under our $120 million revolving credit facility, we believe we have the necessary financial resources to satisfy our expected liquidity needs on both a short-term and long-term basis.

   As part of our Fourth Amended Joint Plan of Reorganization, we also issued $300 million of senior secured notes on April 20, 2001. Our $300 million senior secured notes have a maturity of seven years and bear interest at the London Interbank Offered Rate (as defined in the agreement) plus 4 1/2%. The interest on our $300 million senior secured notes will begin to accrue approximately two quarters following April 20, 2001. For accounting purposes, we recorded the appropriate interest costs in the second quarter of 2001 and intend to amortize the amount accrued during the interest-free period over the remaining life of the debt. Our $300 million senior secured notes are collateralized by a second priority lien on substantially all of our assets, including certain owned real property.

   At June 30, 2001, we were in compliance with the terms of our revolving credit facility and our $300 million senior secured notes.

   As previously reported, we were informed by the Department of Justice that we and Ventas were the subjects of ongoing investigations into various Medicare reimbursement issues, including hospital cost reporting issues, ancillary services billing practices and various quality of care issues in the hospitals and nursing centers formerly operated by Ventas and currently operated by us. The claims of the Department of Justice were settled through the government settlement contained in our Fourth Amended Joint Plan of Reorganization. The government settlement also provides for the dismissal of certain pending claims and lawsuits filed against us. See notes 3 and 11 of the notes to the condensed consolidated financial statements for the three months ended June 30, 2001 included in this prospectus and "Business--Legal Proceedings."

   In January 2000, we filed our hospital cost reports for the year ended August 31, 1999. These documents are filed annually in settlement of amounts due to or from the various agencies administering the reimbursement programs. These cost reports indicated amounts due to Medicare aggregating $58 million. This liability arose during 1999 as part of our routine settlement of Medicare reimbursement overpayments. Such amounts were classified as liabilities subject to compromise in our unaudited condensed consolidated balance sheet and, accordingly, no funds were disbursed by us in settlement of such pre-petition liabilities. Under the terms of our Fourth Amended Joint Plan of Reorganization, this obligation was discharged.

   Capital Resources

   Capital expenditures totaled $26 million and $14 million for the three months ended June 30, 2001 and 2000, respectively. Excluding acquisitions, capital expenditures could approximate $75 million in 2001. We believe that our capital expenditure program is adequate to improve and equip existing facilities. Capital expenditures in both periods were financed through internally generated funds. At June 30, 2001, the estimated cost to complete and equip construction in progress approximated $7 million.

   In May 2001, we sold our investment in Behavioral Healthcare Corporation for $40 million. Under the terms of our revolving credit facility and $300 million senior secured notes, proceeds from the sale of assets will be available to fund future capital expenditures for a period of approximately one year from the sale. Any proceeds not expended during that period would be used to permanently reduce the commitments under our revolving credit facility to as low as $75 million and repay any outstanding loans in excess of such commitment. Any remaining proceeds would be used to repay loans under our $300 million senior secured notes. For accounting purposes, we have classified these funds as "cash-restricted" in our unaudited condensed consolidated balance sheet at June 30, 2001.

   The terms of our $300 million senior secured notes and our revolving credit facility include certain covenants which limit our annual capital expenditures and limit the amount of debt we may incur in financing acquisitions.

       Unaudited Condensed Consolidated Quarterly Statement of Operations
                    (in thousands, except per share amounts)

                                      Predecessor Company
                          ------------------------------------------------  Reorganized
                                      (Restated)                              Company
                          --------------------------------------            -----------
                                     2000 Quarters                 First      Second
                          --------------------------------------  Quarter     Quarter
                           First     Second    Third     Fourth     2001       2001
                          --------  --------  --------  --------  --------  -----------
Revenues................  $715,456  $713,424  $717,253  $742,409  $752,409   $770,764
                          --------  --------  --------  --------  --------   --------
Salaries, wages and
 benefits...............   405,313   392,383   405,510   420,749   427,649    432,182
Supplies................    93,398    94,619    92,251    94,272    94,319     96,043
Rent....................    76,220    76,788    77,870    76,931    76,995     64,580
Other operating
 expenses...............   122,589   122,770   135,345   123,066   126,701    127,655
Depreciation and
 amortization...........    17,902    18,168    17,464    20,011    18,645     15,886
Interest expense........    16,239    14,663    14,415    15,114    14,000      8,463
Investment income.......    (1,206)   (1,012)   (1,490)   (1,685)   (1,919)    (3,438)
                          --------  --------  --------  --------  --------   --------
                           730,455   718,379   741,365   748,458   756,390    741,371
                          --------  --------  --------  --------  --------   --------
Income (loss) before
 reorganization items
 and income taxes.......   (14,999)   (4,955)  (24,112)   (6,049)   (3,981)    29,393
Reorganization items....     3,065     2,530     4,745     2,296   (53,666)         -
                          --------  --------  --------  --------  --------   --------
Income (loss) before
 income taxes...........   (18,064)   (7,485)  (28,857)   (8,345)   49,685     29,393
Provision for income
 taxes..................       500       500       500       500       500     12,904
                          --------  --------  --------  --------  --------   --------
  Income (loss) from
   operations before
   extraordinary items..   (18,564)   (7,985)  (29,357)   (8,845)   49,185     16,489
Extraordinary gain on
 extinguishment of
 debt...................         -         -         -         -   422,791      1,396
                          --------  --------  --------  --------  --------   --------
  Net income (loss).....   (18,564)   (7,985)  (29,357)   (8,845)  471,976     17,885
Preferred stock dividend
 requirements...........      (261)     (262)     (261)     (262)     (261)         -
                          --------  --------  --------  --------  --------   --------
  Income (loss)
   available to common
   stockholders.........  $(18,825) $ (8,247) $(29,618) $ (9,107) $471,715   $ 17,885
                          ========  ========  ========  ========  ========   ========
Earnings (loss) per
 common share:
  Basic:
   Income (loss) from
    operations before
    extraordinary
    items...............  $  (0.27) $  (0.12) $  (0.42) $  (0.13) $   0.69   $   1.09
   Extraordinary gain on
    extinguishment of
    debt................         -         -         -         -      6.02       0.09
                          --------  --------  --------  --------  --------   --------
     Net income (loss)..  $  (0.27) $  (0.12) $  (0.42) $  (0.13) $   6.71   $   1.18
                          ========  ========  ========  ========  ========   ========
  Diluted:
   Income (loss) from
    operations before
    extraordinary
    items...............  $  (0.27) $  (0.12) $  (0.42) $  (0.13) $   0.69   $   1.00
   Extraordinary gain on
    extinguishment of
    debt................         -         -         -         -      5.90       0.08
                          --------  --------  --------  --------  --------   --------
     Net income (loss)..  $  (0.27) $  (0.12) $  (0.42) $  (0.13) $   6.59   $   1.08
                          ========  ========  ========  ========  ========   ========
Shares used in computing
 earnings (loss) per
 common share:
  Basic.................    70,240    70,147    70,265    70,262    70,261     15,090
  Diluted...............    70,240    70,147    70,265    70,262    71,656     16,533

                       Unaudited Quarterly Operating Data
                                 (in thousands)

                                                                                                                 Reorganized
                                                                           Predecessor Company                     Company
                                                               ------------------------------------------------  -----------
                                                                           (Restated)
                                                               --------------------------------------
                                                                          2000 Quarters                 First      Second
                                                               --------------------------------------  Quarter     Quarter
                                                                First     Second    Third     Fourth     2001       2001
                                                               --------  --------  --------  --------  --------  -----------
Revenues:
Health services division:
 Nursing centers.............................................. $412,703  $413,159  $420,588  $429,177  $429,523   $444,137
 Rehabilitation services......................................   34,377    33,173    34,032    33,454    10,695      9,244
 Other ancillary services.....................................       (5)       (2)       (1)        8         -          -
 Elimination..................................................  (18,091)  (18,509)  (19,671)  (20,920)        -          -
                                                               --------  --------  --------  --------  --------   --------
                                                                428,984   427,821   434,948   441,719   440,218    453,381
Hospital division:
 Hospitals....................................................  253,591   250,027   244,391   259,938   271,984    276,112
 Pharmacy.....................................................   47,468    49,949    51,593    55,242    54,880     56,567
                                                               --------  --------  --------  --------  --------   --------
                                                                301,059   299,976   295,984   315,180   326,864    332,679
                                                               --------  --------  --------  --------  --------   --------
                                                                730,043   727,797   730,932   756,899   767,082    786,060
Elimination of pharmacy charges to our nursing centers........  (14,587)  (14,373)  (13,679)  (14,490)  (14,673)   (15,296)
                                                               --------  --------  --------  --------  --------   --------
                                                               $715,456  $713,424  $717,253  $742,409  $752,409   $770,764
                                                               ========  ========  ========  ========  ========   ========
Income (loss) from operations before extraordinary items:
Operating income (loss):
 Health services division:
  Nursing centers............................................. $ 68,712  $ 75,348  $ 69,493  $ 65,185  $ 70,543   $ 78,735
  Rehabilitation services.....................................      486    (1,059)    2,837     5,783       690      1,809
  Other ancillary services....................................      130       242     2,687     1,678       250        103
                                                               --------  --------  --------  --------  --------   --------
                                                                 69,328    74,531    75,017    72,646    71,483     80,647
 Hospital division:
  Hospitals...................................................   55,398    51,547    47,284    51,629    54,778     55,685
  Pharmacy....................................................   (1,200)      789     1,075     6,757     6,176      6,036
                                                               --------  --------  --------  --------  --------   --------
                                                                 54,198    52,336    48,359    58,386    60,954     61,721
                                                               --------  --------  --------  --------  --------   --------
 Corporate overhead...........................................  (29,370)  (27,750)  (29,993)  (26,710)  (28,697)   (27,484)
 Unusual transactions.........................................        -     4,535    (9,236)        -         -          -
 Reorganization items.........................................   (3,065)   (2,530)   (4,745)   (2,296)   53,666          -
                                                               --------  --------  --------  --------  --------   --------
  Operating income............................................   91,091   101,122    79,402   102,026   157,406    114,884
Rent..........................................................  (76,220)  (76,788)  (77,870)  (76,931)  (76,995)   (64,580)
Depreciation and amortization.................................  (17,902)  (18,168)  (17,464)  (20,011)  (18,645)   (15,886)
Interest, net.................................................  (15,033)  (13,651)  (12,925)  (13,429)  (12,081)    (5,025)
                                                               --------  --------  --------  --------  --------   --------
Income (loss) before income taxes.............................  (18,064)   (7,485)  (28,857)   (8,345)   49,685     29,393
Provision for income taxes....................................      500       500       500       500       500     12,904
                                                               --------  --------  --------  --------  --------   --------
                                                               $(18,564) $ (7,985) $(29,357) $ (8,845) $ 49,185   $ 16,489
                                                               ========  ========  ========  ========  ========   ========

                                 (in thousands)

                                                                                                                  Reorganized
                                                                                  Predecessor Company               Company
                                                                        ----------------------------------------- -----------
                                                                                  (Restated)
                                                                        --------------------------------
                                                                                 2000 Quarters             First    Second
                                                                        --------------------------------  Quarter   Quarter
                                                                         First  Second   Third   Fourth    2001      2001
                                                                        ------- ------- -------  -------  ------- -----------
Rent:
Health services division:
 Nursing centers....................................................... $43,589 $43,888 $45,037  $44,288  $44,253   $40,190
 Rehabilitation services...............................................      69     130      80      150       39        27
 Other ancillary services..............................................      20      17      33       44        -         3
                                                                        ------- ------- -------  -------  -------   -------
                                                                         43,678  44,035  45,150   44,482   44,292    40,220
Hospital division:
 Hospitals.............................................................  30,695  31,199  31,089   30,783   30,839    22,917
 Pharmacy..............................................................     900     853     921      940      941       968
                                                                        ------- ------- -------  -------  -------   -------
                                                                         31,595  32,052  32,010   31,723   31,780    23,885
                                                                        ------- ------- -------  -------  -------   -------
Corporate..............................................................     947     701     710      726      923       475
                                                                        ------- ------- -------  -------  -------   -------
                                                                        $76,220 $76,788 $77,870  $76,931  $76,995   $64,580
                                                                        ======= ======= =======  =======  =======   =======
Depreciation and amortization:
Health services division:
 Nursing centers....................................................... $ 6,670 $ 6,720 $ 6,741  $ 7,765  $ 7,219   $ 5,055
 Rehabilitation services...............................................       3       1       2       (2)       -        11
 Other ancillary services..............................................     285     263     (69)     134      129         -
                                                                        ------- ------- -------  -------  -------   -------
                                                                          6,958   6,984   6,674    7,897    7,348     5,066
Hospital division:
 Hospitals.............................................................   5,307   5,271   5,020    5,572    5,457     5,690
 Pharmacy..............................................................     526     491     547      534      627       447
                                                                        ------- ------- -------  -------  -------   -------
                                                                          5,833   5,762   5,567    6,106    6,084     6,137
                                                                        ------- ------- -------  -------  -------   -------
Corporate..............................................................   5,111   5,422   5,223    6,008    5,213     4,683
                                                                        ------- ------- -------  -------  -------   -------
                                                                        $17,902 $18,168 $17,464  $20,011  $18,645   $15,886
                                                                        ======= ======= =======  =======  =======   =======
Capital expenditures:
Health services division............................................... $ 2,908 $ 3,794 $ 5,611  $16,138  $ 7,962   $ 4,529
Hospital division......................................................   3,536   2,944   3,162   14,033    8,901     8,644
Corporate:
 Information systems...................................................   1,346   6,767  11,333    6,029    3,496     3,135
 Other.................................................................     460     568      16    1,343    1,679     9,331
                                                                        ------- ------- -------  -------  -------   -------
                                                                        $ 8,250 $14,073 $20,122  $37,543  $22,038   $25,639
--------------------------------------------------
                                                                        ======= ======= =======  =======  =======   =======

                                                                                Reorganized
                                          Predecessor Company                     Company
                         ------------------------------------------------------ -----------
                                        2000 Quarters                  First      Second
                         -------------------------------------------  Quarter     Quarter
                           First      Second     Third      Fourth      2001       2001
                         ---------- ---------- ---------- ---------- ---------- -----------
Nursing Center Data:
End of period data:
 Number of nursing
  centers:
  Owned or leased.......        280        280        278        278        278        280
  Managed...............         40         41         39         34         35         35
                         ---------- ---------- ---------- ---------- ---------- ----------
                                320        321        317        312        313        315
                         ========== ========== ========== ========== ========== ==========
 Number of licensed
  beds:
  Owned or leased.......     36,653     36,677     36,465     36,466     36,469     36,746
  Managed...............      4,262      4,436      4,070      3,723      3,861      3,861
                         ---------- ---------- ---------- ---------- ---------- ----------
                             40,915     41,113     40,535     40,189     40,330     40,607
                         ========== ========== ========== ========== ========== ==========
Revenue mix %:
 Medicare...............         28         28         27         28         31         32
 Medicaid...............         48         48         50         49         47         47
 Private and other......         24         24         23         23         22         21
Patient days (excludes
 managed facilities):
 Medicare...............    398,329    382,933    381,890    378,782    411,783    417,065
 Medicaid...............  1,918,732  1,917,429  1,960,359  1,939,047  1,860,256  1,871,895
 Private and other......    590,619    579,128    570,679    562,368    532,943    533,792
                         ---------- ---------- ---------- ---------- ---------- ----------
                          2,907,680  2,879,490  2,912,928  2,880,197  2,804,982  2,822,752
                         ========== ========== ========== ========== ========== ==========
Revenues per patient
 day:
 Medicare............... $      292 $      301 $      301 $      321 $      325 $      344
 Medicaid...............        103        104        107        109        109        110
 Private and other......        167        171        169        171        175        176
 Weighted average.......        142        143        144        149        153        157

Hospital Data:
End of period data:
 Number of hospitals....         56         56         56         56         56         56
 Number of licensed
  beds..................      4,931      4,880      4,886      4,886      4,867      4,867
Revenue mix %:
 Medicare...............         58         53         56         53         56         56
 Medicaid...............         10          9         12         11         11         11
 Private and other......         32         38         32         36         33         33
Patient days:
 Medicare...............    188,063    177,083    167,946    171,060    185,731    182,906
 Medicaid...............     31,964     33,416     34,052     35,322     34,872     34,799
 Private and other......     51,747     51,743     50,567     51,700     52,426     53,016
                         ---------- ---------- ---------- ---------- ---------- ----------
                            271,774    262,242    252,565    258,082    273,029    270,721
                         ========== ========== ========== ========== ========== ==========
Revenues per patient
 day:
 Medicare............... $      782 $      754 $      814 $      808 $      820 $      839
 Medicaid...............        767        632        847        839        871        872
 Private and other......      1,584      1,845      1,557      1,782      1,703      1,742
 Weighted average.......        933        953        968      1,007        996      1,020

Management's Discussion and Analysis of Financial Condition and Results of Operations For the Years Ended December 31, 2000, 1999 and 1998

   Basis of Presentation

   Our consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 were prepared on the basis of accounting principles applicable to going concerns and contemplate the realization of assets and the settlement of liabilities and commitments in the normal course of business. These consolidated financial statements do not include any adjustments resulting from the resolution of our Chapter 11 cases or other matters discussed herein. Since these consolidated financial statements relate to periods prior to our emergence from bankruptcy, they do not reflect the adoption of fresh-start accounting.

   Results of Operations--For the Years Ended December 31, 2000, 1999 and 1998

   Health Services Division--Nursing Centers

   Revenues increased 5% in 2000 to $1.68 billion. Substantially all of the increase was attributable to increased Medicare and Medicaid funding and price increases to private payors. Medicaid and private payor rates both increased approximately 5% in 2000 compared to 1999. Medicare revenues per patient day grew 5% to $303 in 2000 from $290 in 1999 primarily as a result of reimbursement increases associated with the BBRA. As previously discussed, the BBRA established, among other things, a 20% increase in Medicare payment rates for higher acuity patients effective April 1, 2000 and a 4% increase in all PPS payment categories effective October 1, 2000. As result of the phase-in of the provisions of the BBRA, Medicare revenues per patient day in the fourth quarter of 2000 averaged $321 or 10% higher than the same period in 1999.

   Revenues declined 4% in 1999 to $1.59 billion. Medicaid rates increased approximately 5% in 1999 compared to 1998, while private payor rates were relatively unchanged. All of our nursing centers adopted PPS on July 1, 1998, resulting in substantially less Medicare reimbursement to our nursing centers. Average Medicare revenues per patient day in 1999 declined 11% from $326 in 1998. Lower average Medicare reimbursement rates in 1999 resulted primarily from the full-year effect of PPS.

   Same-store patient days were relatively unchanged during the last three years. We believe that our Chapter 11 cases had little, if any, impact on nursing center patient days.

   Nursing center operating income in 2000 totaled $279 million compared to $169 million in 1999. A substantial portion of the improvement resulted from operating efficiencies related to the fourth quarter 1999 realignment of our former ancillary services division and growth in revenues. In addition, the provision for doubtful accounts declined in 2000 to $23 million from $51 million last year as a result of improved collection processes.

   Nursing center operating income in 1999 declined 21% from $213 million in 1998. The decline was primarily attributable to reductions in Medicare reimbursement under PPS. While we achieved some operating efficiencies in 1999 in response to PPS, expenses related to professional liability risks and doubtful accounts increased substantially. Professional liability costs aggregated $45 million in 1999 compared to $18 million in 1998, while costs for doubtful accounts increased to $51 million in 1999 from $17 million in 1998.

   Nursing center professional liability costs have risen due to substantial increases in claims and litigation activity, particularly in the State of Florida. Growth in the provision for doubtful accounts was primarily attributable to changes in collection patterns. We are unable to predict with certainty whether these costs will increase or decrease in the future.

   Health Services Division--Rehabilitation Services

   Revenues declined 31% in 2000 to $135 million and 26% in 1999 to $196 million. Revenue declines in both periods were primarily attributable to reduced customer demand for ancillary services in response to fixed reimbursement rates under PPS and the elimination of unprofitable external contracts. Approximately one-half of the revenue decline in 2000 was attributable to company-operated nursing centers. Under PPS, the reimbursement for ancillary services provided to nursing center patients is a component of the total reimbursement allowed per nursing center patient. As a result, many nursing center customers (including our nursing centers) have elected to provide ancillary services to their patients through internal staff and no longer contract with outside parties for ancillary services.

   Rehabilitation services reported operating income of $8 million in 2000 compared to $3 million in 1999 and $18 million in 1998. Operating results for both 2000 and 1999 were adversely impacted by the decline in revenues. A significant portion of operating income in 2000 resulted from favorable adjustments for doubtful accounts based on collections from past due customers. In addition, effective January 1, 2000, revenues for rehabilitation services provided to company-operated nursing centers approximated the costs of providing such services. Accordingly, fiscal 2000 operating results do not reflect any operating income related to intercompany transactions. Operating results in 1999 also were negatively impacted as a result of a $26 million increase in the provision for doubtful accounts. Operating results in 1998 include a $12 million charge related to third-party reimbursements. While the health services division will continue to provide rehabilitation services to nursing center customers, revenues and operating income related to these services may continue to decline in 2001.

   Health Services Division--Other Ancillary Services

   Other ancillary services refers to certain ancillary businesses (primarily respiratory therapy) that were discontinued as part of the realignment of our former ancillary services division in the fourth quarter of 1999. Operating results for 2000 reflected a $4 million favorable adjustment for doubtful accounts resulting from collections from discontinued customer accounts. See note 4 of the notes to the consolidated financial statements for the year ended December 31, 2000 included in this prospectus for a description of the 1999 realignment of our ancillary services division.

   Hospital Division--Hospitals

   Revenues increased 19% in 2000 to $1.0 billion and declined 8% in 1999 to $851 million. Revenues for both 2000 and 1999 were adversely impacted by certain third-party reimbursement issues.

   Prior to September 1999, Medicare revenues recorded by our hospitals included reimbursement for expenses related to certain costs associated with hospital-based ancillary services provided by the former ancillary services division to our nursing center customers. As part of its investigation, the Department of Justice objected to including such costs on the Medicare cost reports filed by our hospitals. Medicare revenues related to the reimbursement of such costs aggregated $18 million in 1999 and $47 million in 1998. In connection with the negotiation of the government settlement, we agreed to discontinue recording such revenues beginning on September 1, 1999.

   We provide care to patients covered by Medicare supplement insurance policies which generally become effective when a patient's Medicare benefits are exhausted. Disputes related to the level of payments to our hospitals have arisen with private insurance companies issuing these policies as a result of different interpretations of policy provisions and federal and state laws governing the policies. While we continue to pursue favorable resolutions of these claims, provisions for loss aggregating $20 million and $19 million were recorded in 2000 and 1999, respectively.

   Revenues in 1999 were also reduced by adjustments for changes in estimates for certain third-party reimbursements aggregating $60 million.

   Excluding the effect of the previously discussed third-party reimbursement issues, revenues grew 13% to $1.03 billion in 2000 and 4% to $912 million in 1999 compared to $873 million in 1998. The increase was primarily attributable to patient day growth of 6% in 2000 and 4% in 1999. In addition, price increases to private payors also contributed to revenue growth in 2000. Price increases in 1999 were not significant.

   Hospital operating income in 2000 totaled $206 million compared to $132 million in 1999 and $247 million in 1998. Excluding the previously discussed third-party reimbursement issues, operating income totaled $226 million in 2000, $192 million in 1999 and $201 million in 1998. Growth in adjusted operating income in 2000 was primarily attributable to revenue growth. Adjusted operating income declined in 1999 compared to 1998 as a result of growth in labor costs.

   Hospital Division--Pharmacy

   Revenues increased 19% in 2000 to $204 million and 14% in 1999 to $171 million. The increase in both periods resulted primarily from growth in the number of nursing center customers and, in 1999, from price increases to company-operated nursing centers.

   Our pharmacies reported operating income of $7 million in 2000 compared to $342,000 in 1999 and $15 million in 1998. Operating income in 1999 was reduced by a $11 million increase in the provision for doubtful accounts compared to the prior year. Operating results in 1998 include the effect of approximately $8 million of charges recorded in the fourth quarter related to accounts receivable. We believe that operating income in both 2000 and 1999 was adversely impacted by pricing pressures associated with PPS for external customers.

   Corporate Overhead

   Operating income for our operating divisions excludes allocations of corporate overhead. These costs aggregated $114 million, $109 million and $126 million during each of the last three years, respectively. As a percentage of revenues (before eliminations), corporate overhead totaled 3.9% in 2000, 4.0% in 1999 and 4.1% in 1998.

   Unusual Transactions

   Operating results for each of the last three years include certain unusual transactions. These transactions are included in other operating expenses in the consolidated statement of operations (unless otherwise indicated) for the respective periods in which they were recorded. See note 6 of the notes to the consolidated financial statements for the year ended December 31, 2000 included in this prospectus.

   2000

   Operating results for 2000 include a $9.2 million write-off of an impaired investment recorded in the third quarter and a $4.5 million gain on the sale of a closed hospital recorded in the second quarter.

   1999

   The following table summarizes the pretax impact of unusual transactions recorded during 1999 (in millions):

                                                      Quarters
                                              -------------------------
                                              First Second Third Fourth   Year
                                              ----- ------ ----- ------  ------
(Income)/expense
Asset valuation losses:
  Long-lived asset impairment...............                     $330.4  $330.4
  Investment in Behavioral Healthcare
   Corporation..............................        $15.2                  15.2
Cancellation of software development
 project....................................          5.6                   5.6
Realignment of ancillary services division..                       56.3    56.3
Retirement plan curtailment.................                        7.3     7.3
Corporate properties........................                       (2.4)   (2.4)
                                               ---  -----   ---  ------  ------
                                               $ -  $20.8   $ -  $391.6  $412.4
                                               ===  =====   ===  ======  ======

   Long-lived asset impairment--Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS 121"), requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. SFAS 121 also requires that long-lived assets held for disposal be carried at the lower of carrying value or fair value less costs of disposal, once management has committed to a plan of disposal.

   Operating results and related cash flows for 1999 did not meet our expectations. These expectations were the basis upon which we valued our long-lived assets at December 31, 1998, in accordance with SFAS 121. In addition, certain events occurred in 1999 which had a negative impact on our operating results and are expected to impact negatively our operations in the future. In connection with the negotiation of the government settlement, we agreed to exclude certain expenses from our hospital Medicare cost reports beginning September 1, 1999 for which we had been reimbursed in prior years. Medicare revenues related to the reimbursement of such costs aggregated $18 million in 1999 and $47 million in 1998. In addition, hospital revenues in 1999 were reduced by approximately $19 million as a result of disputes with certain insurers who issued Medicare supplement insurance policies to individuals who became patients of our hospitals. We also reviewed the expected impact of the BBRA enacted in November 1999 (which provided a measure of relief for some of the impact of the Balanced Budget Act) and the realignment of our former ancillary services division completed in the fourth quarter of 1999. The actual and expected future impact of these issues served as an indication to us that the carrying values of our long-lived assets may be impaired.

   In accordance with SFAS 121, we estimated the future undiscounted cash flows for each of our facilities and compared these estimates to the carrying values of the underlying assets. As a result of these estimates, we reduced the carrying amounts of the assets associated with 71 nursing centers and 21 hospitals to their respective estimated fair values. The determination of the fair values of the impaired facilities was based upon the net present value of estimated future cash flows.

   A summary of the impairment charges follows (in millions):

                                                            Property and
                                                   Goodwill  Equipment   Total
                                                   -------- ------------ ------
Health services division..........................  $ 18.3     $ 37.7    $ 56.0
Hospital division.................................   198.9       75.5     274.4
                                                    ------     ------    ------
                                                    $217.2     $113.2    $330.4
                                                    ======     ======    ======

   Investment in Behavioral Healthcare Corporation--In connection with our merger with Transitional Hospitals Corporation, we acquired a 44% voting equity interest (61% equity interest) in Behavioral Healthcare Corporation, an operator of psychiatric and behavioral clinics. In the second quarter of 1999, we wrote off our remaining investment in Behavioral Healthcare Corporation aggregating $15.2 million as a result of deteriorating financial performance. See the discussion of unusual transactions recorded in 1998 for further information related to our investment in Behavioral Healthcare Corporation.

   Cancellation of software development project--In the second quarter of 1999, we canceled a nursing center software development project and charged previously capitalized costs to operations.

   Realignment of ancillary services division--As discussed in note 4 of the notes to the consolidated financial statements for the year ended December 31, 2000 included in this prospectus, we realigned our former ancillary services division in the fourth quarter of 1999. As a result, we recorded a charge aggregating $56.3 million, including the write-off of goodwill totaling $42.3 million. The remainder of the charge related to the write-down of certain equipment to net realizable value and the recording of employee severance costs.

   Retirement plan curtailment--In December 1999, the Board of Directors approved the curtailment of benefits under our supplemental executive retirement plan, resulting in an actuarially determined charge of

$7.3 million. Under the terms of the curtailment, plan benefits were vested for each eligible participant through December 31, 1999 and the accrual of future benefits under the plan was substantially eliminated. The Board of Directors also deferred the time at which certain benefits would be paid by us.

   Corporate properties--During 1999, we adjusted estimated property loss provisions recorded in the fourth quarter of 1998, resulting in a pretax credit of $2.4 million.

   1998

   The following table summarizes the pretax impact of unusual transactions recorded during 1998 (in millions):

                                                  Quarters
                                         ---------------------------
                                         First Second Third   Fourth   Year
                                         ----- ------ ------  ------  -------
(Income)/expense
Asset valuation losses:
  Long-lived asset impairment...........                      $307.8  $ 307.8
  Investment in Behavioral Healthcare
   Corporation..........................              $  8.5    43.1     51.6
  Wisconsin nursing center..............                        27.5     27.5
  Corporate properties..................       $ 8.8     2.9    15.1     26.8
  Acquired entities.....................                        13.5     13.5
Gain on sale of investments.............               (98.5)  (13.0)  (111.5)
Losses from termination of construction
 projects...............................                71.3             71.3
Spin-off transaction costs.............. $7.7    9.6                     17.3
Write-off of clinical information
 systems................................                        10.1     10.1
Doubtful accounts related to sold
 operations.............................                 9.6              9.6
Settlement of litigation................                         7.8      7.8
Loss on sale and closure of home health
 and hospice businesses.................         7.3                      7.3
                                         ----  -----  ------  ------  -------
                                         $7.7  $25.7  $ (6.2) $411.9  $ 439.1
                                         ====  =====  ======  ======  =======

   Long-lived asset impairment--As previously discussed, all of our nursing centers became subject to PPS effective July 1, 1998. During 1998, revenues recorded under PPS in our health services division were substantially less than the cost-based reimbursement we received before the enactment of the Balanced Budget Act.

   The Balanced Budget Act also reduced payments to our hospitals by reducing incentive payments pursuant to TEFRA, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a general acute care hospital. These reductions, most of which became effective in 1998, had a material adverse impact on our hospital revenues.

   We provide ancillary services to both company-operated and non-affiliated nursing centers. While most of the nursing center industry became subject to PPS on or after January 1, 1999, we believe that our ability to maintain services and revenues was impacted adversely during 1998, particularly in the third and fourth quarters, since nursing centers were reluctant to enter into ancillary service contracts while transitioning to the new fixed payment system under PPS. Medicare reimbursements to nursing centers under PPS include substantially all services provided to patients, including ancillary services. We believe that the decline in demand for our ancillary services in 1998, particularly respiratory therapy and rehabilitation therapy, was mostly attributable to efforts by nursing center customers to reduce operating costs. In addition, as a result of these regulatory changes, many nursing centers began providing ancillary services to their patients through internal staff and no longer contracted with outside parties for ancillary services.

   In January 1998, CMS issued rules changing Medicare reimbursement guidelines for therapy services provided by us. Under these rules, CMS established salary equivalency limits for speech and occupational therapy services and revised limits for physical and respiratory therapy services. The new limits became effective for services provided on or after April 10, 1998 and negatively impacted operating results of our ancillary services businesses in 1998.

   These significant regulatory changes and the impact of such changes on our operating results in the third and fourth quarters of 1998 served as an indication to us that the carrying values of the assets of our nursing center and hospital facilities, as well as certain portions of our ancillary services business, may be impaired.

   In accordance with SFAS 121, we estimated the future undiscounted cash flows for each of our facilities and ancillary services lines of business and compared these estimates to the carrying values of the underlying assets. As a result of these estimates, we reduced the carrying amounts of the assets associated with 110 nursing centers, 12 hospitals and a portion of the goodwill associated with our rehabilitation therapy business to their respective estimated fair values. The determination of the fair values of the impaired facilities and rehabilitation therapy business was based upon the net present value of estimated future cash flows.

   A summary of the impairment charges follows (in millions):

                                                             Property and
                                                    Goodwill  Equipment   Total
                                                    -------- ------------ ------
Health services division:
  Nursing centers..................................  $ 27.7     $ 71.6    $ 99.3
  Ancillary services...............................    99.2        0.2      99.4
Hospital division..................................    74.4       34.7     109.1
                                                     ------     ------    ------
                                                     $201.3     $106.5    $307.8
                                                     ======     ======    ======

   In addition to the above impairment charges, the amortization period for the remaining goodwill associated with our rehabilitation therapy business was reduced from forty years to seven years, effective October 1, 1998. We believed that the provisions of the Balanced Budget Act altered the expected long-term cash flows and business prospects associated with this business to such an extent that a shorter amortization period was deemed appropriate. The change in the amortization period resulted in an additional pretax charge to operations of $6.4 million in the fourth quarter of 1998. In the fourth quarter of 1999, in connection with the realignment of our former ancillary services division, we wrote off all of the goodwill associated with the rehabilitation therapy business. See note 6 of the notes to the consolidated financial statements for the year ended December 31, 2000 included in this prospectus.

   Investment in Behavioral Healthcare Corporation--Subsequent to our merger with Transitional Hospitals Corporation, we had been unsuccessful in our attempts to sell our investment in Behavioral Healthcare Corporation. In July 1998, we entered into an agreement to sell our interest in Behavioral Healthcare Corporation for an amount less than its carrying value and accordingly, a provision for loss of $8.5 million was recorded during the third quarter. In November 1998, the agreement to sell our interest in Behavioral Healthcare Corporation was terminated by the prospective buyer, indicating to us that the carrying amount of our investment may be impaired. Following an independent appraisal, we recorded a $43.1 million write-down of the investment in the fourth quarter of 1998. The net carrying amount of the investment aggregated $20.0 million at December 31, 1998.

   Wisconsin nursing center--We recorded an asset impairment charge of $27.5 million in the fourth quarter of 1998 related to a nursing center in Wisconsin that is leased from Ventas. The impairment resulted primarily from certain fourth quarter regulatory actions by state and federal agencies with respect to the operation of the facility. In the fourth quarter of 1998, the facility reported a pretax loss of $4.2 million and is not expected to generate positive cash flows in the future.

   Corporate properties and acquired entities--During 1998, we recorded $26.8 million of charges related to the valuation of certain corporate assets, the most significant of which relates to previously capitalized amounts and expected property disposal losses associated with the cancellation of a corporate headquarters construction project. We also recorded $13.5 million of asset write-downs associated with our merger with The Hillhaven Corporation, TheraTx, Incorporated and Transitional Hospitals Corporation, including provisions for obsolete or abandoned computer equipment and miscellaneous receivables.

   Gain on sale of investments--In September 1998, we sold our investment in our assisted living affiliate, Atria Communities, Inc., for $177.5 million in cash and an equity interest in the surviving corporation, resulting in a gain of $98.5 million. In November 1998, our investment in Colorado MEDtech, Inc. was sold at a gain of $13.0 million. Proceeds from the sale were $22.0 million.

   Losses from termination of construction projects--In the third quarter of 1998, as a result of substantial reductions in Medicare reimbursement to our nursing centers and hospitals in connection with the Balanced Budget Act, we determined to suspend all acquisition and development activities, terminate the construction of substantially all of our development properties, and close two recently acquired hospitals. Accordingly, we recorded pretax charges aggregating $71.3 million, of which $53.9 million related to the cancellation of construction projects and the remainder related to the planned closure of the hospitals. In connection with the construction termination charge, we decided that we would not replace certain facilities that previously were accounted for as assets intended for disposal. Accordingly, the $53.9 million charge discussed above included a $10.0 million reversal of a previously recorded valuation allowance (the amount necessary to reduce the carrying value to fair value less costs of disposal) related to such facilities.

   Spin-off transaction costs--The spin-off was completed on May 1, 1998. Direct costs related to the transaction totaled $17.3 million and primarily included costs for professional services.

   Write-off of clinical information systems--During 1997, we began the installation of our proprietary clinical information system, ProTouch(TM), in several of our nursing centers. During the pilot process, we determined that ProTouch(TM) did not support effectively the nursing center processes, especially in facilities with lower acuity patients. Accordingly, we determined in the fourth quarter of 1998 to remove ProTouch(TM) from these facilities during 1999. A loss of $10.1 million was recorded to reflect the write-off of the equipment and estimated costs of removal from the facilities.

   Doubtful accounts related to sold operations--In the third quarter of 1998, we recorded $9.6 million of additional provisions for doubtful accounts for accounts receivable associated with previously sold facilities.

   Settlement of litigation--We settled a legal action entitled Highland Pines Nursing Center, Inc., et al. v. TheraTx, Incorporated, et al. (assumed in connection with our merger with TheraTx, Incorporated) which resulted in a payment of $16.2 million. Approximately $7.8 million of the settlement was charged to earnings in the fourth quarter of 1998, and the remainder of such costs had been previously accrued in connection with the purchase price allocation.

   Loss on sale and closure of home health and hospice businesses--We began operating our home health and hospice businesses in 1996. These operations generally were unprofitable. In the second quarter of 1998, we decided to cease operations and either close or sell these businesses, resulting in a loss of $7.3 million.

   Capital Costs

   Upon completion of our spin-off from Ventas, we leased substantially all of our facilities. Prior thereto, we owned 271 facilities and leased 80 facilities from third parties. Depreciation and amortization, rent and net interest costs aggregated $436 million in 2000, $474 million in 1999 and $461 million in 1998. Rent expense incurred by us in connection with our original master lease agreements aggregated $230 million in 2000, $225 million in 1999 and $148 million for the eight months ended December 31, 1998. In connection with the spin-off in 1998, approximately $992 million of long-term debt was retained by Ventas.

   During the pendency of our Chapter 11 cases, we continued to record the entire contractual amount of interest expense related to our former credit agreement and the rents due to Ventas under the original master lease agreements. No interest payments were made related to the former credit agreement following the filing of our Chapter 11 cases. In accordance with a stipulation agreement with Ventas, we paid a reduced aggregate monthly rent of approximately $15.1 million.

   No interest costs were recorded related to our former $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 since the filing of our Chapter 11 cases. Contractual interest expense for our $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 not recorded in the consolidated statement of operations aggregated $30 million in 2000 and $9 million in 1999.

   Fourth Quarter Adjustments

   Preparation of the financial statements requires a number of estimates and judgments that are based upon the best available evidence at the time. In addition, we regularly review the methods used to recognize revenues and allocate costs to ensure that our financial statements reflect properly the results of interim periods.

   In addition to the unusual transactions previously discussed, during the fourth quarter of 1999 and 1998, we recorded certain adjustments which significantly impacted our operating results. A summary of such adjustments follows (in millions):

                                              (Restated)
                         -----------------------------------------------------
                          Health Services
                             Division      Hospital Division
                         ----------------- ------------------
                         Nursing Ancillary
                         Centers Services  Hospitals Pharmacy Corporate Total
                         ------- --------- --------- -------- --------- ------
1999
  (Income)/expense
  Provision for doubtful
   accounts.............  $40.2    $26.8     $ 6.5    $ 8.9             $ 82.4
  Medicare supplement
   insurance disputes...                      18.8                        18.8
  Third-party
   reimbursements and
   contractual
   allowances, including
   amounts due from
   government agencies
   and other payors that
   are subject to
   dispute..............    2.0               59.6                        61.6
  Professional liability
   risks................   14.7      0.4       1.8      0.1               17.0
  Employee benefits.....   (6.3)    (1.5)     (1.8)                       (9.6)
  Incentive
   compensation.........    2.2               (1.9)    (1.1)              (0.8)
  Inventories...........    0.9                         6.3                7.2
  Other.................    1.7     (0.4)      2.0     (4.4)   $ (2.8)    (3.9)
                          -----    -----     -----    -----    ------   ------
                          $55.4    $25.3     $85.0    $ 9.8    $ (2.8)  $172.7
                          =====    =====     =====    =====    ======   ======

                                               (Restated)
                          -----------------------------------------------------
                           Health Services
                              Division       Hospital Division
                          ------------------ ------------------
                          Nursing  Ancillary
                          Centers  Services  Hospitals Pharmacy Corporate Total
                          -------  --------- --------- -------- --------- -----
1998
  (Income)/expense
  Provision for doubtful
   accounts.............. $ 14.0     $ 6.8     $ 5.7    $ 2.5             $29.0
  Third-party
   reimbursements and
   contractual
   allowances, including
   amounts due from
   government agencies
   and other payors that
   are subject to
   dispute...............    4.8      11.5      11.4                       27.7
  Change in goodwill
   amortization period
   related to
   rehabilitation therapy
   business..............              6.4                                  6.4
  Taxes other than
   income................                                         $ 6.4     6.4
  Professional liability
   risks.................    3.5       0.2       1.8                        5.5
  Compensated absences...    2.1       1.3      (0.8)               0.7     3.3
  Incentive
   compensation..........   (1.0)     (0.4)     (0.8)    (0.1)     (2.9)   (5.2)
  Litigation and
   regulatory actions....                                           3.5     3.5
  Miscellaneous
   receivables...........                                 5.2               5.2
  Gain on sale of
   assets................             (2.0)                                (2.0)
  Other..................    1.2       0.4      (1.0)     0.3       3.7     4.6
                          ------     -----     -----    -----     -----   -----
                          $ 24.6     $24.2     $16.3    $ 7.9     $11.4   $84.4
                          ======     =====     =====    =====     =====   =====

   We regularly review our accounts receivable and record provisions for loss based upon the best available evidence. Factors such as changes in collection patterns, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors (including both government and non-government sources), the effect of increased regulatory activities, general industry conditions and our financial condition and that of our ancillary service customers, among other things, are considered by us in determining the expected collectibility of accounts receivable.

   During 1999 and 1998, we recorded significant adjustments in the fourth quarter related to contractual allowances and doubtful accounts in each of our divisions. These adjustments represented changes in estimates resulting from our assessment of our collection processes, the general financial deterioration of the long-term healthcare industry and, in 1999, the realignment of our former ancillary services division (including the cancellation of unprofitable contracts and the discontinuance of certain services) and the filing of our Chapter 11 cases in September 1999.

   In addition, we recorded a significant adjustment in the fourth quarter of 1999 related to professional liability risks. This adjustment was recorded based upon actuarially determined estimates completed in the fourth quarter and reflected a substantial increases in claims and litigation activity in our nursing center business during 1999. We believe that cost increases for professional liability risks are negatively impacting other providers in the long-term healthcare industry and expect that our operating results in the future may be impacted negatively by additional professional liability costs. See note 10 of the notes to the consolidated financial statements for the year ended December 31, 2000 included in this prospectus.

   Income Taxes

   Prior to 1998, we believed that recorded deferred tax assets ultimately would be realized. Our conclusions at that time were based primarily on the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1997. For the fourth quarter of 1998, we reported a pretax loss of $512 million. Additionally, we revised our operating budgets as a result of the Balanced Budget Act and the less than expected operating results in 1998. Based upon those revised forecasts, we did not believe that we could generate sufficient taxable income to realize the net deferred tax assets recorded at December 31, 1998. Accordingly, we recorded a deferred tax valuation allowance aggregating $205 million in the fourth quarter of 1998. Deferred tax valuation allowances recorded in 1999 and 2000 totaled $155 million and $12 million, respectively. The deferred tax valuation allowance included in the consolidated balance sheet at December 31, 2000 totaled $372 million. See note 9 of the notes to the consolidated financial statements for the year ended December 31, 2000 included in this prospectus.

   Consolidated Results

   We reported a pretax loss from operations before reorganization costs of $50 million in 2000 compared to $686 million in 1999 and $502 million in 1998. Reorganization costs in 2000 and 1999 aggregating $13 million and $19 million, respectively, principally comprised of professional fees and, in 1999, certain management incentive payments incurred in connection with our restructuring activities.

   The net loss from operations in 2000 totaled $65 million compared to $705 million in 1999 and $578 million in 1998 (including charges to record the deferred tax valuation allowance).

   Effective January 1, 1999, we adopted the provisions of the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which requires us to expense start-up costs, including organizational costs, as incurred. In accordance with the provision of SOP 98-5, we wrote off $8.9 million of such unamortized costs as a cumulative effect of a change in accounting principle in the first quarter of 1999. The pro forma effect of the change in accounting for start-up costs, assuming the change occurred on January 1, 1998, was not significant.

   In conjunction with the spin-off from Ventas in 1998, we incurred an extraordinary loss on extinguishment of debt aggregating $78 million.

   Liquidity

   On September 14, 1999, we received approval from the Bankruptcy Court to pay pre-petition and post-petition employee wages, salaries, benefits and other employee obligations. The Bankruptcy Court also approved orders granting authority, among other things, to pay pre-petition claims of certain critical vendors, utilities and patient obligations. All other pre-petition liabilities were classified in our consolidated balance sheet as liabilities subject to compromise. We paid the post-petition claims of all vendors and providers in the ordinary course of business.

   In connection with our Chapter 11 cases, we entered into debtor-in-possession financing aggregating $100 million. The Bankruptcy Court granted final approval of the debtor-in-possession financing on October 1, 1999. The debtor-in-possession financing was initially comprised of a $75 million tranche A loan and a $25 million tranche B loan. Interest was payable at prime plus 2 1/2% on the tranche A loan and prime plus 4 1/2% on the tranche B loan.

   Available aggregate borrowings under the tranche A loan were initially limited to $45 million in September 1999 and increased to $65 million in October 1999, $70 million in November 1999 and $75 million thereafter.

   We reported a net loss from operations in 1998 aggregating $578 million, resulting in certain financial covenant violations under our former $1.0 billion credit agreement. Prior to the commencement of our Chapter 11 cases, we received a series of temporary waivers of these covenant violations. The waivers generally included certain borrowing limitations under the $300 million revolving credit portion of the former credit agreement. The final waiver was scheduled to expire on September 24, 1999.

   We were informed on April 9, 1999 by CMS that the Medicare program had made a demand for repayment of approximately $90 million of reimbursement overpayments. On April 21, 1999, we reached an agreement with CMS to extend the repayment of such amounts over 60 monthly installments. Under the CMS agreement, non-interest bearing monthly payments of approximately $1.5 million commenced in May 1999. Beginning in December 1999, interest began to accrue on the balance of the overpayments at a statutory rate approximating 13.4%, resulting in a monthly payment of approximately $2.0 million through March 2004. If we are delinquent with two consecutive payments, the CMS agreement would be defaulted and all subsequent Medicare reimbursement payments to us might be withheld. Amounts due under the CMS agreement aggregated $63.4 million at December 31, 2000 and were classified as liabilities subject to compromise in our consolidated balance sheet. We received Bankruptcy Court approval to continue to make the monthly payments under the CMS agreement during the pendency of our Chapter 11 cases.

   On May 3, 1999, we elected not to make the interest payment of approximately $14.8 million due on our former $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005. The failure to pay interest resulted in an event of default under these notes.

   In accordance with SOP 90-7, outstanding borrowings under the former credit agreement ($511 million) and the principal amount of our former 9 7/8% Guaranteed Senior Subordinated Notes due 2005 ($300 million) were presented as liabilities subject to compromise in our consolidated balance sheet at December 31, 2000. If our Chapter 11 cases had not been filed, we would have reported a working capital deficit approximating $942 million at December 31, 2000. No interest costs were recorded related to our former 9 7/8% Guaranteed Senior Subordinated Notes due 2005 following the filing of our Chapter 11 cases. Contractual interest expense for these notes not recorded in the consolidated statement of operations aggregated $30 million in 2000 and $9 million in 1999.

   As previously reported, we were informed by the Department of Justice that we and Ventas were the subjects of ongoing investigations into various Medicare reimbursement issues, including hospital cost reporting issues, ancillary services billing practices and various quality of care issues in the hospitals and nursing centers formerly operated by Ventas and currently operated by us. In connection with our Fourth Amended Joint Plan of Reorganization, the claims of the Department of Justice were settled through the government settlement. The government settlement also provides for the dismissal of certain pending claims and lawsuits filed against us.

   As a result of the uncertainty related to our Chapter 11 cases, the original report of our independent accountants, PricewaterhouseCoopers LLP, referred to our ability to continue as a going concern at December 31, 2000 and December 31, 1999. As a result of our net loss in 1998, our working capital deficiency and our covenant defaults under our former credit agreement at December 31, 1998, the report of our former independent accountants, Ernst & Young LLP, refers to our ability to continue as a going concern at December 31, 1998.

   Cash provided by operations before reorganization costs totaled $194 million for 2000 compared to $247 million for 1999 and $323 million for 1998. Cash flows in 1999 and 1998 were unusually high due to growth in amounts due to third parties. Overpayments from third-party payors resulted from the Medicare program continuing to reimburse our nursing centers under the prior cost-based reimbursement system after our nursing centers had converted to PPS.

   In January 2000, we filed our hospital cost reports for the year ended August 31, 1999. These documents are filed annually in settlement of amounts due to or from the various agencies administering the reimbursement programs. These cost reports indicated amounts due to Medicare aggregating $58 million. This liability arose during 1999 as part of our routine settlement of Medicare reimbursement overpayments. Such amounts were classified as liabilities subject to compromise in our consolidated balance sheet and, accordingly, no funds were disbursed by us in settlement of such pre-petition liabilities. Under the terms of our Fourth Amended Joint Plan of Reorganization, this obligation was discharged.

   Cash and cash equivalents totaled $185 million at December 31, 2000. Based upon our cash position, expected operating cash flows and capital spending, and the availability of borrowings under our debtor-in-possession financing, we believe that we have the necessary financial resources to satisfy our expected liquidity needs on both a short-term and long-term basis.

   Capital Resources

   Excluding acquisitions, capital expenditures totaled $80 million for 2000 compared to $111 million for 1999 and $267 million for 1998. Planned capital expenditures in 2001 (excluding acquisitions) are expected to approximate $75 million. We believe that our capital expenditure program is adequate to expand, improve and equip existing facilities.

   Capital expenditures during the last three years were financed primarily through internally generated funds. At December 31, 2000, the estimated cost to complete and equip construction in progress approximated $8 million.

   Proceeds from the sale of assets totaled $15 million in 2000, $12 million in 1999 and $237 million in 1998. Substantially all of the proceeds in 1998 were used to reduce long-term debt.

   At December 31, 1999, we were a party to certain interest rate swap agreements that eliminated the impact of changes in interest rates on $100 million of floating rate debt outstanding. The agreements provided for fixed rates on $100 million of floating rate debt at 6.4% plus 3/8% to 1 1/8% and expired in May 2000. We were not a party to any interest rate swap agreements at December 31, 2000.

   New Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of this new pronouncement apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

   In addition, the Financial Accounting Standards Board issued in June 2001 Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which establishes the accounting for goodwill and other intangible assets following their recognition. Statement No. 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination, and also applies to excess reorganization value recognized in accordance with SOP 90-7. The new pronouncement provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach. In addition, Statement No. 142 provides that intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement No. 142 will become effective for us beginning on January 1, 2002. Upon adoption, we will be required to perform a transitional impairment test for the excess reorganized value recorded as of January 1, 2002. Any impairment loss recorded as a result of the transitional impairment test will be treated as a change in accounting principle. Management expects that the annual impact of eliminating the amortization of excess reorganization value beginning on January 1, 2002 will approximately $8 million.

                                 Operating Data
                             (dollars in thousands)

                                                Year ended December 31,
                                          -------------------------------------
                                             2000         1999         1998
                                          -----------  -----------  -----------
Revenues:
Health services division:
 Nursing centers........................  $ 1,675,627  $ 1,594,244  $ 1,667,343
 Rehabilitation services................      135,036      195,731      264,574
 Other ancillary services...............            -       43,527      168,165
 Elimination............................      (77,191)    (128,267)    (124,500)
                                          -----------  -----------  -----------
                                            1,733,472    1,705,235    1,975,582
Hospital division:
 Hospitals..............................    1,007,947      850,548      919,847
 Pharmacy...............................      204,252      171,493      149,991
                                          -----------  -----------  -----------
                                            1,212,199    1,022,041    1,069,838
                                          -----------  -----------  -----------
                                            2,945,671    2,727,276    3,045,420
Elimination of pharmacy charges to our
 nursing centers........................      (57,129)     (61,635)     (45,681)
                                          -----------  -----------  -----------
                                          $ 2,888,542  $ 2,665,641  $ 2,999,739
                                          ===========  ===========  ===========
Income (loss) from operations
 (restated):
Operating income (loss):
 Health services division:
 Nursing centers........................  $   278,738  $   169,128  $   213,036
 Rehabilitation services................        8,047        2,891       18,398
 Other ancillary services...............        4,737        4,166       30,183
                                          -----------  -----------  -----------
                                              291,522      176,185      261,617
 Hospital division:
 Hospitals..............................      205,858      132,050      247,272
 Pharmacy...............................        7,421          342       15,301
                                          -----------  -----------  -----------
                                              213,279      132,392      262,573
 Corporate overhead.....................     (113,823)    (108,947)    (126,291)
 Unusual transactions...................       (4,701)    (412,418)    (439,125)
 Reorganization costs...................      (12,636)     (18,606)           -
                                          -----------  -----------  -----------
  Operating income (loss)...............      373,641     (231,394)     (41,226)
Rent....................................     (307,809)    (305,120)    (234,144)
Depreciation and amortization...........      (73,545)     (93,196)    (124,617)
Interest, net...........................      (55,038)     (75,254)    (102,320)
                                          -----------  -----------  -----------
Loss before income taxes................      (62,751)    (704,964)    (502,307)
Provision for income taxes..............        2,000          500       76,099
                                          -----------  -----------  -----------
                                          $   (64,751) $  (705,464) $  (578,406)
                                          ===========  ===========  ===========
Nursing center data (unaudited):
Revenue mix %:
 Medicare...............................         27.9         26.1         29.3
 Medicaid...............................         48.8         48.7         44.7
 Private and other......................         23.3         25.2         26.0
Patient days:
 Medicare...............................    1,541,934    1,436,288    1,498,968
 Medicaid...............................    7,735,567    7,718,963    7,746,401
 Private and other......................    2,302,794    2,501,188    2,693,897
                                          -----------  -----------  -----------
                                           11,580,295   11,656,439   11,939,266
                                          ===========  ===========  ===========
Average daily census....................       31,640       31,935       32,710
Occupancy %.............................         86.1         86.8         87.3


Hospital data (unaudited):
Revenue mix %:
 Medicare...............................         55.1         58.3         58.5
 Medicaid...............................         10.3         10.5          9.7
 Private and other......................         34.6         31.2         31.8
Patient days:
 Medicare...............................      704,152      669,976      647,283
 Medicaid...............................      134,754      119,849      121,538
 Private and other......................      205,757      192,476      178,667
                                          -----------  -----------  -----------
                                            1,044,663      982,301      947,488
                                          ===========  ===========  ===========
Average daily census....................        2,854        2,691        2,596
Occupancy %.............................         60.8         56.9         54.0

   Quantitative and Qualitative Disclosure About Market Risk at June 30, 2001

   The following discussion of our exposure to market risk contains "forward-looking statements" that involve risks and uncertainties. The information presented has been prepared utilizing certain assumptions considered reasonable in light of information currently available to us. Given the unpredictability of interest rates as well as other factors, actual results could differ materially from those projected in such forward-looking information.

   Our only significant exposure to market risk is changes in the London Interbank Offered Rate, which affect the interest paid on our borrowings.

   The following table provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by expected maturity date.

                           Interest Rate Sensitivity
                Principal (Notional) Amount by Expected Maturity
                             Average Interest Rate
                             (dollars in thousands)

                                       Expected Maturities                      Fair
                          ---------------------------------------------------  Value
                          2001   2002   2003  2004  2005  Thereafter  Total   6/30/01
                          -----  -----  ----  ----  ----  ---------- -------- --------
Liabilities:
Long-term debt,
 including amounts due
 within one year:
 Fixed rate.............  $ 350  $ 436  $197  $ 72  $ 48   $  1,433  $  2,536 $  2,930
 Average interest rate..   10.1%  10.0%  9.6%  8.5%  8.8%       8.8%
 Variable rate..........  $   -  $   -  $  -  $  -  $  -   $300,000  $300,000 $280,500
 Average interest rate
  (a)

---------------------
(a) Interest is payable, at our option, at one, two, three or six month London Interbank Offered Rate plus 4 1/2%.

                                    BUSINESS

   We are one of the largest providers of long-term healthcare services in the United States based on revenues. We are organized into two operating divisions: the health services division, which provides long-term care services by operating nursing centers and a rehabilitation therapy business and the hospital division, which provides long-term acute care services to medically complex patients by operating hospitals and an institutional pharmacy business. We believe that the independent focus of each division on the unique aspects and quality concerns of its business enhances its ability to attract patients, improve operations and achieve cost containment objectives. As of June 30, 2001, we operated 315 nursing centers with 40,607 licensed beds in 32 states and 56 hospitals with 4,867 licensed beds in 23 states. For the year ended December 31, 2000, we generated revenues before eliminations of $2.9 billion, of which 59% was generated by our health services division and 41% was generated by our hospital division. We believe that demand for long-term care at all levels of the continuum of care is increasing and that we are well-positioned to expand our business by continuing to provide high-quality long-term care to our residents and patients.

Competitive Strengths

   Premier Long-Term Acute Care Hospital Operator. Since opening our first hospital in 1985, we have grown into the largest network of long-term acute care hospitals in the United States based on revenues. As of June 30, 2001, we operated 56 hospitals in 23 states. As a result of our commitment to the long-term acute care business and our comprehensive program of care for medically complex patients, we believe that we are the premier operator of long-term acute care hospitals in the United States.

   Proven Management Team. Our senior management team has an average of 22 years of experience in the healthcare industry, offering a breadth of experience in the operation of nursing centers and long-term acute care hospitals.

   Geographic Diversity and Independent Business Lines. We believe the geographic diversity of our nursing centers and hospitals and our two independent business lines reduce our exposure to any single state Medicaid reimbursement source and adverse regional and local economic conditions, including those relating to the availability and cost of labor, materials and other services.

   Economies of Scale. In addition to operating the largest network of long-term acute care hospitals in the United States, we are the fourth largest operator of nursing centers in the United States based on revenues. The scale of our operations allows us to achieve cost efficiencies and gives us an advantage in negotiating contracts with suppliers, vendors, commercial insurers and other third parties. Due to our size, we have the ability to centralize various administrative services and spread the costs of these services over our entire base of operations. We believe that our scale will allow us to assimilate acquired facilities into our operations more efficiently.

   Use of Industry-Leading Information Technology to Enhance Operational Performance. We believe our industry-leading information technology allows us to operate efficiently and effectively under fixed reimbursement systems and increased regulatory compliance requirements. Our information systems architecture provides a reliable, scalable infrastructure that is designed to efficiently accommodate the operations of additional facilities in the future. We are able to access sophisticated clinical and financial management information at a local, regional and corporate level, which enhances our ability to manage operational performance. Moreover, company-wide access to various data through internet-based solutions has improved operating efficiencies and reduced administrative costs. Our information systems network allows us to operate over 8,000 distributed personal computers and 600 centrally located servers on a continuous basis.

Health Services Division

   Our health services division provides high-quality, cost-effective long-term care through the operation of a national network of 315 nursing centers (40,607 licensed beds) located in 32 states and a rehabilitation therapy business. Through our nursing centers, we provide residents with long-term care services, a full range of pharmacy, medical and clinical services and routine services, including daily dietary, social and recreational services. We also provide rehabilitation services, including physical, occupational and speech therapies to our residents as well as to residents in nursing facilities operated by other parties. For the year ended December 31, 2000, the health services division generated $1.7 billion in revenues.

   In addition, at more than 80 of our nursing centers, we offer specialized programs for patients suffering from Alzheimer's disease. Within these nursing centers, we provide quality care to these patients by dedicating to them separate units run by teams of professionals that specialize in the unique problems experienced by Alzheimer's patients. We believe that we are a leading provider of nursing care to patients with Alzheimer's disease, based on the specialization and size of our program for caring for these patients.

   We monitor and enhance the quality of care at our nursing centers through the use of quality assurance and performance improvement committees as well as family satisfaction surveys. Our quality assurance and performance improvement committees oversee patient healthcare needs and patient and staff safety. Physicians serve on these committees as medical directors and advise on healthcare policies and practices. We conduct surveys of patients' families periodically and these surveys are reviewed by our performance improvement committees at each facility to promote quality patient care. Substantially all of our nursing centers are certified to provide services under Medicare and Medicaid programs. Our centers have been certified because the quality of our accommodations, equipment, services, safety, personnel, physical environment and policies and procedures meet or exceed the standards of certification set by those programs.

   Health Services Division Strategy

   Our goal is to become the provider of choice in the markets our health services division serves, which we believe will allow us to increase our patient census and enhance our payor mix. In addition, we have implemented several initiatives to improve our profitability. To supplement these internally-focused initiatives, we intend to expand selectively our operations through development and acquisition activities. The principal elements of our health services division strategy are:

   Providing Quality, Clinical-Based Services. The health services division is focused on qualitative and quantitative clinical performance indicators with the goal of providing quality care under the cost containment objectives imposed by government and private payors. In an effort to improve the quality of the services we deliver, we intend to pursue an aggressive plan to:

  . hire and retain quality healthcare personnel by becoming the employer of choice in the industry,

  . establish improved processes to monitor and promote our patient care objectives,

  . integrate clinical advice of our chief medical officer and other physicians into our operational procedures, and

  .  develop and enhance our internal training programs.

   Enhancing Sales and Marketing Programs. We conduct our nursing center marketing efforts, which focus on the quality of care provided at our facilities, at the local market level through our nursing center administrators and admissions coordinators. The marketing efforts of our nursing center personnel are supplemented by strategies provided by our regional marketing staffs. In order to increase awareness of our services and the provision of quality care, we intend to:

  . direct a targeted marketing effort at the elderly population, which we believe is the fastest growing segment in the U.S. and which will, therefore, be the driving force behind the growth in our industry in the coming years,

  .  improve our relationships with local referral sources, and

  . employ a business development director to identify and develop market needs analyses.

   Increasing Operating Efficiency. The health services division continually seeks to improve operating efficiency with a view to maintaining high-quality care in an environment that demands an increasingly greater control of costs. We believe that operating efficiency is critical in maintaining our position as a leading provider of nursing center services in the United States. In our effort to improve operating efficiency we have:

  . centralized administrative functions such as accounting, payroll, legal, reimbursement, compliance and human resources,

  . developed an industry-leading management information system to aid in financial reporting as well as billing and collecting, and

  .  focused our efforts to hire and retain quality personnel.

   Managing Efficient Delivery of Ancillary Services. We are dedicated to providing quality nursing services to the patients in our facilities while at the same time optimizing our operating efficiency. We realigned and refocused our ancillary services business in response to the decline in the demand for ancillary services that followed the implementation of PPS. Today, our nursing centers generally provide ancillary services to their patients through the use of internal staff. We are continuing to refine the delivery of ancillary services to external customers to maintain profitability under the cost constraints of the prospective payment system. Accordingly, over the past 24 months, the health services division has terminated many unprofitable external ancillary services contracts and does not intend to emphasize the marketing of ancillary services contracts to third parties.

   Expanding Selectively Through Acquisitions and Development Activities. We believe that we are well positioned strategically and financially to pursue opportunities to expand our business through acquisitions and development activities on a selective basis. We will evaluate development opportunities to expand our operations, either through acquiring or leasing individual or small portfolios of nursing facilities in selected markets or by managing third parties' operations. We also will evaluate opportunities to acquire companies with operations in attractive markets.

   Nursing Center Facilities

   The following table lists by state the number of nursing centers and related licensed beds owned by us, leased from Ventas and other third parties, or managed by us as of June 30, 2001:

                                                     Number of Facilities
                                              ----------------------------------
                                                           Leased
                                                    Leased  from
                                     Licensed Owned  from   Other
State                                  Beds   by Us Ventas Parties Managed Total
-----                                -------- ----- ------ ------- ------- -----
Alabama(1)..........................     781     -     3       1       2      6
Arizona.............................   1,393     -     6       -       6     12
California..........................   2,205     1    11       4       2     18
Colorado............................     695     -     4       1       -      5
Connecticut(1)......................     983     -     8       -       -      8
Florida(1)..........................   2,713     2    15       1       2     20
Georgia(1)..........................   1,211     -     5       4       -      9
Idaho...............................     880     1     8       -       -      9
Indiana.............................   5,071     -    14      15       6     35
Kentucky(1).........................   2,076     1    12       4       -     17
Louisiana(1)........................     485     -     -       1       2      3
Maine(1)............................     775     -    10       -       -     10
Massachusetts(1)....................   4,181     -    31       3       3     37
Mississippi(1)......................     125     -     -       1       -      1
Missouri(1).........................     400     -     -       3       -      3
Montana(1)..........................     446     -     2       1       -      3
Nebraska(1).........................     163     -     1       -       -      1
Nevada(1)...........................     180     -     2       -       -      2
New Hampshire(1)....................     622     -     3       -       1      4
North Carolina(1)...................   2,764     -    19       4       -     23
Ohio(1).............................   2,155     -    11       4       1     16
Oregon(1)...........................     254     -     2       -       -      2
Pennsylvania........................     200     -     1       1       -      2
Rhode Island(1).....................     201     -     2       -       -      2
Tennessee(1)........................   2,541     -     4      11       -     15
Texas...............................   1,521     -     1       2       8     11
Utah................................     848     -     5       1       1      7
Vermont(1)..........................     310     -     1       -       1      2
Virginia(1).........................     629     -     4       -       -      4
Washington(1).......................   1,012     1     9       -       -     10
Wisconsin(1)........................   2,336     -    12       2       -     14
Wyoming.............................     451     -     4       -       -      4
                                      ------   ---   ---     ---     ---    ---
  Total.............................  40,607     6   210      64      35    315
                                      ======   ===   ===     ===     ===    ===

---------------------
(1) These states have certificate of need regulations (see "--Government Regulation--Certificates of Need and State Licensing").

   Health Services Division Management and Operations

   Each of our nursing centers is managed by a state-licensed administrator who is supported by other professional personnel, including a director of nursing, staff development professional (responsible for employee training), activities director, social services director, business office manager and, in general, physical, occupational and speech therapists. The directors of nursing are state-licensed nurses who supervise our nursing staffs that include registered nurses, licensed practical nurses and nursing assistants. Staff size and composition vary depending on the size and occupancy of each nursing center and on the type of care provided by the nursing center. The nursing centers contract with physicians who provide medical director services and serve on quality assurance committees. We provide our facilities with centralized information systems, human resources management, state and federal reimbursement assistance, state licensing and certification maintenance, legal, finance and accounting support and purchasing and facilities management. The centralization of these services improves efficiency and permits facility staff to focus on the delivery of high quality nursing services.

   Our health services division is managed by a divisional president and a chief financial officer. Our nursing center operations are divided into four geographic regions, each of which is headed by an operational vice president. These four operational vice presidents report to the divisional president. The ancillary services operations also are managed by a vice president who reports to the divisional president. The clinical issues and quality concerns of the health services division are managed by the division's chief medical officer and vice president of clinical operations. District and/or regional staff in the areas of nursing, dietary and rehabilitation services, state and federal reimbursement, human resources management, maintenance, sales and financial services supports the health services division. Regional and district nursing professionals visit each nursing center periodically to review practices and, where necessary, recommend improvements in the level of care provided.

Hospital Division

   Our hospital division primarily provides long-term acute care services to medically complex patients through the operation of a national network of 56 hospitals (including four hospitals certified as general acute care hospitals) with 4,867 licensed beds located in 23 states. We opened our first long-term acute care hospital in 1985 and today operate the largest network of long-term acute care hospitals in the United States based on revenues. As a result of our commitment to the long-term acute care business, we have developed a comprehensive program of care for medically complex patients which allows us to deliver high-quality care in a cost-effective manner. In addition, the hospital division operates an institutional pharmacy business, which focuses on providing a full array of institutional pharmacy services to nursing centers and specialized care centers, including the nursing centers we operate. For the year ended December 31, 2000, the hospital division generated $1.2 billion in revenues.

   In addition to our long-term care hospitals, the hospital division operates four hospitals licensed as general acute care hospitals. A number of the hospital division's long-term acute care hospitals also provide outpatient services. General acute care and outpatient services may include inpatient services, diagnostic services, CT scanning, one-day surgery, laboratory, X-ray, respiratory therapy, cardiology and physical therapy.

   In our hospitals, we treat medically complex patients who suffer from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders, developmental anomalies and cardiopulmonary disorders. In particular, we have a core competency in treating patients with pulmonary disorders. Medically complex patients often are dependent on technology, such as mechanical ventilators, total parental nutrition, respiratory or cardiac monitors and dialysis machines, for continued life support. Approximately 50% of our medically complex patients are ventilator-dependent for some period of time during their hospitalization. During 2000, the average length of stay for patients in our long-term care hospitals was approximately 36 days. Although the hospital division's patients range in age from pediatric to geriatric, approximately 70% of these patients are over 65 years of age.

   Our hospital division patients have conditions which require a high level of monitoring and specialized care, yet may not need the services of a traditional intensive care unit. Due to their severe medical conditions, these patients generally are not clinically appropriate for admission to a nursing center and their medical conditions are periodically or chronically unstable. By combining selected general acute care services with the ability to care for medically complex patients, we believe that our long-term acute care hospitals provide their patients with high quality, cost-effective care.

   Our long-term acute care hospitals employ a comprehensive program of care for their medically complex patients which draws upon the talents of interdisciplinary teams, including physician specialists. The teams evaluate medically complex patients upon admission to determine treatment programs. Our hospital division has developed specialized treatment programs focused on the needs of medically complex patients. Where appropriate, the treatment programs may involve the services of several disciplines, such as pulmonary medicine, physical medicine and their respective therapies. In our treatment programs, we emphasize individual attention to patients.

   Hospital Division Strategy

   Our goal is to remain a leading operator of long-term acute care hospitals in terms of both quality of care and operating efficiency. Our strategies for achieving this goal include:

   Maintaining High Quality of Care. The hospital division differentiates its hospitals through its ability to care for medically complex patients in a high-quality, cost-effective setting. We are committed to maintaining and improving the quality of our patient care by dedicating appropriate resources to each facility and refining our clinical initiatives. In this regard, we have taken the following measures to improve and maintain the quality of care at our hospitals:

  . Established an integrated quality assessment and improvement program, administered by a quality review manager, which encompasses utilization review, quality improvement, infection control and risk management.

  . Developed and implemented a patient classification system called CustomCare that is designed to ensure that patients receive the necessary level of care. This model allows the hospital division to monitor employee skill mix and manage labor costs.

  . Maintained a strategic outcomes program, which includes a concurrent review of all of its patient population against utilization and quality screenings, as well as quality of life outcomes data collection and patient and family satisfaction surveys.

  . Implemented a program whereby our hospitals are reviewed by internal quality auditors for compliance with standards of the Joint Commission on Accreditation of Health Care Organizations.

  . Attempted to attract the highest quality of professional staff within each market. The hospital division believes that its future success will depend in part upon its continued ability to hire and retain qualified healthcare personnel.

  . Incorporated the clinical advice of our chief medical officer and other physicians into our operational procedures.

   Improving Operating Efficiency. The hospital division is continually focused on improving operating efficiency and controlling costs while maintaining quality patient care. Our hospital division seeks to improve operating efficiencies and control costs by standardizing operations and optimizing the skill mix of its staff based on the hospital's occupancy and the clinical needs of its patients. The initiatives we have undertaken to control our costs and improve efficiency include:

  . managing pharmacy costs through adherence to formularies and utilization management and leveraging drug costs through participation in a group purchasing organization,

  . centralizing administrative functions such as accounting, payroll, legal, reimbursement, compliance and human resources, and

  . utilizing industry-leading management information technology to aid in financial reporting as well as billing and collecting.

   Growing Through Business Development and Acquisitions. Our growth strategy is focused on the development and expansion of our services:

  . Hospital-in-Hospital. We look to partner with non-Kindred hospitals in order to operate 30 to 40 long-term acute care hospital beds within the partner hospital. Under such arrangements, we would lease space and ancillary services from our partners and provide them with the option to discharge their patients into our care.

  . Pulmonary Units. We seek to operate 20 to 30 bed specialty pulmonary care units within non-Kindred hospitals in attractive markets. Under such arrangements we would lease space and ancillary services from our partners. We believe that such arrangements will serve as bridges to broader hospital-in-hospital opportunities and relationships within these markets. Since our reorganization, we have entered into agreements to develop two pulmonary units covering a total of 46 beds.

  . Free-standing Hospitals. We seek to add free-standing hospitals in certain strategic markets. We are currently in the process of completing the construction of a new free-standing hospital in Las Vegas, Nevada which will contain approximately 90 beds.

  . Growing Through Acquisitions. We seek growth opportunities through strategic acquisitions in selected target markets.

   Expanding Breadth of Industry Leadership. We are the leading provider of long-term acute care to patients with pulmonary dysfunction. In addition, we deliver other services in areas such as wound care, surgery, acute rehabilitation and pain management. We intend to broaden our expertise beyond pulmonary services and to leverage our leadership position in pulmonary care to expand our market strength to other clinical services.

   Increasing Higher Margin Commercial Volume. We typically receive higher reimbursement rates from commercial insurers than we do from the Medicare and Medicaid programs. As a result, we work to expand relationships with insurers to increase commercial patient volume. Each of our hospitals employs case managers who focus on the patient intake and referral process.

   Improving Relationships with Referring Providers. Substantially all of the acute and medically complex patients admitted to our hospitals are transferred from other healthcare providers such as general acute care hospitals, intensive care units, managed care programs, physicians, nursing centers and home care settings. Accordingly, we are focused on maintaining strong relationships with these providers. In order to maintain these relationships, we employ case managers who are responsible for coordinating admissions and assessing the nature of services necessary for the proper care of the patient. Case managers also are responsible for educating healthcare professionals from referral sources as to the unique nature of the services provided by our long-term acute care hospitals. Specifically, case managers train and educate the staffs of referring institutions about long-term acute care hospital services and the types of patients who could benefit from such services.

   Hospital Facilities

   The following table lists by state the number of hospitals and related licensed beds owned by us or leased from Ventas and other third parties as of June 30, 2001.

                                                         Number of Facilities
                                                      --------------------------
                                                                   Leased
                                                            Leased  from
                                             Licensed Owned  from   Other
State                                          Beds   by Us Ventas Parties Total
-----                                        -------- ----- ------ ------- -----
Arizona.....................................    109      -     2       -      2
California..................................    543      2     6       -      8
Colorado....................................     68      -     1       -      1
Florida(1)..................................    536      -     6       1      7
Georgia(1)..................................     72      -     -       1      1
Illinois(1).................................    545      -     4       1      5
Indiana.....................................    167      -     2       1      3
Kentucky(1).................................    374      -     1       -      1
Louisiana...................................    168      -     1       -      1
Massachusetts(1)............................     86      -     2       -      2
Michigan(1).................................    400      -     2       -      2
Minnesota...................................     92      -     1       -      1
Missouri(1).................................    227      -     2       -      2
Nevada(1)...................................     52      -     1       -      1
New Mexico..................................     61      -     1       -      1
North Carolina(1)...........................    124      -     1       -      1
Oklahoma....................................     59      -     1       -      1
Pennsylvania................................    115      -     2       -      2
Tennessee(1)................................     49      -     1       -      1
Texas.......................................    714      2     6       2     10
Virginia(1).................................    164      -     1       -      1
Washington(1)...............................     80      1     -       -      1
Wisconsin...................................     62      1     -       -      1
                                              -----    ---   ---     ---    ---
  Totals....................................  4,867      6    44       6     56
                                              =====    ===   ===     ===    ===

---------------------
(1) These states have certificate of need regulations (see "--Government Regulations--Certificates of Need and State Licensing").

   Hospital Division Management and Operations

   Each of our hospitals has a fully credentialed, multi-specialty medical staff to meet the needs of the medically complex, long-term acute patient. Each of our hospitals offers a broad range of physician services including, pulmonology, internal medicine, infectious diseases, neurology, nephrology, cardiology, radiology and pathology. In addition, each of our hospitals is staffed with a multi-disciplinary team of healthcare professionals including: a professional nursing staff trained to care for long-term acute patients, respiratory, physical, occupational and speech therapists; pharmacists; registered dietitians; and social workers.

   Substantially all of the acute and medically complex patients admitted to our hospitals are transferred from other healthcare providers. Patients are referred from general acute care hospitals, nursing centers and home care settings. Referral sources include physicians, discharge planners, case managers of managed care plans, social workers, third-party administrators, health maintenance organizations and insurance companies. The hospital division employs case managers who are primarily responsible for coordinating admissions and assessing the nature of services necessary for the proper care of the patient. Case managers also are responsible for educating healthcare professionals from referral sources as to the unique nature of the services provided by our long-term acute care hospitals. Specifically, case managers train and educate the staffs of referring institutions about long-term acute care hospital services and the types of patients who could benefit from such services.

   Each hospital maintains a pre-admission assessment system to evaluate clinical needs and other information in determining the appropriateness of each patient referral. Upon admission, each patient's case is reviewed by the hospital's interdisciplinary team to determine treatment programs. Where appropriate, the treatment programs may involve the services of several disciplines, such as pulmonary medicine, physical medicine and their respective therapies.

   A hospital chief executive officer supervises and is responsible for the day-to-day operations at each of our hospitals. Each hospital also employs a chief financial officer who monitors the financial matters of each hospital, including the measurement of actual operating results compared to budgets. In addition, each hospital employs a chief operating officer to oversee the clinical operations of the hospital and a quality assurance manager to direct an integrated quality assurance program. We provide centralized services in the areas of information systems design and development, training, human resources management, reimbursement expertise, legal advice, technical accounting support and purchasing and facilities management to each of our hospitals. We believe that this centralization improves efficiency and allows hospital staff to spend more time on patient care.

   A divisional president and a chief financial officer manage the hospital division. The operations of the hospitals are divided into three geographic regions with each region headed by an operational vice president, each of whom reports to the divisional president. Institutional pharmacy operations also are managed by a vice president who reports to the divisional president. The clinical issues and quality concerns of the hospital division are managed by the division's chief medical officer and vice president of clinical operations. Our corporate headquarters also provides services in the areas of information systems design and development, training, human resources management, reimbursement expertise, legal advice, technical accounting support, purchasing and facilities management.

Sources of Revenues

   Sources of Nursing Center Revenues

   Nursing center revenues are derived principally from Medicare and Medicaid programs and from private payment patients. Consistent with the nursing center industry as a whole, changes in the mix of the health services division's patient population among these three categories of patients significantly affect the profitability of its operations. Although Medicare and higher acuity patients generally produce the most revenue per patient day, profitability with respect to higher acuity patients is reduced by the costs associated with the higher level of nursing care and other services generally required by such patients. We believe that private payment patients generally constitute the most profitable category and Medicaid patients generally constitute the least profitable category.

   The following table sets forth the approximate percentages of nursing center patient days and revenues derived from the payor sources indicated.

                                                                 Private and
                                 Medicare         Medicaid          Other
                             ---------------- ---------------- ----------------
                             Patient          Patient          Patient
          Period              Days   Revenues  Days   Revenues  Days   Revenues
          ------             ------- -------- ------- -------- ------- --------
Three months ended June 30,
 2001......................     15%     32%      66%     47%      19%     21%
Three months ended March
 31, 2001..................     15      31       66      47       19      22
Six months ended June 30,
 2000......................     14      28       66      48       20      24
Year ended December 31,
  2000.....................     13      28       67      49       20      23
  1999.....................     12      26       66      49       22      25
  1998.....................     13      29       65      45       22      26

   For the three months ended June 30, 2001, revenues of the health services division totaled approximately $453.4 million, or 58% of our total revenues (before eliminations).

   Both governmental and private third-party payors employ cost containment measures designed to limit payments made to healthcare providers. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage criteria which limit the services that will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to the health services division for its services.

   Medicare. The Medicare Part A program provides reimbursement for extended care services furnished to Medicare beneficiaries who are admitted to nursing centers after at least a three-day stay in an acute care hospital. Covered services include supervised nursing care, room and board, social services, physical and occupational therapies, pharmaceuticals, supplies and other necessary services provided by nursing centers.

   The Balanced Budget Act established PPS for nursing centers for cost reporting periods beginning on or after July 1, 1998. Prior to the implementation of PPS, Medicare nursing centers were reimbursed based on the facility-specific, reasonable direct and indirect costs of services provided to their patients. All of our nursing centers adopted the prospective payment system on July 1, 1998. The payments received under PPS cover all services for Medicare patients including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered pharmaceuticals.

   Medicaid. Medicaid is a state-administered program financed by state funds and matching federal funds. The program provides for medical assistance to the indigent and certain other eligible persons. Although administered under broad federal regulations, states are given flexibility to construct programs and payment methods consistent with their individual goals. Accordingly, these programs differ in many respects from state to state.

   The health services division provides to eligible individuals Medicaid-covered services consisting of nursing care, room and board and social services. In addition, states may at their option cover other services such as physical, occupational and speech therapies and pharmaceuticals. Prior to the Balanced Budget Act, federal law, generally referred to as the "Boren Amendment," required Medicaid programs to pay rates that were reasonable and adequate to meet the costs incurred by an efficiently and economically operated nursing center providing quality care and services in conformity with all applicable laws and regulations. Despite the federal requirements, disagreements frequently arose between nursing centers and states regarding the adequacy of Medicaid rates. By repealing the Boren Amendment, the Balanced Budget Act eased the restrictions on the states' ability to reduce their Medicaid reimbursement levels for such services. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may materially increase or decrease the level of program payments to nursing centers operated by the health services division. We believe that the payments under many of these programs may not be sufficient on an overall basis to cover the costs of serving certain patients participating in these programs. Furthermore, the Omnibus Budget Reconciliation Act of 1987, as amended, mandates an increased emphasis on ensuring quality patient care, which has resulted in additional expenditures by nursing centers.

   Private Payment. The health services division seeks to maximize the number of private payment patients admitted to its nursing centers, including those covered under private insurance and managed care health plans. Private payment patients typically have financial resources (including insurance coverage) to pay for their monthly services and do not rely on government programs for support.

   We cannot assure you that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, we cannot assure you that facilities operated by the health services division, or the provision of services and supplies by the health services division, will meet the requirements for participation in such programs. We could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the cost of healthcare services.

   Sources of Hospital Revenues

   The hospital division receives payment for its hospital services from third-party payors, including government reimbursement programs such as Medicare and Medicaid and non-government sources such as commercial insurance companies, health maintenance organizations, preferred provider organizations and contracted providers. Patients covered by non-government payors generally will be more profitable to the hospital division than those covered by the Medicare and Medicaid programs. The following table sets forth the approximate percentages of the hospital patient days and revenues derived from the payor sources indicated.

                                                                 Private and
                                 Medicare         Medicaid          Other
                             ---------------- ---------------- ----------------
                             Patient          Patient          Patient
          Period              Days   Revenues  Days   Revenues  Days   Revenues
          ------             ------- -------- ------- -------- ------- --------
Three months ended June 30,
 2001......................     68%     56%      13%     11%      19%     33%
Three months ended March
 31, 2001..................     68      56       13      11       19      33
Six months ended June 30,
 2000......................     68      56       12       9       20      35
Year ended December 31,
  2000.....................     67      55       13      10       20      35
  1999.....................     68      58       12      11       20      31
  1998.....................     68      59       13      10       19      31

   For the three months ended June 30, 2001, revenues of the hospital division totaled approximately $332.7 million, or 42% of our total revenues (before eliminations). Changes caused by the Balanced Budget Act have reduced Medicare incentive payments made to the hospital division under TEFRA, allowable costs for capital expenditures and bad debts and payments for services to patients transferred from a general acute care hospital.

Competition

   Health Services Division

   Our nursing centers compete with other nursing centers and similar long-term care facilities primarily on the basis of quality of care, reputation, their location and physical appearance and, in the case of private patients, the charges for our services. Some competitors are located in buildings that are newer than those operated by us and may provide services that we do not offer. Our nursing centers compete on a local and regional basis with other nursing centers as well as with facilities providing similar services, including hospitals, extended care centers, assisted living facilities, home health agencies and similar institutions. The industry includes government-owned, religious organization-owned, secular not-for-profit and for-profit institutions. Many of these competitors have greater financial and other resources than we do. Although there is limited, if any, price competition with respect to Medicare and Medicaid patients (since revenues received for services provided to such patients are based generally on fixed rates), there is significant competition for private payment patients.

   In addition, our health services division competes in the fragmented and highly competitive ancillary services markets. In addition, many nursing centers are developing internal staff to provide these services, particularly in response to the implementation of PPS. The primary competitive factors for the ancillary services markets are quality of services, charges for services and responsiveness to the needs of patients, families and the facilities in which the services are provided.

   Hospital Division

   As of June 30, 2001, the hospitals operated by the hospital division were located in 42 geographic markets in 23 states. In each geographic market, there are general acute care hospitals which provide services comparable to those offered by our hospitals. In addition, the hospital division believes that as of June 30, 2001 there were approximately 300 hospitals in the United States certified by Medicare as general long-term hospitals, some of which provide similar services to those provided by the hospital division. Certain competing hospitals are operated by not-for-profit, nontaxpaying or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the hospital division.

   Competition for patients covered by non-government reimbursement sources is intense. The primary competitive factors in the long-term acute care business include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies have entered the long-term acute care market with licensed hospitals that compete with our hospitals. The competitive position of any hospital also is affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, managed care companies, preferred provider organizations and health maintenance organizations. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with preferred provider organizations, health maintenance organizations and other organizations which finance healthcare, and its effect on a hospital's competitive position, vary from market to market, depending on the number and market strength of such organizations.

Our Reorganization

   As a result of decreased Medicare and Medicaid reimbursement rates introduced by the Balanced Budget Act and other issues associated with our company, we were unable to meet our then existing financial obligations, including rent payable to Ventas and debt service obligations under our then existing indebtedness. Accordingly, on September 13, 1999, we filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From the date of our bankruptcy filing until we emerged from bankruptcy on April 20, 2001, we operated our businesses as a "debtor-in-possession" subject to the jurisdiction of the bankruptcy court. On March 1, 2001, the bankruptcy court approved our Fourth Amended Joint Plan of Reorganization.

   Pursuant to our Plan of Reorganization, on April 20, 2001, the effective date of the Plan of Reorganization:

  . we issued to certain claimholders, including senior creditors and Ventas, in exchange for their claims:

    -- an aggregate of $300 million of senior secured notes, bearing interest at the London Interbank Offered Rate (as defined in the agreement) plus 4 1/2%, which will begin to accrue interest approximately two quarters after April 20, 2001,

    -- an aggregate of 15,000,000 shares of our common stock,

    -- an aggregate of 2,000,000 Series A warrants, and

    -- an aggregate of 5,000,000 Series B warrants,

  . we entered into a new $120 million revolving credit facility to provide us with working capital and to be used for other general corporate purposes,

  . we entered into amended and restated Master Lease Agreements with Ventas covering 210 of the nursing centers and 44 of the hospitals that we operate,

  . we entered into a registration rights agreement with Ventas and each holder of 10% or more of our common stock following the exchange described above, providing such holders with certain shelf, demand and "piggy-back" registration rights, and

  . our then existing senior indebtedness and debt and equity securities were cancelled.

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

   As a result of the exchange described above, the holders of certain claims acquired control of our company and the holders of our pre-reorganization common stock relinquished control.

   In addition, in connection with our emergence from bankruptcy:

  .  we changed our name to Kindred Healthcare, Inc.,

  . a new board of directors, including representatives of the principal security holders following the exchange, was appointed, and

  . effective April 1, 2001, we adopted fresh-start accounting in accordance with SOP 90-7. This has resulted in the creation of a new reporting entity for financial accounting reporting purposes and a revaluation of our assets and liabilities to reflect their estimated fair values. Because of the adoption of fresh-start accounting, amounts previously recorded in our historical financial statements have changed materially. As a result, our financial statements for periods after our emergence from bankruptcy are not comparable in all respects to our financial statements for periods prior to the reorganization.

Master Lease Agreements

   Under our Fourth Amended Joint Plan of Reorganization, we assumed the original master lease agreements with Ventas and its affiliates and simultaneously amended and restated the agreements into four new master leases, which we refer to as the "Master Lease Agreements." The following summary description of the Master Lease Agreements is qualified in its entirety by reference to the Master Lease Agreements, which are incorporated by reference in this prospectus.

   Term and Renewals

   Each Master Lease Agreement includes land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the leased properties. There are several bundles of leased properties under each Master Lease Agreement, with each bundle containing approximately 7 to 12 leased properties. Each bundle contains both nursing centers and hospitals. All leased properties within a bundle have base terms ranging from 10 to 15 years beginning from May 1, 1998, subject to certain exceptions.

   At our option, all, but not less than all, of the leased properties in a bundle may be extended for one five-year renewal term beyond the base term at the then existing rental rate plus the then existing escalation amount per annum. We may further extend for two additional five-year renewal terms beyond the first renewal term at the greater of the then existing rental rate plus the then existing escalation amount per annum or the then fair market value rental rate. The rental rate during the first renewal term and any additional renewal term in which rent due is based on the then existing rental rate will escalate each year during such term(s) at the applicable escalation rate.

   We may not extend the Master Lease Agreements beyond the base term or any previously exercised renewal term if, at the time we seek such extension and at the time such extension takes effect (1) an event of default has occurred and is continuing or (2) a Medicare/Medicaid event of default (as described below) and/or a licensed bed event of default (as described below), has occurred and is continuing with respect to three or more leased properties subject to a particular Master Lease Agreement. The base term and renewal term of each Master Lease Agreement are subject to termination upon default by us (subject to certain exceptions) and certain other conditions described in the Master Lease Agreements.

   Rental Amounts and Escalators

   Each Master Lease Agreement is commonly known as a triple-net lease or an absolute-net lease. Accordingly, in addition to rent, we are required to pay the following: (1) all insurance required in connection with the leased properties and the business conducted on the leased properties,
(2) all taxes levied on or with respect to the leased properties (other than taxes on the net income of Ventas) and (3) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

   Under each Master Lease Agreement, the aggregate annual rent is referred to as base rent. Base rent equals the sum of current rent and accrued rent. We are obligated to pay the portion of base rent that is current rent, and unpaid accrued rent will be paid as set forth below.

   From the effective date of the Master Lease Agreements through April 30, 2004, base rent will equal the current rent. Under the Master Lease Agreements, the annual aggregate base rent owed by us currently is $180.7 million. For the period from May 1, 2001 through April 30, 2004, annual aggregate base rent payable in cash will escalate at an annual rate of 3 1/2% over the prior period base rent if certain revenue parameters are obtained.

   Each Master Lease Agreement also provides that beginning May 1, 2004, the annual aggregate base rent payable in cash will escalate at an annual rate of 2% (plus, upon the occurrence of certain events, an additional annual accrued escalator amount of 1.5% of the prior period base rent) which will accrete from year to year including an interest accrual at the London Interbank Offered Rate plus 4 1/2% to be added to the annual accreted amount. This interest will not be added to the aggregate base rent in subsequent years.

   The unpaid accrued rent will become payable upon the refinancing of our existing debt or the termination or expiration of the applicable Master Lease Agreement.

   Reset Rights

   During the one-year period commencing in July 2006, Ventas will have a one-time option to reset the base rent, current rent and accrued rent under each Master Lease Agreement to the then fair market rental of the leased properties. Upon exercising this reset right, Ventas will pay us a fee equal to a prorated portion of $5 million based upon the proportion of base rent payable under the Master Lease Agreement(s) with respect to which rent is reset to the total base rent payable under all of the Master Lease Agreements. The determination of the fair market rental will be effectuated through the appraisal procedures in the Master Lease Agreements.

   Use of the Leased Property

   The Master Lease Agreements require that we utilize the leased properties solely for the provision of healthcare services and related uses and as Ventas may otherwise consent. We are responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various healthcare regulations. We also are obligated to operate continuously each leased property as a provider of healthcare services.

   Events of Default

   Under each Master Lease Agreement, an "Event of Default" will be deemed to occur if, among other things:

  .  we fail to pay rent or other amounts within five days after notice,

  . we fail to comply with covenants, which failure continues for 30 days or, so long as diligent efforts to cure such failure are being made, such longer period (not over 180 days) as is necessary to cure such failure,

  . certain bankruptcy or insolvency events occur, including filing a petition of bankruptcy or a petition for reorganization under the Bankruptcy Code,

  . an event of default arising from our failure to pay principal or interest on our senior secured notes or any other indebtedness exceeding $50 million,

  . the maturity of the senior secured notes or any other indebtedness exceeding $50 million is accelerated,

  . we cease to operate any leased property as a provider of healthcare services for a period of 30 days,

  . a default occurs under any guaranty of any lease or the indemnity agreements with Ventas,

  . we or our subtenant lose any required healthcare license, permit or approval or fail to comply with any legal requirements as determined by a final unappealable determination,

  .  we fail to maintain insurance,

  .  we create or allow to remain certain liens,

  .  we breach any material representation or warranty,

  . a reduction occurs in the number of licensed beds in a facility, generally in excess of 10% (or less than 10% if we have voluntarily "banked" licensed beds) of the number of licensed beds in the applicable facility on the commencement date (a "licensed bed event of default"),

  . Medicare or Medicaid certification with respect to a participating facility is revoked and re-certification does not occur for 120 days (plus an additional 60 days in certain circumstances) (a
     "Medicare/Medicaid event of default"),

  . we become subject to regulatory sanctions as determined by a final unappealable determination and fail to cure such regulatory sanctions within its specified cure period for any facility,

  . we fail to cure a breach of any permitted encumbrance within the applicable cure period and, as a result, a real property interest or other beneficial property right of Ventas is at material risk of being terminated, or

  . we fail to cure the breach of any of the obligations of Ventas as lessee under any existing ground lease within the applicable cure period and, if such breach is a non-monetary, non-material breach, such existing ground lease is at material risk of being terminated.

   Remedies for an Event of Default

   Except as noted below, upon an Event of Default under one of the Master Lease Agreements, Ventas may, at its option, exercise the following remedies:

     (1) after not less than ten days' notice to us, terminate the Master Lease Agreement to which such Event of Default relates, repossess any leased property, relet any leased property to a third party and require that we pay to Ventas, as liquidated damages, the net present value of the rent for the balance of the term, discounted at the prime rate,

     (2) without terminating the Master Lease Agreement to which such Event of Default relates, repossess the leased property and relet the leased property with us remaining liable under such Master Lease Agreement for all obligations to be performed by us thereunder, including the difference, if any, between the rent under such Master Lease Agreement and the rent payable as a result of the reletting of the leased property, and

     (3) seek any and all other rights and remedies available under law or in equity.

   In addition to the remedies noted above, under the Master Lease Agreements, in the case of a facility-specific event of default Ventas may terminate a Master Lease Agreement as to the leased property to which the Event of Default relates, and may, but need not, terminate the entire Master Lease Agreement. Each of the Master Lease Agreements includes special rules relative to Medicare/Medicaid events of default and licensed bed events of default. In the event a Medicare/Medicaid event of default and/or a licensed bed event of default occurs and is continuing (a) with respect to not more than two properties at the same time under a Master Lease Agreement that covers 41 or more properties and (b) with respect to not more than one property at the same time under a Master Lease Agreement that covers 21 to and including 40 properties, Ventas may not exercise termination or dispossession remedies against any property other than the property or properties to which the event of default relates. Thus, in the event Medicare/Medicaid events of default and licensed bed events of default would occur and be continuing (a) with respect to one property under a Master Lease Agreement that covers less than 20 properties, (b) with respect to two or more properties at the same time under a Master Lease Agreement that covers 21 to and including 40 properties, or (c) with respect to three or more properties at the same time under a Master Lease Agreement that covers 41 or more properties, then Ventas would be entitled to exercise all rights and remedies available to it under the Master Lease Agreements.

   Assignment and Subletting

   Except as noted below, the Master Lease Agreements provide that we may not assign, sublease or otherwise transfer any leased property or any portion of a leased property as a whole (or in substantial part), including by virtue of a change of control, without the consent of Ventas, which may not be unreasonably withheld if the proposed assignee (1) is a creditworthy entity with sufficient financial stability to satisfy its obligations under the related Master Lease Agreement, (2) has not less than four years experience in operating healthcare facilities, (3) has a favorable business and operational reputation and character and (4) has all licenses, permits, approvals and authorizations to operate the facility and agrees to comply with the use restrictions in the related Master Lease Agreement. The obligation of Ventas to consent to a subletting or assignment is subject to the reasonable approval rights of any mortgagee and/or the lenders under its credit agreement. We may sublease up to 20% of each leased property for restaurants, gift shops and other stores or services customarily found in hospitals or nursing centers without the consent of Ventas, subject, however, to there being no material alteration in the character of the leased property or in the nature of the business conducted on such leased property.

   In addition, each Master Lease Agreement allows us to assign or sublease (a) without the consent of Ventas, 10% of the nursing center facilities in each Master Lease Agreement and (b) with Ventas' consent (which consent will not be unreasonably withheld, delayed or conditioned), two hospitals in each Master Lease Agreement, if either (i) the applicable regulatory authorities have threatened to revoke an authorization necessary to operate such leased property or (ii) we cannot profitably operate such leased property. Any such proposed assignee/sublessee must satisfy the requirements listed above and it must have all licenses, permits, approvals and other authorizations required to operate the leased properties in accordance with the applicable permitted use. With respect to any assignment or sublease made under this provision, Ventas agrees to execute a nondisturbance and attornment agreement with such proposed assignee or subtenant. Upon any assignment or subletting, we will not be released from our obligations under the applicable Master Lease Agreement.

   Subject to certain exclusions, we must pay to Ventas 80% of any consideration received by us on account of an assignment and 80% (50% in the case of existing subleases) of sublease rent payments (roughly equal to revenue net of specified allowed expenses attributable to a sublease, and specifically defined in the Master Lease Agreements), provided that Ventas' right to such payments will be subordinate to that of our lenders.

   Ventas will have the right to approve the purchaser at a foreclosure of one or more of our leasehold mortgages by our lenders. Such approval will not be unreasonably withheld so long as such purchaser is creditworthy, reputable and has four years experience in operating healthcare facilities. Any dispute regarding whether Ventas has unreasonably withheld its consent to such purchaser will be subject to expedited arbitration.

Corporate Integrity Agreement

   On August 8, 2000, we entered into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services to promote our compliance with the requirements of Medicare, Medicaid and all other federal healthcare programs. Under the Corporate Integrity Agreement, we are implementing a comprehensive internal quality improvement program and a system of internal financial controls in our nursing centers, long-term hospitals and regional and corporate offices. We have retained sufficient flexibility under the Corporate Integrity Agreement to design and implement the agreement's requirements to enable us to focus our efforts on developing improved systems and processes for providing quality care. Our failure to comply with the material terms of the agreement could lead to suspension or exclusion from further participation in federal healthcare programs. We believe that many of the requirements of the Corporate Integrity Agreement are necessary to achieve our patient care objectives and are similar to the procedures used by other healthcare providers to comply with existing laws and regulations.

   The Corporate Integrity Agreement became effective on April 20, 2001 and applies to us and our managed entities. The Corporate Integrity Agreement also will apply to newly acquired facilities after a phase-in period of six months.

   As required by the Corporate Integrity Agreement, we have engaged the Long Term Care Institute, Inc. to monitor and evaluate our quality improvement program and report its findings to the Office of the Inspector General.

   The Corporate Integrity Agreement includes compliance requirements which obligate us to:

  . Adopt and implement written standards on federal healthcare program requirements with respect to financial and quality of care issues.

  . Conduct training each year for all employees to promote compliance with federal healthcare requirements. Every employee will undergo a minimum of two hours of general compliance training annually. We also will provide annually at least two hours of specific training, tailored to issues affecting employees with certain job responsibilities, as well as a minimum of two hours of training for care-giving employees focused on quality care. In addition, we will continue to operate our internal compliance hotline.

  . Put in place a comprehensive internal quality improvement program, which will include establishing committees at the facility, regional and corporate levels to review quality-related data, direct quality improvement activities and implement and monitor corrective action plans. We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends on individual employee action as well as our operations. The Long Term Care Institute, Inc. has assisted in program development and will evaluate its integrity and effectiveness for the Office of the Inspector General.

  . Enhance our current system of internal financial controls to promote compliance with federal healthcare program requirements on billing and related financial issues, including a variety of internal audit and compliance reviews. We have retained an independent review organization to evaluate the integrity and effectiveness of our internal systems. The independent review organization will report annually its findings to the Office of the Inspector General.

  . Notify the Inspector General within 30 days of our discovery of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving any allegation that we have committed a crime or engaged in a fraudulent activity, and within 30 days of our determination that we have received a substantial overpayment relating to any federal healthcare program or any other matter that a reasonable person would consider a potential violation of the federal fraud and abuse laws or other criminal or civil laws related to any federal healthcare program.

  . Submit annual reports to the Inspector General demonstrating compliance with the terms of the Corporate Integrity Agreement, including the findings of our internal audit and review program. We submitted an implementation report to the Office of Inspector General in August 2001.

   The Corporate Integrity Agreement contains standard penalty provisions for breach, which include stipulated cash penalties ranging from $1,000 per day to $2,500 per day for each day we are in breach of the agreement. If we fail to remedy our breach in the time specified in the agreement, we can be excluded from participation in federal healthcare programs.

Government Regulation

   Medicare and Medicaid

   Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over and certain disabled persons. Medicaid is a medical assistance program administered by each state pursuant to which healthcare benefits are available to certain indigent patients. Within the Medicare and

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

Medicaid statutory framework, there are substantial areas subject to administrative rulings, interpretations and discretion that may affect payments made under Medicare and Medicaid. A substantial portion of our revenues are derived from patients covered by the Medicare and Medicaid programs.

   Federal, State and Local Regulation

   In the ordinary course of our business, we are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee applicable healthcare regulations.

   The extensive federal, state and local regulations affecting the healthcare industry include, but are not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, allowable costs, services and prices for services. In addition, various laws including antikickback, antifraud and abuse amendments codified under the Social Security Act prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating these antikickback amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. The Department of Health and Human Services has issued regulations that describe some of the conduct and business relationships permissible under the antikickback amendments. The fact that a given business arrangement does not fall within one of these safe harbors does not render the arrangement per se illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable criteria, however, risk increased scrutiny and possible sanctions by enforcement authorities.

   In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to broaden significantly the scope of prohibited physician referrals under the Medicare and Medicaid programs. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of payment for the care. These laws and regulations are complex and limited judicial or regulatory interpretation exists. We do not believe our arrangements are in violation of these prohibitions. We cannot assure you, however, that governmental officials charged with responsibility for enforcing the provisions of these prohibitions will not assert that one or more of our arrangements are in violation of such provisions.

   The Balanced Budget Act also includes a number of antifraud and abuse provisions. The Balanced Budget Act contains additional civil monetary penalties for violations of the antikickback amendments discussed above and imposes an affirmative duty on providers to ensure that they do not employ or contract with persons excluded from the Medicare program. The Balanced Budget Act also provides a minimum ten-year period for exclusion from participation in federal healthcare programs for persons or entities convicted of a prior healthcare offense.

   The Federal Health Insurance Portability and Accountability Act of 1997, commonly known as "HIPAA." signed into law on August 21, 1996, amended, among other things, Title XI of the U.S. Code (42 U.S.C. (S)1301 et seq.) to broaden the scope of fraud and abuse laws to include all health plans, whether or not they are reimbursed under federal programs. In addition, HIPAA also mandates the adoption of regulations aimed at standardizing transaction formats and billing codes for documenting medical services, dealing with claims submissions and protecting the privacy and security of individually identifiable health information. HIPAA regulations that standardize transactions and code sets became final in the fourth quarter of 2000. These regulations do not require healthcare providers to submit claims electronically, but require standard formatting for those that do. We currently submit our claims electronically and will continue to do so. We will be required to comply with HIPAA transaction and code set standards by October 2002.

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   Final HIPAA privacy regulations were published in December 2000. These privacy regulations apply to "protected health information," which is defined generally as individually identifiable health information transmitted or maintained in any form or medium, excluding certain education records and student medical records. The privacy regulations seek to limit the use and disclosure of most paper and oral communications, as well as those in electronic form, regarding an individual's past, present or future physical or mental health or condition, or relating to the provision of healthcare to the individual or payment for that healthcare, if the individual can or may be identified by such information. HIPAA provides for the imposition of civil or criminal penalties if protected health information is improperly disclosed. We must comply with the privacy regulations by April 2003.

   HIPAA's security regulations have not yet been finalized. The proposed security regulations specify administrative procedures, physical safeguards and technical services and mechanisms designed to ensure the privacy of protected health information. We will be required to comply with the security regulations 26 months after the regulations become final.

   We are currently evaluating the impact of compliance with HIPAA regulations, but we have not completed our analysis or finalized the estimated costs of compliance. We cannot assure you that our compliance with the HIPAA regulations will not have an adverse affect on our financial position, results of operations or cash flows.

   We believe that the regulatory environment surrounding the long-term care industry has intensified, particularly for large for-profit, multi-facility providers like us. In the State of Florida, for example, a new statute requires the State to revoke, absent sufficient mitigating factors, all licenses of commonly controlled facilities even if only one facility has serious regulatory deficiencies. The federal government has imposed extensive enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions and civil monetary penalties. Such sanctions can have a material adverse effect on our results of operations, liquidity and financial position. We vigorously contest such sanctions where appropriate, and in several cases have obtained injunctions preventing imposition of these regulatory sanctions. While we generally have been successful to date in contesting these sanctions, these cases involve significant legal expense and the time of management and we cannot assure you that we will be successful in the future.

   Certificates of Need and State Licensing. Certificate of need, or CON, regulations control the development and expansion of healthcare services and facilities in certain states. Certain states also require regulatory approval prior to certain changes in ownership of a nursing center or hospital. Certain states that do not have CON programs may have other laws or regulations that limit or restrict the development or expansion of healthcare facilities. We operate nursing centers in 22 states and hospitals in 12 states that require state approval for the expansion of our facilities and services under CON programs. To the extent that CONs or other similar approvals are required for expansion of the operations of our nursing centers or hospitals, either through facility acquisitions, expansion or provision of new services or other changes, such expansion could be affected adversely by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals or possible delays and expenses associated with obtaining such approvals.

   We are required to obtain state licenses to operate each of our nursing centers and hospitals and to ensure their participation in government programs. Once a nursing center becomes licensed and operational, it must continue to comply with federal, state and local licensing requirements in addition to local building and life-safety codes. All nursing centers and hospitals have the necessary licenses.

   Health Services Division

   The development and operation of nursing centers and the provision of healthcare services are subject to federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Nursing centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with

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various standards, continued licensing under state law, certification under the
Medicare and Medicaid programs and continued participation in the Veterans Administration program. The failure to obtain, retain or renew any required regulatory approvals or licenses could adversely affect nursing center operations.

   Medicare and Medicaid and other Federal Regulation. The nursing centers operated and managed by the health services division are licensed either on an annual or bi-annual basis and generally are certified annually for participation in Medicare and Medicaid programs through various regulatory agencies that determine compliance with federal, state and local laws. These legal requirements relate to the quality of the nursing care provided, the qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of nursing centers. Federal regulations affect the survey process for nursing centers and the authority of state survey agencies and CMS to impose sanctions on facilities based upon noncompliance with certain requirements. Available sanctions include, but are not limited to, imposition of civil monetary penalties, temporary suspension of payment for new admissions, appointment of a temporary manager, suspension of payment for eligible patients and suspension or decertification from participation in the Medicare and Medicaid programs.

   We believe that substantially all of our nursing centers are in substantial compliance with applicable Medicare and Medicaid requirements of participation. In the ordinary course of business, however, the nursing centers receive statements of deficiencies from regulatory agencies. In response, the health services division implements plans of correction to address the alleged deficiencies. In most instances, the regulatory agency will accept the facility's plan of correction and place the nursing center back into compliance with regulatory requirements. In some cases or upon repeat violations, the regulatory agency may take a number of adverse actions against the nursing center. These adverse actions may include the imposition of fines, temporary suspension of admission of new patients to the nursing center, decertification from participation in the Medicaid and/or Medicare programs and, in extreme circumstances, revocation of the nursing center's license.

   The health services division also is subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the antikickback amendments discussed above. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, some states restrict certain business relationships between physicians and pharmacies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state.

   In certain circumstances, federal law mandates that conviction for certain abusive or fraudulent behavior with respect to one nursing center may subject other facilities under common control or ownership to disqualification from participation in Medicare and Medicaid programs. In addition, some regulations provide that all nursing centers under common control or ownership within a state are subject to delicensure if any one or more of such facilities are delicensed.

   Hospital Division

   Medicare and Medicaid and other Federal Regulation. The hospital division is subject to various federal and state regulations. In order to receive Medicare reimbursement, each hospital must meet the applicable conditions of participation set forth by the Department of Health and Human Services relating to the type of hospital, its equipment, personnel and standard of medical care, as well as comply with state and local laws and regulations. We have developed a management system to facilitate our compliance with the various standards and requirements. Each hospital employs a person who is responsible for an ongoing quality

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assessment and improvement program. Hospitals undergo periodic on-site Medicare certification surveys, which generally are limited if the hospital is accredited by the Joint Commission on Accreditation of Health Care Organizations. As of June 30, 2001, all of the hospitals operated by the hospital division were certified as Medicare providers and 52 of such hospitals also were certified by their respective state Medicaid programs. A loss of certification could affect adversely a hospital's ability to receive payments from the Medicare and Medicaid programs.

   Since 1983, Medicare has reimbursed general acute care hospitals under a prospective payment system. Under the hospital prospective payment system, Medicare inpatient costs are reimbursed based upon a fixed payment amount per discharge using diagnosis related groups. The diagnosis-related group payment under the hospital prospective payment system is based upon the national average cost of treating a Medicare patient's condition. Although the average length of stay varies for each diagnosis related group, the average stay for all Medicare patients subject to the hospital prospective payment system is approximately six days. An additional outlier payment is made for patients with higher treatment costs. Outlier payments are only designed to cover marginal costs. Accordingly, the hospital prospective payment system creates an economic incentive for general short-term acute care hospitals to discharge medically complex Medicare patients as soon as clinically possible. Hospitals that are certified by Medicare as general long-term hospitals are excluded from the hospital prospective payment system. We believe that the incentive for short-term acute care hospitals to discharge medically complex patients as soon as clinically possible creates a substantial referral source for our long-term hospitals.

   The Social Security Amendments of 1983 excluded certain hospitals, including general long-term hospitals, from the hospital prospective payment system. A general long-term hospital is defined as a hospital that has an average length of stay greater than 25 days. Inpatient operating costs for general long-term hospitals are reimbursed under the cost-based reimbursement system, subject to a computed target rate per discharge for inpatient operating costs established by TEFRA. As discussed below, the Balanced Budget Act made significant changes to TEFRA's provisions.

   Prior to the Balanced Budget Act, Medicare operating costs per discharge in excess of the computed target rate were reimbursed at the rate of 50% of the excess, up to 10% of the computed target rate. Hospitals whose operating costs were lower than the computed target rate were reimbursed their actual costs plus an incentive. For cost report periods beginning on or after October 1, 1997, the Balanced Budget Act reduced the incentive payments to an amount equal to 15% of the difference between the actual costs and the computed target rate, but not to exceed 2% of the computed target rate. Costs in excess of the computed target rate are still being reimbursed at the rate of 50% of the excess, up to 10% of the computed target rate, but the threshold to qualify for such payments was raised from 100% to 110% of the computed target rate.

   Since the adoption of the Balanced Budget Act, a new provider will no longer receive unlimited cost-based reimbursement for its first few years in operation. Instead, for the first two years, it will be paid the lower of its costs or 110% of the median of TEFRA's computed target rate for 1996 adjusted for inflation. During this two-year period, new providers are not eligible to receive TEFRA relief or incentive payments discussed in the previous paragraph.

   As of June 30, 2001, all of our long-term acute care hospitals were subject to TEFRA's computed target rate provisions. The reduction in TEFRA's incentive payments has had a material adverse effect on our hospital division's operating results. These reductions, which began between May 1, 1998 and September 1, 1998 with respect to our hospitals, are expected to have a material adverse impact on hospital division revenues in the future and may impact adversely our ability to develop additional free-standing, long-term acute care hospitals.

   We also operate four general acute care hospitals that are subject to the hospital prospective payment system and are not subject to TEFRA's computed target rate provisions.


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   Medicare and Medicaid reimbursements generally are determined from annual cost reports that we file, which are subject to audit by the respective agency administering the programs. We believe that adequate provisions for loss have been recorded to reflect any adjustments that could result from audits of these cost reports.

   Federal regulations provide that admission to and utilization of hospitals by Medicare and Medicaid patients must be reviewed by peer review organizations in order to ensure efficient utilization of hospitals and services. A peer review organization may conduct such review either prospectively or retroactively and may, as appropriate, recommend denial of payments for services provided to a patient. The review is subject to administrative and judicial appeal. Each of the hospitals operated by our hospital division employs a clinical professional to administer the hospital's integrated quality assurance and improvement program, including its utilization review program. Peer review organization denials have not had a material adverse effect on the hospital division's operating results.

   The antikickback amendments discussed above prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under federal healthcare programs. Sanctions for violating these amendments include criminal and civil penalties and exclusion from federal healthcare programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services and the Office of the Inspector General specified certain safe harbors that describe conduct and business relationships permissible under the antikickback amendments. These safe harbor regulations have resulted in more aggressive enforcement of the antikickback amendments by the Department of Health and Human Services and the Office of the Inspector General.

   Section 1877 of the Social Security Act, commonly known as "Stark I," states that a physician who has a financial relationship with a clinical laboratory generally is prohibited from referring patients to that laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions, commonly known as "Stark II," amending Section 1877 to expand greatly the scope of Stark I. Effective January 1995, Stark II broadened the referral limitations of Stark I to include, among other designated health services, inpatient and outpatient hospital services. Under Stark I and Stark II, a "financial relationship" is defined as an ownership interest or a compensation arrangement. If such a financial relationship exists, the entity generally is prohibited from claiming payment for such services under the Medicare or Medicaid programs. Compensation arrangements generally are exempted from Stark I and Stark II if, among other things, the compensation to be paid is set in advance, does not exceed fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties. These laws and regulations, however, are complex and the industry has the benefit of limited judicial or regulatory interpretation. We believe that business practices of providers and financial relationships between providers have become subject to increased scrutiny as healthcare reform efforts continue on the federal and state levels.

   The pharmacy operations within the hospital division are subject to regulation by the various states in which business is conducted as well as by the federal government. The pharmacies are regulated under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the United States Food and Drug Administration. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the United States Drug Enforcement Administration, dispensers of controlled substances must register with the Drug Enforcement Administration, file reports of inventories and transactions and provide adequate security measures. Failure to comply with such requirements could result in civil or criminal penalties.

   Joint Commission on Accreditation of Health Care Organizations. Hospitals receive accreditation from the Joint Commission on Accreditation of Health Care Organizations, a nationwide commission that establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. Generally, hospitals and certain other healthcare facilities are required to have been in operation at least six months in order to be eligible for accreditation by the Joint Commission. After conducting on-site surveys, the Joint Commission awards accreditation for up to three years to hospitals found to be in substantial

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compliance with Joint Commission standards. Accredited hospitals are periodically resurveyed, at the option of the Joint Commission, upon a major change in facilities or organization and after merger or consolidation. As of June 30, 2001, all of the hospitals operated by the hospital division were accredited by the Joint Commission. The hospital division intends to seek and obtain Joint Commission accreditation for any additional facilities it may purchase or lease and convert into long-term hospitals. We do not believe that the failure to obtain Joint Commission accreditation at any hospital would have a material adverse effect on the hospital division's results of operations.

   Regulatory Changes

   The Balanced Budget Act contained extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs over a five year period. Virtually all spending reductions were derived from reimbursements to providers and changes in program components. The Balanced Budget Act has affected adversely the revenues in both of our operating divisions.

   The Balanced Budget Act established a Medicare prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. All of our nursing centers adopted PPS on July 1, 1998. The payments received under PPS cover all services for Medicare patients including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered pharmaceuticals.

   The Balanced Budget Act also reduced payments made to our hospitals by reducing TEFRA incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a general acute care hospital. The reductions in allowable costs for capital expenditures became effective October 1, 1997. The reductions in the TEFRA incentive payments and allowable costs for bad debts became effective between May 1, 1998 and September 1, 1998. The reductions in payments for services to patients transferred from a general acute care hospital became effective October 1, 1998. These reductions have had a material adverse impact on hospital revenues. In addition, these reductions also may affect adversely the hospital division's ability to develop or acquire additional free-standing, long-term acute care hospitals in the future

   Under PPS, the volume of ancillary services provided per patient day to nursing center patients also has declined dramatically. Medicare reimbursements to nursing centers under PPS include substantially all services provided to patients, including ancillary services. Prior to the implementation of PPS, the costs of such services were reimbursed under cost-based reimbursement rules. The decline in the demand for ancillary services since the implementation of PPS is mostly attributable to efforts by nursing centers to reduce operating costs. As a result, many nursing centers have elected to provide ancillary services to their patients through internal staff. In response to PPS and a significant decline in the demand for ancillary services, we realigned our former ancillary services division in 1999 by integrating its physical rehabilitation, speech and occupational therapy businesses into the health services division and assigning its institutional pharmacy business to the hospital division. Our respiratory therapy and other ancillary businesses were discontinued.

   Since November 1999, various legislative and regulatory actions have provided a measure of relief from the impact of the Balanced Budget Act. In November 1999, the BBRA was enacted. Effective April 1, 2000, the BBRA (a) implemented a 20% upward adjustment in the payment rates for the care of higher acuity patients, effective until the enactment of a revised Resource Utilization Grouping payment system and (b) allowed nursing centers to transition more rapidly to the federal payment rates. The BBRA also imposed a two-year moratorium on certain therapy limitations for skilled nursing center patients covered under Medicare Part B. Effective October 1, 2000, the BBRA increased all PPS payment categories by 4% through September 30, 2002.

   In April 2000, CMS published a proposed rule which sets forth updates to the Resource Utilization Grouping payment rates used under PPS for nursing centers. On July 31, 2000, CMS issued a final rule that

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indefinitely postponed any refinements to the Resource Utilization Grouping categories used under PPS. As such, the 20% upward adjustment for certain higher acuity Resource Utilization Grouping categories set forth in the BBRA was automatically extended until the Resource Utilization Grouping refinements are enacted. On July 31, 2001, CMS issued another final rule which did not establish such refinements, and accordingly, the 20% adjustment will remain in place until the Resource Utilization Grouping categories are refined.

   In December 2000, BIPA was enacted to provide up to $35 billion in additional funding to the Medicare and Medicaid programs over the next five years. Under BIPA, the nursing component for each Resource Utilization Grouping category was increased by 16.66% over the existing rates for skilled nursing care for the period April 1, 2001 through September 30, 2002. BIPA also provided some relief from scheduled reductions to the annual inflation adjustments to the Resource Utilization Grouping payment rates through September 2001.

   In addition, BIPA slightly increased payments for inpatient services and TEFRA incentive payments for long-term acute care hospitals. Allowable costs for bad debts also will be increased by 15%. Both of these provisions are effective for cost reporting periods beginning on or after September 1, 2001.

   Despite the recent legislation and regulatory actions discussed above, Medicare revenues recorded under PPS in our health services division are less than the cost-based reimbursement we received before the enactment of the Balanced Budget Act. In addition, the recent legislation did not impact materially the reductions in Medicare revenues received by our hospitals as a result of the Balanced Budget Act.

   There continue to be legislative and regulatory proposals that would impose more limitations on government and private payments to providers of healthcare services. Congress has directed the Secretary of the U.S. Department of Health and Human Services to develop a prospective payment system applicable specifically to long-term acute care hospitals by October 1, 2001. The new prospective payment system would be effective for cost report periods beginning on or after October 1, 2002. This payment system would not impact us until September 1, 2003. To date, the Secretary has not proposed such a prospective payment system. Congress has further directed that if the Secretary is unable to implement a prospective payment system specific to long-term acute care hospitals by October 1, 2002, the Secretary shall instead implement, as of such date, a prospective payment system for long-term acute care hospitals based upon existing hospital diagnosis-related groups modified where feasible to account for resource use of long-term acute care hospital patients. We cannot predict the content or timing of such regulations. We cannot assure you that such regulations will not have a material adverse impact on our financial condition and results of operations.

   By repealing the Boren Amendment, the Balanced Budget Act eased existing impediments on the ability of states to reduce their Medicaid reimbursement levels. Many states are considering or have enacted measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals. Additionally, regulatory changes in the Medicaid reimbursement system applicable to the hospital division also are being considered. There also are legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers.

   We could be adversely affected by the continuing efforts of governmental and private third-party payors to contain healthcare costs. We cannot assure you that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, we cannot assure you that the facilities we operate, or the provision of services and supplies by us, will meet the requirements for participation in such programs.

   We cannot assure you that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on our results of operations, liquidity or financial position.


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Information Systems

   Our information systems strategy is focused on utilizing industry-leading technology to allow us to operate efficiently and effectively under fixed reimbursement levels and increased regulatory compliance requirements. Our information systems activities are determined by the operational strategies and priorities of each of our operating divisions.

   Our integrated financial system allows for timely monthly reporting of financial results on a company-wide basis. In addition, extensive data warehouse capabilities across each operating division allows us to access sophisticated clinical and financial management information at a local, regional and corporate level, enhancing our ability to manage operational performance. In 2000, we installed a new integrated human resources and payroll system in all of our hospitals and the corporate office. We are currently implementing this system in our nursing centers.

   In 2000, we developed new education tracking and event reporting systems to support the Corporate Integrity Agreement. We also implemented in 2000 an internet-based distance learning tool which provides a cost-effective method to deliver timely training to employees. Company-wide access to various data through internet-based solutions has improved operating efficiencies and reduced administrative costs.

   The information systems for the health services division provide support for product line management and third-party reimbursement. The resident care system is an internally developed business application that captures patient assessment data to ensure that minimum data set assessment forms are filed accurately and timely with reimbursement sources in each state. Our clinical care management system blends clinical and financial results within our data warehouse to provide a decision support platform for delivering high quality care in an economical manner. Our quality reporting system, based on the industry-standard quality indicators used by CMS, allows each facility to monitor and manage the quality of care being delivered. A new internet-based patient referral system is enhancing the health services division's relationships with hospital discharge planners by facilitating the search to locate appropriate nursing centers for patients and automating the communication of critical patient data between the discharging and admitting facilities.

   Our hospitals utilize ProTouch(TM), formerly named VenTouch(TM), an internally developed electronic patient medical record system that was designed specifically for the long-term acute care environment. ProTouch(TM) is a software application that allows nurses, physicians and other clinicians to enter clinical information during the patient care delivery process and view an electronic patient chart. In order to achieve compliance with the new HIPAA regulations regarding electronically transmitted health data, we are enhancing ProTouch(TM) to meet the government mandated patient data privacy and security requirements. A new internally developed system, CustomCare, classifies patients based on a combination of acuity and required nursing interventions, which allows us to monitor employee skill mix and manage labor costs. Our information systems also assist us in managing staffing levels and monitoring quality indicators at the facility, regional and corporate levels.

   Our information systems architecture provides a reliable, scalable infrastructure that is based on personal computers in the facilities connected by a wide-area network to our centralized data center in Louisville, Kentucky. Our information system network allows us to operate over 8,000 distributed personal computers and 600 centrally located servers on a continuous basis.

Employees

   At June 30, 2001, we employed approximately 38,700 full-time employees and 12,600 part-time and per diem employees. Approximately 3,600 of our employees are union members. We believe that our employee relations are satisfactory.

Legal Proceedings

   Our subsidiary, formerly named TheraTx, Incorporated, is a plaintiff in a declaratory judgment action entitled TheraTx, Incorporated v. James W. Duncan, Jr., et al., No. 1:95-CV-3193, filed in the United States District Court for the Northern District of Georgia and currently pending in the United States Court of Appeals

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for the Eleventh Circuit, No. 99-11451-FF. The defendants asserted counterclaims against TheraTx under breach of contract, securities fraud, negligent misrepresentation and other fraud theories for allegedly not performing as promised under a merger agreement related to TheraTx's purchase of a company called PersonaCare, Inc. and for allegedly failing to inform the defendants/counterclaimants prior to the merger that TheraTx's possible acquisition of Southern Management Services, Inc. might cause the suspension of TheraTx's shelf registration under relevant rules of the Securities and Exchange Commission. The court granted summary judgment for the defendants/counterclaimants and ruled that TheraTx breached the shelf registration provision in the merger agreement, but dismissed the defendants' remaining counterclaims. Additionally, the court ruled after trial that defendants/counterclaimants were entitled to damages and prejudgment interest in the amount of approximately $1.3 million and attorneys' fees and other litigation expenses of approximately $700,000. We and the defendants/counterclaimants both appealed the court's rulings. The United States Court of Appeals for the Eleventh Circuit affirmed the trial court's rulings in TheraTx's favor, with the exception of the damages award, and certified the question of the proper calculation of damages under Delaware law to the Delaware Supreme Court. The Delaware Supreme Court issued an opinion on June 1, 2001, which sets forth a rule for determining such damages but did not calculate any actual damages. On June 25, 2001, the Eleventh Circuit remanded the action to the trial court to render a decision consistent with the Delaware Supreme Court's ruling. On July 24, 2001, the defendants filed a Notice of Bankruptcy Stay in the trial court. We are defending the action vigorously.

   On August 13, 2001, we and TheraTx, Incorporated filed an Objection and Complaint in an action entitled Vencor, Inc. and TheraTx Inc. v. James W. Duncan, et al., Adversary Proceeding No. 01-6117 (MFW), in the United States Bankruptcy Court for the District of Delaware. The complaint seeks to subordinate and disallow the defendants' bankruptcy claim or, alternatively, to reduce the claim by and recover from the defendants a preferential payment made by the debtors to the defendants. The complaint also seeks an injunction against any efforts by the defendants to enforce the judgment ultimately granted in the above litigation pending in the Northern District of Georgia.

   We are pursuing various claims against private insurance companies who issued Medicare supplement insurance policies to individuals who became patients of our hospitals. After the patients' Medicare benefits are exhausted, the insurance companies become liable to pay the insureds' bills pursuant to the terms of these policies. We have filed numerous collection actions against various of these insurers to collect the difference between what Medicare would have paid and the hospitals' usual and customary charges. These disputes arise from differences in interpretation of the policy provisions and federal and state laws governing such policies. Various courts have issued various rulings on the different issues, some of which have been adverse to us and most of which have been appealed. We intend to continue to pursue these claims vigorously.

   A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of our predecessor against us and Ventas and certain of our and Ventas' current and former executive officers and directors and those of Ventas. The complaint alleges that we, Ventas and certain of our and Ventas' current and former executive officers during a specified time frame violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, by, among other things, issuing to the investing public a series of false and misleading statements concerning Ventas' then current operations and the inherent value of its common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning Ventas' revenues and successful acquisitions, the price of the common stock was artificially inflated. In particular, the complaint alleges that the defendants issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on Ventas' core services and profitability. The complaint further alleges that the defendants issued a series of materially false statements concerning the purportedly successful integration of Ventas' acquisitions and prospective earnings per share for 1997 and 1998 which the defendants knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. In December 1998, the defendants filed a motion to dismiss the case. The court converted the defendants' motion to dismiss into a motion for summary judgment and granted summary judgment as to all defendants. The plaintiff appealed the ruling to the United States Court of Appeals for the Sixth Circuit. On April 24, 2000, the Sixth Circuit affirmed the district court's dismissal of the action on the grounds that the plaintiff failed to state a claim upon which relief could be granted. On July 14, 2000, the Sixth Circuit granted the plaintiff's petition for a rehearing en banc. On May 31, 2001, the Sixth Circuit issued its en banc decision reversing the trial court's dismissal of the complaint. The defendants filed a Petition for Certiorari seeking review of the Sixth Circuit's decision in the United States Supreme Court on September 27, 2001. We are defending this action vigorously.

   A shareholder derivative suit entitled Thomas G. White on behalf of Vencor, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98CI03669, was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit was brought on behalf of us and Ventas against certain current and former executive officers and directors of ours and Ventas. The complaint alleges that the defendants damaged us and Ventas by engaging in violations of the securities laws, engaging in insider trading, fraud and securities fraud and damaging our reputation and that of Ventas. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The complaint is based on substantially similar assertions to those made in the class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., discussed above. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that we and Ventas have an effective remedy. We believe that the allegations in the complaint are without merit and intend to defend this action vigorously.

   A class action lawsuit entitled Jules Brody v. Transitional Hospitals Corporation, et al., Case No. CV-S-97-00747-PMP, was filed on June 19, 1997 in the United States District Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional Hospitals Corporation common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of the Transitional common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b), 14(e) and 20(a) of the Securities Exchange Act of 1934, and common law principles of negligent misrepresentation, and names as defendants Transitional as well as certain former senior executives and directors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. In June 1998, the court granted our motion to dismiss with leave to amend the Section 10(b) claim and the state law claims for misrepresentation. The court denied our motion to dismiss the Section 14(e) and Section 20(a) claims, after which we filed a motion for reconsideration. On March 23, 1999, the court granted our motion to dismiss all remaining claims and the case was dismissed. The plaintiff has appealed this ruling to the United States Court of Appeals for the Ninth Circuit. We are defending this action vigorously.

   In connection with our Fourth Amended Joint Plan of Reorganization, we, Ventas and the Department of Justice, acting on behalf of itself, the Department of Health and Human Services' Office of Inspector General and CMS, entered into a government settlement, which resolved all known claims arising out of all known investigations being made by the Department of Justice and the Office of Inspector General including certain pending qui tam, or whistleblower, actions. Under the government settlement, the government was required to move to dismiss with prejudice to the United States and the relators (except for certain claims which will be dismissed without prejudice to the United States in certain of the cases) the pending qui tam actions as against any or all of us and our subsidiaries, Ventas and any current or former officers, directors and employees of either entity.

   Except for the qui tam action described in this paragraph, all other known pending qui tam actions against us have been resolved by the government settlement. The only remaining case is entitled United States, et al., ex rel. Phillips-Minks, et al. v. Transitional Corp., et al., filed in the United States District Court for Southern District of California on July 23, 1998. In this action, the defendants, including Transitional Hospitals Corporation and Ventas, are alleged to have submitted and conspired to submit false claims and statements to Medicare, Medicaid, and other federal and state funded programs during a period commencing in 1993. The conduct complained of allegedly violates the Federal Civil False Claims Act, the California False Claims Act, the Florida False Claims Act, the Tennessee Health Care False Claims Act, and the Illinois Whistleblower Reward and Protection Act. The defendants allegedly submitted improper and erroneous claims to Medicare, Medicaid and other programs, for improper or unnecessary services and services not performed, inadequate collections efforts associated with billing and collecting bad debts, inflated and nonexistent laboratory charges, false and inadequate documentation of claims, splitting charges, shifting revenues and expenses, transferring patients to hospitals that are reimbursed by Medicare at a higher level, failing to return duplicate reimbursement payments, and improperly allocating hospital insurance expenses. In addition, the complaint alleges that the defendants were inconsistent in their reporting of cost report data, paid kickbacks to increase patient referrals to hospitals, and incorrectly reported employee compensation resulting in inflated employee 401(k) contributions. The complaint seeks unspecified damages. We dispute the allegations in the complaint and intend to defend this action vigorously. On July 27, 2001, the court ordered that the Department of Justice be allowed to intervene in the action to effectuate the government settlement contained in our Fourth Amended Joint Plan of Reorganization. There can be no assurance that the court will dismiss this case upon the motion by the Department of Justice.

   In connection with our spin-off from Ventas in 1998, liabilities arising from various legal proceedings and other actions were assumed by us and we agreed to indemnify Ventas against any losses, including any costs or expenses, it may incur arising out of or in connection with such legal proceedings and other actions. The indemnification provided by us also covers losses, including costs and expenses, which may arise from any future claims asserted against Ventas based on the former healthcare operations of Ventas. In connection with our indemnification obligation, we assumed the defense of various legal proceedings and other actions. Under our Fourth Amended Joint Plan of Reorganization, we agreed to continue to fulfill our indemnification obligations arising from the 1998 spin-off.

   We are a party to certain legal actions and regulatory investigations arising in the normal course of our business. We are unable to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Department of Justice, CMS or other regulatory agencies will not initiate additional investigations related to our businesses in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on our results of operations, liquidity or financial position. In addition, the above litigation and investigations (as well as future litigation and investigations) are expected to consume the time and attention of our management and may have a disruptive effect upon our operations.

Environmental Matters

   We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material adverse effect on us. It is possible, however, that environmental issues may arise in the future which we cannot now predict.

                                   MANAGEMENT

   The following sets forth information regarding our executive officers and directors as of June 30, 2001.

           Name            Age                     Position
           ----            --- -----------------------------------------------
 Edward L. Kuntz..........  56 Chairman of the Board, Chief Executive Officer
                               and President
 Richard A. Schweinhart...  51 Senior Vice President and Chief Financial
                               Officer
 Frank J. Battafarano.....  50 President, Hospital Division
 Donald D. Finney.........  54 President, Health Services Division
 Richard E. Chapman.......  53 Chief Administrative and Information Officer
                               and Senior Vice President
 James H. Gillenwater,
  Jr......................  44 Senior Vice President, Planning and Development
 M. Suzanne Riedman.......  50 Senior Vice President and General Counsel
 William M. Altman........  42 Vice President of Compliance and Government
                               Programs
 Richard A. Lechleiter....  43 Vice President, Finance, Corporate Controller
                               and Treasurer
 James Bolin..............  42 Director
 Michael J. Embler........  37 Director
 Garry N. Garrison........  54 Director
 Isaac Kaufman............  54 Director
 John H. Klein............  55 Director
 David A. Tepper..........  43 Director

   Edward L. Kuntz has served as our Chairman of the Board, Chief Executive Officer and President since January 1999. He served as our President, Chief Operating Officer and director from November 1998 to January 1999. Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a leading provider of long-term healthcare, from 1992 to 1997. After leaving Living Centers of America, Inc., he served as an advisor and consultant to a number of healthcare services and investment companies and was affiliated with Austin Ventures, a venture capital firm. In addition, Mr. Kuntz served as Associate General Counsel and later as Executive Vice President of ARA Living Centers until the formation of Living Centers of America, Inc. in 1992.

   Richard A. Schweinhart, a certified public accountant, has served as our Senior Vice President and Chief Financial Officer since September 1998. Mr. Schweinhart was Senior Vice President--Columbia Sponsored Networks for Columbia/HCA Healthcare Corp. from March 1996 through September 1998. From April 1995 until March 1996, he served as Senior Vice President--Nonhospital Operations and from September 1993 until April 1995 as Senior Vice President-- Finance of Columbia/HCA Healthcare Corp. Mr. Schweinhart served as Senior Vice President--Finance for both Galen Health Care, Inc. and Humana, Inc. from November 1991 to September 1993.

   Frank J. Battafarano has served as our President, Hospital Division since November 1998. He served as our Vice President of Operations from April 1998 to November 1998. He held the same position with our predecessor from February 1998 to April 1998. From May 1996 to January 1998, Mr. Battafarano served as Senior Vice President of the central regional office of our predecessor. From January 1992 to April 1996, he served as an executive director and hospital administrator for our predecessor.

   Donald D. Finney has served as our President, Health Services Division since January 1999. During 1998, Mr. Finney was Chief Executive Officer of HCMF Corporation, a privately held post-acute and assisted living provider. From January 1997 to December 1997, he served as Chief Operating Officer of Summerville Healthcare Group, Inc., an operator of assisted living facilities. He served as President of the Facilities Division of GranCare, Inc. from July 1995 to January 1997. From October 1990 to July 1995, Mr. Finney served as Chief Operating Officer of Evergreen Healthcare, Inc., an operator of long-term care and assisted living facilities.

   Richard E. Chapman has served as our Chief Administrative and Information Officer and Senior Vice President since January 2001. From April 1998 to January 2001, he served as our Senior Vice President and Chief Information Officer. Mr. Chapman served as Senior Vice President and Chief Information Officer of our predecessor from October 1997 to April 1998. From March 1993 to October 1997, he was Senior Vice President of Information Systems of Columbia/HCA Healthcare Corp., Vice President of Galen Health Care, Inc. from March 1993 to August 1993, and Vice President of Humana, Inc. from September 1988 to February 1993.

   James H. Gillenwater, Jr. has served as our Senior Vice President, Planning and Development since April 1998. Mr. Gillenwater served as Senior Vice President, Planning and Development of our predecessor from December 1996 to April 1998. From November 1995 through December 1996, he served as Vice President, Planning and Development of our predecessor and was Director of Planning and Development from 1989 to November 1995.

   M. Suzanne Riedman, an attorney, has served as our Senior Vice President and General Counsel since August 1999. She served as our Vice President and Associate General Counsel from April 1998 to August 1999. Ms. Riedman held the same position with our predecessor from January 1997 to April 1998. She joined our predecessor as counsel in September 1995 and became Associate General Counsel in January 1996. Ms. Riedman served as counsel to another large long-term healthcare provider in various capacities from 1990 to 1995. Prior to that time, Ms. Riedman was in the private practice of law for 11 years.

   William M. Altman, an attorney, has served as our Vice President of Compliance and Government Programs since October 1999. He served as Operations Counsel in our law department from May 1998 to September 1999. He held the same position with our predecessor from June 1996 through April 1998. Prior to joining our predecessor, Mr. Altman was in the private practice of law for ten years and held other consulting and government positions in healthcare.

   Richard A. Lechleiter, a certified public accountant, has served as our Vice President, Finance and Corporate Controller since April 1998 and also has served as Treasurer since July 1998. Mr. Lechleiter served as Vice President, Finance and Corporate Controller of our predecessor from November 1995 to April 1998. From June 1995 to November 1995, he was Director of Finance for our predecessor. Mr. Lechleiter was Vice President and Controller of Columbia/HCA Healthcare Corp. from September 1993 to May 1995, of Galen Health Care, Inc. from March 1993 to August 1993, and of Humana, Inc. from September 1990 to February 1993.

   James Bolin has served as a director of our company since April 2001. Since 1995, Mr. Bolin has been Vice President and Secretary of Appaloosa Management L.P. Mr. Bolin serves as a director of Inamed Corporation, a global surgical and medical device company, and Bio-Plexus, Inc., a designer and manufacturer of safety medical products.

   Michael J. Embler has served as a director of our company since July 2001. Since July 2001, Mr. Embler has been Vice President of Franklin Mutual Advisers, LLC. From October 1992 to May 2001, he served in various positions with Nomura Holding America, most recently as Managing Director.

   Garry N. Garrison has served as a director of our company since April 2001. From 1997 to 2000, Mr. Garrison served as Senior Vice President of Dynamic Healthcare Solutions, Inc., a venture capital firm specializing in high-growth, health related businesses. From 1996 to 1997, he served as President and Chief Executive Officer, Specialty Services Division of the Foundation Health Systems, Inc., overseeing operations for various specialty services companies. Mr. Garrison also served as President and Chief Operating Officer of Integrated Pharmaceutical Services from 1994 to 1996.

   Isaac Kaufman, a certified public accountant, has served as a director of our company since April 2001. Since September 1998, Mr. Kaufman has served as the Senior Vice President and Chief Financial Officer of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center. From February 1998 to September 1998, he served as the Chief Financial Officer of Bio Science Contract Production Corp., a contract manufacturer of bulk pharmaceuticals and biologics. Mr. Kaufman also served as Chief Financial Officer of VSI Group, Inc. From October 1996 to February 1998. Mr. Kaufman serves as a director of TransWorld Entertainment Corporation, a leading specialty retailer of music and video products.

   John H. Klein has served as a director of our company since April 2001. Mr. Klein has been the Chairman and Chief Executive Officer of Strategic Business and Technology Solutions, LLC, a strategy business and technology advisory firm, since June 1998. Mr. Klein also has served as the Chairman and Chief Executive Officer of BI Logix, Inc., a business intelligence software solutions company, since May 1998. In addition, he has served as Chairman and Chief Executive Officer of DentalLine.com, a group benefit and internet company, since July 1999. From March 1998 to August 2000, he served as Director and Vice Chairman of Image Vision, a developer and marketer of imaging systems and products. Mr. Klein also served as Chairman and Chief Executive Officer of the MIM Corporation, a provider of pharmacy benefit services, from 1996 to May 1998. Mr. Klein is a director of U.S. Interactive, Inc. and Sunbeam Corporation.

   David A. Tepper has served as a director of our company since April 2001. Mr. Tepper has been President of Appaloosa Management, L.P. since 1993. Mr. Tepper also serves as a director of Inamed Corporation, a global surgical and medical device company.

   Each of the executive officers serves at the pleasure of the board of directors.

   In addition to the executive officers listed above, we are currently searching for an individual to serve as President of our company. This individual will be responsible for various management duties, including management of our day-to-day operations, and would report directly to Mr. Kuntz, who will continue to serve as Chairman and Chief Executive Officer. We expect to fill this position by the end of 2001.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth, as of June 30, 2001, certain information regarding the beneficial ownership of shares of our common stock immediately prior to the consummation of the offering and as adjusted to reflect the sale of the shares of common stock pursuant to the offering. The table provides information for:

  .  each of our directors and executive officers,

  .  all of our directors and executive officers as a group,

  . each person who is known by us to beneficially own more than 5% of our common stock, and

  .  other selling stockholders.

   Unless otherwise stated, the address for each of our directors and executive officers is 680 South Fourth Street, Louisville, Kentucky 40202-2412.


                           Shares Beneficially               Shares Beneficially
                                  Owned                             Owned
                          Prior to Offering (1)              After the Offering
                          -------------------------- Shares  ---------------------
   Name of Beneficial      Number of                  Being  Number of
         Owners              Shares         Percent  Offered   Shares     Percent
   ------------------     -------------    --------- ------- ------------ --------
Directors and Executive
 Officers
Edward L. Kuntz.........       135,000 (2)        *   10,000      125,000        *
James Bolin.............     5,496,822 (3)     30.3  500,000    4,996,822     25.1
Michael J. Embler.......              -           -        -            -        -
Garry N. Garrison.......              -           -        -            -        -
Isaac Kaufman...........              -           -        -            -        -
John H. Klein...........              -           -        -            -        -
David A. Tepper.........     5,496,822 (3)     30.3  500,000    4,996,822     25.1
William M. Altman.......        23,700 (2)        *    3,900       19,800        *
Frank J. Battafarano....        33,900 (2)        *    3,000       30,900        *
Richard E. Chapman......        38,500 (2)        *    7,500       31,000        *
Donald D. Finney........        38,500 (2)        *   10,000       28,500        *
James H. Gillenwater,
 Jr.....................        22,300 (2)        *    2,500       19,800        *
Richard A. Lechleiter...        23,700 (2)        *    6,500       17,200        *
M. Suzanne Riedman......        28,000 (2)        *    2,300       25,700        *
Richard A. Schweinhart..        38,500 (2)        *    7,500       31,000        *
All Directors and
 Executive Officers as a
 Group (15 persons).....     5,878,922 (4)     32.4  553,200    5,325,722     26.8
Other Stockholders with
 More than 5% Ownership
Appaloosa Management
 L.P., Appaloosa
 Partners, Inc. and
 David A. Tepper (3)....     5,496,822         30.3  500,000    4,996,822     25.1
Stephen Feinberg (5)....     1,181,451          7.6      --     1,181,451      6.8
Franklin Mutual
 Advisers, LLC (6)......     5,423,181         30.9  400,000    5,023,181     26.0
Goldman, Sachs & Co. and
 The Goldman Sachs
 Group, Inc. (7)........     2,013,490         12.4  250,000    1,763,490      9.8
Van Kampen Prime Rate
 Income Trust (8).......     1,064,604          6.8   86,100      978,504      5.6
Ventas Realty, Limited
 Partnership (9)........     1,498,500          9.6   83,300    1,415,200      8.2

                           Shares Beneficially               Shares Beneficially
                                  Owned                             Owned
                          Prior to Offering (1)              After the Offering
                          ---------------------------Shares  ---------------------
   Name of Beneficial     Number of                   Being  Number of
         Owners             Shares         Percent   Offered   Shares     Percent
   ------------------     ------------    ------------------ -----------  --------
Other Selling
 Stockholders
Rodrick J. Cowgill,
 Jr.....................        7,900 (2)          *  1,200         6,700         *
Dennis J. Hansen........        9,900 (2)          *  1,000         8,900         *
Ruth A. Lusk............        9,200 (2)          *  1,500         7,700         *
Katheryn J. Markham.....       11,100 (2)          *  1,800         9,300         *
Mark A. McCullough......        9,400 (2)          *    400         9,000         *
Steven L. Monaghan......       12,200 (2)          *  1,500        10,700         *
Susan E. Moss...........        8,600 (2)          *    700         7,900         *
Sean R. Muldoon.........        9,200 (2)          *  2,000         7,200         *
Robert E. Schmidt.......       11,200 (2)          *  2,500         8,700         *
T. Terry Tackett........       10,000 (2)          *  3,300         6,700         *
Morgan Guaranty Trust
 Co. of New York........       157,276             * 59,500        97,776         *
Van Kampen Senior Income
 Trust..................       543,875           3.5 44,000       499,875       2.9
Van Kampen Senior
 Floating Rate Fund.....        59,981             *  4,900        55,081         *

---------------------
   * Denotes less than 1%.

  (1) Such information assumes that (a) options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this prospectus have been exercised and (b) to the extent publicly available information does not specify which portion of certain shares of common stock is in the form of warrants, such shares are held in the form of common stock. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock and/or warrants beneficially owned by them.
  (2) These shares represent restricted shares awarded under our restricted share plan. One-third of these shares vested on May 21, 2001 and the remaining two-thirds will vest as follows: 15% on each of the first and second anniversary of the date of grant; 20% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.
  (3) Based on a Schedule 13D jointly filed by Appaloosa Management L.P, Appaloosa Partners, Inc. and David A. Tepper on April 26, 2001 with the SEC and a Form 3 jointly filed with the SEC by Appaloosa Management L.P., Appaloosa Partners, Inc., David A. Tepper and James Bolin. According to these filings, Mr. Tepper is the sole stockholder and President of Appaloosa Partners, Inc. Mr. Bolin is a Vice President and Secretary of Appaloosa Partners, Inc. Appaloosa Partners, Inc. is the general partner of Appaloosa Management L.P. Appaloosa Management L.P. is the general partner of Appaloosa Investment Limited Partnership I and acts as an investment advisor to Palomino Fund Ltd. Under our Fourth Amended Joint Plan of Reorganization, Appaloosa Investment Limited Partnership I and Palomino Fund Ltd. received (a) 2,975,428 shares of common stock,
       (b) 720,398 Series A warrants and (c) 1,800,996 Series B warrants. According to the Schedule 13D, Appaloosa Management L.P., Appaloosa Partners, Inc. and Mr. Tepper may be deemed to have the sole voting and dispositive power with respect to 5,496,822 shares of common stock, of which 2,521,394 represent shares issuable upon exercise of the Series A and Series B warrants. The address of Appaloosa Management L.P., Appaloosa Partners, Inc., David A. Tepper and James Bolin is 26 Main Street, 1st Floor, Chatham, New Jersey 07928.
  (4) The number of shares of common stock shown in the table includes shares issuable upon the exercise of 720,398 Series A warrants and 1,800,996 Series B warrants. See note 3.

  (5) Based on a Schedule 13D filed by Stephen Feinberg on May 8, 2001 with the SEC. Cerberus Institutional Partners, L.P. is the holder of 244,530 shares of common stock, Cerberus International, Ltd. is the holder of 630,157 shares of common stock and various other private investment funds own in the aggregate 306,764 shares of common stock. Based on the
      Schedule 13D, Stephen Feinberg possesses sole power to vote and direct the disposition of all securities described in the immediately preceding sentence. The address of Mr. Feinberg is 450 Park Avenue, 28th Floor, New York, New York 10022.


  (6) Based on a Schedule 13D filed by Franklin Mutual Advisers, LLC on April 20, 2001 with the SEC and other information available to us. According to the Schedule 13D, the common stock reported in the
       Schedule 13D is beneficially owned by one or more open-end investment companies or other management accounts of Franklin Mutual Advisers, LLC. Under its advisory contracts, Franklin Mutual Advisers, LLC has sole voting and investment discretion over these securities. The number of shares of common stock shown in the table includes shares issuable upon the exercise of 560,242 Series A warrants and 1,400,603 Series B warrants. Michael J. Embler is a Vice President of Franklin Mutual Advisers, LLC and disclaims beneficial ownership of shares held by Franklin Mutual Advisers, LLC. The address of Franklin Mutual Advisers, LLC is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.


  (7) Based on a Schedule 13G jointly filed by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. on May 10, 2001 with the SEC and a Form 3 jointly filed with the SEC by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. According to the Schedule 13G, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. share voting and dispositive power with respect to these securities. The number of shares of common stock shown in the table includes shares issuable upon the exercise of 170,594 Series A warrants and 426,484 Series B warrants. The address of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004.


  (8) Based on information provided to us by Van Kampen Prime Rate Income Trust. The address of Van Kampen Prime Rate Income Trust is 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181.


  (9) Based on a Schedule 13G jointly filed by Ventas, Inc. and Ventas Realty, Limited Partnership on October 10, 2001 with the SEC. According to the Schedule 13G, each of Ventas, Inc. and Ventas Realty has shared ownership and voting dispositive power with respect to these securities. Ventas, Inc. is the sole general partner of Ventas Realty, Limited Partnership, and Ventas LP Realty, LLC is the sole limited partner of Ventas Realty, Limited Partnership. The address of each of Ventas, Inc. and Ventas Realty, Limited Partnership is 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary description of our capital stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws.

General

  Authorized, Issued and Outstanding Capital Stock

   We are authorized to issue a total of 40,000,000 shares of capital stock, consisting of 39,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of June 30, 2001, there were 15,600,000 shares of common stock outstanding and no shares of preferred stock outstanding.

  Fully Paid

   The issued and outstanding shares of common stock, and any shares of common stock issuable under the stock option plans or upon the exercise of warrants for common stock, will be duly authorized, validly issued, fully paid and non-assessable.

Common Stock

  Listing

   Our common stock is quoted on the OTC Bulletin Board under the trading symbol "KIND."

  Dividends

   Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We are subject to certain limitations on the declaration and payment of dividends, other than stock dividends, pursuant to the terms of our new senior secured notes and the terms of our revolving credit facility. We do not expect to pay cash dividends on the common stock in the foreseeable future.

  Rights Upon Liquidation, Dissolution or Winding Up

   In the event of a liquidation, dissolution or winding up of our company, holders of common stock would have the right to a ratable portion of assets remaining after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock will have no preemptive rights.

  Voting

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders.

  Registrar and Transfer Agent

   The registrar and transfer agent for the common stock is National City Bank, 629 Euclid Avenue, Room 635, Cleveland, Ohio 44114, (800) 622-8100.

Preferred Stock

   Our Amended and Restated Certificate of Incorporation authorizes the board of directors to issue preferred stock in one or more series and to establish the designations, powers, preferences and rights and the qualifications, limitations and restrictions of any series with respect to the number of shares included in such series, the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms. We may issue, without the approval of the holders of the common stock, preferred stock which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of the common stock. The issuance of preferred stock could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of the company.

Certain Restrictions

   Our Amended and Restated Certificate of Incorporation states that we may not issue nonvoting equity securities to the extent prohibited by Section 1123(6)(a) of the Bankruptcy Code. In addition, in order to help ensure that Ventas continues to meet the requirements for treatment as a real estate investment trust, the Amended and Restated Certificate of Incorporation prohibits a particular shareholder, Tenet Healthcare Corporation and its successors, from beneficially owning, directly or indirectly (including by application of certain attribution rules under the Internal Revenue Code), shares of our common stock in excess of the existing holder limit set forth in the Amended and Restated Certificate of Incorporation for so long as Tenet Healthcare Corporation and its successors remain a significant shareholder in Ventas. Any shares of our common stock beneficially owned by Tenet Healthcare Corporation and its successors in excess of such existing holder limit, including shares beneficially owned by persons that are or become related to Tenet Healthcare Corporation and its successors under the attribution rules, will be designated as "excess stock" and treated as described in the Amended and Restated Certificate of Incorporation. The certificates evidencing our common stock contain a legend referencing the above restriction. In addition, if we engage in an "Accretive Transaction" (as defined in the Amended and Restated Certificate of Incorporation), we will purchase from Ventas such number of shares as are necessary to prevent Ventas from beneficially owning in excess of 9.9% of our company after giving effect to such Accretive Transaction.

Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an officer, director or agent of the corporation, or is or was serving at the request of the corporation as a director, officer or agent of another corporation, partnership or other enterprise, against expenses (including attorney's fees), judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is entitled to indemnification only for expenses (including attorney's fees) reasonably and actually incurred, and is not entitled to indemnification in respect of any claim, issue or matter as to which he or she is found liable to the corporation, unless the court determines otherwise.

   Section 6.4 of our Amended and Restated By-laws requires us to indemnify, to the full extent permitted from time to time under the Delaware General Corporation Law, each person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of our company.

   However, the indemnification provisions of Section 6.4 are limited to:

  . officers, directors, agents and employees who as of September 13, 1999, were employed by, or serving as directors of, our company, and

  . agents and employees who were no longer employed by us as of September 13, 1999, other than such agents and employees who were our officers and directors prior to September 13, 1999.

Section 203 of the Delaware General Corporation Law

   In our Amended and Restated Certificate of Incorporation, we have elected not to be governed by Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" (as such terms are used in Section 203) for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (1) prior to such time of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, the transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   An aggregate of 15,000,000 shares of common stock, 2,000,000 Series A warrants and 5,000,000 Series B warrants were issued on April 20, 2001 under our Fourth Amended Joint Plan of Reorganization. All these warrants, which are currently exercisable, and shares of common stock and the shares of common stock issued in the offering are freely tradeable without registration under the Securities Act, except for shares that are issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are acquired by an "affiliate" of ours.

   We have entered into a registration rights agreement with Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Goldman, Sachs & Co. and Ventas Realty, Limited Partnership, which collectively hold 9,352,676 shares of our common stock and warrants to purchase 5,079,317 shares of common stock. The registration rights agreement requires us to use our reasonable best efforts to file, cause to be declared effective and keep effective for at least two years or until all their shares of common stock or warrants are sold, a "shelf" registration statement covering sales of their shares of common stock and warrants or, in the case of Ventas, the distribution of some or all of the shares of our common stock that it owns to the Ventas stockholders. We filed the shelf registration statement with the SEC on September 19, 2001. We expect the shelf registration statement to become effective on the effective date of the registration statement of which this prospectus forms a part.

   However, under the terms of the registration rights agreement, these security holders may not sell common stock or warrants pursuant to the shelf registration statement, and we are not obligated to register any shares or warrants held by these security holders upon their request, in each case for the period from seven days prior to, through and including the 90th day after, the date of this prospectus. After the expiration of this period, these security holders may sell their shares or warrants pursuant to the shelf registration statement or may demand that we register all or any portion of their shares or warrants at any time. As an exception to this restriction on sales for purposes of this offering, Ventas may (but is not obligated to) distribute up to 350,000 shares of our common stock to Ventas stockholders on or after December 24, 2001, and such stockholders may resell such shares.

   The registration rights agreement provides that, subject to certain limitations, each security holder party thereto has the right to demand that we register all or a part of the common stock and warrants acquired by that security holder pursuant to the Fourth Amended Joint Plan of Reorganization, provided that the estimated market value of the common stock and warrants to be registered is at least $10 million in the aggregate or not less than 5% of the common stock and warrants. We are required to use our reasonable best efforts to effect any such registration. Such registrations will be at our expense, subject to certain exceptions.

   In addition, under the registration rights agreement, the security holders party thereto have certain rights to require us to include in any registration statement we file with respect to any offering of equity securities (whether for our own account or for the account of any holders of our securities) such amount of common stock and warrants as are requested by the security holder to be included in the registration statement, subject to certain exceptions. Such registrations will be at our expense, subject to certain exceptions.

   Furthermore, since April 20, 2001, 600,000 shares were issued under our restricted share plan and an additional 1,600,000 shares may be issued in the future upon exercise of options granted and to be granted under our stock option plans. These shares have been registered under the Securities Act and, therefore, will be freely tradable when issued (subject to the volume limitations and other conditions of Rule 144, in the case of shares to be sold by our affiliates).

   Future sales of common stock, including common stock underlying the Series A and Series B warrants, by our stockholders could adversely affect the market price of the common stock, and future sales of Series A and Series B warrants by the warrant holders could adversely affect the market price of the Series A or Series B warrants, as the case may be. These sales also might make it more difficult for us to sell equity securities in the future at a time and a price that we deem appropriate.

   We, our officers and directors, and the selling stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. As an exception to this agreement and without such consent, we may issue shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities, the exercise of warrants or options and the exercise of employee stock options, in each case outstanding on the date of this prospectus, or pursuant to our stock option plans. In addition, Ventas may (but is not obligated to) distribute up to 350,000 shares of our common stock to Ventas stockholders on or after December 24, 2001, such stockholders may resell such shares and Ventas may publicly disclose the Ventas entities' intention to effect such distributions without the prior written consent of Credit Suisse First Boston Corporation. For more information relating to these restrictions, see "Underwriting."

                        UNITED STATES FEDERAL INCOME TAX
                  CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

   The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a person that is not a "United States person" for U.S. federal income tax purposes (a "non-U.S. holder"). For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions. The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Internal Revenue Code. This discussion is limited to beneficial owners of the common stock who hold the common stock as capital assets. It does not address any aspect of state, local, or foreign law, persons who hold common stock through a partnership or other pass-through entity, or persons who are former citizens or long-term residents of the United States. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

Dividends

   Dividends paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate if the non-U.S. holder claims a reduced rate of withholding under an applicable income tax treaty, generally by providing a Form W-8BEN. However, if the dividends are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, then the dividends will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain realized on a disposition of our common stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds our common stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

Federal Estate Taxes

   Our common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Information Reporting Requirements and Backup Withholding Tax

   U.S. information reporting on Form 1099 and backup withholding tax will not apply to dividends paid on our common stock to a non-U.S. holder, provided that the non-U.S. holder provides a Form W-8BEN (or satisfies certain certification documentary evidence requirements for establishing that it is a non-United States person under U.S. Treasury regulations) or otherwise establishes an exemption. Distributions on our common stock will, however, be reported to the Internal Revenue Service and to that non-U.S. holder on Form 1042-S.

Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person,
(ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of our common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 2001, we and the selling stockholders have agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Goldman, Sachs & Co., UBS Warburg LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Goldman, Sachs & Co................................................
   UBS Warburg LLC....................................................
   J.P. Morgan Securities Inc.........................................
   Lehman Brothers Inc................................................
                                                                       ---------
     Total............................................................ 3,246,900
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 487,035 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $ per share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers. The underwriters intend to determine the public offering price for our common stock by reference to the market price of our common stock at or about the time of pricing the offering.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $
Underwriting discounts
 and commissions paid by
 the selling
 stockholders...........       $              $              $              $
Expenses payable by the
 selling stockholders...       $              $              $              $

   No National Association of Securities Dealers, Inc., or NASD, member participating in the distribution will be permitted to confirm sales to accounts over which it exercises discretionary authority without the prior specific written consent of the customer.

   Goldman, Sachs & Co., one of the underwriters, may be deemed to be our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 of the NASD Conduct Rules. Rule 2720 requires that the public offering price of the shares of common stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock will be no higher than the price recommended by Credit Suisse First Boston Corporation.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the conversion or exchange of convertible or exchangeable securities, the exercise of warrants or options and the exercise of employee stock options, in each case outstanding on the date of this prospectus, or grants of options to purchase shares of common stock under our stock option plans existing and in effect on the date of this prospectus.

   Our officers and directors and the selling stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus. As an exception to this agreement, Ventas may (but is not obligated to) distribute up to 350,000 shares of our common stock to Ventas stockholders on or after December 24, 2001, such stockholders may resell such shares and Ventas may publicly disclose the Ventas entities' intention to effect such distributions without the prior written consent of Credit Suisse First Boston Corporation.

   The underwriters have reserved for sale at the initial public offering price up to 25,000 shares of the common stock for employees, directors and their immediate family members who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   Purchasers of shares pursuant to the reserved share program will not be subject to lock-up agreements in respect of the shares so purchased unless required by the Conduct Rules of the NASD. The NASD's Conduct Rules will require that some purchasers of shares who are affiliated or associated with NASD members or who hold senior positions at financial institutions or members of their immediate families be subject to three-month lock-up agreements.

   Subject to certain limitations, we and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   The shares of our common stock are quoted on the OTC Bulletin Board under the symbol "KIND." We have applied to have the shares of our common stock quoted on The Nasdaq National Market under the symbol "KIND."

   In connection with the offering the representatives may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as a selling group member.

   Certain of the underwriters and their affiliates have engaged in transactions with and provided various investment banking, commercial banking and other services for us and our affiliates in the past and may do so from time to time in the future. They have received customary fees and commissions for these transactions. Goldman, Sachs & Co. and its affiliate, The Goldman Sachs Group, Inc., together beneficially own 2,013,490 shares of our common stock, including 597,078 shares issuable upon the exercise of currently exercisable warrants, and are selling stockholders in this offering. Morgan Guaranty Trust Co. of New York, an affiliate of J.P. Morgan Securities Inc., beneficially owns 157,276 shares of our common stock and is a selling stockholder in this offering. An affiliate of J.P. Morgan Securities Inc. acted as arranger, administrative agent and collateral agent with respect to our $100 million debtor-in-possession financing. In addition, an affiliate of J.P. Morgan Securities Inc. is the administrative agent and a lender with respect to our five-year $120 million revolving credit facility and our $300 million senior secured notes.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action--Ontario Purchasers

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Shearman & Sterling, New York, New York, will pass upon certain legal matters for the underwriters.

                                    EXPERTS

   The consolidated financial statements as of December 31, 2000 and 1999 and for the years then ended included in this prospectus have been so included in reliance on the report (which includes an explanatory paragraph regarding circumstances alleviating substantial doubt about the company's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements and financial statement schedule as of December 31, 2000 and 1999 and for the years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K/A and the consolidated balance sheet as of April 1, 2001 incorporated in this prospectus by reference to the Current Report on Form 8-K filed on August 21, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP.

   The consolidated financial statements of Kindred Healthcare, Inc., formerly Vencor, Inc., for the year ended December 31 1998 appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in Note 3 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act.

   You may also obtain copies of this information in person or by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering are incorporated by reference in this prospectus:

  .  Our Annual Report on Form 10-K for the fiscal year ended December 31,
     2000,

  .  Our Annual Report on Form 10-K/A for the fiscal year ended December 31,
     2000,

  . Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001,

  . Our Quarterly Reports on Form 10-Q/A for the fiscal quarters ended March 31, 2001 and June 30, 2001,

  .  Our Registration Statement on Form 8-A filed on April 20, 2001, and

  . Our Current Reports on Form 8-K filed on January 19, 2001, March 19, 2001, May 2, 2001 and August 21, 2001.

   You may request a copy of these filings, at no cost, by writing or telephoning us at:

     Kindred Healthcare, Inc.
     680 South Fourth Street
     Louisville, Kentucky 40202-2412
     Attention: Corporate Secretary
     Telephone: (502) 596-7300

                            KINDRED HEALTHCARE, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Financial Statements (Unaudited):                     Page
                                                                             ----
Condensed Consolidated Statement of Operations:
 Reorganized Company -- for the three months ended June 30, 2001
 Predecessor Company -- for the three months ended June 30, 2000 (restated)
  and March 31, 2001 and the six months ended June 30, 2000 (restated).....   F-2
Condensed Consolidated Balance Sheets:
 Reorganized Company -- June 30, 2001
 Predecessor Company -- December 31, 2000 (restated).......................   F-3
Condensed Consolidated Statement of Cash Flows:
 Reorganized Company -- for the three months ended June 30, 2001
 Predecessor Company -- for the three months ended June 30, 2000 (restated)
  and March 31, 2001 and the six months ended June 30, 2000 (restated).....   F-4
Notes to Condensed Consolidated Financial Statements.......................   F-5
Consolidated Financial Statements (restated):
Report of PricewaterhouseCoopers LLP.......................................  F-27
Report of Ernst & Young LLP................................................  F-28
Consolidated Statement of Operations for the years ended December 31, 2000,
 1999 and 1998.............................................................  F-29
Consolidated Balance Sheet, December 31, 2000 and 1999.....................  F-30
Consolidated Statement of Stockholders' Equity (Deficit) for the years ended December 31, 2000, 1999 and 1998....................................  F-31
Consolidated Statement of Cash Flows for the years ended December 31, 2000,
 1999 and 1998.............................................................  F-32
Notes to Consolidated Financial Statements.................................  F-33

                            KINDRED HEALTHCARE, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)
                    (In thousands, except per share amounts)

                              Reorganized
                                Company            Predecessor Company
                              ------------ ------------------------------------
                              Three months Three months Three months Six months
                                 ended        ended        ended       ended
                                June 30,     June 30,    March 31,    June 30,
                                  2001         2000         2001        2000
                              ------------ ------------ ------------ ----------
                                          (Restated--see             (Restated)
                                             Note 2)
Revenues....................    $770,764     $713,424     $752,409   $1,428,880
                                --------     --------     --------   ----------
Salaries, wages and
 benefits...................     432,182      392,383      427,649      797,696
Supplies....................      96,043       94,619       94,319      188,017
Rent........................      64,580       76,788       76,995      153,008
Other operating expenses....     127,655      122,770      126,701      245,359
Depreciation and
 amortization...............      15,886       18,168       18,645       36,070
Interest expense............       8,463       14,663       14,000       30,902
Investment income...........      (3,438)      (1,012)      (1,919)      (2,218)
                                --------     --------     --------   ----------
                                 741,371      718,379      756,390    1,448,834
                                --------     --------     --------   ----------
Income (loss) before
 reorganization items and
 income taxes...............      29,393       (4,955)      (3,981)     (19,954)
Reorganization items........           -        2,530      (53,666)       5,595
                                --------     --------     --------   ----------
Income (loss) before income
 taxes......................      29,393       (7,485)      49,685      (25,549)
Provision for income taxes..      12,904          500          500        1,000
                                --------     --------     --------   ----------
  Income (loss) from
   operations before
   extraordinary items......      16,489       (7,985)      49,185      (26,549)
Extraordinary gain on
 extinguishment of debt.....       1,396            -      422,791            -
                                --------     --------     --------   ----------
  Net income (loss).........      17,885       (7,985)     471,976      (26,549)
Preferred stock dividend
 requirements...............           -         (262)        (261)        (523)
                                --------     --------     --------   ----------
  Income (loss) available to
   common stockholders......    $ 17,885     $ (8,247)    $471,715   $  (27,072)
                                ========     ========     ========   ==========
Earnings (loss) per common
 share:
 Basic:
  Income (loss) from
   operations before
   extraordinary items......    $   1.09     $  (0.12)    $   0.69   $    (0.39)
  Extraordinary gain on
   extinguishment of debt...        0.09            -         6.02            -
                                --------     --------     --------   ----------
   Net income (loss)........    $   1.18     $  (0.12)    $   6.71   $    (0.39)
                                ========     ========     ========   ==========
 Diluted:
  Income (loss) from
   operations before
   extraordinary items......    $   1.00     $  (0.12)    $   0.69   $    (0.39)
  Extraordinary gain on
   extinguishment of debt...        0.08            -         5.90            -
                                --------     --------     --------   ----------
   Net income (loss)........    $   1.08     $  (0.12)    $   6.59   $    (0.39)
                                ========     ========     ========   ==========
Shares used in computing
 earnings (loss) per
 common share:
 Basic......................      15,090       70,147       70,261       70,194
 Diluted....................      16,533       70,147       71,656       70,194

                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                                           Reorganized  Predecessor
                                                             Company      Company
                                                           -----------  ------------
                                                            June 30,    December 31,
                                                              2001          2000
                                                           -----------  ------------
                                                                         (Restated)
                          ASSETS
Current assets:
 Cash and cash equivalents................................ $  102,823    $  184,642
 Cash-restricted (see Note 12)............................     55,442        10,674
 Insurance subsidiary investments.........................     98,810        62,453
 Accounts receivable less allowance for loss..............    414,942       322,483
 Inventories..............................................     29,685        29,707
 Other....................................................     60,607        85,893
                                                           ----------    ----------
                                                              762,309       695,852
Property and equipment....................................    456,126       693,586
Accumulated depreciation..................................    (13,596)     (300,881)
                                                           ----------    ----------
                                                              442,530       392,705
Reorganized value in excess of amounts allocable to
 identifiable assets......................................    155,984             -
Goodwill..................................................          -       159,277
Other.....................................................     73,951        86,580
                                                           ----------    ----------
                                                           $1,434,774    $1,334,414
                                                           ==========    ==========
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable......................................... $   90,896    $  115,468
 Salaries, wages and other compensation...................    192,026       184,860
 Due to third-party payors................................     39,969        44,561
 Other accrued liabilities................................    170,779        81,452
 Income taxes.............................................     30,796         2,350
 Long-term debt due within one year.......................        498             -
                                                           ----------    ----------
                                                              524,964       428,691
Long-term debt............................................    302,038             -
Professional liability risks..............................    113,829       101,209
Deferred credits and other liabilities....................     31,407        14,132
Liabilities subject to compromise.........................          -     1,260,373
Series A preferred stock (subject to compromise at
 December 31, 2000).......................................          -         1,743
Contingencies
Stockholders' equity (deficit):
 Reorganized Company common stock, $0.25 par value;
  authorized
  39,000 shares; issued 15,600 shares -- June 30..........      3,900             -
 Predecessor Company common stock, $0.25 par value;
  authorized
  180,000 shares; issued 70,261 shares -- December 31.....          -        17,565
 Capital in excess of par value...........................    460,473       667,168
 Deferred compensation....................................    (19,722)            -
 Retained earnings (accumulated deficit)..................     17,885    (1,156,467)
                                                           ----------    ----------
                                                              462,536      (471,734)
                                                           ----------    ----------
                                                           $1,434,774    $1,334,414
                                                           ==========    ==========

                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                              Reorganized
                                Company            Predecessor Company
                              ------------ ------------------------------------
                              Three months Three months Three months Six months
                                 ended        ended        ended       ended
                                June 30,     June 30,    March 31,    June 30,
                                  2001         2000         2001        2000
                              ------------ ------------ ------------ ----------
                                            (Restated)               (Restated)
Cash flows from operating
 activities:
 Net income (loss)...........   $ 17,885     $ (7,985)   $ 471,976    $(26,549)
 Adjustments to reconcile net
  income (loss) to net
  cash provided by operating
  activities:
  Depreciation and amortiza-
   tion......................     15,886       18,168       18,645      36,070
  Provision for doubtful ac-
   counts....................      8,740        8,567        6,305      17,368
  Extraordinary gain on ex-
   tinguishment of debt......     (2,271)           -     (422,791)          -
  Unusual transactions.......          -       (4,535)           -      (4,535)
  Reorganization items.......          -        2,530      (53,666)      5,595
  Other......................        271        7,267        1,357      10,853
  Changes in operating assets
   and liabilities:
   Accounts receivable.......    (19,698)      11,667      (14,668)      9,816
   Inventories and other as-
    sets.....................     10,954        2,235       12,476        (462)
   Accounts payable..........     (3,034)       6,874      (10,845)      6,487
   Income taxes..............     13,079          788          108       1,563
   Due to third-party
    payors...................    (13,886)     (23,186)       2,051     (10,551)
   Other accrued liabili-
    ties.....................     37,061       42,357       28,628      64,103
                                --------     --------    ---------    --------
    Net cash provided by op-
     erating activities
     before reorganization
     items...................     64,987       64,747       39,576     109,758
 Payment of reorganization
  items......................    (24,723)      (1,371)      (3,745)     (3,719)
                                --------     --------    ---------    --------
    Net cash provided by op-
     erating activities......     40,264       63,376       35,831     106,039
                                --------     --------    ---------    --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment..................    (25,639)     (14,073)     (22,038)    (22,323)
 Sale of investment in
  Behavioral Healthcare
  Corporation................     40,000            -            -           -
 Sale of other assets........      5,162       10,715            -      13,069
 Surety bond deposits........       (300)        (200)           -      (4,147)
 Net change in investments...    (45,985)      (7,915)     (28,178)    (30,485)
 Other.......................        165          285          224       1,987
                                --------     --------    ---------    --------
    Net cash used in invest-
     ing activities..........    (26,597)     (11,188)     (49,992)    (41,899)
                                --------     --------    ---------    --------
Cash flows from financing
 activities:
 Repayment of long-term
  debt.......................    (59,386)      (4,350)      (4,355)    (10,061)
 Payment of debtor-in-
  possession deferred
  financing costs............          -            -         (100)       (600)
 Other.......................     (6,612)      (6,598)      (5,971)    (18,683)
                                --------     --------    ---------    --------
    Net cash used in financ-
     ing activities..........    (65,998)     (10,948)     (10,426)    (29,344)
                                --------     --------    ---------    --------
Change in cash and cash
 equivalents.................    (52,331)      41,240      (24,587)     34,796
Cash and cash equivalents at
 beginning of period.........    155,154      141,906      184,642     148,350
                                --------     --------    ---------    --------
Cash and cash equivalents at
 end of period...............   $102,823     $183,146    $ 160,055    $183,146
                                ========     ========    =========    ========
Supplemental information:
 Interest payments...........   $    950     $  2,720    $   2,606    $  6,164
 Income tax payments
  (refunds)..................        749         (229)         392        (504)

                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1 -- BASIS OF PRESENTATION

 Business

   Kindred Healthcare, Inc. ("Kindred" or the "Company") (formerly Vencor, Inc.) provides long-term healthcare services primarily through the operation of nursing centers and hospitals. At June 30, 2001, the Company's health services division operated 315 nursing centers in 32 states and a rehabilitation therapy business. The Company's hospital division operated 56 hospitals in 23 states and an institutional pharmacy business.

 Reorganization

   On April 20, 2001 (the "Effective Date"), the Company and its subsidiaries emerged from proceedings under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pursuant to the terms of its Amended Plan (as defined). On March 1, 2001, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved the Company's fourth amended plan of reorganization filed with the Bankruptcy Court on December 14, 2000, as modified at the confirmation hearing (the "Amended Plan"). In connection with its emergence, the Company also changed its name to Kindred Healthcare, Inc.

   Since filing for protection under the Bankruptcy Code on September 13, 1999, the Company had operated its businesses as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, the unaudited condensed consolidated financial statements of the Company have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.

   In connection with its emergence from bankruptcy, the Company reflected the terms of the Amended Plan in its consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the unaudited condensed consolidated financial statements as of April 1, 2001. Since fresh-start accounting materially changed the amounts previously recorded in the Company's consolidated financial statements, a black line separates the post-emergence financial data from the pre-emergence data to signify the difference in the basis of preparation of the financial statements for each respective entity.

   As used in this Form 10-Q/A, the term "Predecessor Company" refers to the Company and its operations for periods prior to April 1, 2001, while the term "Reorganized Company" is used to describe the Company and its operations for periods thereafter.

 Comparability of Financial Information

   The adoption of fresh-start accounting as of April 1, 2001 materially changed the amounts previously recorded in the consolidated financial statements of the Predecessor Company. With respect to reported operating results, management believes that business segment operating income of the Predecessor Company is generally comparable to that of the Reorganized Company. However, capital costs (rent, interest, depreciation and amortization) of the Predecessor Company that were based on pre-petition contractual agreements and historical costs are not comparable to those of the Reorganized Company. In addition, the reported financial position and cash flows of the Predecessor Company for periods prior to April 1, 2001 generally are not comparable to those of the Reorganized Company.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 1 -- BASIS OF PRESENTATION (Continued)

 Comparability of Financial Information (Continued)

   In connection with the implementation of fresh-start accounting, the Company recorded an extraordinary gain of $422.8 million from the restructuring of its debt in accordance with the provisions of the Amended Plan. Other significant adjustments also were recorded to reflect the provisions of the Amended Plan and the fair values of the assets and liabilities of the Reorganized Company as of April 1, 2001. For accounting purposes, these transactions have been reflected in the operating results of the Predecessor Company for the three months ended March 31, 2001.

 Spin-off

   On May 1, 1998, Ventas, Inc. ("Ventas") completed the spin-off of its healthcare operations to its stockholders through the distribution of the Predecessor Company's equity securities (the "Spin-off"). Ventas retained ownership of substantially all of its real property and leases such real property to the Company. In anticipation of the Spin-off, the Company was incorporated on March 27, 1998 as a Delaware corporation. For accounting purposes, the consolidated historical financial statements of Ventas became the Company's historical financial statements following the Spin-off.

 New Accounting Pronouncements

   On January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of this pronouncement did not have a material impact on the Company's financial position or results of operations.

   In June 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141 ("SFAS 141"), "Business Combinations," which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

   In addition, the FASB issued in June 2001 SFAS No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 also applies to excess reorganization value recognized in accordance with SOP 90-7. The new pronouncement provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach. In addition, SFAS 142 provides that intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 142 will become effective for the Company beginning on January 1, 2002. Upon adoption, the Company will be required to perform a transitional impairment test for the excess reorganization value recorded as of January 1, 2002. Any impairment loss recorded as a result of the transitional impairment test will be treated as a change in accounting principle. Management expects that the annual impact of eliminating the amortization of excess reorganization value beginning on January 1, 2002 will approximate $8 million. See Note 4.

 Other Information

   The accompanying unaudited condensed consolidated financial statements do not include all of the disclosures normally required by generally accepted accounting principles or those normally required in annual

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 1 -- BASIS OF PRESENTATION (Continued)
 Other Information (Continued)

reports on Form 10-K. The Reorganized Company has adopted the accounting policies of the Predecessor Company as described in the audited consolidated financial statements of the Predecessor Company for the year ended December 31, 2000 filed with the Securities and Exchange Commission (the "Commission") on Form 10-K/A.

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the Company's customary accounting practices and the provisions of SOP 90-7. Management believes that the financial information included herein reflects all adjustments necessary for a fair presentation of interim results and, except for the items described in Note 4, all such adjustments are of a normal and recurring nature. Certain prior period amounts have been reclassified to conform with the current presentation.

   On April 20, 2001, the Company announced that PricewaterhouseCoopers LLP ("PwC") had advised the Company that certain non-audit services provided to the Company during PwC's engagement as the Company's independent accountants by a subsidiary of PwC in connection with the Company's efforts to sell an equity investment raised an issue as to PwC's independence. PwC disclosed the situation to the Commission, which is currently investigating the issue. PwC has further advised the Company that, notwithstanding the provision of such non-audit services, PwC was and continues to be independent accountants with respect to the Company, and it is the present intention of PwC to sign audit opinions and consents to incorporation as necessary in connection with documents filed by the Company with the Commission and other third parties. The Company cannot predict at this time how this issue will be resolved or what impact, if any, such resolution will have on the Company's past or future filings with the Commission and other third parties.

NOTE 2 -- RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

   On August 14, 2001, the Company announced that it will restate certain of its previously issued consolidated financial statements. The Company recently determined that an oversight related to the allowance for professional liability risks had occurred in its consolidated financial statements beginning in 1998. The oversight resulted in the understatement of the provision for professional liability claims in 1998, 1999 and 2000 because the Company did not record a reserve for claims incurred but not reported at the respective balance sheet dates.

   The cumulative understatement of professional liability claims reserves approximated $5 million at December 31, 1998, $28 million at December 31, 1999 and $39 million at December 31, 2000. The previously reported cash flows of the Company will not be affected by the restatement. The restatement of prior year results had no effect on the Company's reported operating results for the first or second quarters of 2001.

   The unaudited condensed consolidated financial statements included herein amend those previously included in the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2001. Consolidated financial statement information and related disclosures included in these amended unaudited condensed consolidated financial statements reflect, where appropriate, changes resulting from the restatement.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 2 -- RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (Continued)

   The effect of the restatement on the Company's previously issued unaudited condensed consolidated financial statements follows (in thousands, except per share amounts):

                                                     June 30, 2000
                                        ----------------------------------------
                                        Three months ended    Six months ended
                                        -------------------  -------------------
                                            As                   As
                                        previously    As     previously    As
                                         reported  restated   reported  restated
                                        ---------- --------  ---------- --------
Loss from operations..................   $(5,192)  $(7,985)   $(20,963) $(26,549)
Net loss..............................    (5,192)   (7,985)    (20,963)  (26,549)
Loss per common share:
 Basic:
  Loss from operations................   $ (0.08)  $ (0.12)   $  (0.31) $  (0.39)
  Net loss............................     (0.08)    (0.12)      (0.31)    (0.39)
 Diluted:
  Loss from operations................   $ (0.08)  $ (0.12)   $  (0.31) $  (0.39)
  Net loss............................     (0.08)    (0.12)      (0.31)    (0.39)

                            December 31, 2000
                         ------------------------
                             As
                         previously       As
                          reported     restated
                         -----------  -----------
Professional liability
 risks.................. $    62,327  $   101,209
Total liabilities.......   1,765,523    1,804,405
Accumulated deficit.....  (1,117,585)  (1,156,467)
Stockholders' deficit...    (432,852)    (471,734)

NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

   On April 20, 2001, the Company and its subsidiaries emerged from proceedings under Chapter 11 of the Bankruptcy Code pursuant to the terms of the Amended Plan. The Company and substantially all of its subsidiaries filed voluntary petitions with the Bankruptcy Court for protection under Chapter 11 of the Bankruptcy Code on September 13, 1999.

   The Chapter 11 cases were consolidated for purposes of joint administration under Case Nos. 99-3199 (MFW) through 99-3327 (MFW) (collectively, the "Chapter 11 Cases"). Following emergence, the Company is continuing to resolve proofs of claims filed in the Chapter 11 Cases. On the Effective Date, the automatic stay imposed by the Bankruptcy Code was terminated.

 Amended Plan of Reorganization


   The Amended Plan represents a consensual arrangement among Ventas, the Company's former senior bank lenders (the "Senior Lenders"), holders of the Company's $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 (the "1998 Notes"), the United States Department of Justice (the "DOJ"), acting on behalf of the Department of Health and Human Services' Office of the Inspector General (the "OIG"), and the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration) ("CMS") (collectively, the "Government") and the advisors to the official committee of unsecured creditors.

   The following is a summary of certain material provisions of the Amended Plan. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Amended Plan, as filed with the Commission.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Amended Plan of Reorganization (Continued)

   The Amended Plan provided for, among other things, the following distributions:

   Senior Lender Claims--On the Effective Date, the Senior Lenders received the Senior Secured Notes aggregating $300 million, bearing interest at the rate of LIBOR (as defined in the agreement) plus 4 1/2%, with a maturity of seven years. The interest on the Senior Secured Notes will begin to accrue approximately two quarters following the Effective Date and, in lieu of interest payments, the Company will pay a $25.9 million obligation under the Government Settlement (as defined) within the first two full fiscal quarters following the Effective Date as described below. In addition, holders of the Senior Lender claims received an aggregate distribution of 9,826,092 shares of the new common stock of Kindred (the "Common Stock") on the Effective Date.

   Subordinated Noteholder Claims--The holders of the 1998 Notes and the remaining $2.4 million of the Company's 8 5/8% Senior Subordinated Notes due 2007 (collectively, the "Subordinated Noteholder Claims") received, in the aggregate, 3,675,408 shares of the Common Stock on the Effective Date. In addition, the holders of the Subordinated Noteholder Claims received warrants issued by the Company for the purchase of an aggregate of 7,000,000 shares of Common Stock, with a five-year term, comprised of warrants to purchase 2,000,000 shares at a price per share of $30.00 and warrants to purchase 5,000,000 shares at a price per share of $33.33 (collectively, the "Warrants").

   Ventas Claim--Ventas received the following treatment under the Amended
Plan:

   On the Effective Date, the four master leases and a single facility lease with Ventas were assumed and simultaneously amended and restated as the Amended Leases. The principal economic terms of the Amended Leases are as follows:

    (1)A decrease of $52 million in the aggregate minimum rent from the annual rent as of May 1, 1999 to a new initial aggregate minimum rent of $174.6 million (subject to the escalation described below).

    (2)Annual aggregate minimum rent payable in cash will escalate at an annual rate of 3.5% over the prior period annual aggregate minimum rent for the period from May 1, 2001 through April 30, 2004. Thereafter, annual aggregate minimum rent payable in cash will escalate at an annual rate of 2.0%, plus an additional annual accrued escalator amount of 1.5% of the prior period annual aggregate minimum rent which will accrete from year to year (with an interest accrual at LIBOR plus 4 1/2%). All accrued rent will be payable upon the repayment or refinancing of the Senior Secured Notes, after which the annual aggregate minimum rent payable in cash will escalate at an annual rate of 3.5% and there will be no further accrual feature. The annual escalator in each period is contingent upon the attainment of certain financial targets as described in the Amended Leases.

    (3)A one-time option, that can be exercised by Ventas 5 1/4 years after the Effective Date, to reset the annual aggregate minimum rent under one or more of the Amended Leases to the then current fair market rental in exchange for a payment of $5 million (or a pro rata portion thereof if fewer than all of the Amended Leases are reset) to the Company.

    (4)Under the Amended Leases, the "Event of Default" provisions also were substantially modified and provide Ventas with more flexibility in exercising remedies for events of default.

   In addition to the Amended Leases, Ventas received a distribution of 1,498,500 shares of the Common Stock on the Effective Date.

                           KINDRED HEALTHCARE, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Amended Plan of Reorganization (Continued)

   Ventas and the Company also entered into a tax escrow agreement as of the Effective Date that provides for the escrow of approximately $30 million of federal, state and local refunds until the expiration of the applicable statutes of limitation for the auditing of the refund applications (the "Tax Escrow Agreement"). The escrowed funds will be available for the payment of certain tax deficiencies during the escrow period except that all interest paid by the government in connection with any refund or earned on the escrowed funds will be distributed equally to the parties. At the end of the escrow period, the Company and Ventas will each be entitled to 50% of any proceeds remaining in the escrow account.

   All agreements and indemnification obligations between the Company and Ventas, except those modified by the Amended Plan, were assumed by the Company as of the Effective Date.

   United States Claims--The claims of the Government (other than claims of the Internal Revenue Service and criminal claims, if any) were settled through a government settlement with the Company and Ventas which was effectuated through the Amended Plan (the "Government Settlement").

   Under the Government Settlement, the Company will pay the Government a total of $25.9 million as follows:

  (1)$10 million was paid on the Effective Date, and

  (2)an aggregate of $15.9 million will be paid during the first two full fiscal quarters following the Effective Date, plus accrued interest at the rate of 6% per annum beginning as of the Effective Date.

   Under the Government Settlement, Ventas will pay the Government a total of $103.6 million as follows:

  (1)$34 million was paid on the Effective Date, and

  (2)the remainder will be paid over five years, bearing interest at the rate of 6% per annum beginning as of the Effective Date.

   In addition, the Company agreed to repay the remaining balance of the obligations owed to CMS (approximately $59 million as of the Effective Date) pursuant to the terms previously agreed to by the Company (the "CMS Agreement").

   As previously announced, the Company entered into a Corporate Integrity Agreement with the OIG as part of the overall Government Settlement. The Corporate Integrity Agreement became effective on the Effective Date. The Government Settlement also provides for the dismissal of certain pending claims and lawsuits filed against the Company. See Note 11.

   General Unsecured Creditors Claims--The general unsecured creditors of the Company will be paid the full amount of their allowed claims existing as of the date of the Company's filing for protection under the Bankruptcy Code. These amounts generally will be paid in equal quarterly installments over three years beginning on September 30, 2001. The Company will pay interest on these claims at the rate of 6% per annum from the Effective Date, subject to certain exceptions. A convenience class of unsecured creditors, consisting of creditors holding allowed claims in an amount less than or equal to $3,000, were paid in full within 30 days of the Effective Date.

   Preferred Stockholder and Common Stockholder Claims--The holders of preferred stock and common stock of the Company prior to the Effective Date did not receive any distributions under the Amended Plan. The former preferred stock and common stock were canceled on the Effective Date.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Amended Plan of Reorganization (Continued)

   Other Significant Provisions--As of the Effective Date, the board of directors of the Company consisted of seven members: Edward L. Kuntz, Chairman of the Board of Directors, Jeff Altman of Franklin Mutual Advisers, L.L.C., James Bolin of Appaloosa Management, L.P., Garry N. Garrison, Isaac Kaufman of Advanced Medical Management, Inc., John H. Klein of SBTS and David Tepper of Appaloosa Management, L.P.

   A restricted share plan was approved under the Amended Plan that provided for the issuance of 600,000 shares of Common Stock to certain key employees of the Company. The restricted shares are non-transferable and subject to forfeiture until they have vested generally over a four-year period. In addition, a new stock option plan was approved under the Amended Plan for the issuance of stock options for up to 600,000 shares of Common Stock to certain key employees of the Company. The Amended Plan also approved the Vencor, Inc. 2000 Long-Term Incentive Plan that provides cash bonus awards to certain key employees on the attainment by the Company of specified performance goals, and also provided for the continuation of the Company's management retention plan and the payment of certain performance bonuses on the Effective Date.

 Matters Related to Emergence

   On the Effective Date, the Company entered into the Credit Facility, a five-year $120 million senior revolving credit facility (including a $40 million letter of credit subfacility) with a lending group led by Morgan Guaranty Trust Company of New York. The Credit Facility constitutes a working capital facility for general corporate purposes including payments related to the Company's obligations under the Amended Plan. Direct borrowings under the Credit Facility will bear interest, at the option of the Company, at (a) prime (or, if higher, the federal funds rate plus 1/2%) plus 3% or (b) LIBOR (as defined in the agreement) plus 4%. The Credit Facility is collateralized by substantially all of the assets of the Company and its subsidiaries, including certain owned real property.

   On the Effective Date, the Company filed a registration statement on Form 8-A (the "Form 8-A") with the Commission to register its Common Stock and Warrants under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

NOTE 4 -- FRESH-START ACCOUNTING

   As previously discussed, the Company adopted the provisions of fresh-start accounting as of April 1, 2001. In adopting fresh-start accounting, the Company engaged an independent financial advisor to assist in the determination of the reorganization value or fair value of the entity. The independent financial advisor determined an estimated reorganization value of $762 million before considering any long-term debt or other obligations assumed in connection with the Amended Plan. This estimate was based upon the Company's cash flows, selected comparable market multiples of publicly traded companies, operating lease obligations and other applicable ratios and valuation techniques. The estimated total equity value of the Reorganized Company aggregating $435 million was determined after taking into account the values of the obligations assumed in connection with the Amended Plan.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 4 -- FRESH-START ACCOUNTING (Continued)
   A reconciliation of fresh-start accounting recorded as of April 1, 2001 follows (in thousands):

                           Predecessor                                                     Reorganized
                             Company                     Fresh-start                         Company
                          -------------- ------------------------------------------------ -------------
                                             Debt
                          March 31, 2001 Restructuring   Adjustments    Reclassifications April 1, 2001
                          -------------- -------------   -----------    ----------------- -------------
         ASSETS             (Restated)
Current assets:
 Cash and cash
  equivalents...........   $   160,055     $       -      $  (4,901)(i)     $       -      $  155,154
 Cash-restricted........        11,008        (2,763)(a)      6,000 (i)             -          14,245
 Insurance subsidiary
  investments...........        90,617             -              -                 -          90,617
 Accounts receivable
  less allowance for
  loss..................       330,846        73,138 (b)          -                 -         403,984
 Inventories............        29,132             -              -                 -          29,132
 Other..................        74,732         1,360 (a)          -                 -          76,092
                           -----------     ---------      ---------         ---------      ----------
                               696,390        71,735          1,099                 -         769,224
Property and equipment..       708,232             -       (268,528)(j)             -         439,704
Accumulated
 depreciation...........      (316,862)            -        316,862 (j)             -               -
                           -----------     ---------      ---------         ---------      ----------
                               391,370             -         48,334                 -         439,704
Reorganized value in
 excess of amounts
 allocable
 to identifiable
 assets.................             -             -        157,958 (k)             -         157,958
Goodwill................       156,765             -       (156,765)(l)             -               -
Investment in
 affiliates.............         7,824             -         40,282 (m)             -          48,106
Other...................        77,673        (7,668)(a)     (1,823)(i)             -          70,925
                                               2,795 (c)        (52)(j)
                           -----------     ---------      ---------         ---------      ----------
                           $ 1,330,022     $  66,862      $  89,033         $       -      $1,485,917
                           ===========     =========      =========         =========      ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Accounts payable.......   $    90,279     $  (2,264)(b)  $  (4,030)(i)     $   1,602 (r)  $   85,587
 Salaries, wages and
  other compensation....       178,319             -            (93)(i)         1,404 (r)     195,841
                                                              7,700 (n)
                                                              8,511 (o)
 Due to third-party
  payors................        47,773        (4,569)(b)          -            10,651 (r)      53,855
 Other accrued
  liabilities...........        91,132         2,795 (c)     25,337 (o)        43,865 (r)     189,029
                                              25,900 (d)
 Income taxes...........         2,850             -              -            14,867 (r)      17,717
 Long-term debt due
  within one year.......             -             -              -            18,316 (r)      18,316
                           -----------     ---------      ---------         ---------      ----------
                               410,353        21,862         37,425            90,705         560,345
Long-term debt..........             -       300,000 (e)          -            43,606 (r)     343,606
Professional liability
 risks..................       106,505             -              -                 -         106,505
Deferred credits and
 other liabilities......        14,128             -         (1,777)(p)        28,071 (r)      40,422
Liabilities subject to
 compromise.............     1,278,223         2,580 (a)     (2,028)(i)      (162,382)(r)           -
                                            (113,576)(b)     (2,726)(p)
                                            (902,755)(f)
                                             (94,285)(g)
                                              (3,051)(h)
Series A preferred stock
 (subject to compromise
 at March 31, 2001).....         1,743        (1,743)(h)          -                 -               -
Stockholders' equity
 (deficit):
 Reorganized Company
  common stock, par
  value.................             -         3,750 (h)          -                 -           3,750
 Predecessor Company
  common stock, par
  value.................        17,565             -        (17,565)(q)             -               -
 Capital in excess of
  par value.............       667,187       431,289 (h)     17,565 (q)      (684,752)(s)     431,289
 Retained earnings
  (accumulated
  deficit)..............    (1,165,682)      (11,651)(a)      5,427 (i)       684,752 (s)           -
                                             193,547 (b)     48,282 (j)
                                             (25,900)(d)    157,958 (k)
                                            (300,000)(e)   (156,765)(l)
                                             902,755 (f)     40,282 (m)
                                              94,285 (g)     (7,700)(n)
                                            (430,245)(h)    (33,848)(o)
                                                              4,503 (p)
                           -----------     ---------      ---------         ---------      ----------
                              (480,930)      857,830         58,139                 -         435,039
                           -----------     ---------      ---------         ---------      ----------
                           $ 1,330,022     $  66,862      $  89,033         $       -      $1,485,917
                           ===========     =========      =========         =========      ==========

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 4 -- FRESH-START ACCOUNTING (Continued)

  (a) To record the effect of the Tax Escrow Agreement.

  (b) To record the discharge of pre-petition accounts receivable, allowances for loss and liabilities related to the Medicare program in connection with the Government Settlement.

  (c) To record deferred financing costs incurred in connection with the Credit Facility and the Senior Secured Notes.

  (d) To record the Government Settlement obligation.

  (e) To record the issuance of the Senior Secured Notes.

  (f) To record the discharge of indebtedness in accordance with the Amended Plan (in thousands):

       Senior Lender Claims........................................... $510,908
       Subordinated Noteholder Claims.................................  302,391
       Accrued interest...............................................   99,185
       Unamortized deferred financing costs...........................   (9,729)
                                                                       --------
                                                                       $902,755
                                                                       ========

  (g) To write off accrued Ventas rent discharged in accordance with the Amended Plan.

  (h) To record the issuance of the Common Stock and Warrants of the Reorganized Company and eliminate the preferred stock (and related loans) and accrued dividends of the Predecessor Company in accordance with the Amended Plan.

  (i) To record miscellaneous provisions of the Amended Plan.

  (j) To adjust the property and equipment to fair value and to write off previously recorded accumulated depreciation.

  (k) To record the reorganized value of the Company in excess of amounts allocable to identifiable assets. These costs will be amortized using the straight-line method over 20 years.

  (l) To write off historical goodwill of the Predecessor Company.

  (m) To adjust investment in affiliates to fair value.

  (n) To record the value of the vested portion of restricted stock in accordance with the Amended Plan.

  (o) To record reorganization costs consisting primarily of professional fees and management compensation to be paid in accordance with the Amended Plan.

  (p) To adjust allowances for loss related to property disposals and non-income tax deficiencies.

  (q) To eliminate the common stock of the Predecessor Company.

  (r) To reclassify the pre-petition priority, secured and unsecured claims that were assumed by the Company in accordance with the Amended Plan.

  (s) To eliminate the historical accumulated deficit and adjust stockholders' equity to reflect the fair value of the Company's total equity.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 5 -- PRO FORMA INFORMATION

   The unaudited condensed pro forma effect of the Amended Plan assuming that the Effective Date occurred on January 1, 2000 follows (in thousands, except per share amounts):

                                                            Six months ended
                                                                June 30,
                                                          ---------------------
                                                             2001       2000
                                                          ---------- ----------
                                                                     (Restated)
   Revenues.............................................. $1,523,173 $1,428,880
   Income from operations before extraordinary items.....     26,782     10,053
   Net income............................................     28,178     10,053
    Basic:
     Income from operations before extraordinary items... $     1.76 $     0.66
     Net income..........................................       1.85       0.66
    Diluted:
     Income from operations before extraordinary items... $     1.62 $     0.61
     Net income..........................................       1.70       0.61

   The pro forma results exclude reorganization items recorded prior to April 1, 2001. The pro forma results are not necessarily indicative of the financial results that might have resulted had the effective date of the Amended Plan actually occurred on January 1, 2000.

NOTE 6 -- REVENUES

   Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

   A summary of revenues by payor type follows (in thousands):

                                                                                     Reorganized
                                                                                       Company       Predecessor Company
                                                                                     ----------- ------------------------------
                                                                                        Three     Three     Three       Six
                                                                                       months     months    months     months
                                                                                        ended     ended     ended      ended
                                                                                      June 30,   June 30,   March     June 30,
                                                                                        2001       2000    31, 2001     2000
                                                                                     ----------- --------  --------  ----------
Medicare............................................................................  $298,671   $249,057  $288,390  $  512,934
Medicaid............................................................................   263,796    220,562   233,160     443,075
Private and other...................................................................   223,593    258,178   245,532     501,831
                                                                                      --------   --------  --------  ----------
                                                                                       786,060    727,797   767,082   1,457,840
Elimination.........................................................................   (15,296)   (14,373)  (14,673)    (28,960)
                                                                                      --------   --------  --------  ----------
                                                                                      $770,764   $713,424  $752,409  $1,428,880
                                                                                      ========   ========  ========  ==========

NOTE 7 -- EARNINGS PER SHARE

   Earnings per common share are based upon the weighted average number of common shares outstanding during the respective periods. The diluted calculation of earnings per common share for the Reorganized Company includes the dilutive effect of the Warrants issued in connection with the Amended Plan and stock options and non-vested restricted stock issued under various incentive plans. For the three months ended March 31, 2001, the diluted calculation of earnings per common share for the Predecessor Company includes the dilutive effect of its former convertible preferred stock.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 7 -- EARNINGS PER SHARE (Continued)

   A computation of the earnings per common share follows (in thousands, except per share amounts):

                                     Reorganized
                                       Company         Predecessor Company
                                     ----------- --------------------------------
                                        Three      Three      Three
                                       months      months    months    Six months
                                        ended      ended      ended      ended
                                      June 30,    June 30,  March 31,   June 30,
                                        2001        2000      2001        2000
                                     ----------- ---------- ---------  ----------
                                                 (Restated)            (Restated)
Earnings (loss):
 Income (loss) from operations
  before extraordinary items.......    $16,489    $(7,985)  $ 49,185    $(26,549)
 Extraordinary gain on
  extinguishment of debt...........      1,396          -    422,791           -
                                       -------    -------   --------    --------
 Net income (loss).................     17,885     (7,985)   471,976     (26,549)
 Preferred stock dividend
  requirements.....................          -       (262)      (261)       (523)
                                       -------    -------   --------    --------
 Income (loss) available to common
  stockholders--basic computation..     17,885     (8,247)   471,715     (27,072)
 Elimination of preferred stock
  dividend requirements upon
  assumed conversion of preferred
  stock............................          -          -        261           -
                                       -------    -------   --------    --------
 Net income (loss)--diluted
  computation......................    $17,885    $(8,247)  $471,976    $(27,072)
                                       =======    =======   ========    ========
Shares used in the computation:
 Weighted average shares
  outstanding--basic computation...     15,090     70,147     70,261      70,194
 Dilutive effect of the Warrants,
  employee stock options and non-
  vested restricted stock..........      1,443          -          -           -
 Assumed conversion of preferred
  stock............................          -          -      1,395           -
                                       -------    -------   --------    --------
 Adjusted weighted average shares
  outstanding--diluted
  computation......................     16,533     70,147     71,656      70,194
                                       =======    =======   ========    ========
Earnings (loss) per common share:
 Basic:
 Income (loss) from operations
  before extraordinary items.......    $  1.09    $ (0.12)  $   0.69    $  (0.39)
 Extraordinary gain on
  extinguishment of debt...........       0.09          -       6.02           -
                                       -------    -------   --------    --------
  Net income (loss)................    $  1.18    $ (0.12)  $   6.71    $  (0.39)
                                       =======    =======   ========    ========
 Diluted:
 Income (loss) from operations
  before extraordinary items.......    $  1.00    $ (0.12)  $   0.69    $  (0.39)
 Extraordinary gain on
  extinguishment of debt...........       0.08          -       5.90           -
                                       -------    -------   --------    --------
  Net income (loss)................    $  1.08    $ (0.12)  $   6.59    $  (0.39)
                                       =======    =======   ========    ========

NOTE 8 -- BUSINESS SEGMENT DATA

   The Company operates two business segments: the health services division and the hospital division. The health services division operates nursing centers and a rehabilitation therapy business. The hospital division operates hospitals and an institutional pharmacy business. The Company defines operating income as earnings before interest, income taxes, depreciation, amortization and rent. Operating income reported for each of the Company's business segments excludes allocations of corporate overhead.

   The carrying values of the Company's assets at June 30, 2001 and the capital costs (rent, interest, depreciation and amortization) included in the unaudited condensed consolidated statement of operations for the three months ended June 30, 2001 reflect the provisions of the Amended Plan and the impact of fresh-start accounting. These costs for periods prior to the Company's emergence from bankruptcy generally were recorded based on contractual agreements or historical costs and did not reflect the provisions of the Amended Plan. In addition, during the pendency of the Chapter 11 Cases, no interest costs were recorded related to the 1998 Notes. Accordingly, assets by business segment at June 30, 2001 and capital costs of the Reorganized Company for the three months ended June 30, 2001 are not comparable to those of the Predecessor Company.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 8 -- BUSINESS SEGMENT DATA (Continued)

   The following table sets forth certain financial data by business segment (in thousands):

                                    Reorganized
                                      Company         Predecessor Company
                                    ----------- --------------------------------
                                       Three                 Three
                                      months      Three     months    Six months
                                       ended      months     ended      ended
                                     June 30,   ended June March 31,   June 30,
                                       2001      30, 2000    2001        2000
                                    ----------- ---------- ---------  ----------
                                                (Restated)            (Restated)
Revenues:
Health services division:
 Nursing centers..................   $444,137    $413,159  $429,523   $  825,862
 Rehabilitation services..........      9,244      33,173    10,695       67,550
 Other ancillary services.........          -          (2)        -           (7)
 Elimination......................          -     (18,509)        -      (36,600)
                                     --------    --------  --------   ----------
                                      453,381     427,821   440,218      856,805
Hospital division:
 Hospitals........................    276,112     250,027   271,984      503,618
 Pharmacy.........................     56,567      49,949    54,880       97,417
                                     --------    --------  --------   ----------
                                      332,679     299,976   326,864      601,035
                                     --------    --------  --------   ----------
                                      786,060     727,797   767,082    1,457,840
Elimination of pharmacy charges to
 Company nursing centers..........    (15,296)    (14,373)  (14,673)     (28,960)
                                     --------    --------  --------   ----------
                                     $770,764    $713,424  $752,409   $1,428,880
                                     ========    ========  ========   ==========
Income (loss) from operations
 before extraordinary items:
Operating income (loss):
 Health services division:
 Nursing centers..................   $ 78,735    $ 75,348  $ 70,543   $  144,060
 Rehabilitation services..........      1,809      (1,059)      690         (573)
 Other ancillary services.........        103         242       250          372
                                     --------    --------  --------   ----------
                                       80,647      74,531    71,483      143,859
 Hospital division:
 Hospitals........................     55,685      51,547    54,778      106,945
 Pharmacy.........................      6,036         789     6,176         (411)
                                     --------    --------  --------   ----------
                                       61,721      52,336    60,954      106,534
                                     --------    --------  --------   ----------
 Corporate overhead...............    (27,484)    (27,750)  (28,697)     (57,120)
 Unusual transactions.............          -       4,535         -        4,535
 Reorganization items.............          -      (2,530)   53,666       (5,595)
                                     --------    --------  --------   ----------
  Operating income................    114,884     101,122   157,406      192,213
Rent..............................    (64,580)    (76,788)  (76,995)    (153,008)
Depreciation and amortization.....    (15,886)    (18,168)  (18,645)     (36,070)
Interest, net.....................     (5,025)    (13,651)  (12,081)     (28,684)
                                     --------    --------  --------   ----------
Income (loss) before income
 taxes............................     29,393      (7,485)   49,685      (25,549)
Provision for income taxes........     12,904         500       500        1,000
                                     --------    --------  --------   ----------
                                     $ 16,489    $ (7,985) $ 49,185   $  (26,549)
                                     ========    ========  ========   ==========
Rent:
 Health services division:
 Nursing centers..................   $ 40,190    $ 43,888  $ 44,253   $   87,477
 Rehabilitation services..........         27         130        39          199
 Other ancillary services.........          3          17         -           37
                                     --------    --------  --------   ----------
                                       40,220      44,035    44,292       87,713
 Hospital division:
 Hospitals........................     22,917      31,199    30,839       61,894
 Pharmacy.........................        968         853       941        1,753
                                     --------    --------  --------   ----------
                                       23,885      32,052    31,780       63,647
                                     --------    --------  --------   ----------
 Corporate........................        475         701       923        1,648
                                     --------    --------  --------   ----------
                                     $ 64,580    $ 76,788  $ 76,995   $  153,008
                                     ========    ========  ========   ==========

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 8 -- BUSINESS SEGMENT DATA (Continued)

                                     Reorganized
                                       Company         Predecessor Company
                                     ----------- -------------------------------
                                        Three       Three       Three     Six
                                       months       months     months    months
                                        ended       ended       ended    ended
                                      June 30,     June 30,   March 31, June 30,
                                        2001         2000       2001      2000
                                     ----------- ------------ --------- --------
Depreciation and amortization:
 Health services division:
 Nursing centers...................  $    5,055   $    6,720   $ 7,219  $13,390
 Rehabilitation services...........          11            1         -        4
 Other ancillary services..........           -          263       129      548
                                     ----------   ----------   -------  -------
                                          5,066        6,984     7,348   13,942
 Hospital division:
 Hospitals.........................       5,690        5,271     5,457   10,578
 Pharmacy..........................         447          491       627    1,017
                                     ----------   ----------   -------  -------
                                          6,137        5,762     6,084   11,595
                                     ----------   ----------   -------  -------
 Corporate.........................       4,683        5,422     5,213   10,533
                                     ----------   ----------   -------  -------
                                     $   15,886   $   18,168   $18,645  $36,070
                                     ==========   ==========   =======  =======
Capital expenditures:
 Health services division..........  $    4,529   $    3,794   $ 7,962  $ 6,702
 Hospital division.................       8,644        2,944     8,901    6,480
 Corporate:
 Information systems...............       3,135        6,767     3,496    8,113
 Other.............................       9,331          568     1,679    1,028
                                     ----------   ----------   -------  -------
                                     $   25,639   $   14,073   $22,038  $22,323
                                     ==========   ==========   =======  =======

                                     Reorganized Predecessor
                                       Company     Company
                                     ----------- ------------
                                      June 30,   December 31,
                                        2001         2000
                                     ----------- ------------
Assets:
 Health services division..........  $  395,934   $  494,636
 Hospital division.................     460,426      354,302
 Corporate.........................     578,414      485,476
                                     ----------   ----------
                                     $1,434,774   $1,334,414
                                     ==========   ==========

NOTE 9 -- INCOME TAXES

   The provision for income taxes is based upon management's estimate of taxable income or loss for the respective periods and includes the effect of certain non-taxable and non-deductible items, such as reorganization intangible amortization, and the increase or decrease in the deferred tax valuation allowance.

   The Company has reduced its net deferred tax assets by a valuation allowance to the extent management does not believe it is "more likely than not" that the asset ultimately will be realizable. If all or a portion of the pre-reorganization deferred tax asset is realized in the future, or considered to "more likely than not" be realizable by management, the reorganization intangible recorded in connection with fresh-start accounting will be reduced accordingly. If the reorganization intangible is eliminated in full, other intangibles will then be reduced, with any excess treated as an increase to capital in excess of par value.

   The provision for income taxes for the three months ended June 30, 2000 and March 31, 2001 and the six months ended June 30, 2000 included charges of $2.5 million, $685,000 and $8.4 million, respectively, related to the deferred tax valuation allowance. No changes in the valuation allowance were recorded in the second quarter of 2001. As a result of fresh-start accounting, the deferred tax valuation allowance included in the Company's unaudited condensed consolidated balance sheet aggregated $284 million at June 30, 2001.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 9 -- INCOME TAXES (Continued)

   In connection with the reorganization, the Company realized a gain from the extinguishment of certain indebtedness. This gain will not be taxable since the gain resulted from the reorganization under the Bankruptcy Code. However, the Company will be required, as of the beginning of its 2002 taxable year, to reduce certain tax attributes relating to the Company including (a) net operating loss carryforwards ("NOLs"), (b) certain tax credits and (c) tax bases in assets in an amount equal to such gain on extinguishment. The reorganization of the Company on the Effective Date constituted an ownership change under Section 382 of the Internal Revenue Code and the use of any of the Company's NOLs and tax credits generated prior to the ownership change, that are not reduced pursuant to the provisions discussed above, will be subject to an overall annual limitation of approximately $22 million.

   The Company had NOLs of approximately $164 million (after the reductions in the attributes discussed above) and $215 million as of June 30, 2001 and December 31, 2000, respectively. These carryforwards expire in various amounts through 2021.

NOTE 10 -- EARLY EXTINGUISHMENT OF DEBT

   In connection with the restructuring of its debt in accordance with the provisions of the Amended Plan, the Company realized an extraordinary gain of $422.8 million. For accounting purposes, this gain has been reflected in the operating results of the Predecessor Company for the three months ended March 31, 2001.

   A summary of the extraordinary gain follows (in thousands):

    Liabilities restructured:
     Debt obligations:
      Senior Lender Claims........................................... $ 510,908
      Subordinated Noteholder Claims.................................   302,391
      Accrued interest...............................................    99,185
      Unamortized deferred financing costs...........................    (9,729)
                                                                      ---------
                                                                        902,755
     Amounts related to prior year Medicare cost reports.............   193,547
     Accrued Ventas rent.............................................    94,285
     Other...........................................................    (6,857)
                                                                      ---------
                                                                      1,183,730
                                                                      ---------
    Consideration exchanged:
     Senior Secured Notes............................................   300,000
     Common Stock....................................................   368,339
     Warrants........................................................    66,700
     Government Settlement obligation................................    25,900
                                                                      ---------
                                                                        760,939
                                                                      ---------
                                                                      $ 422,791
                                                                      =========

   On May 30, 2001, the Company prepaid the outstanding balance in full satisfaction of its obligations under the CMS Agreement, resulting in an extraordinary gain of $1.4 million. The transaction was financed through the use of existing cash.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION

   Summary descriptions of various significant legal and regulatory activities follow.

   On September 13, 1999, the Company and substantially all of its subsidiaries filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code. The Chapter 11 Cases have been styled In re: Vencor, Inc., et al., Debtors and Debtors in Possession, Case Nos. 99-3199 (MFW) through 99-3327
(MFW), Chapter 11, Jointly Administered. On March 1, 2001, the Bankruptcy Court approved the Company's fourth amended plan of reorganization filed with the Bankruptcy Court on December 14, 2000, as modified at the confirmation hearing. The order confirming the Amended Plan was signed on March 16, 2001 and entered on the docket of the Bankruptcy Court on March 19, 2001. The effective date of the Amended Plan was April 20, 2001. See Note 3.

   On March 18, 1999, the Company served Ventas with a demand for mediation pursuant to the Agreement and Plan of Reorganization governing the Spin-off (the "Spin-off Agreement"). The Company was seeking a reduction in rent and other concessions under its master lease agreements with Ventas. On March 31, 1999, the Company and Ventas entered into a standstill agreement which provided that both companies would postpone through April 12, 1999 any claims either may have against the other. On April 12, 1999, the Company and Ventas entered into a second standstill which provided that neither party would pursue any claims against the other or any other third party related to the Spin-off as long as the Company complied with certain rent payment terms. The second standstill was scheduled to terminate on May 5, 1999. Pursuant to a tolling agreement, the Company and Ventas also agreed that any statutes of limitations or other time-related constraints in a bankruptcy or other proceeding that might be asserted by one party against the other would be extended and tolled from April 12, 1999 until May 5, 1999 or until the termination of the second standstill. As a result of the Company's failure to pay rent, Ventas served the Company with notices of nonpayment under the master lease agreements. Subsequently, the Company and Ventas entered into further amendments to the second standstill and the tolling agreement to extend the time during which no remedies may be pursued by either party and to extend the date by which the Company may cure its failure to pay rent.

   In connection with the Chapter 11 Cases, the Company and Ventas entered into the stipulation that provided for the payment by the Company of a reduced aggregate monthly rent of approximately $15.1 million (the "Stipulation"). The Stipulation was approved by the Bankruptcy Court. The Stipulation tolled any statutes of limitations or other time constraints in a bankruptcy proceeding for claims that might be asserted by the Company against Ventas. The Stipulation automatically renewed for one-month periods unless either party provided a 14-day notice of termination. The Stipulation also provided that the Company would continue to fulfill its indemnification obligations arising from the Spin-off. The Stipulation was terminated on the Effective Date.

   As a result of the consummation of the Amended Plan, the Company believes that all known material disputes between the Company and Ventas have been resolved. The Amended Plan also provided for comprehensive mutual releases between the Company and Ventas, other than for obligations that the Company is assuming under the Amended Plan.

   The Company's subsidiary, formerly named TheraTx, Incorporated, is a plaintiff in a declaratory judgment action entitled TheraTx, Incorporated v. James W. Duncan, Jr., et al., No. 1:95-CV-3193, filed in the United States District Court for the Northern District of Georgia and currently pending in the United States Court of Appeals for the Eleventh Circuit, No. 99-11451-FF. The defendants asserted counterclaims against TheraTx, Incorporated ("TheraTx") under breach of contract, securities fraud, negligent misrepresentation and other

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION (Continued)
fraud theories for allegedly not performing as promised under a merger agreement related to TheraTx's purchase of a company called PersonaCare, Inc. and for allegedly failing to inform the defendants/counterclaimants prior to the merger that TheraTx's possible acquisition of Southern Management Services, Inc. might cause the suspension of TheraTx's shelf registration under relevant rules of the Commission. The court granted summary judgment for the defendants/counterclaimants and ruled that TheraTx breached the shelf registration provision in the merger agreement, but dismissed the defendants' remaining counterclaims. Additionally, the court ruled after trial that defendants/counterclaimants were entitled to damages and prejudgment interest in the amount of approximately $1.3 million and attorneys' fees and other litigation expenses of approximately $700,000. The Company and the defendants/counterclaimants both appealed the court's rulings. The United States Court of Appeals for the Eleventh Circuit affirmed the trial court's rulings in TheraTx's favor, with the exception of the damages award, and certified the question of the proper calculation of damages under Delaware law to the Delaware Supreme Court. The Delaware Supreme Court issued an opinion on June 1, 2001, which sets forth a rule for determining such damages but did not calculate any actual damages. On June 25, 2001, the Eleventh Circuit remanded the action to the trial court to render a decision consistent with the Delaware Supreme Court's ruling. The Company is defending the action vigorously.

   The Company is pursuing various claims against private insurance companies who issued Medicare supplement insurance policies to individuals who became patients of the Company's hospitals. After the patients' Medicare benefits are exhausted, the insurance companies become liable to pay the insureds' bills pursuant to the terms of these policies. The Company has filed numerous collection actions against various of these insurers to collect the difference between what Medicare would have paid and the hospitals' usual and customary charges. These disputes arise from differences in interpretation of the policy provisions and federal and state laws governing such policies. Various courts have issued various rulings on the different issues, some of which have been adverse to the Company and most of which have been appealed. The Company intends to continue to pursue these claims vigorously. If the Company does not prevail on these issues, future results of operations and liquidity could be materially adversely affected.

   A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Company's predecessor against the Company and Ventas and certain current and former executive officers and directors of the Company and Ventas. The complaint alleges that the Company, Ventas and certain current and former executive officers of the Company and Ventas during a specified time frame violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning Ventas' then current operations and the inherent value of its common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning Ventas' revenues and successful acquisitions, the price of the common stock was artificially inflated. In particular, the complaint alleges that the defendants issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on Ventas' core services and profitability. The complaint further alleges that the defendants issued a series of materially false statements concerning the purportedly successful integration of Ventas' acquisitions and prospective earnings per share for 1997 and 1998 which the defendants knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION (Continued)
In December 1998, the defendants filed a motion to dismiss the case. The court converted the defendants' motion to dismiss into a motion for summary judgment and granted summary judgment as to all defendants. The plaintiff appealed the ruling to the United States Court of Appeals for the Sixth Circuit. On April 24, 2000, the Sixth Circuit affirmed the district court's dismissal of the action on the grounds that the plaintiff failed to state a claim upon which relief could be granted. On July 14, 2000, the Sixth Circuit granted the plaintiff's petition for a rehearing en banc. On May 31, 2001, the Sixth Circuit issued its en banc decision reversing the trial court's dismissal of the complaint. The Company is defending this action vigorously.

   A shareholder derivative suit entitled Thomas G. White on behalf of Vencor, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98CI03669, was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit was brought on behalf of the Company and Ventas against certain current and former executive officers and directors of the Company and Ventas. The complaint alleges that the defendants damaged the Company and Ventas by engaging in violations of the securities laws, engaging in insider trading, fraud and securities fraud and damaging the reputation of the Company and Ventas. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The complaint is based on substantially similar assertions to those made in the class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., discussed above. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the Company and Ventas have an effective remedy. The Company believes that the allegations in the complaint are without merit and intends to defend this action vigorously.

   A class action lawsuit entitled Jules Brody v. Transitional Hospitals Corporation, et al., Case No. CV-S-97-00747-PMP, was filed on June 19, 1997 in the United States District Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional Hospitals Corporation ("Transitional") common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of the Transitional common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b), 14(e) and 20(a) of the Exchange Act, and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain former senior executives and directors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. In June 1998, the court granted the Company's motion to dismiss with leave to amend the Section 10(b) claim and the state law claims for misrepresentation. The court denied the Company's motion to dismiss the Section 14(e) and Section 20(a) claims, after which the Company filed a motion for reconsideration. On March 23, 1999, the court granted the Company's motion to dismiss all remaining claims and the case was dismissed. The plaintiff has appealed this ruling to the United States Court of Appeals for the Ninth Circuit. The Company is defending this action vigorously.

   The Company was informed by the DOJ that the Company and Ventas were the subjects of investigations into various Medicare reimbursement issues, including hospital cost reporting issues, billing practices for ancillary services and various quality of care issues in the hospitals and nursing centers formerly operated by Ventas and currently operated by the Company. These investigations included some matters for which the

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION (Continued)
Company indemnified Ventas in the Spin-off. In cases where neither the Company nor any of its subsidiaries are defendants but Ventas is the defendant, the Company agreed to defend and indemnify Ventas for such claims as part of the Spin-off. The Company cooperated fully in the investigations. All of these investigations have been resolved by the Government Settlement contained in the Amended Plan.

   The DOJ previously informed the Company that it had intervened in several pending qui tam actions asserted against the Company and/or Ventas in connection with these investigations. In addition, the DOJ filed proofs of claims with respect to certain alleged claims in the Chapter 11 Cases. The Company, Ventas and the DOJ entered into the Government Settlement, which resolved all of the DOJ investigations including the pending qui tam actions, as part of the Amended Plan. The Government Settlement provides that within 30 days after the Effective Date, the Government will move to dismiss with prejudice to the United States and the relators (except for certain claims which will be dismissed without prejudice to the United States in certain of the cases) the pending qui tam actions as against any or all of the Company and its subsidiaries, Ventas and any current or former officers, directors and employees of either entity. There can be no assurance that each court before which a qui tam action is pending will dismiss the case on the DOJ's motion. For a summary of the terms of the Government Settlement contained in the Amended Plan, see Note 3.

   The following is a summary of the qui tam actions pending or previously pending against the Company and/or Ventas in which the DOJ intervened. Certain of the actions described below name other defendants in addition to the Company and Ventas.

     (a) The Company, Ventas and the Company's subsidiary, American X-Rays, Inc. ("AXR"), are defendants in a civil qui tam action styled United States ex rel. Doe v. American X-Rays Inc., et al., No. LR-C-95-332, pending in the United States District Court for the Eastern District of Arkansas and served on AXR on July 7, 1997. The DOJ intervened in the suit which was brought under the Federal Civil False Claims Act and added the Company and Ventas as defendants. The Company acquired an interest in AXR when The Hillhaven Corporation ("Hillhaven") was merged into the Company in September 1995 and purchased the remaining interest in AXR in February 1996. AXR provided portable X-ray services to nursing centers (including some of those operated by Ventas or the Company) and other healthcare providers. The civil suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. The suit seeks damages in an amount of not less than $1,000,000, treble damages and civil penalties. The Company has defended this action vigorously. The court dismissed the action based upon the pending settlement between the DOJ, the Company and Ventas. In a related criminal investigation, the United States Attorney's Office for the Eastern District of Arkansas ("USAO") indicted four former employees of AXR; those individuals were convicted of various fraud related counts in January 1999. AXR had been informed previously that it was not a target of the criminal investigation, and AXR was not indicted. However, the Company received several grand jury subpoenas for documents and witnesses which it moved to quash. The USAO has withdrawn the subpoenas which rendered the motion moot. The complaint against the Company, Ventas and AXR has been dismissed with prejudice as to the relators and the United States in accordance with the Government Settlement contained in the Amended Plan.

     (b) The Company's subsidiary, Medisave Pharmacies, Inc. ("Medisave"), Ventas and Hillhaven (former parent company to Medisave), are the defendants in a civil qui tam action styled United States ex rel. Danley v. Medisave Pharmacies, Inc., et al., No. CV-N-96-00170-HDM, filed in the United States District Court for the District of Nevada on March 15, 1996. The plaintiff alleges that Medisave, an institutional pharmacy provider, formerly owned by Ventas and owned by the Company since the Spin-off: (a) charged the Medicare program for unit dose drugs when bulk drugs were administered and charged

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION (Continued)
  skilled nursing facilities more for the same drugs for Medicare patients than for non-Medicare patients; (b) improperly claimed special dispensing fees that it was not entitled to under Medicaid; and (c) recouped unused drugs from skilled nursing facilities and returned these drugs to its stock without crediting Medicare or Medicaid, all in violation of the Federal Civil False Claims Act. The complaint also alleges that Medisave had a policy of offering kickbacks, such as free equipment, to skilled nursing centers to secure and maintain their business. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

     (c) Ventas and the Company's subsidiary, Kindred Rehab Services, Inc. (formerly Vencare, Inc.) ("Vencare"), among others, are defendants in the action styled United States ex rel. Roberts v. Vencor, Inc., et al., No. 3:97CV-349-J, filed in the United States District Court for the Western District of Kansas on June 25, 1996 and consolidated with the action styled United States of America ex rel. Meharg, et al. v. Vencor, Inc., et al., No. 3:98SC-737-H, filed in the United States District Court for the Middle District of Florida on June 4, 1998. The complaint alleges that the defendants knowingly submitted and conspired to submit false claims and statements to the Medicare program in connection with their purported provision of respiratory therapy services to skilled nursing center residents. The defendants allegedly billed Medicare for respiratory therapy services and supplies when those services were not medically necessary, billed for services not provided, exaggerated the time required to provide services or exaggerated the productivity of their therapists. It is further alleged that the defendants presented false claims and statements to the Medicare program in violation of the Federal Civil False Claims Act, by, among other things, allegedly causing skilled nursing centers with which they had respiratory therapy contracts, to present false claims to Medicare for respiratory therapy services and supplies. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaints. The two complaints have been dismissed in accordance with the Government Settlement contained in the Amended Plan.

     (d) In United States ex rel. Kneepkens v. Gambro Healthcare, Inc., et al., No. 97-10400-GAO, filed in the United States District Court for the District of Massachusetts on October 15, 1998, the Company's subsidiary, Transitional, and two unrelated entities, Gambro Healthcare, Inc. and Dialysis Holdings, Inc., are defendants in this suit alleging that they violated the Federal Civil False Claims Act and the Medicare and Medicaid antikickback, antifraud and abuse regulations and committed common law fraud, unjust enrichment and payment by mistake of fact. Specifically, the complaint alleges that a predecessor to Transitional formed a joint venture with Damon Clinical Laboratories to create and operate a clinical testing laboratory in Georgia that was then used to provide lab testing for dialysis patients, and that the joint venture billed at below cost in return for referral of substantially all non-routine testing in violation of Medicare and Medicaid antikickback and antifraud regulations. It is further alleged that a predecessor to Transitional and Damon Clinical Laboratories used multiple panel testing of end stage renal disease rather than single panel testing that allegedly resulted in the generation of additional revenues from Medicare and that the entities allegedly added non-routine tests to tests otherwise ordered by physicians that were not requested or medically necessary but resulted in additional revenue from Medicare in violation of the antikickback and antifraud regulations. Transitional has moved to dismiss the case. Transitional disputes the allegations in the complaint. The claims against Transitional have been dismissed with prejudice in accordance with the Government Settlement contained in the Amended Plan.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION (Continued)

     (e) The Company and/or Ventas are defendants in the action styled United States ex rel. Huff and Dolan v. Vencor, Inc., et al., No. 97-4358 AHM
  (Mcx), filed in the United States District Court for the Central District of California on June 13, 1997. The plaintiff alleges that the defendant violated the Federal Civil False Claims Act by submitting false claims to the Medicare, Medicaid and CHAMPUS programs by allegedly: (a) falsifying patient bills and submitting the bills to the Medicare, Medicaid and CHAMPUS programs, (b) submitting bills for intensive and critical care not actually administered to patients, (c) falsifying patient charts in relation to the billing, (d) charging for physical therapy services allegedly not provided and pharmacy services allegedly provided by non-pharmacists, and (e) billing for sales calls made by nurses to prospective patients. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. Defendants dispute the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

     (f) Ventas is the defendant in the action styled United States ex rel. Brzycki v. Vencor, Inc., Civ. No. 97-451-JD, filed in the United States District Court for the District of New Hampshire on September 8, 1997. Ventas is alleged to have knowingly violated the Federal Civil False Claims Act by submitting and conspiring to submit false claims to the Medicare program. The complaint alleges that Ventas: (a) fabricated diagnosis codes by ordering medically unnecessary services, such as respiratory therapy;
  (b) changed referring physicians' diagnoses in order to qualify for Medicare reimbursement; and (c) billed Medicare for oxygen use by patients regardless of whether the oxygen was actually administered to particular patients. The complaint further alleges that Ventas paid illegal kickbacks to referring healthcare professionals in the form of medical consulting service agreements as an alleged inducement to refer patients, in violation of the Federal Civil False Claims Act, the antikickback and antifraud regulations and the Stark provisions. It is additionally alleged that Ventas consistently submitted Medicare claims for clinical services that were not performed or were performed at lower actual costs. The complaint seeks unspecified damages, civil penalties, attorneys' fees and costs. Ventas disputes the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

     (g) United States ex rel. Lanford and Cavanaugh v. Vencor, Inc., et al., Civ. No. 97-CV-2845, was filed against Ventas in the United States District Court for the Middle District of Florida, on November 24, 1997. The United States intervened in this civil qui tam lawsuit on May 17, 1999. On July 23, 1999, the United States filed its amended complaint in the lawsuit and added the Company as a defendant. The lawsuit alleges that the Company and Ventas knowingly submitted false claims and false statements to the Medicare and Medicaid programs including, but not limited to, claims for reimbursement of costs for certain ancillary services performed in defendants' nursing centers and for third-party nursing center operators that the United States alleges are not properly reimbursable costs through the hospitals' cost reports. The lawsuit involves the Company's hospitals which were owned by Ventas prior to the Spin-off. The complaint does not specify the amount of damages sought. The Company and Ventas dispute the allegations in the amended complaint. The complaint has been dismissed with prejudice in accordance with the Government Settlement contained in the Amended Plan.

     (h) In United States ex rel. Harris and Young v. Vencor, Inc., et al., filed in the United States District Court for the Eastern District of Missouri on May 25, 1999, the defendants include the Company, Vencare, and Ventas. The defendants allegedly submitted and conspired to submit false claims for payment to the Medicare and CHAMPUS programs, in violation of the Federal Civil False Claims Act. According to the complaint, the Company, through its subsidiary, Vencare, allegedly (a) over billed for respiratory therapy

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION (Continued)
  services, (b) rendered medically unnecessary treatment, and (c) falsified supply, clinical and equipment records. The defendants also allegedly encouraged or instructed therapists to falsify clinical records and over prescribe therapy services. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The plaintiffs have filed an amended complaint with the court which removes all defendants associated with the Company or Ventas.

     (i) In United States ex rel. George Mitchell, et al. v. Vencor, Inc., et al., filed in the United States District Court for the Southern District of Ohio on August 13, 1999, the defendants, consisting of the Company and its two subsidiaries, Vencare and Kindred Hospice, Inc. (formerly Vencor Hospice, Inc.), are alleged to have violated the Federal Civil False Claims Act by obtaining improper reimbursement from Medicare concerning the treatment of hospice patients. Defendants are alleged to have obtained inflated Medicare reimbursement for admitting, treating and/or failing to discharge in a timely manner hospice patients who were not "hospice appropriate." The complaint further alleges that the defendants obtained inflated reimbursement for providing medications for these hospice patients. The complaint alleges damages in excess of $1,000,000. The Company disputes the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

     (j) In Gary Graham, on Behalf of the United States of America v. Vencor Operating, Inc. et. al., filed in the United States District Court for the Southern District of Florida on or about June 8, 1999, the defendants, including the Company, its subsidiary, Kindred Healthcare Operating, Inc. (formerly Vencor Operating, Inc.), Ventas, Hillhaven and Medisave, are alleged to have presented or caused to be presented false or fraudulent claims for payment to the Medicare program in violation of, among other things, the Federal Civil False Claims Act. The complaint alleges that Medisave, a subsidiary of the Company which was transferred from Ventas to the Company in the Spin-off, systematically up-charged for drugs and supplies dispensed to Medicare patients. The complaint seeks unspecified damages, civil penalties, interest, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The plaintiffs have filed an amended complaint with the court which removes all defendants associated with the Company or Ventas.

     (k) In United States, et al., ex rel. Phillips-Minks, et al. v. Transitional Corp., et al., filed in the United States District Court for Southern District of California on July 23, 1998, the defendants, including Transitional and Ventas, are alleged to have submitted and conspired to submit false claims and statements to Medicare, Medicaid, and other federal and state funded programs during a period commencing in 1993. The conduct complained of allegedly violates the Federal Civil False Claims Act, the California False Claims Act, the Florida False Claims Act, the Tennessee Health Care False Claims Act, and the Illinois Whistleblower Reward and Protection Act. The defendants allegedly submitted improper and erroneous claims to Medicare, Medicaid and other programs, for improper or unnecessary services and services not performed, inadequate collections efforts associated with billing and collecting bad debts, inflated and nonexistent laboratory charges, false and inadequate documentation of claims, splitting charges, shifting revenues and expenses, transferring patients to hospitals that are reimbursed by Medicare at a higher level, failing to return duplicate reimbursement payments, and improperly allocating hospital insurance expenses. In addition, the complaint alleges that the defendants were inconsistent in their reporting of cost report data, paid kickbacks to increase patient referrals to hospitals, and incorrectly reported employee compensation resulting in inflated employee 401(k) contributions. The complaint seeks unspecified damages. The Company disputes the allegations in the complaint and intends to defend this action vigorously. On July 27, 2001, the court ordered that the DOJ be allowed to intervene in the action to effectuate the Government Settlement contained in the Amended Plan.

                            KINDRED HEALTHCARE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  (Unaudited)

NOTE 11 -- LITIGATION (Continued)

   In connection with the Spin-off, liabilities arising from various legal proceedings and other actions were assumed by the Company and the Company agreed to indemnify Ventas against any losses, including any costs or expenses, it may incur arising out of or in connection with such legal proceedings and other actions. The indemnification provided by the Company also covers losses, including costs and expenses, which may arise from any future claims asserted against Ventas based on the former healthcare operations of Ventas. In connection with its indemnification obligation, the Company has assumed the defense of various legal proceedings and other actions. Under the Amended Plan, the Company agreed to continue to fulfill its indemnification obligations arising from the Spin-off.

   The Company is a party to certain legal actions and regulatory investigations arising in the normal course of its business. The Company is unable to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the DOJ, CMS or other regulatory agencies will not initiate additional investigations related to the Company's businesses in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on the Company's results of operations, liquidity or financial position. In addition, the above litigation and investigations (as well as future litigation and investigations) are expected to consume the time and attention of the Company's management and may have a disruptive effect upon the Company's operations.

NOTE 12 -- SALE OF INVESTMENT

   On May 2, 2001, the Company sold its investment in Behavioral Healthcare Corporation ("BHC") for $40 million. No gain or loss was recorded in connection with this transaction because the Company reflected the fair value of the investment on April 1, 2001 in connection with fresh-start accounting. Under the terms of the Credit Facility and Senior Secured Notes, proceeds from the sale of BHC will be available to fund future capital expenditures for a period of approximately one year from the sale. Any proceeds not expended during that period would be used to permanently reduce the commitments under the Credit Facility to $75 million and repay any outstanding loans in excess of such commitment. Any remaining proceeds would be used to repay loans under the Senior Secured Notes. For accounting purposes, the Company has classified these funds as "cash-restricted" in the unaudited condensed consolidated balance sheet at June 30, 2001.

                      REPORT OF PRICEWATERHOUSECOOPERS LLP

To the Board of Directors and Stockholders of Kindred Healthcare, Inc.:

   In our opinion, the consolidated financial statements listed in the accompanying index, after the restatement described in Note 2, present fairly, in all material respects, the financial position of Kindred Healthcare, Inc. (formerly Vencor, Inc.) and its subsidiaries at December 31, 2000 and
December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our original report, we included an explanatory paragraph regarding to the Company's ability to continue as a going concern. As discussed in Note 22 to the consolidated financial statements, the Company emerged from bankruptcy effective April 20, 2001, alleviating substantial doubt about the Company's ability to continue as a going concern.

                                          /s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
March 16, 2001, except for Note 22,
 as to which the date is April 20,
 2001, and Notes 2 and 10, as to
 which the date is August 22, 2001

                          REPORT OF ERNST & YOUNG LLP

To the Board of Directors and Stockholders
Kindred Healthcare, Inc.

   We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Kindred Healthcare, Inc. (formerly Vencor, Inc.) for the year ended December 31, 1998. These financial statements for 1998 are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kindred Healthcare, Inc. at December 31, 1998 and the consolidated results of its operations and its cash flows for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

   The accompanying 1998 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company incurred a net loss in 1998 and was not in compliance with certain covenants of a loan agreement at December 31, 1998. In addition, the Company had a working capital deficiency at December 31, 1998. These conditions raise substantial doubts about the Company's ability to continue as a going concern. The 1998 consolidated financial statements do not include adjustments, if any, to reflect the possible future effects on the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                          /s/ Ernst & Young LLP

Louisville, Kentucky
April 13, 1999, except for Note 2,
 as to which the date is August 22,
2001

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (In thousands, except per share amounts)

                                                  (Restated--see Note 2)
                                             ----------------------------------
                                                2000        1999        1998
                                             ----------  ----------  ----------
Revenues...................................  $2,888,542  $2,665,641  $2,999,739
                                             ----------  ----------  ----------
Salaries, wages and benefits...............   1,623,955   1,566,227   1,753,023
Supplies...................................     374,540     347,789     340,053
Rent.......................................     307,809     305,120     234,144
Other operating expenses...................     503,770     964,413     947,889
Depreciation and amortization..............      73,545      93,196     124,617
Interest expense...........................      60,431      80,442     107,008
Investment income..........................      (5,393)     (5,188)     (4,688)
                                             ----------  ----------  ----------
                                              2,938,657   3,351,999   3,502,046
                                             ----------  ----------  ----------
Loss before reorganization costs and income
 taxes.....................................     (50,115)   (686,358)   (502,307)
Reorganization costs.......................      12,636      18,606           -
                                             ----------  ----------  ----------
Loss before income taxes...................     (62,751)   (704,964)   (502,307)
Provision for income taxes.................       2,000         500      76,099
                                             ----------  ----------  ----------
Loss from operations.......................     (64,751)   (705,464)   (578,406)
Cumulative effect of change in accounting
 for start-up costs........................           -      (8,923)          -
Extraordinary loss on extinguishment of
 debt, net of income tax
 benefit of $48,789........................           -           -     (77,937)
                                             ----------  ----------  ----------
      Net loss.............................     (64,751)   (714,387)   (656,343)
Preferred stock dividend requirements......      (1,046)     (1,046)       (697)
                                             ----------  ----------  ----------
      Loss available to common
       stockholders........................  $  (65,797) $ (715,433) $ (657,040)
                                             ==========  ==========  ==========
Loss per common share:
  Basic:
    Loss from operations...................  $    (0.94) $   (10.03) $    (8.47)
    Cumulative effect of change in
     accounting for start-up costs.........           -       (0.13)          -
    Extraordinary loss on extinguishment of
     debt..................................           -           -       (1.14)
                                             ----------  ----------  ----------
      Net loss.............................  $    (0.94) $   (10.16) $    (9.61)
                                             ==========  ==========  ==========
  Diluted:
    Loss from operations...................  $    (0.94) $   (10.03) $    (8.47)
    Cumulative effect of change in
     accounting for start-up costs.........           -       (0.13)          -
    Extraordinary loss on extinguishment of
     debt..................................           -           -       (1.14)
                                             ----------  ----------  ----------
      Net loss.............................  $    (0.94) $   (10.16) $    (9.61)
                                             ==========  ==========  ==========
Shares used in computing loss per common
 share:
  Basic....................................      70,229      70,406      68,343
  Diluted..................................      70,229      70,406      68,343

                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2000 AND 1999
                    (In thousands, except per share amounts)

                                                            (Restated)
                                                      ------------------------
                                                         2000         1999
                                                      -----------  -----------
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $   184,642  $   148,350
  Accounts receivable less allowance for loss of
   $139,445--2000 and $180,055--1999.................     322,483      324,135
  Inventories........................................      29,707       28,956
  Insurance subsidiary investments...................      62,453       16,483
  Other..............................................      96,567       73,960
                                                      -----------  -----------
                                                          695,852      591,884
Property and equipment, at cost:
  Land...............................................      26,380       26,002
  Buildings..........................................     248,175      215,508
  Equipment..........................................     389,824      330,925
  Construction in progress (estimated cost to
   complete and equip after December 31, 2000--$8
   million)..........................................      29,207       42,725
                                                      -----------  -----------
                                                          693,586      615,160
  Accumulated depreciation...........................    (300,881)    (243,526)
                                                      -----------  -----------
                                                          392,705      371,634

Goodwill less accumulated amortization of $28,779--
 2000 and
 $17,817--1999.......................................     159,277      173,818
Other................................................      86,580       98,638
                                                      -----------  -----------
                                                      $ 1,334,414  $ 1,235,974
                                                      ===========  ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................... $   115,468  $   101,219
  Salaries, wages and other compensation.............     184,860      159,482
  Due to third-party payors..........................      44,561       52,205
  Other accrued liabilities..........................      83,802       83,967
                                                      -----------  -----------
                                                          428,691      396,873

Professional liability risks.........................     101,209       72,785
Deferred credits and other liabilities...............      14,132       11,178
Liabilities subject to compromise....................   1,260,373    1,159,417
Series A preferred stock (subject to compromise).....       1,743        1,743

Contingencies

Stockholders' equity (deficit):
  Preferred stock, $1.00 par value; authorized 10,000
   shares; none issued
   and outstanding...................................           -            -
  Common stock, $0.25 par value; authorized 180,000
   shares; issued
   70,261 shares--2000 and 70,278 shares--1999.......      17,565       17,570
  Capital in excess of par value.....................     667,168      667,078
  Accumulated deficit................................  (1,156,467)  (1,090,670)
                                                      -----------  -----------
                                                         (471,734)    (406,022)
                                                      -----------  -----------
                                                      $ 1,334,414  $ 1,235,974
                                                      ===========  ===========

                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (In thousands)

                              Shares
                          ----------------   Par     Capital
                                   Common   Value      in       Retained     Common
                          Common  Treasury Common   Excess of   Earnings    Treasury
                          Stock    Stock    Stock   Par Value   (Deficit)     Stock      Total
                          ------  -------- -------  ---------  -----------  ---------  ---------
                                                               (Restated)
Balances, December 31,
 1997...................  73,470   (6,159) $18,368  $ 766,078  $   281,803  $(160,899) $ 905,350
 Net loss...............                                          (656,343)             (656,343)
 Non-cash spin-off
  transactions with
  Ventas, Inc.:
 Property and equipment,
  net...................                             (953,534)                          (953,534)
 Long-term debt.........                              991,768                            991,768
 Common treasury stock..  (5,917)   5,917   (1,479)  (156,390)                157,869          -
 Series A preferred
  stock.................                              (17,700)                           (17,700)
 Deferred income taxes..                               15,907                             15,907
 Issuance of common
  stock in connection
  with employee benefit
  plans.................   2,593      242      648     14,396                   3,030     18,074
 Preferred stock
  dividend
  requirements..........                                              (697)                 (697)
 Other..................                                4,922                              4,922
                          ------   ------  -------  ---------  -----------  ---------  ---------
Balances, December 31,
 1998...................  70,146        -   17,537    665,447     (375,237)         -    307,747
 Net loss...............                                          (714,387)             (714,387)
 Issuance of common
  stock in connection
  with employee benefit
  plans.................     132                33        309                                342
 Preferred stock
  dividend
  requirements..........                                            (1,046)               (1,046)
 Other..................                                1,322                              1,322
                          ------   ------  -------  ---------  -----------  ---------  ---------
Balances, December 31,
 1999...................  70,278        -   17,570    667,078   (1,090,670)         -   (406,022)
 Net loss...............                                           (64,751)         -    (64,751)
 Issuance (forfeiture)
  of common stock in
  connection with
  employee benefit
  plans.................     (17)               (5)        35                                 30
 Preferred stock
  dividend
  requirements..........                                            (1,046)               (1,046)
 Other..................                                   55                                 55
                          ------   ------  -------  ---------  -----------  ---------  ---------
Balances, December 31,
 2000...................  70,261        -  $17,565  $ 667,168  $(1,156,467) $       -  $(471,734)
                          ======   ======  =======  =========  ===========  =========  =========



                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (In thousands)

                                                        (Restated)
                                               -------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net loss..................................... $ (64,751) $(714,387) $(656,343)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
 Depreciation and amortization................    73,545     93,196    124,617
 Provision for doubtful accounts..............    28,911    114,578     55,561
 Deferred income taxes........................         -          -     71,496
 Extraordinary loss on extinguishment of
  debt........................................         -          -    126,726
 Unusual transactions.........................     4,701    411,615    506,003
 Gain on sale of investment in Atria
  Communities, Inc............................         -          -    (98,461)
 Reorganization costs.........................    12,636     18,606          -
 Cumulative effect of change in accounting
  for start-up costs..........................         -      8,923          -
 Other........................................    17,166     19,247      2,173
 Change in operating assets and liabilities:
  Accounts receivable.........................   (21,590)    90,428     43,649
  Inventories and other assets................   (20,154)     5,868    (11,920)
  Accounts payable............................    15,639     25,580     52,437
  Income taxes................................     2,961      6,431    (17,167)
  Due to third-party payors...................    (4,278)    99,370    155,333
  Other accrued liabilities...................   149,279     67,616    (30,908)
                                               ---------  ---------  ---------
   Net cash provided by operating activities
    before reorganization costs...............   194,065    247,071    323,196
 Payment of reorganization costs..............    (8,525)   (15,684)         -
                                               ---------  ---------  ---------
   Net cash provided by operating activities..   185,540    231,387    323,196
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Purchase of property and equipment...........   (79,988)  (111,493)  (267,288)
 Other acquisitions...........................         -          -    (24,227)
 Sale of investment in Atria Communities,
  Inc.........................................         -          -    177,500
 Sale of investment in Colorado MEDtech,
  Inc.........................................         -          -     22,001
 Sale of other assets.........................    15,241     12,289     37,827
 Surety bond deposits.........................    (4,647)   (17,213)         -
 Series A preferred stock loans...............         -          -    (15,930)
 Net change in investments....................   (46,904)     6,377     13,164
 Other........................................     1,731     (2,548)    (5,203)
                                               ---------  ---------  ---------
   Net cash used in investing activities......  (114,567)  (112,588)   (62,156)
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Net change in borrowings under revolving
  lines of credit.............................         -     55,000   (251,146)
 Issuance of long-term debt...................         -          -    700,000
 Net proceeds from senior subordinated notes
  offerings...................................         -          -    294,000
 Redemption of senior subordinated notes......         -          -   (732,547)
 Repayment of long-term debt..................   (18,696)   (26,776)  (281,316)
 Payment of debtor-in-possession deferred
  financing costs.............................    (1,226)    (3,752)         -
 Payment of other deferred financing costs....         -     (2,068)   (11,334)
 Other........................................   (14,759)   (27,404)       227
                                               ---------  ---------  ---------
   Net cash used in financing activities......   (34,681)    (5,000)  (282,116)
                                               ---------  ---------  ---------
Change in cash and cash equivalents...........    36,292    113,799    (21,076)
Cash and cash equivalents at beginning of
 period.......................................   148,350     34,551     55,627
                                               ---------  ---------  ---------
Cash and cash equivalents at end of period.... $ 184,642  $ 148,350  $  34,551
                                               =========  =========  =========
Supplemental information:
 Interest payments............................ $  11,930  $  35,783  $ 129,395
 Income tax refunds...........................      (713)    (5,931)   (31,576)

                            See accompanying notes.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

 Reporting Entity

   Kindred Healthcare, Inc. ("Kindred" or the "Company") (formerly Vencor, Inc.) provides long-term healthcare services primarily through the operation of nursing centers and hospitals. At December 31, 2000, the Company's health services division operated 312 nursing centers (40,189 licensed beds) in 31 states and a rehabilitation therapy business. The Company's hospital division operated 56 hospitals (4,886 licensed beds) in 23 states and an institutional pharmacy business.

   The Company and substantially all of its subsidiaries filed voluntary petitions for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") on September 13, 1999. The Company currently is operating its businesses as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court in Delaware (the "Bankruptcy Court"). Accordingly, the consolidated financial statements of the Company have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") and generally accepted accounting principles applicable to a going concern, which assumes that assets will be realized and liabilities will be discharged in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the resolution of the Chapter 11 Cases (as defined) or other matters discussed in the accompanying notes. The Company's recent operating losses, liquidity issues and the Chapter 11 Cases raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and the appropriateness of using the going concern basis of accounting are dependent upon, among other things, (a) the Company's ability to comply with the terms of the DIP Financing (as defined), (b) consummation of the Amended Plan (as defined), (c) the Company's ability to achieve profitable operations after such consummation, and (d) the Company's ability to generate sufficient cash from operations to meet its obligations. The Amended Plan and other actions during the Chapter 11 Cases could change materially the amounts currently recorded in the consolidated financial statements. See Note 3.

   On May 1, 1998, Ventas, Inc. ("Ventas" or the "Company's predecessor") completed the spin-off of its healthcare operations to its stockholders through the distribution of the Company's common stock (the "Spin-off"). Ventas retained ownership of substantially all of its real property and leases such real property to the Company under four master lease agreements. In anticipation of the Spin-off, the Company was incorporated on March 27, 1998 as a Delaware corporation. For accounting purposes, the consolidated historical financial statements of Ventas became the Company's historical financial statements following the Spin-off. Any discussion concerning events prior to May 1, 1998 refers to the Company's business as it was conducted by Ventas prior to the Spin-off. See Notes 3 and 17.

 Basis of Presentation

   The consolidated financial statements include all subsidiaries. Significant intercompany transactions have been eliminated. Investments in affiliates in which the Company has a 50% or less interest are accounted for by either the equity or cost method.

   The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon the estimates and judgments of management. Actual amounts may differ from these estimates.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 1--ACCOUNTING POLICIES (Continued)

 Impact of Recent Accounting Pronouncements

   Beginning in 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income," ("SFAS 130"), which established new rules for the reporting of comprehensive income and its components. SFAS 130 requires, among other things, unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported as changes in common stockholders' equity, to be disclosed as other comprehensive income. There were no significant comprehensive income items for the years ended December 31, 2000, 1999 and 1998.

   Beginning in 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires revised disclosures for segments of a company based upon management's approach to defining business operating segments. See Note 8.

   Effective January 1, 1999, the Company adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which requires the Company to expense start-up costs, including organizational costs, as incurred. In accordance with the provisions of SOP 98-5, the Company wrote off $8.9 million of such unamortized costs as a cumulative effect of a change in accounting principle in the first quarter of 1999. The pro forma effect of the change in accounting for start-up costs, assuming the change occurred on January 1, 1998, was not significant.

   In the first quarter of 1999, the Company adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. The adoption of SOP 98-1 did not have a material effect on the Company's consolidated financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on revenue recognition and related disclosures and was effective beginning October 1, 2000. The Company was previously following the requirements provided under SAB 101 and, accordingly, the implementation of this pronouncement had no impact on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") which was required to be adopted in fiscal years beginning after June 15, 1999. In June 1999, FASB delayed the effective date of SFAS 133 for one year. Management has determined that the adoption of SFAS 133 on January 1, 2001 will not have a material impact on the Company's financial position or results of operations.

 Reclassifications

   Certain prior year amounts have been reclassified to conform with the current year presentation.

 Revenues

   Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 1--ACCOUNTING POLICIES (Continued)

 Revenues (Continued)

   A summary of revenues by payor type follows (in thousands):

                                                2000        1999        1998
                                             ----------  ----------  ----------
   Medicare................................. $1,050,758  $  918,395  $1,038,669
   Medicaid.................................    925,356     902,032     869,923
   Private and other........................    969,557     906,849   1,136,828
                                             ----------  ----------  ----------
                                              2,945,671   2,727,276   3,045,420
   Elimination..............................    (57,129)    (61,635)    (45,681)
                                             ----------  ----------  ----------
                                             $2,888,542  $2,665,641  $2,999,739
                                             ==========  ==========  ==========

 Cash and Cash Equivalents

   Cash and cash equivalents include unrestricted highly liquid investments with an original maturity of three months or less when purchased. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

 Accounts Receivable

   Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients. Amounts recorded include estimated provisions for loss related to uncollectible accounts and disputed items that have continuing significance, such as third-party reimbursements that continue to be claimed in current cost reports.

   In evaluating the collectibility of accounts receivable, the Company takes into account a number of factors, including the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Amounts for disputed items are included in the estimated provisions for loss related to uncollectible accounts to the extent it is probable that a portion or all of these amounts will not be collected.

 Inventories

   Inventories consist primarily of medical supplies and are stated at the lower of cost (first-in, first-out) or market.

 Property and Equipment

   Depreciation expense, computed by the straight-line method, was $60.9 million in 2000, $68.9 million in 1999 and $90.9 million in 1998. Depreciation rates for buildings range generally from 20 to 45 years. Estimated useful lives of equipment vary from 5 to 15 years.

 Goodwill

   Effective January 1, 2000, costs in excess of the fair value of identifiable net assets of acquired entities are amortized using the straight-line method principally over 20 years. Prior thereto, such costs were amortized over 40 years. Amortization expense recorded for 2000, 1999 and 1998 totaled $11.7 million, $23.3 million and $27.2 million, respectively.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 1--ACCOUNTING POLICIES (Continued)

   Effective October 1, 1998, the Company reduced the amortization period for goodwill related to its rehabilitation therapy business to seven years. In the fourth quarter of 1999, in connection with the realignment of its former Vencare division, the Company wrote off all of the goodwill associated with its rehabilitation therapy business. See Note 4.

 Long-Lived Assets

   The Company regularly reviews the carrying value of certain long-lived assets and the related identifiable intangible assets with respect to any events or circumstances that indicate impairment or adjustment to the amortization period. If such circumstances suggest the recorded amounts cannot be recovered, calculated based upon estimated future cash flows (undiscounted), the carrying values of such assets are reduced to fair value. See Note 6.

 Professional Liability Risks

   Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

 Derivative Instruments

   Prior to May 15, 2000, the Company was a party to interest rate swap agreements that eliminated the impact of changes in interest rates on certain outstanding floating rate debt. Each interest rate swap agreement was associated with all or a portion of the principal balance of a specific debt obligation. These agreements involved the exchange of amounts based on variable rates for amounts based on fixed interest rates over the life of the agreement, without an exchange of the notional amount upon which the payments were based. The differential paid or received as interest rates changed was accrued and recognized as an adjustment of interest expense related to the debt, and the related amount payable to or receivable from counterparties was included in accrued interest. The fair values of the swap agreements were not recognized in the consolidated financial statements. Gains and losses on terminations of interest rate swap agreements were deferred (included in other assets) and amortized as an adjustment to interest expense over the remaining term of the original contract life of the terminated swap agreement.

 Earnings per Common Share

   Basic earnings per common share are based upon the weighted average number of common shares outstanding. No incremental shares are included in the calculations of the diluted loss per common share since the result would be antidilutive.

NOTE 2--RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

   On August 14, 2001, the Company announced that it will restate certain of its previously issued consolidated financial statements. The Company recently determined that an oversight related to the allowance for professional liability risks had occurred in its consolidated financial statements beginning in 1998. The oversight resulted in the understatement of the provision for professional liability claims in 1998, 1999 and 2000 because the Company did not record a reserve for claims incurred but not reported at the respective balance sheet dates. The cumulative understatement of professional liability claims reserves approximated

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 2--RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (Continued)

$5 million at December 31, 1998, $28 million at December 31, 1999 and $39 million at December 31, 2000. The restatement had no effect on previously reported cash flows from operations.

   The consolidated financial statements included herein amend those previously included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Consolidated financial statement information and related disclosures included in these amended financial statements reflect, where appropriate, changes resulting from the restatement.

   The effect of the restatement on the Company's previously issued audited consolidated financial statements follows (in thousands, except per share amounts):

                                             For the year ended December 31,
                         ---------------------------------------------------------------------------
                                  2000                      1999                      1998
                         ------------------------  ------------------------  -----------------------
                             As                        As
                         previously       As       previously       As       As previously    As
                          reported     restated     reported     restated      reported    restated
                         -----------  -----------  -----------  -----------  ------------- ---------
Loss from operations.... $   (53,582) $   (64,751) $  (683,249) $  (705,464)   $(572,908)  $(578,406)
Net loss................     (53,582)     (64,751)    (692,172)    (714,387)    (650,845)   (656,343)
Loss per common share:
 Basic:
  Loss from operations.. $     (0.78) $     (0.94) $     (9.72) $    (10.03)   $   (8.39)  $   (8.47)
  Net loss..............       (0.78)       (0.94)       (9.85)      (10.16)       (9.53)      (9.61)
 Diluted:
  Loss from operations.. $     (0.78) $     (0.94) $     (9.72) $    (10.03)   $   (8.39)  $   (8.47)
  Net loss..............       (0.78)       (0.94)       (9.85)      (10.16)       (9.53)      (9.61)

                            December 31, 2000         December 31, 1999
                         ------------------------  ------------------------
                             As                        As
                         previously       As       previously       As
                          reported     restated     reported     restated
                         -----------  -----------  -----------  -----------
Professional liability
 risks.................. $    62,327  $   101,209  $    45,072  $    72,785
Total liabilities.......   1,765,523    1,804,405    1,612,540    1,640,253
Accumulated deficit.....  (1,117,585)  (1,156,467)  (1,062,957)  (1,090,670)
Stockholders' deficit...    (432,852)    (471,734)    (378,309)    (406,022)

   The Company has revised its professional liability risks disclosure in Note 10 for the impact of the restatement.

   In addition, in Note 12, the Company has revised its disclosure of future minimum lease payments under non-cancelable operating leases to exclude contingent rentals.

NOTE 3--PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

   On September 13, 1999, the Company and substantially all of its subsidiaries filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code. The Chapter 11 cases have been consolidated for purposes of joint administration under Case Nos. 99-3199 (MFW) through 99-3327 (MFW) (collectively, the "Chapter 11 Cases"). The Company currently is operating its businesses as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court.

   On March 1, 2001, the Bankruptcy Court approved the Company's fourth amended plan of reorganization filed with the Bankruptcy Court on December 14, 2000, as modified at the confirmation hearing (the "Amended

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 3--PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

Plan"). The order confirming the Amended Plan was entered on March 16, 2001. The Amended Plan must be effective no later than May 1, 2001.

   In connection with the confirmation hearing, the Company entered into a commitment letter for a $120 million senior exit facility with a lending group led by Morgan Guaranty Trust Company of New York (the "Exit Facility"). The Exit Facility will be available to fund the Company's obligations under the Amended Plan and its ongoing operations following emergence from bankruptcy.

   The consummation of the Amended Plan is subject to a number of material conditions including, without limitation, the negotiation and execution of definitive agreements for the Exit Facility. There can be no assurance that the Amended Plan will be consummated. See Notes 21 and 22.

   In connection with the Chapter 11 Cases, the Company entered into a $100 million debtor-in-possession financing agreement (the "DIP Financing"). The Bankruptcy Court granted final approval of the DIP Financing on October 1, 1999. The DIP Financing was initially comprised of a $75 million tranche A revolving loan (the "Tranche A Loan") and a $25 million tranche B revolving loan (the "Tranche B Loan"). Interest is payable at prime plus 2 1/2% on the Tranche A Loan and prime plus 4 1/2% on the Tranche B Loan.

   Available aggregate borrowings under the Tranche A Loan were initially limited to $45 million in September 1999 and increased to $65 million in October 1999, $70 million in November 1999 and $75 million thereafter. Pursuant to the most recent amendment to the DIP Financing, the aggregate borrowing limitations under the Tranche A Loan are limited to approximately $48 million until maturity and are reduced for asset sales made by the Company. In addition, Tranche B Loan aggregate borrowings are limited to $23 million as a result of the most recent amendment to the DIP Financing. Borrowings under the Tranche B Loan require the approval of lenders holding at least 75% of the credit exposure under the DIP Financing. The DIP Financing is secured by substantially all of the assets of the Company and its subsidiaries, including certain owned real property. The DIP Financing contains standard representations and warranties and other affirmative and restrictive covenants. At December 31, 2000, there were no outstanding borrowings under the DIP Financing.

   Since the consummation of the DIP Financing, the Company and the lenders under the DIP Financing (the "DIP Lenders") have agreed to several amendments to the DIP Financing. In the most recent amendment to the DIP Financing, the parties agreed, among other things, to extend the maturity date of the DIP Financing until March 31, 2001 and to revise and update certain financial covenants. In addition, the most recent amendment extends the period of time for the Company to file the appropriate pleadings to request confirmation and consummation of the Amended Plan through March 31, 2001. At December 31, 2000, the Company was in compliance with the terms of the DIP Financing.

   The Company expects to terminate the DIP Financing on or prior to the effective date of the Amended Plan.

 Events Leading to Reorganization

   The Company reported a net loss from operations in 1998 aggregating $578 million, resulting in certain financial covenant violations under the Company's $1.0 billion bank credit facility (the "Credit Agreement"). Prior to the commencement of the Chapter 11 Cases, the Company received a series of temporary waivers of these covenant violations. The waivers generally included certain borrowing limitations under the $300 million revolving credit portion of the Credit Agreement. The final waiver was scheduled to expire on September 24, 1999.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 3--PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Events Leading to Reorganization (Continued)

   The Company was informed on April 9, 1999 by the Health Care Financing Administration ("HCFA") that the Medicare program had made a demand for repayment of approximately $90 million of reimbursement overpayments. On April 21, 1999, the Company reached an agreement with HCFA to extend the repayment of such amounts over 60 monthly installments (the "HCFA Agreement"). Under the HCFA Agreement, non-interest bearing monthly payments of approximately $1.5 million commenced in May 1999. Beginning in December 1999, interest began to accrue on the balance of the overpayments at a statutory rate approximating 13.4%, resulting in a monthly payment of approximately $2.0 million through March 2004. If the Company is delinquent with two consecutive payments, the HCFA Agreement will be defaulted and all subsequent Medicare reimbursement payments to the Company may be withheld. Amounts due under the HCFA Agreement aggregated $63.4 million at December 31, 2000 and have been classified as liabilities subject to compromise in the Company's consolidated balance sheet. The Company has received Bankruptcy Court approval to continue to make the monthly payments under the HCFA Agreement during the pendency of the Chapter 11 Cases.

   On May 3, 1999, the Company elected not to make the interest payment of approximately $14.8 million due on the $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 (the "1998 Notes"). The failure to pay interest resulted in an event of default under the 1998 Notes.

   In accordance with SOP 90-7, outstanding borrowings under the Credit Agreement ($511 million) and the principal amount of the 1998 Notes ($300 million) have been presented as liabilities subject to compromise in the Company's consolidated balance sheet at December 31, 2000. If the Chapter 11 Cases had not been filed, the Company would have reported a working capital deficit approximating $942 million at December 31, 2000. The consolidated financial statements do not include any adjustments that might result from the resolution of the Chapter 11 Cases or other matters discussed herein. During the pendency of the Chapter 11 Cases, the Company is continuing to record the contractual amount of interest expense related to the Credit Agreement. No interest costs have been recorded related to the 1998 Notes since the filing of the Chapter 11 Cases. Contractual interest expense for the 1998 Notes not recorded in the consolidated statement of operations aggregated $30 million in 2000 and $9 million in 1999.

   As previously reported, the Company was informed by the United States Department of Justice (the "DOJ") that the Company and Ventas are the subjects of ongoing investigations into various Medicare reimbursement issues, including hospital cost reporting issues, Vencare billing practices and various quality of care issues in the hospitals and nursing centers formerly operated by Ventas and currently operated by the Company. In connection with the Amended Plan, the claims of the DOJ will be settled through a government settlement entered into with the Company and Ventas (the "Government Settlement"). The Government Settlement also provides for the dismissal of certain pending claims and lawsuits filed against the Company. See Note 20.

 Agreements with Ventas

   On March 18, 1999, the Company served Ventas with a demand for mediation pursuant to the Agreement and Plan of Reorganization governing the Spin-off (the "Spin-off Agreement"). The Company was seeking a reduction in rent and other concessions under its lease agreements with Ventas (the "Master Lease Agreements"). Shortly thereafter, the Company and Ventas entered into a series of standstill and tolling agreements which provided that both companies would postpone any claims either may have against the other and extend any applicable statutes of limitation.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 3--PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Agreements with Ventas (Continued)

   As a result of the Company's failure to pay rent, Ventas served the Company with notices of nonpayment under the Master Lease Agreements. Subsequently, the Company and Ventas entered into further amendments to the second standstill and the tolling agreements to extend the time during which no remedies may be pursued by either party and to extend the date by which the Company may cure its failure to pay rent.

   In connection with the Chapter 11 Cases, the Company and Ventas entered into a stipulation (the "Stipulation") that provides for the payment by the Company of a reduced aggregate monthly rent of approximately $15.1 million. The Stipulation has been approved by the Bankruptcy Court. The difference between the base rent under the Master Lease Agreements and the reduced aggregate monthly rent is being accrued as an administrative expense subject to compromise in the Chapter 11 Cases.

   The Stipulation also continues to toll any statutes of limitations for claims that might be asserted by the Company against Ventas and provides that the Company will continue to fulfill its indemnification obligations arising from the Spin-off. The Stipulation automatically renews for one-month periods unless either party provides a 14-day notice of termination. The Stipulation will be terminated upon the effective date of the Amended Plan. See Note 20.

   On May 31, 2000, the Company announced that the Bankruptcy Court had approved a tax stipulation agreement between the Company and Ventas (the "Tax Stipulation"). The Tax Stipulation provides that certain refunds of federal, state and local taxes received by either party on or after September 13, 1999 will be held by the recipient of such refunds in segregated interest bearing accounts. The Tax Stipulation requires notification before either party can withdraw funds from the segregated accounts and will terminate upon the effective date of the Amended Plan.

   The Company believes that the Amended Plan, if consummated, will resolve all material disputes between the Company and Ventas. The Amended Plan also provides for comprehensive mutual releases between the Company and Ventas, other than for obligations that the Company is assuming under the Amended Plan.

   If the Amended Plan does not become effective and the Company and Ventas are unable to otherwise resolve their disputes or maintain an interim resolution, the Company may seek to pursue claims against Ventas arising out of the Spin-off and seek judicial relief barring Ventas from exercising any remedies based on the Company's failure to pay some or all of the rent to Ventas. The Company's failure to pay rent or otherwise comply with the Stipulation, in the absence of judicial relief, would result in an "Event of Default" under the Master Lease Agreements. Upon an Event of Default under the Master Lease Agreements, assuming Ventas were to be granted relief from the automatic stay by the Bankruptcy Court, the remedies available to Ventas include, without limitation, terminating the Master Lease Agreements, repossessing and reletting the leased properties and requiring the Company to (a) remain liable for all obligations under the Master Lease Agreements, including the difference between the rent under the Master Lease Agreements and the rent payable as a result of reletting the leased properties or (b) pay the net present value of the rent due for the balance of the terms of the Master Lease Agreements. Such remedies, however, would be subject to the supervision of the Bankruptcy Court.

 General

   On September 14, 1999, the Company received approval from the Bankruptcy Court to pay pre-petition and post-petition employee wages, salaries, benefits and other employee obligations. The Bankruptcy Court also approved orders granting authority, among other things, to pay pre-petition claims of certain critical vendors, utilities and patient obligations. All other pre-petition liabilities are classified in the consolidated balance sheet

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 3--PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 General (Continued)

as liabilities subject to compromise. The Company currently is paying the post-petition claims of all vendors and providers in the ordinary course of business.

   Under the Bankruptcy Code, actions to collect pre-petition indebtedness against the Company are subject to an automatic stay and other contractual obligations against the Company may not be enforced. The automatic stay does not necessarily apply to certain actions against Ventas for which the Company has agreed to indemnify Ventas in connection with the Spin-off. In addition, the Company may assume or reject executory contracts, including lease obligations, under the Bankruptcy Code. Parties affected by these rejections may file claims with the Bankruptcy Court in accordance with the reorganization process.

 Liabilities Subject to Compromise

   A substantial portion of pre-petition liabilities are subject to settlement under the Amended Plan. "Liabilities subject to compromise" refers to liabilities incurred prior to the commencement of the Chapter 11 Cases. These liabilities, consisting primarily of long-term debt, amounts due to third-party payors and certain accounts payable and accrued liabilities, represent the Company's estimate of known or potential claims to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments based on assertions of additional claims, negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, future rejection of executory contracts or unexpired leases, determination as to the value of any collateral securing claims and other events. Proposed payment terms for these amounts are set forth in the Amended Plan.

   All pre-petition liabilities, other than those for which the Company has received Bankruptcy Court approval to pay, have been classified in the consolidated balance sheet as liabilities subject to compromise. A summary of the principal categories of claims classified as liabilities subject to compromise under the Chapter 11 Cases follows (in thousands):

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
   Long-term debt:
     Credit Agreement.................................  $  510,908   $  506,114
     1998 Notes.......................................     300,000      300,000
     Amounts due under the HCFA Agreement.............      63,405       80,296
     8 5/8% Senior Subordinated Notes.................       2,391        2,391
     Unamortized deferred financing costs.............     (10,306)     (12,626)
     Other............................................       2,873        4,592
                                                        ----------   ----------
                                                           869,271      880,767
                                                        ----------   ----------

   Due to third-party payors..........................     116,062      112,694
   Accounts payable...................................      36,053       33,693
   Income taxes.......................................      13,478            -
   Accrued liabilities:
     Interest.........................................      90,655       45,521
     Ventas rent......................................      81,902       33,884
     Other............................................      52,952       52,858
                                                        ----------   ----------
                                                           225,509      132,263
                                                        ----------   ----------
                                                        $1,260,373   $1,159,417
                                                        ==========   ==========

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Liabilities Subject to Compromise (Continued)

   Substantially all of the liabilities subject to compromise would have been classified as current liabilities if the Chapter 11 Cases had not been filed.

NOTE 4--VENCARE REALIGNMENT

   During 1999, the Company operated its Vencare ancillary services business which provided respiratory and rehabilitation therapies and medical and pharmacy management services to nursing centers and other healthcare providers. As a result of significant declines in the demand for ancillary services caused by the Balanced Budget Act of 1997 (the "Budget Act"), management completed a realignment of its Vencare division in the fourth quarter of 1999. Vencare's physical rehabilitation, speech and occupational therapies were integrated into the Company's nursing center division and the division was renamed the health services division. Vencare's institutional pharmacy business was assigned to the hospital division. Vencare's respiratory therapy and other ancillary businesses have been discontinued.

   In connection with the realignment, the Company recorded a charge aggregating $56.3 million in the fourth quarter of 1999. See Note 6.

NOTE 5--BUSINESS COMBINATIONS

   Acquisitions of healthcare facilities (including certain previously leased facilities) and other related businesses, have been accounted for by the purchase method. Accordingly, the aggregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the operations of acquired entities since the respective acquisition dates. The pro forma effect of these acquisitions on the Company's results of operations prior to consummation was not significant.

   The following is a summary of acquisitions consummated during 1998 under the purchase method of accounting (in thousands):

   Fair value of assets acquired....................................... $32,286
   Fair value of liabilities assumed...................................  (8,059)
                                                                        -------
     Net cash paid for acquisitions.................................... $24,227
                                                                        =======

   The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $7.9 million.

NOTE 6--UNUSUAL TRANSACTIONS

   Operating results for each of the last three years include certain unusual transactions. These transactions are included in other operating expenses in the consolidated statement of operations (unless otherwise indicated) for the respective periods in which they were recorded.

 2000

   Operating results for 2000 include a $9.2 million write-off of an impaired investment recorded in the third quarter and a $4.5 million gain on the sale of a closed hospital recorded in the second quarter.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 6--UNUSUAL TRANSACTIONS (Continued)

 1999

   The following table summarizes the pretax impact of unusual transactions recorded during 1999 (in millions):

                                                    Quarters
                                            -------------------------
                                            First Second Third Fourth   Year
                                            ----- ------ ----- ------  ------
   (Income)/expense
   Asset valuation losses:
     Long-lived asset impairment...........                    $330.4  $330.4
     Investment in BHC.....................       $15.2                  15.2
   Cancellation of software development
    project................................         5.6                   5.6
   Realignment of Vencare division.........                      56.3    56.3
   Retirement plan curtailment.............                       7.3     7.3
   Corporate properties....................                      (2.4)   (2.4)
                                             ---  -----   ---  ------  ------
                                            $ -   $20.8   $ -  $391.6  $412.4
                                             ===  =====   ===  ======  ======

   Long-lived asset impairment--SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. SFAS 121 also requires that long-lived assets held for disposal be carried at the lower of carrying value or fair value less costs of disposal, once management has committed to a plan of disposal.

   Operating results and related cash flows for 1999 did not meet management's expectations. These expectations were the basis upon which the Company valued its long-lived assets at December 31, 1998, in accordance with SFAS 121. In addition, certain events occurred in 1999 which had a negative impact on the Company's operating results and are expected to impact negatively its operations in the future. In connection with the negotiation of the Government Settlement, the Company agreed to exclude certain expenses from its hospital Medicare cost reports beginning September 1, 1999 for which the Company had been reimbursed in prior years. Medicare revenues related to the reimbursement of such costs aggregated $18 million in 1999 and $47 million in 1998. In addition, hospital revenues in 1999 were reduced by approximately $19 million as a result of disputes with certain insurers who issued Medicare supplement insurance policies to individuals who became patients of the Company's hospitals. The Company also reviewed the expected impact of the Balanced Budget Refinement Act (the "BBRA") enacted in November 1999 (which provided a measure of relief for some impact of the Budget Act) and the realignment of the Vencare ancillary services business completed in the fourth quarter of 1999. The actual and expected future impact of these issues served as an indication to management that the carrying values of the Company's long-lived assets may be impaired.

   In accordance with SFAS 121, management estimated the future undiscounted cash flows for each of its facilities and compared these estimates to the carrying values of the underlying assets. As a result of these estimates, the Company reduced the carrying amounts of the assets associated with 71 nursing centers and 21 hospitals to their respective estimated fair values. The determination of the fair values of the impaired facilities was based upon the net present value of estimated future cash flows.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 6--UNUSUAL TRANSACTIONS (Continued)

   A summary of the impairment charges follows (in millions):

                                                            Property and
                                                   Goodwill  Equipment   Total
                                                   -------- ------------ ------
   Health services division....................... $  18.3     $ 37.7    $ 56.0
   Hospital division..............................   198.9       75.5     274.4
                                                   -------     ------    ------
                                                   $ 217.2     $113.2    $330.4
                                                   =======     ======    ======

   Investment in BHC--In connection with the acquisition of Transitional Hospitals Corporation ("Transitional") in 1997, the Company acquired a 44% voting equity interest (61% equity interest) in Behavioral Healthcare Corporation ("BHC"), an operator of psychiatric and behavioral clinics. In the second quarter of 1999, the Company wrote off its remaining investment in BHC aggregating $15.2 million as a result of deteriorating financial performance. See the discussion of unusual transactions recorded in 1998 for further information related to the Company's investment in BHC.

   Cancellation of software development project--In the second quarter of 1999, the Company canceled a nursing center software development project and charged previously capitalized costs to operations.

   Realignment of Vencare division--As discussed in Note 4, the Company realigned the Vencare ancillary services division in the fourth quarter of 1999. As a result, the Company recorded a charge aggregating $56.3 million, including the write-off of goodwill totaling $42.3 million. The remainder of the charge related to the write-down of certain equipment to net realizable value and the recording of employee severance costs.

   Retirement plan curtailment--In December 1999, the Board of Directors approved the curtailment of benefits under the Company's supplemental executive retirement plan, resulting in an actuarially determined charge of $7.3 million. Under the terms of the curtailment, plan benefits were vested for each eligible participant through December 31, 1999 and the accrual of future benefits under the plan was substantially eliminated. The Board of Directors also deferred the time at which certain benefits would be paid by the Company.

   Corporate properties--During 1999, the Company adjusted estimated property loss provisions recorded in the fourth quarter of 1998, resulting in a pretax credit of $2.4 million.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 6--UNUSUAL TRANSACTIONS (Continued)

 1998

   The following table summarizes the pretax impact of unusual transactions recorded during 1998 (in millions):

                                                Quarters
                                       ----------------------------
                                       First Second  Third   Fourth    Year
                                       ----- ------ -------  ------  --------
   (Income)/expense
   Asset valuation losses:
     Long-lived asset impairment......                       $307.8  $  307.8
     Investment in BHC................              $   8.5    43.1      51.6
     Wisconsin nursing center.........                         27.5      27.5
     Corporate properties.............       $ 8.8      2.9    15.1      26.8
     Acquired entities................                         13.5      13.5
   Gain on sale of investments........                (98.5)  (13.0)   (111.5)
   Losses from termination of
    construction projects.............                 71.3              71.3
   Spin-off transaction costs......... $7.7    9.6                       17.3
   Write-off of clinical information
    systems...........................                         10.1      10.1
   Doubtful accounts related to sold
    operations........................                  9.6               9.6
   Settlement of litigation...........                          7.8       7.8
   Loss on sale and closure of home
    health and hospice businesses.....         7.3                        7.3
                                       ----  -----  -------  ------  --------
                                       $7.7  $25.7  $  (6.2) $411.9  $  439.1
                                       ====  =====  =======  ======  ========

   Long-lived asset impairment--The Budget Act established, among other things, a new Medicare prospective payment system ("PPS") for nursing centers. All of the Company's nursing centers became subject to PPS effective July 1, 1998. During the first three years, the per diem rates for nursing centers are based on a blend of facility-specific and federal costs. Thereafter, the per diem rates will be based solely on federal costs. The revenues recorded under PPS in the Company's health services division were substantially less than the cost-based reimbursement it received before the enactment of the Budget Act.

   The Budget Act also reduced payments to the Company's hospitals by reducing incentive payments pursuant to the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a general acute care hospital. The reductions in allowable costs for capital expenditures became effective in the fourth quarter of 1997. The reductions in TEFRA incentive payments and allowable costs for bad debts became effective in the third and fourth quarters of 1998. The reduction for payments for services to patients transferred from a general acute care hospital became effective in the fourth quarter of 1998. These reductions had a material adverse impact on hospital revenues in 1998.

   The Company provides ancillary services to both Company-operated and non-affiliated nursing centers. While most of the nursing center industry became subject to PPS on or after January 1, 1999, management believed that Vencare's ability to maintain services and revenues was impacted adversely during 1998, particularly in the third and fourth quarters, since nursing centers were reluctant to enter into ancillary service contracts while transitioning to the new fixed payment system under PPS. Medicare reimbursements to nursing centers under PPS include substantially all services provided to patients, including ancillary services. Management believes that the decline in demand for its Vencare services in 1998, particularly respiratory

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 6--UNUSUAL TRANSACTIONS (Continued)

therapy and rehabilitation therapy, was mostly attributable to efforts by nursing center customers to reduce operating costs. In addition, as a result of these regulatory changes, many nursing centers began providing ancillary services to their patients through internal staff and no longer contracted with outside parties for ancillary services.

   In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services provided by the Company. Under these rules, HCFA established salary equivalency limits for speech and occupational therapy services and revised limits for physical and respiratory therapy services. The new limits became effective for services provided on or after April 10, 1998 and negatively impacted operating results of the Company's ancillary services businesses in 1998.

   These significant regulatory changes and the impact of such changes on the Company's operating results in the third and fourth quarters of 1998 served as an indication to management that the carrying values of the assets of its nursing center and hospital facilities, as well as certain portions of its ancillary services business, may be impaired.

   In accordance with SFAS 121, management estimated the future undiscounted cash flows for each of its facilities and ancillary services lines of business and compared these estimates to the carrying values of the underlying assets. As a result of these estimates, the Company reduced the carrying amounts of the assets associated with 110 nursing centers, 12 hospitals and a portion of the goodwill associated with its rehabilitation therapy business to their respective estimated fair values. The determination of the fair values of the impaired facilities and rehabilitation therapy business was based upon the net present value of estimated future cash flows.

   A summary of the impairment charges follows (in millions):

                                                            Property and
                                                   Goodwill  Equipment   Total
                                                   -------- ------------ ------
   Health services division:
     Nursing centers..............................  $ 27.7     $ 71.6    $ 99.3
     Ancillary services...........................    99.2        0.2      99.4
   Hospital division..............................    74.4       34.7     109.1
                                                    ------     ------    ------
                                                    $201.3     $106.5    $307.8
                                                    ======     ======    ======

   In addition to the above impairment charges, the amortization period for the remaining goodwill associated with the Company's rehabilitation therapy business was reduced from forty years to seven years, effective October 1, 1998. Management believed that the provisions of the Budget Act altered the expected long-term cash flows and business prospects associated with this business to such an extent that a shorter amortization period was deemed appropriate. The change in the amortization period resulted in an additional pretax charge to operations of $6.4 million in the fourth quarter of 1998. In the fourth quarter of 1999, in connection with the realignment of Vencare, the Company wrote off all of the goodwill associated with the rehabilitation therapy business.

   Investment in BHC--Subsequent to the Transitional merger, the Company had been unsuccessful in its attempts to sell its investment in BHC. In July 1998, the Company entered into an agreement to sell its interest in BHC for an amount less than its carrying value and accordingly, a provision for loss of $8.5 million was recorded during the third quarter. In November 1998, the agreement to sell the Company's interest in BHC was

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 6--UNUSUAL TRANSACTIONS (Continued)

terminated by the prospective buyer, indicating to the Company that the carrying amount of its investment may be impaired. Following an independent appraisal, the Company recorded a $43.1 million write-down of the investment in the fourth quarter of 1998. The net carrying amount of the investment aggregated $20.0 million at December 31, 1998.

   Wisconsin nursing center--The Company recorded an asset impairment charge of $27.5 million in the fourth quarter of 1998 related to a nursing center in Wisconsin that is leased from Ventas. The impairment resulted primarily from certain fourth quarter regulatory actions by state and federal agencies with respect to the operation of the facility. In the fourth quarter of 1998, the facility reported a pretax loss of $4.2 million and is not expected to generate positive cash flows in the future.

   Corporate properties and acquired entities--During 1998, the Company recorded $26.8 million of charges related to the valuation of certain corporate assets, the most significant of which relates to previously capitalized amounts and expected property disposal losses associated with the cancellation of a corporate headquarters construction project. The Company also recorded $13.5 million of asset write-downs associated with the acquisition of The Hillhaven Corporation ("Hillhaven"), TheraTx, Incorporated ("TheraTx") and Transitional, including provisions for obsolete or abandoned computer equipment and miscellaneous receivables.

   Gain on sale of investments--In September 1998, the Company sold its investment in its assisted living affiliate, Atria Communities, Inc. ("Atria"), for $177.5 million in cash and an equity interest in the surviving corporation, resulting in a gain of $98.5 million. In November 1998, the Company's investment in Colorado MEDtech, Inc. was sold at a gain of $13.0 million. Proceeds from the sale were $22.0 million.

   Losses from termination of construction projects--In the third quarter of 1998, as a result of substantial reductions in Medicare reimbursement to the Company's nursing centers and hospitals in connection with the Budget Act, management determined to suspend all acquisition and development activities, terminate the construction of substantially all of its development properties, and close two recently acquired hospitals. Accordingly, the Company recorded pretax charges aggregating $71.3 million, of which $53.9 million related to the cancellation of construction projects and the remainder related to the planned closure of the hospitals. In connection with the construction termination charge, the Company decided that it would not replace certain facilities that previously were accounted for as assets intended for disposal. Accordingly, the $53.9 million charge discussed above included a $10.0 million reversal of a previously recorded valuation allowance (the amount necessary to reduce the carrying value to fair value less costs of disposal) related to such facilities.

   Spin-off transaction costs--The Spin-off was completed on May 1, 1998. Direct costs related to the transaction totaled $17.3 million and primarily included costs for professional services.

   Write-off of clinical information systems--During 1997, the Company began the installation of its proprietary clinical information system, ProTouch(TM), in several of its nursing centers. During the pilot process, the Company determined that ProTouch(TM) did not support effectively the nursing center processes, especially in facilities with lower acuity patients. Accordingly, management determined in the fourth quarter of 1998 to remove ProTouch(TM) from these facilities during 1999. A loss of $10.1 million was recorded to reflect the write-off of the equipment and estimated costs of removal from the facilities.

   Doubtful accounts related to sold operations--In the third quarter of 1998, the Company recorded $9.6 million of additional provisions for doubtful accounts for accounts receivable associated with previously sold facilities.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 6--UNUSUAL TRANSACTIONS (Continued)

   Settlement of litigation--The Company settled a legal action entitled Highland Pines Nursing Center, Inc., et al. v. TheraTx, Incorporated, et al. (assumed in connection with the TheraTx merger) which resulted in a payment of $16.2 million. Approximately $7.8 million of the settlement was charged to earnings in the fourth quarter of 1998, and the remainder of such costs had been previously accrued in connection with the purchase price allocation.

   Loss on sale and closure of home health and hospice businesses--The Company began operating its home health and hospice businesses in 1996. These operations generally were unprofitable. In the second quarter of 1998, management decided to cease operations and either close or sell these businesses, resulting in a loss of $7.3 million.

NOTE 7--FOURTH QUARTER ADJUSTMENTS

   In addition to the unusual transactions discussed in Note 6, during the fourth quarter of 1999 and 1998, the Company recorded certain adjustments which significantly impacted operating results. A summary of such adjustments follows (in millions):

                                               (Restated)
                          -----------------------------------------------------
                           Health Services
                              Division      Hospital Division
                          ----------------- ------------------
                          Nursing Ancillary
                          Centers Services  Hospitals Pharmacy Corporate Total
                          ------- --------- --------- -------- --------- ------
 1999
(Income)/expense
Provision for doubtful
 accounts...............   $40.2    $26.8     $ 6.5    $ 8.9             $ 82.4
Medicare supplement
 insurance disputes.....                       18.8                        18.8
Third-party
 reimbursements and
 contractual allowances,
 including amounts due
 from government
 agencies and other
 payors that are subject
 to dispute.............     2.0               59.6                        61.6
Professional liability
 risks..................    14.7      0.4       1.8      0.1               17.0
Employee benefits.......    (6.3)    (1.5)     (1.8)                       (9.6)
Incentive compensation..     2.2               (1.9)    (1.1)              (0.8)
Inventories.............     0.9                         6.3                7.2
Other...................     1.7     (0.4)      2.0     (4.4)    $(2.8)    (3.9)
                           -----    -----     -----    -----     -----   ------
                           $55.4    $25.3     $85.0    $ 9.8     $(2.8)  $172.7
                           =====    =====     =====    =====     =====   ======

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 7--FOURTH QUARTER ADJUSTMENTS (Continued)

                                                  (Restated)
                             -----------------------------------------------------
                              Health Services
                                 Division       Hospital Division
                             ------------------ ------------------
                             Nursing  Ancillary
                             Centers  Services  Hospitals Pharmacy Corporate Total
                             -------  --------- --------- -------- --------- -----
 1998
   (Income)/expense
   Provision for doubtful
    accounts...............  $ 14.0     $ 6.8     $ 5.7     $2.5             $29.0
   Third-party
    reimbursements and
    contractual allowances,
    including amounts due
    from government
    agencies and other
    payors that are subject
    to dispute.............     4.8      11.5      11.4                       27.7
   Change in goodwill
    amortization period
    related to
    rehabilitation therapy
    business...............               6.4                                  6.4
   Taxes other than
    income.................                                          $ 6.4     6.4
   Professional liability
    risks..................     3.5       0.2       1.8                        5.5
   Compensated absences....     2.1       1.3      (0.8)               0.7     3.3
   Incentive compensation..    (1.0)     (0.4)     (0.8)    (0.1)     (2.9)   (5.2)
   Litigation and
    regulatory actions.....                                            3.5     3.5
   Miscellaneous
    receivables............                                  5.2               5.2
   Gain on sale of assets..              (2.0)                                (2.0)
   Other...................     1.2       0.4      (1.0)     0.3       3.7     4.6
                             ------     -----     -----     ----     -----   -----
                             $ 24.6     $24.2     $16.3     $7.9     $11.4   $84.4
                             ======     =====     =====     ====     =====   =====

   The Company regularly reviews its accounts receivable and records provisions for loss based upon the best available evidence. Factors such as changes in collection patterns, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors (including both government and non-government sources), the effect of increased regulatory activities, general industry conditions and the financial condition of the Company and its ancillary service customers, among other things, are considered by management in determining the expected collectibility of accounts receivable.

   During 1999 and 1998, the Company recorded significant adjustments in the fourth quarter related to contractual allowances and doubtful accounts in each of its divisions. These adjustments represented changes in estimates resulting from management's assessment of its collection processes, the general financial deterioration of the long-term healthcare industry and, in 1999, the realignment of the Vencare businesses (including the cancellation of unprofitable contracts and the discontinuance of certain services) and the filing of the Chapter 11 Cases in September 1999.

   In addition, the Company recorded a significant adjustment in the fourth quarter of 1999 related to professional liability risks. This adjustment was recorded based upon actuarially determined estimates completed in the fourth quarter and reflects substantial increases in claims and litigation activity in the Company's nursing center business during 1999.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 8--BUSINESS SEGMENT DATA

   The Company operates two business segments: the health services division and the hospital division. The health services division operates nursing centers and a rehabilitation therapy business. The hospital division operates hospitals and an institutional pharmacy business.

   The following table represents the Company's revenues, operating results, capital expenditures and assets by operating segment and gives effect to the realignment of the former Vencare businesses for all periods presented. The Company defines operating income as earnings before interest, income taxes, depreciation, amortization and rent. Operating income reported for each of the Company's business segments excludes allocations of corporate overhead.

                                                2000        1999        1998
                                             ----------  ----------  ----------
                                                      (In thousands)
Revenues:
 Health services division:
 Nursing centers...........................  $1,675,627  $1,594,244  $1,667,343
 Rehabilitation services...................     135,036     195,731     264,574
 Other ancillary services..................           -      43,527     168,165
 Elimination...............................     (77,191)   (128,267)   (124,500)
                                             ----------  ----------  ----------
                                              1,733,472   1,705,235   1,975,582
 Hospital division:
 Hospitals.................................   1,007,947     850,548     919,847
 Pharmacy..................................     204,252     171,493     149,991
                                             ----------  ----------  ----------
                                              1,212,199   1,022,041   1,069,838
                                             ----------  ----------  ----------
                                              2,945,671   2,727,276   3,045,420
 Elimination of pharmacy charges to Company
  nursing centers..........................     (57,129)    (61,635)    (45,681)
                                             ----------  ----------  ----------
                                             $2,888,542  $2,665,641  $2,999,739
                                             ==========  ==========  ==========
Income (loss) from operations (restated):
 Operating income (loss):
 Health services division:
  Nursing centers..........................  $  278,738  $  169,128  $  213,036
  Rehabilitation services..................       8,047       2,891      18,398
  Other ancillary services.................       4,737       4,166      30,183
                                             ----------  ----------  ----------
                                                291,522     176,185     261,617
 Hospital division:
  Hospitals................................     205,858     132,050     247,272
  Pharmacy.................................       7,421         342      15,301
                                             ----------  ----------  ----------
                                                213,279     132,392     262,573
 Corporate overhead........................    (113,823)   (108,947)   (126,291)
 Unusual transactions......................      (4,701)   (412,418)   (439,125)
 Reorganization costs......................     (12,636)    (18,606)          -
                                             ----------  ----------  ----------
  Operating income (loss)..................     373,641    (231,394)    (41,226)
 Rent......................................    (307,809)   (305,120)   (234,144)
 Depreciation and amortization.............     (73,545)    (93,196)   (124,617)
 Interest, net.............................     (55,038)    (75,254)   (102,320)
                                             ----------  ----------  ----------
 Loss before income taxes..................     (62,751)   (704,964)   (502,307)
 Provision for income taxes................       2,000         500      76,099
                                             ----------  ----------  ----------
                                             $  (64,751) $ (705,464) $ (578,406)
                                             ==========  ==========  ==========
Capital expenditures:
 Health services division..................  $   28,451  $   42,144  $  126,880
 Hospital division.........................      23,675      23,918      55,789
 Corporate:
 Information systems.......................      25,475      40,777      47,541
 Other.....................................       2,387       4,654      37,078
                                             ----------  ----------  ----------
                                             $   79,988  $  111,493  $  267,288
                                             ==========  ==========  ==========
Assets at end of period:
 Health services division..................  $  494,636  $  489,316
 Hospital division.........................     354,302     337,218
 Corporate.................................     485,476     409,440
                                             ----------  ----------
                                             $1,334,414  $1,235,974
                                             ==========  ==========

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 9--INCOME TAXES

   Provision for income taxes consists of the following (in thousands):

                                                           2000  1999    1998
                                                          ------ ---- ----------
                                                                      (Restated)
   Current:
     Federal............................................. $    - $  -  $ 2,131
     State...............................................  2,000  500      355
                                                          ------ ----  -------
                                                           2,000  500    2,486
   Deferred..............................................      -    -   73,613
                                                          ------ ----  -------
                                                          $2,000 $500  $76,099
                                                          ====== ====  =======

   Reconciliation of federal statutory tax expense to the provision for income taxes follows (in thousands):

                                                        (Restated)
                                               ------------------------------
                                                 2000      1999       1998
                                               --------  ---------  ---------
   Income tax benefit at federal rate......... $(21,963) $(249,861) $(175,807)
   State income tax benefit, net of federal
    income tax benefit........................   (2,197)   (24,985)   (17,581)
   Merger related costs.......................        -          -      5,943
   Goodwill amortization......................    3,997      8,541      8,823
   Write-off of goodwill......................        -     99,902     77,482
   Gain on sale of Atria......................        -          -    (37,908)
   Acquisition costs and merger adjustments...        -          -      8,851
   Valuation allowance........................   12,222    154,933    205,066
   Reorganization costs.......................    7,372      4,672          -
   Other items, net...........................    2,569      7,298      1,230
                                               --------  ---------  ---------
                                               $  2,000  $     500  $  76,099
                                               ========  =========  =========

   A summary of deferred income taxes by source included in the consolidated balance sheet at December 31 follows (in thousands):

                                         2000                    1999
                                ----------------------- -----------------------
                                  Assets    Liabilities   Assets    Liabilities
                                ----------  ----------- ----------  -----------
                                (Restated)              (Restated)
   Depreciation...............  $       -     $28,047   $       -     $11,275
   Insurance..................     33,747           -      21,335           -
   Doubtful accounts..........    140,526           -     143,193           -
   Property...................    102,865           -     105,555           -
   Compensation...............     21,785           -      16,234           -
   Subsidiary net operating
    losses (expiring in
    2020).....................     79,915           -      56,087           -
   Other......................     47,484      26,054      47,086      18,216
                                ---------     -------   ---------     -------
                                  426,322     $54,101     389,490     $29,491
                                              =======                 =======
   Reclassification of
    deferred tax liabilities..    (54,101)                (29,491)
                                ---------               ---------
   Net deferred tax assets....    372,221                 359,999
   Valuation allowance........   (372,221)               (359,999)
                                ---------               ---------
                                $       -               $       -
                                =========               =========

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 9--INCOME TAXES (Continued)

   Prior to 1998, management believed that recorded deferred tax assets ultimately would be realized. Management's conclusions at that time were based primarily on the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1997. For the fourth quarter of 1998, the Company reported a pretax loss of $512 million. Additionally, the Company revised its operating budgets as a result of the Budget Act and the less than expected operating results in 1998. Based upon those revised forecasts, management did not believe that the Company could generate sufficient taxable income to realize the net deferred tax assets recorded at December 31, 1998. Accordingly, the Company recorded a deferred tax asset valuation allowance aggregating $205 million in the fourth quarter of 1998. Deferred tax valuation allowances recorded in 1999 and 2000 totaled $155 million and $12 million, respectively. The deferred tax valuation allowance included in the consolidated balance sheet at December 31, 2000 totaled $372 million.

   At the time of the Spin-off, the Company recorded both a deferred tax asset and a valuation allowance for identical amounts in connection with the difference in book and tax basis of the Company's investment in Atria which resulted from the Spin-off. The valuation allowance was recorded due to the litigation and other uncertainties associated with the realization of the deferred tax asset, based upon the available evidence at the time of the Spin-off. During the third quarter of 1998, upon favorable resolution of such litigation and completion of the Atria sale, the Company adjusted the valuation allowance that had been recorded in the second quarter of 1998.

NOTE 10--PROFESSIONAL LIABILITY RISKS

   The Company insures a substantial portion of its professional and general liability risks primarily through a wholly owned insurance subsidiary. Provisions for such risks were $47.2 million for 2000, $61.3 million for 1999 and $22.2 million for 1998.

   The allowance for professional liability risks aggregated $119.1 million and $95.4 million at December 31, 2000 and 1999, respectively, including $17.9 million and $22.6 million, respectively, classified as a current liability. The Company also maintains reinsurance contracts with an unrelated insurer. Reinsurance recoverables related to these risks (included in accounts receivable and noncurrent assets) aggregated $21.7 million and $34.8 million at December 31, 2000 and 1999, respectively.

   At December 31, 2000 and 1999, investments held for the payment of claims and expenses related to self-insured risks aggregated $64.6 million and $18.8 million, respectively, including $2.1 million and $2.3 million, respectively, classified as a noncurrent asset.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 11--LONG-TERM DEBT

 Capitalization

   All long-term debt has been classified as liabilities subject to compromise. A summary of long-term debt at December 31 follows (in thousands):

                                                            2000       1999
                                                          ---------  ---------
   Senior collateralized debt, 8% to 8.75% (rates
    generally floating) payable in periodic installments
    through 2017........................................  $   1,746  $   1,851
   Term A Loan, 7.9% to 8.6% (rates generally floating)
    payable in periodic installments through 2003.......    224,623    224,623
   Term B Loan, 8.4% to 9.1% (rates generally floating)
    payable in periodic installments through 2005.......    226,491    226,491
   Bank revolving credit agreement due 2003 (floating
    rates averaging 10%)................................     59,794     55,000
   9 7/8% Guaranteed Senior Subordinated Notes due
    2005................................................    300,000    300,000
   8 5/8% Senior Subordinated Notes due 2007............      2,391      2,391
   Amounts due to HCFA, 13.4% payable in monthly
    installments through 2004...........................     63,405     80,296
   Unamortized deferred financing costs.................    (10,306)   (12,626)
   Other................................................      1,127      2,741
                                                          ---------  ---------
     Total debt, average life of four years (rates
      averaging 9.5%)...................................    869,271    880,767
   Amounts subject to compromise........................   (869,271)  (880,767)
                                                          ---------  ---------
     Long-term debt.....................................  $       -  $       -
                                                          =========  =========

   In accordance with SOP 90-7, unamortized deferred financing costs have been classified as reductions of long-term debt subject to compromise.

   In connection with the Chapter 11 Cases, the Company entered into the DIP Financing with the DIP Lenders. At December 31, 2000, the Company was in compliance with the terms of the DIP Financing.

   In connection with the Spin-off, the Company consummated the $1.0 billion Credit Agreement which includes: (a) a five-year $300 million revolving credit facility (the "Revolving Credit Facility"), (b) a $250 million Term A Loan (the "Term A Loan") payable in various installments over five years, (c) a $250 million Term B Loan (the "Term B Loan") payable in installments of 1% per year with the outstanding balance due in seven years and (d) a $200 million Bridge Loan (the "Bridge Loan") which was repaid in September 1998 primarily from the proceeds of the sale of the Company's investment in Atria. Interest is payable, depending on certain leverage ratios and other factors, at a rate of prime plus 2% to 3 1/2% for the Revolving Credit Facility, LIBOR plus 3/4% to 3% for the Term A Loan, and LIBOR plus 2 1/4% to 3 1/2% for the Term B Loan.

   On April 30, 1998, the Company completed the private placement of $300 million aggregate principal amount of the 1998 Notes, which are not callable by the Company until 2002. On September 10, 1998, the Company exchanged the 1998 Notes for publicly registered securities having identical terms and conditions.

   Approximately $831 million of debt subject to compromise would have been classified as current liabilities if the Chapter 11 Cases had not been filed.

 Refinancing Activities

   In connection with the Spin-off, the Company refinanced substantially all of its long-term debt, resulting in after-tax losses of $78 million in 1998.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 11--LONG-TERM DEBT (Continued)

 Other Information

   At December 31, 1999, the Company was a party to certain interest rate swap agreements that eliminated the impact of changes in interest rates on $100 million of floating rate debt outstanding. The agreements provided for fixed rates on $100 million of floating rate debt at 6.4% plus 3/8% to 1 1/8% and expired in May 2000. The fair value of the swap agreements, or the estimated amount the Company would have paid to terminate the agreements based on current interest rates, was not recognized in the consolidated financial statements. The Company was not a party to any interest rate swap agreements at December 31, 2000.

   Under the Bankruptcy Code, actions to collect pre-petition indebtedness against the Company are subject to an automatic stay and other contractual obligations against the Company may not be enforced. In addition, the Company may assume or reject executory contracts under the Bankruptcy Code.

   If the Chapter 11 Cases had not been filed, the scheduled maturities of long-term debt in years 2002 through 2005 would be $148 million, $118 million, $183 million and $342 million, respectively.

   The estimated fair value of the Company's long-term debt was $537 million and $485 million at December 31, 2000 and 1999, respectively, compared to carrying amounts aggregating $880 million and $893 million. The estimate of fair value at December 31, 1999 includes the effect of the interest rate swap agreements and is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to the Company for debt of the same remaining maturities. The estimated fair value of the interest rate swap agreements was $157,000 (payable position) at December 31, 1999.

NOTE 12--LEASES

   The Company leases real estate and equipment under cancelable and non-cancelable arrangements. The Company may assume or reject executory contracts, including lease agreements, under the Bankruptcy Code. The Company has not rejected any lease agreements since the Chapter 11 Cases were filed. Future minimum payments and related sublease income under non-cancelable operating leases are as follows (in thousands):

                                                Minimum Payments
                                          ----------------------------- Sublease
                                            Ventas    Other    Total     Income
                                          ---------- ------- ---------- --------
                                          (Restated)
     2001................................ $  231,135 $46,823 $  277,958  $4,343
     2002................................    231,135  31,537    262,672   2,514
     2003................................    231,135  23,762    254,897   2,157
     2004................................    231,135  13,950    245,085   1,571
     2005................................    231,135  12,420    243,555   1,571
     Thereafter..........................  1,034,673  58,058  1,092,731   7,092

   Sublease income aggregated $2.4 million, $2.4 million and $6.9 million for 2000, 1999 and 1998, respectively.

NOTE 13--CONTINGENCIES

   Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 13--CONTINGENCIES (Continued)

   Management believes that allowances for losses have been provided to the extent necessary and that its assessment of contingencies is reasonable.

   Principal contingencies are described below:

     Revenues--Certain third-party payments are subject to examination by agencies administering the programs. The Company is contesting certain issues raised in audits of prior year cost reports.

     Professional liability risks--The Company has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements may differ from the provisions for loss.

     Guarantees of indebtedness--Letters of credit and guarantees of indebtedness aggregated $3.3 million at December 31, 2000.

     Income taxes--The Company is contesting adjustments proposed by the Internal Revenue Service for years 1995 through 1997. In addition, the Company claims that it is entitled to certain prior year tax refunds currently held by Ventas.

     Litigation--The Company is a party to certain material litigation and regulatory actions as well as various suits and claims arising in the ordinary course of business. See Note 20.

NOTE 14--CAPITAL STOCK

 Plan Descriptions

   The Company has plans under which options to purchase common stock may be granted to officers, employees and certain non-employee directors. Options have been granted at not less than market price on the date of grant. Exercise provisions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending ten years after grant. Activity in the plans is summarized below:

                                      Shares                       Weighted
                                      under      Option Price      Average
                                      Option       per Share    Exercise Price
                                    ----------  --------------- --------------
   Balances, December 31, 1997.....  4,395,170  $0.20 to $43.88     $26.77
     Granted.......................  6,422,132    3.81 to 10.98       7.00
     Exchange offer:
      Canceled..................... (5,721,027)   6.12 to 16.87      10.14
      Issued.......................  4,631,694             5.50       5.50
     Exercised.....................    (48,431)   0.12 to 10.96       2.69
     Canceled or expired...........   (855,904)   3.67 to 16.58       8.22
                                    ----------
   Balances, December 31, 1998.....  8,823,634    0.08 to 16.58       5.72
     Granted.......................    423,000    0.63 to  4.50       2.50
     Exercised.....................     (7,031)            0.34       0.34
     Canceled or expired........... (1,196,924)   0.34 to 16.58       6.19
                                    ----------
   Balances, December 31, 1999.....  8,042,679    0.08 to 15.09       5.50
     Canceled or expired........... (1,813,066)   0.39 to 14.93       6.98
                                    ----------
   Balances, December 31, 2000.....  6,229,613  $0.08 to $15.09     $ 5.07
                                    ==========

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 14--CAPITAL STOCK (Continued)

 Plan Descriptions (Continued)


   A summary of stock options outstanding at December 31, 2000 follows:

                                     Options Outstanding             Options Exercisable
                            -------------------------------------- ------------------------
                                Number                    Weighted     Number      Weighted
                              Outstanding     Remaining   Average    Exercisable   Average
           Range of         at December 31,  Contractual  Exercise at December 31, Exercise
       Exercise Prices           2000           Life       Price        2000        Price
       ---------------      --------------- ------------- -------- --------------- --------
   $0.08 to $10.72.........      296,414     1 to 4 years  $5.81        296,414     $5.81
   $5.50 to $15.09.........    3,280,849     5 to 7 years   5.76      2,935,149      5.72
   $0.63 to $5.50..........    2,652,350    8 to 10 years   4.14      1,659,800      4.32
                               ---------                              ---------
                               6,229,613                   $5.07      4,891,363     $5.25
                               =========                              =========

   The weighted average remaining contractual life of options outstanding at December 31, 2000 approximated seven years. Shares of common stock available for future grants were 6,001,333, 3,824,628 and 2,670,846 at December 31, 2000,
1999 and 1998, respectively. The number of options exercisable at December 31, 1999 and December 31, 1998 was 5,347,955 and 1,321,370, respectively.

   In connection with the Spin-off, options outstanding prior thereto were bifurcated on a one-for-one basis between the Company and Ventas, and corresponding option prices were adjusted in proportion to the fair values of the respective common stocks immediately following the Spin-off. Option data for periods prior to the Spin-off have not been restated.

   On December 19, 1998, the Company completed the exchange of employee stock options. The exchange offer entitled employees to exchange outstanding stock options for a reduced number of options with an exercise price equal to the closing price of the Company's common stock on November 9, 1998. Exchange ratios were calculated using a Black-Scholes option valuation model. The exchange resulted in the cancellation of options to purchase approximately 5.7 million shares and the issuance of options to purchase approximately 4.6 million shares.

   In connection with the Spin-off, the Company adopted an employee incentive compensation and a stock option plan for non-employee directors. These plans replaced similar plans in effect prior to the Spin-off.

 Statement No. 123 Data

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123. The fair value of such options was estimated at the date of grant using a Black-Scholes option valuation model with the following weighted average assumptions: risk-free interest rate of 5.90% for 2000, 5.30% for 1999 and 4.96% for 1998; no dividend yield; expected term of seven years and volatility factors of the expected market price of the Company's common stock of .85 for 2000, .82 for 1999 and
 .42 for 1998.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 14--CAPITAL STOCK (Continued)

 Statement No. 123 Data (Continued)

   A Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because the changes in the subjective input assumptions can affect materially the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the respective vesting period. The weighted average fair values of options granted during 1999 and 1998 under a Black-Scholes valuation model were $1.92 and $2.62, respectively. There were no options granted during 2000. Pro forma information follows (in thousands except per share amounts):

                                                2000      1999       1998
                                              --------  ---------  ---------
     Pro forma loss available to common
      stockholders........................... $(71,296) $(725,319) $(663,440)
     Pro forma loss per common share:
       Basic................................. $  (1.02) $  (10.30) $   (9.71)
       Diluted............................... $  (1.02) $  (10.30) $   (9.71)

NOTE 15--EMPLOYEE BENEFIT PLANS

   The Company maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and generally are vested based upon length of service. Retirement plan expense was $8.8 million for 2000, $10.8 million for 1999 and $12.7 million for 1998. Amounts equal to retirement plan expense are funded annually.

   The Company also established a supplemental executive retirement plan in 1998 covering certain officers under which benefits are determined based primarily upon participants' compensation and length of service to the Company. The cost of the plan aggregated $300,000 for 2000 and $11.0 million for 1999. In January 1999, the Company funded $3.7 million of plan obligations to participants through the purchase of annuities. As discussed in Note 6, the plan was curtailed by the Board of Directors in December 1999.

NOTE 16--ACCRUED LIABILITIES

   A summary of other accrued liabilities at December 31 follows (in thousands):

                                                                 2000    1999
                                                                ------- -------
     Patient accounts.......................................... $24,490 $23,893
     Professional liability risks..............................  17,888  22,632
     Taxes other than income...................................  16,723  11,353
     Other.....................................................  24,701  26,089
                                                                ------- -------
                                                                $83,802 $83,967
                                                                ======= =======

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 17--TRANSACTIONS WITH VENTAS

   For the purpose of governing certain of the ongoing relationships between the Company and Ventas after the Spin-off and to provide mechanisms for an orderly transition, the Company and Ventas entered into various agreements. The most significant agreements are as follows:

 Master Lease Agreements

   Ventas retained substantially all of the real property, buildings and other improvements (primarily nursing centers and long-term acute care hospitals) in the Spin-off and leases them to the Company under four master lease agreements which set forth the material terms governing the lease of each of the leased properties. In August 1998, the Company and Ventas entered into a fifth lease agreement with respect to a nursing center in Corydon, Indiana (the "Corydon Lease"). The provisions of the Corydon Lease, except for the provisions relating to rental amounts and the termination date, are substantially similar to the terms of the other master lease agreements with Ventas. The four master lease agreements, as amended, and the Corydon Lease shall be referred to herein collectively as the "Master Lease Agreements" and each, a "Master Lease Agreement."

   Each Master Lease Agreement includes land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, permanently affixed equipment, and machinery and other fixtures relating to the operation of the leased properties. There are multiple bundles of leased properties under each Master Lease Agreement (other than the Corydon Lease) with each bundle containing approximately seven to twelve leased properties. All leased properties within a bundle have the same primary terms, ranging from 10 to 15 years (the "Base Term"). At the option of the Company, all, but not less than all, of the leased properties in a bundle may be extended for one five-year renewal term beyond the Base Term (the "First Renewal Term") at the then existing rental rate plus 2% per annum. At the option of the Company, all, but not less than all, of the leased properties in a bundle may be extended for two additional five-year renewal terms beyond the First Renewal Term (together with the First Renewal Term, the "Renewal Term") at the then fair market value rental rate. The Base Term and Renewal Term of each leased property are subject to termination upon default by either party and certain other conditions described in the Master Lease Agreements.

   The Master Lease Agreements are structured as triple-net leases or absolute-net leases. In addition to the aggregate annual rent plus 2% per annum escalator over the previous twelve-month period if certain lessee revenue parameters are obtained, the Company is required to pay all insurance, taxes, utilities and maintenance related to the leased properties. Rent expense related to Ventas in 2000, 1999 and in 1998 (eight months) aggregated $230 million, $225 million and $148 million, respectively. In connection with the Chapter 11 Cases, the Company and Ventas entered into the Stipulation which provides for the payment by the Company of a reduced aggregate monthly rent of approximately $15.1 million beginning in September 1999. The difference between the $19.3 million aggregate monthly rent under the Master Lease Agreements and the reduced monthly rent under the Stipulation is being accrued as an administrative expense subject to compromise in the Chapter 11 Cases. During the pendency of the Chapter 11 Cases, the Company is recording the entire contractual amount of the aggregate monthly rent.

   An "Event of Default" will be deemed to have occurred under any Master Lease Agreement if, among other things, the Company fails to pay rent or other amounts within five days after notice; the Company fails to comply with covenants continuing for 30 days or, so long as diligent efforts to cure such failure are being made, such longer period (not to exceed 180 days) as is necessary to cure such failure; certain bankruptcy or insolvency events occur, including filing a petition of bankruptcy or a petition for reorganization under the Bankruptcy Code; the Company ceases to operate any leased property as a provider of healthcare services for a

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 17--TRANSACTIONS WITH VENTAS (Continued)

 Master Lease Agreements (Continued)

period of 30 days; the Company loses any required healthcare license, permit or approval; the Company fails to maintain insurance; the Company creates or allows to remain certain liens; a reduction occurs in the number of licensed beds in excess of 10% of the number of licensed beds in the applicable facility on the date the applicable facility was leased; certification for reimbursement under Medicare with respect to a participating facility is revoked; there is any breach of any material representation or warranty of the Company; the Company becomes subject to regulatory sanctions and has failed to cure or satisfy such regulatory sanctions within its specified cure period in any material respect with respect to any facility; or there is any default under any guaranty of the lease or under certain indemnity agreements between the Company and Ventas.

   Except as noted below, upon an Event of Default under a particular Master Lease Agreement, Ventas may, at its option, exercise the following remedies:
(a) after not less than ten days' notice to the Company, terminate the Master Lease Agreement, repossess the leased property and relet the leased property to a third party and require the Company pay to Ventas, as liquidated damages, the net present value of the rent for the balance of the term, discounted at the prime rate; (b) without terminating the Master Lease Agreement, repossess the leased property and relet the leased property with the Company remaining liable under the Master Lease Agreement for all obligations to be performed by the Company thereunder, including the difference, if any, between the rent under the Master Lease Agreement and the rent payable as a result of the reletting of the leased property; and (c) seek any and all other rights and remedies available under law or in equity.

   Certain Events of Default are considered facility-specific events of default. A facility-specific event of default is caused by (a) the loss of any required healthcare license, permit or approval, (b) a reduction in the number of licensed beds in excess of 10% of the number of licensed beds in the applicable facility or a revocation of certification for reimbursement under Medicare with respect to any facility that participates in such programs, or
(c) the Company becoming subject to regulatory sanctions and failing to cure or satisfy such regulatory sanctions within its specified cure period. Upon the occurrence of a facility-specific event of default, Ventas may, if it so desires, terminate the related Master Lease Agreement with respect to only the applicable facility that is the subject of the facility-specific event of default and collect liquidated damages attributable to such facility multiplied by the number of years remaining on the applicable lease; provided, however, that upon the occurrence of the fifth facility-specific event of default, determined on a cumulative basis, Ventas would be permitted to exercise all of the rights and remedies set forth in the Master Lease Agreement with respect to all facilities covered under the Master Lease Agreement, without regard to the facility from which such fifth facility-specific event of default emanated.

   Any remedies provided under the Master Lease Agreements currently are subject to the supervision of the Bankruptcy Court. See Note 3.

 Development Agreement

   Under the terms of the Development Agreement, the Company, if it so desires, will complete the construction of certain development properties substantially in accordance with the existing plans and specifications for each such property. Upon completion of each such development property, Ventas has the option to purchase the development property from the Company at a purchase price equal to the amount of the Company's actual costs in acquiring, developing and improving such development property prior to the purchase date. If Ventas purchases the development property, the Company will lease the development property from Ventas. The annual base rent under such a lease will be ten percent of the actual costs incurred by the Company in acquiring and developing the development property. The other terms of the lease for the

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 17--TRANSACTIONS WITH VENTAS (Continued)

 Development Agreement (Continued)

development property will be substantially similar to those set forth in the Master Lease Agreements. Since the Spin-off, the Company has sold one skilled nursing center to Ventas under the Development Agreement for $6.2 million.

 Participation Agreement

   Under the terms and conditions of the Participation Agreement, the Company has a right of first offer to become the lessee of any real property acquired or developed by Ventas which is to be operated as a hospital, nursing center or other healthcare facility, provided that the Company and Ventas negotiate a mutually satisfactory lease arrangement.

   The Participation Agreement also provides, subject to certain terms, that the Company will provide Ventas with a right of first offer to purchase or finance any healthcare related real property that the Company determines to sell or mortgage to a third party, provided that the Company and Ventas negotiate mutually satisfactory terms for such purchase or mortgage.

 Transition Services Agreement

   The Transition Services Agreement provided that the Company provide Ventas with transitional administrative and support services, including but not limited to finance and accounting, human resources, risk management, legal, and information systems support through December 31, 1998. Ventas paid the Company $1.6 million in 1998 under the Transition Services Agreement.

 Tax Allocation Agreement

   The Tax Allocation Agreement provides that Ventas will be liable for taxes of the Ventas consolidated group attributable to periods prior to the Spin-off with respect to the portion of such taxes attributable to the property held by Ventas after the Spin-off and the Company will be liable for such pre-distribution taxes with respect to the portion of such taxes attributable to the property held by the Company after the Spin-off. The Tax Allocation Agreement further provides that Ventas will be liable for any taxes attributable to the Spin-off except that the Company will be liable for any such taxes to the extent that the Company derives certain future tax benefits as a result of the payment of such taxes. Ventas and its subsidiaries are liable for taxes payable with respect to periods after the Spin-off that are attributable to Ventas operations and the Company and its subsidiaries are liable for taxes payable with respect to periods after the Spin-off that are attributable to the Company's operations. If, in connection with a tax audit or filing of an amended return, a taxing authority adjusts the tax liability of either the Company or Ventas with respect to taxes for which the other party was liable under the Tax Allocation Agreement, such other party would be liable for the resulting tax assessment or would be entitled to the resulting tax refund. During 1998, $6.7 million was received from Ventas under the Tax Allocation Agreement. At December 31, 1998, the Company owed Ventas $5.9 million for a tax settlement under the Tax Allocation Agreement (which was repaid to Ventas in January 1999). This transaction had no impact on earnings.

   The Company and Ventas disagree with respect to certain interpretations of the Tax Allocation Agreement described above. On May 31, 2000, the Company announced that the Bankruptcy Court had approved a tax stipulation agreement between the Company and Ventas (the "Tax Stipulation"). The Tax Stipulation provides that certain refunds of federal, state and local taxes received by either party on or after September 13, 1999 will be held by the recipient of such refunds in segregated interest bearing accounts. The Tax Stipulation requires notification before either party can withdraw funds from the segregated accounts and will terminate upon the effective date of the Amended Plan.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 18--OTHER RELATED PARTY TRANSACTIONS

   In connection with the Spin-off, the Company loaned certain executive officers an amount equal to the estimated personal income taxes payable by them as a result of the Spin-off (the "Tax Loans"). Each Tax Loan is evidenced by a promissory note which has a term of ten years and bears interest at 5.77% per annum. Principal on the Tax Loans is scheduled to be repaid in ten equal annual installments which began on June 15, 1999. Interest is payable quarterly; however, any interest payment on the Tax Loans is forgiven if the officer remains in his or her position with the Company on the date on which such interest payment is due. Moreover, in the event of a change in control of the Company, the entire balance of the Tax Loan will be forgiven. The terms of the Tax Loans with certain former executive officers were amended in connection with their severance agreements to provide that the payment of the principal and interest on the Tax Loans be deferred until the fifth anniversary of their respective date of termination. All Tax Loans made to current executive officers have been repaid in full.

   As part of the Spin-off, the Company issued $17.7 million of its 6% Series A Non-Voting Convertible Preferred Stock (the "Preferred Stock") to Ventas as part of the consideration for the assets transferred from Ventas to the Company. The Preferred Stock (par value $1,000) includes a ten-year mandatory redemption provision and is convertible into common stock at a price of $12.50 per share. In connection with the purchases of the Preferred Stock, the Company loaned certain officers 90% of the purchase price ($15.9 million) of the Preferred Stock (the "Preferred Stock Loans"). Each Preferred Stock Loan is evidenced by a promissory note which has a ten year term and bears interest at 5.74%, payable annually. No principal payments are due under the promissory notes until their maturity. The promissory notes are secured by a first priority security interest in the Preferred Stock purchased by each such officer. As of December 31, 2000, $15.7 million of these loans remained outstanding. The terms of the Preferred Stock Loans with certain former officers were amended in connection with their severance agreements to provide, generally, that (a) the Preferred Stock Loan will not be due and payable until April 30, 2008, (b) payments on the Preferred Stock Loan will be deferred until the fifth anniversary of the date of termination, (c) interest payments will be forgiven if the average closing price of the common stock for the 90 days prior to any interest payment date is less than $8.00 and (d) during the five-day period following the expiration of the fifth anniversary of the date of termination, the former officer will have the right to put the Preferred Stock underlying the Preferred Stock Loan to the Company at par.

   In August 1999, the Company entered into agreements with certain officers which permit such officer to put the Preferred Stock to the Company for an amount equal to the outstanding principal and interest on the officer's Preferred Stock Loan (the "Preferred Stock Agreements"). The officer could put the Preferred Stock to the Company after January 1, 2000. During the Chapter 11 Cases, the Company cannot honor the terms of the Preferred Stock Agreements. The Preferred Stock Agreements were entered into with each officer employed by the Company in August 1999 who owned the Preferred Stock.

NOTE 19--FAIR VALUE DATA

   A summary of fair value data at December 31 follows (in thousands):

                                                  2000              1999
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                                             Value    Value    Value    Value
                                            -------- -------- -------- --------
   Cash and cash equivalents............... $184,642 $184,642 $148,350 $148,350
   Insurance subsidiary investments........   62,453   62,453   16,483   16,483
   Restricted funds (included in other
    current assets)........................   10,674   10,674    9,522    9,522
   Long-term debt, including amounts due
    within one
    year...................................  879,577  537,330  893,393  485,314
   Interest rate swap agreements (included
    in long-term
    debt)..................................        -        -        -      157

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 20--LITIGATION

   Summary descriptions of various significant legal and regulatory activities follow.

   On September 13, 1999, the Company and substantially all of its subsidiaries filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code. The Chapter 11 Cases have been styled In re: Vencor, Inc., et al., Debtors and Debtors in Possession, Case Nos. 99-3199 (MFW) through 99-3327
(MFW), Chapter 11, Jointly Administered. On December 14, 2000, the Company filed its Amended Plan with the Bankruptcy Court. On March 1, 2001, the Bankruptcy Court approved the Company's Amended Plan and an order was entered confirming the Amended Plan on March 16, 2001. See Note 3 for further discussion of the Chapter 11 Cases.

   On March 18, 1999, the Company served Ventas with a demand for mediation pursuant to the Spin-off Agreement. The Company was seeking a reduction in rent and other concessions under its Master Lease Agreements with Ventas. On March 31, 1999, the Company and Ventas entered into a standstill agreement which provided that both companies would postpone through April 12, 1999 any claims either may have against the other. On April 12, 1999, the Company and Ventas entered into a second standstill which provided that neither party would pursue any claims against the other or any other third party related to the Spin-off as long as the Company complied with certain rent payment terms. The second standstill was scheduled to terminate on May 5, 1999. Pursuant to a tolling agreement, the Company and Ventas also agreed that any statutes of limitations or other time-related constraints in a bankruptcy or other proceeding that might be asserted by one party against the other would be extended and tolled from April 12, 1999 until May 5, 1999 or until the termination of the second standstill. As a result of the Company's failure to pay rent, Ventas served the Company with notices of nonpayment under the Master Lease Agreements. Subsequently, the Company and Ventas entered into further amendments to the second standstill and the tolling agreement to extend the time during which no remedies may be pursued by either party and to extend the date by which the Company may cure its failure to pay rent.

   In connection with the Chapter 11 Cases, the Company and Ventas entered into the Stipulation that provides for the payment by the Company of a reduced aggregate monthly rent of approximately $15.1 million. The Stipulation has been approved by the Bankruptcy Court. The Stipulation also continues to toll any statutes of limitations or other time constraints in a bankruptcy proceeding for claims that might be asserted by the Company against Ventas. The Stipulation automatically renews for one-month periods unless either party provides a 14-day notice of termination. The Stipulation also may be terminated prior to its expiration upon a payment default by the Company, the consummation of a plan of reorganization or the occurrence of certain defaults under the DIP Financing. The Stipulation also provides that the Company will continue to fulfill its indemnification obligations arising from the Spin-off. The Stipulation will terminate upon the effective date of the Amended Plan.

   The Company believes that the Amended Plan, if consummated, will resolve all material disputes between the Company and Ventas. The Amended Plan also provides for comprehensive mutual releases between the Company and Ventas, other than for obligations that the Company is assuming under the Amended Plan.

   If the Amended Plan does not become effective and the Company and Ventas are unable to otherwise resolve their disputes or maintain an interim resolution, the Company may seek to pursue claims against Ventas arising out of the Spin-off and seek judicial relief barring Ventas from exercising any remedies based on the Company's failure to pay some or all of the rent to Ventas. The Company's failure to pay rent or otherwise comply with the Stipulation, in the absence of judicial relief, would result in an "Event of Default" under the Master Lease Agreements. Upon an Event of Default under the Master Lease Agreements, assuming Ventas were to be granted relief from the automatic stay by the Bankruptcy Court, the remedies available to Ventas include, without limitation, terminating the Master Lease Agreements, repossessing and reletting the leased

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 20--LITIGATION (Continued)

properties and requiring the Company to (a) remain liable for all obligations under the Master Lease Agreements, including the difference between the rent under the Master Lease Agreements and the rent payable as a result of reletting the leased properties or (b) pay the net present value of the rent due for the balance of the terms of the Master Lease Agreements. Such remedies, however, would be subject to the supervision of the Bankruptcy Court.

   The Company's subsidiary, formerly named TheraTx, Incorporated, is plaintiff in a declaratory judgment action entitled TheraTx, Incorporated v. James W. Duncan, Jr., et al., No. 1:95-CV-3193, filed in the United States District Court for the Northern District of Georgia and currently pending in the United States Court of Appeals for the Eleventh Circuit, No. 99-11451-FF. The defendants have asserted counterclaims against TheraTx under breach of contract, securities fraud, negligent misrepresentation and other fraud theories for allegedly not performing as promised under a merger agreement related to TheraTx's purchase of a company called PersonaCare, Inc. and for allegedly failing to inform the defendants/counterclaimants prior to the merger that TheraTx's possible acquisition of Southern Management Services, Inc. might cause the suspension of TheraTx's shelf registration under relevant rules of the Securities and Exchange Commission (the "Commission"). The court granted summary judgment for the defendants/counterclaimants and ruled that TheraTx breached the shelf registration provision in the merger agreement, but dismissed the defendants' remaining counterclaims. Additionally, the court ruled after trial that defendants/counterclaimants were entitled to damages and prejudgment interest in the amount of approximately $1.3 million and attorneys' fees and other litigation expenses of approximately $700,000. The Company and the defendants/counterclaimants both appealed the court's rulings. The Court of Appeals for the Eleventh Circuit affirmed the trial court's rulings with the exception of the damages award and certified the question of the proper calculation of damages under Delaware law to the Delaware Supreme Court. The Company is defending the action vigorously.

   The Company is pursuing various claims against private insurance companies who issued Medicare supplement insurance policies to individuals who became patients of the Company's hospitals. After the patients' Medicare benefits are exhausted, the insurance companies become liable to pay the insureds' bills pursuant to the terms of these policies. The Company has filed numerous collection actions against various of these insurers to collect the difference between what Medicare would have paid and the hospitals' usual and customary charges. These disputes arise from differences in interpretation of the policy provisions and federal and state laws governing such policies. Various courts have issued various rulings on the different issues, some of which have been adverse to the Company and most of which have been appealed. The Company intends to continue to pursue these claims vigorously. If the Company does not prevail on these issues, future results of operations and liquidity would be materially adversely affected.

   A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Company's predecessor against the Company and Ventas and certain current and former executive officers and directors of the Company and Ventas. The complaint alleges that the Company, Ventas and certain current and former executive officers of the Company and Ventas during a specified time frame violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), by, among other things, issuing to the investing public a series of false and misleading statements concerning Ventas' then current operations and the inherent value of its common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning Ventas' revenues and successful acquisitions, the price of the common stock was artificially inflated. In particular, the complaint alleges that the defendants issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 20--LITIGATION (Continued)

in Medicare reimbursement policies would have on Ventas' core services and profitability. The complaint further alleges that the defendants issued a series of materially false statements concerning the purportedly successful integration of Ventas' acquisitions and prospective earnings per share for 1997 and 1998 which the defendants knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. In December 1998, the defendants filed a motion to dismiss the case. The court converted the defendants' motion to dismiss into a motion for summary judgment and granted summary judgment as to all defendants. The plaintiff appealed the ruling to the United States Court of Appeals for the Sixth Circuit. On April 24, 2000, the Sixth Circuit affirmed the district court's dismissal of the action on the grounds that the plaintiff failed to state a claim upon which relief could be granted. On July 14, 2000, the Sixth Circuit granted the plaintiff's petition for a rehearing en banc. The Company is defending this action vigorously.

   A shareholder derivative suit entitled Thomas G. White on behalf of Vencor, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98CI03669, was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit was brought on behalf of the Company and Ventas against certain current and former executive officers and directors of the Company and Ventas. The complaint alleges that the defendants damaged the Company and Ventas by engaging in violations of the securities laws, engaging in insider trading, fraud and securities fraud and damaging the reputation of the Company and Ventas. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The complaint is based on substantially similar assertions to those made in the class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., discussed above. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the Company and Ventas have an effective remedy. The Company believes that the allegations in the complaint are without merit and intends to defend this action vigorously.

   A class action lawsuit entitled Jules Brody v. Transitional Hospitals Corporation, et al., Case No. CV-S-97-00747-PMP, was filed on June 19, 1997 in the United States District Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of the Transitional common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b), 14(e) and 20(a) of the Exchange Act, and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain former senior executives and directors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. In June 1998, the court granted the Company's motion to dismiss with leave to amend the Section 10(b) claim and the state law claims for misrepresentation. The court denied the Company's motion to dismiss the Section 14(e) and Section 20(a) claims, after which the Company filed a motion for reconsideration. On March 23, 1999, the court granted the Company's motion to dismiss all remaining claims and the case was dismissed. The plaintiff has appealed this ruling to the United States Court of Appeals for the Ninth Circuit. The Company is defending this action vigorously.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 20--LITIGATION (Continued)

   On April 14, 1999, a lawsuit entitled Lenox Healthcare, Inc., et al. v. Vencor, Inc., et al., Case No. BC 208750, was filed in the Superior Court of Los Angeles, California by Lenox Healthcare, Inc. ("Lenox") asserting various causes of action arising out of the Company's sale and lease of several nursing centers to Lenox in 1997. Lenox subsequently removed certain of its causes of action and refiled these claims before the United States District Court for the Western District of Kentucky in a case entitled Lenox Healthcare, Inc. v. Vencor, Inc., et al., Case No. 3:99 CV-348-H. The Company asserted counterclaims, including RICO claims, against Lenox in the Kentucky action. The Company believes that the allegations made by Lenox in both complaints are without merit. Lenox and its subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code on November 3, 1999. By virtue of both the Company's and Lenox's separate filings for Chapter 11 protection, the two Lenox actions and the Company's counterclaims were stayed. Subsequently, the parties entered into a settlement, which was approved by their respective bankruptcy courts, that requires the dismissal of the two above actions. Joint motions to dismiss have been filed by the parties in each court.

   The Company was informed by the DOJ that the Company and Ventas are the subjects of investigations into various Medicare reimbursement issues, including hospital cost reporting issues, Vencare billing practices and various quality of care issues in the hospitals and nursing centers formerly operated by Ventas and currently operated by the Company. These investigations include some matters for which the Company indemnified Ventas in the Spin-off. In cases where neither the Company nor any of its subsidiaries are defendants but Ventas is the defendant, the Company had agreed to defend and indemnify Ventas for such claims as part of the Spin-off. The Stipulation entered into with Ventas provides that the Company will continue to fulfill its indemnification obligations arising from the Spin-off. The Company has cooperated fully in the investigations.

   The DOJ has informed the Company that it has intervened in several pending qui tam actions asserted against the Company and/or Ventas in connection with these investigations. In addition, the DOJ has filed proofs of claims with respect to certain alleged claims in the Chapter 11 Cases. The Company, Ventas and the DOJ have finalized the terms of the Government Settlement which will resolve all of the DOJ investigations including the pending qui tam actions. The Government Settlement provides that within 30 days after the Amended Plan becomes effective, the Government will move to dismiss with prejudice to the United States and the relators (except for certain claims which will be dismissed without prejudice to the United States in certain of these cases) the pending qui tam actions as against any or all of the Company and its subsidiaries, Ventas and any current or former officers, directors and employees of either entity. There can be no assurance that each court before which a qui tam action is pending will dismiss the case on the DOJ's motion.

   The following is a summary of the qui tam actions pending against the Company and/or Ventas in which the DOJ has intervened. In connection with the DOJ's intervention, the courts ordered these previously non-public actions to be unsealed. Certain of the actions described below name other defendants in addition to the Company and Ventas.


     (a) The Company, Ventas and the Company's subsidiary, American X-Rays, Inc. ("AXR"), are defendants in a civil qui tam action styled United States ex rel. Doe v. American X-Rays Inc., et al., No. LR-C-95-332, pending in the United States District Court for the Eastern District of Arkansas and served on AXR on July 7, 1997. The DOJ intervened in the suit which was brought under the Federal Civil False Claims Act and added the Company and Ventas as defendants. The Company acquired an interest in AXR when The Hillhaven Corporation was merged into the Company in September 1995 and purchased the remaining interest in AXR in February 1996. AXR provided portable X-ray services to nursing centers (including some of those operated by Ventas or the Company) and other healthcare

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 20--LITIGATION (Continued)

  providers. The civil suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. The suit seeks damages in an amount of not less than $1,000,000, treble damages and civil penalties. The Company has defended this action vigorously. The court has dismissed the action based upon the possible pending settlement between the DOJ, the Company and Ventas. In a related criminal investigation, the United States Attorney's Office for the Eastern District of Arkansas ("USAO") indicted four former employees of AXR; those individuals were convicted of various fraud related counts in January 1999. AXR had been informed previously that it was not a target of the criminal investigation, and AXR was not indicted. However, the Company received several grand jury subpoenas for documents and witnesses which it moved to quash. The USAO has withdrawn the subpoenas which rendered the motion moot.

     (b) The Company's subsidiary, Medisave Pharmacies, Inc. ("Medisave"), Ventas and Hillhaven (former parent company to Medisave), are the defendants in a civil qui tam action styled United States ex rel. Danley v. Medisave Pharmacies, Inc., et al., No. CV-N-96-00170-HDM, filed in the United States District Court for the District of Nevada on March 15, 1996. The plaintiff alleges that Medisave, an institutional pharmacy provider, formerly owned by Ventas and owned by the Company since the Spin-off: (1) charged the Medicare program for unit dose drugs when bulk drugs were administered and charged skilled nursing facilities more for the same drugs for Medicare patients than for non-Medicare patients; (2) improperly claimed special dispensing fees that it was not entitled to under Medicaid; and (3) recouped unused drugs from skilled nursing facilities and returned these drugs to its stock without crediting Medicare or Medicaid, all in violation of the Federal Civil False Claims Act. The complaint also alleges that Medisave had a policy of offering kickbacks, such as free equipment, to skilled nursing centers to secure and maintain their business. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The defendants intend to defend this action vigorously.

     (c) Ventas and the Company's subsidiary, Vencare, Inc. ("Vencare"), among others, are defendants in the action styled United States ex rel. Roberts v. Vencor, Inc., et al., No. 3:97CV-349-J, filed in the United States District Court for the Western District of Kansas on June 25, 1996 and consolidated with the action styled United States of America ex rel. Meharg, et al. v. Vencor, Inc., et al., No. 3:98SC-737-H, filed in the United States District Court for the Middle District of Florida on June 4, 1998. The complaint alleges that the defendants knowingly submitted and conspired to submit false claims and statements to the Medicare program in connection with their purported provision of respiratory therapy services to skilled nursing center residents. The defendants allegedly billed Medicare for respiratory therapy services and supplies when those services were not medically necessary, billed for services not provided, exaggerated the time required to provide services or exaggerated the productivity of their therapists. It is further alleged that the defendants presented false claims and statements to the Medicare program in violation of the Federal Civil False Claims Act, by, among other things, allegedly causing skilled nursing centers with which they had respiratory therapy contracts, to present false claims to Medicare for respiratory therapy services and supplies. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The defendants intend to defend this action vigorously.

     (d) In United States ex rel. Kneepkens v. Gambro Healthcare, Inc., et al., No. 97-10400-GAO, filed in the United States District Court for the District of Massachusetts on October 15, 1998, the Company's subsidiary, Transitional, and two unrelated entities, Gambro Healthcare, Inc. and Dialysis Holdings, Inc., are defendants in this suit alleging that they violated the Federal Civil False Claims Act and the Medicare and Medicaid antikickback, antifraud and abuse regulations and committed common law fraud, unjust enrichment and payment by mistake of fact. Specifically, the complaint alleges that a predecessor to

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 20--LITIGATION (Continued)

  Transitional formed a joint venture with Damon Clinical Laboratories to create and operate a clinical testing laboratory in Georgia that was then used to provide lab testing for dialysis patients, and that the joint venture billed at below cost in return for referral of substantially all non-routine testing in violation of Medicare and Medicaid antikickback and antifraud regulations. It is further alleged that a predecessor to Transitional and Damon Clinical Laboratories used multiple panel testing of end stage renal disease rather than single panel testing that allegedly resulted in the generation of additional revenues from Medicare and that the entities allegedly added non-routine tests to tests otherwise ordered by physicians that were not requested or medically necessary but resulted in additional revenue from Medicare in violation of the antikickback and antifraud regulations. Transitional has moved to dismiss the case. Transitional disputes the allegations in the complaint and is defending the action vigorously.

     (e) The Company and/or Ventas are defendants in the action styled United States ex rel. Huff and Dolan v. Vencor, Inc., et al., No. 97-4358 AHM
  (Mcx), filed in the United States District Court for the Central District of California on June 13, 1997. The plaintiff alleges that the defendant violated the Federal Civil False Claims Act by submitting false claims to the Medicare, Medicaid and CHAMPUS programs by allegedly: (1) falsifying patient bills and submitting the bills to the Medicare, Medicaid and CHAMPUS programs, (2) submitting bills for intensive and critical care not actually administered to patients, (3) falsifying patient charts in relation to the billing, (4) charging for physical therapy services allegedly not provided and pharmacy services allegedly provided by non-pharmacists, and (5) billing for sales calls made by nurses to prospective patients. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. Defendants dispute the allegations in the complaint. The Company, on behalf of itself and Ventas, intends to defend this action vigorously.

     (f) Ventas is the defendant in the action styled United States ex rel. Brzycki v. Vencor, Inc., Civ. No. 97-451-JD, filed in the United States District Court for the District of New Hampshire on September 8, 1997. Ventas is alleged to have knowingly violated the Federal Civil False Claims Act by submitting and conspiring to submit false claims to the Medicare program. The complaint alleges that Ventas: (1) fabricated diagnosis codes by ordering medically unnecessary services, such as respiratory therapy;
  (2) changed referring physicians' diagnoses in order to qualify for Medicare reimbursement; and (3) billed Medicare for oxygen use by patients regardless of whether the oxygen was actually administered to particular patients. The complaint further alleges that Ventas paid illegal kickbacks to referring healthcare professionals in the form of medical consulting service agreements as an alleged inducement to refer patients, in violation of the Federal Civil False Claims Act, the antikickback and antifraud regulations and the Stark provisions. It is additionally alleged that Ventas consistently submitted Medicare claims for clinical services that were not performed or were performed at lower actual costs. The complaint seeks unspecified damages, civil penalties, attorneys' fees and costs. Ventas disputes the allegations in the complaint. The Company, on behalf of Ventas, intends to defend the action vigorously.

     (g) United States ex rel. Lanford and Cavanaugh v. Vencor, Inc., et al., Civ. No. 97-CV-2845, was filed against Ventas in the United States District Court for the Middle District of Florida, on November 24, 1997. The United States of America intervened in this civil qui tam lawsuit on May 17, 1999. On July 23, 1999, the United States filed its amended complaint in the lawsuit and added the Company as a defendant. The lawsuit alleges that the Company and Ventas knowingly submitted false claims and false statements to the Medicare and Medicaid programs including, but not limited to, claims for reimbursement of costs for certain ancillary services performed in defendants' nursing centers and for third-party nursing center operators that the United States alleges are not properly reimbursable costs through the hospitals' cost reports. The lawsuit involves the Company's hospitals which were owned by Ventas prior to the Spin-off. The complaint does not specify the amount of damages sought. The Company and Ventas dispute the allegations in the amended complaint and intend to defend this action vigorously.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


NOTE 20--LITIGATION (Continued)

     (h) In United States ex rel. Harris and Young v. Vencor, Inc., et al., filed in the Eastern District of Missouri on May 25, 1999, the defendants include the Company, Vencare, and Ventas. The defendants allegedly submitted and conspired to submit false claims for payment to the Medicare and CHAMPUS programs, in violation of the Federal Civil False Claims Act. According to the complaint, the Company, through its subsidiary, Vencare, allegedly (1) over billed for respiratory therapy services, (2) rendered medically unnecessary treatment, and (3) falsified supply, clinical and equipment records. The defendants also allegedly encouraged or instructed therapists to falsify clinical records and over prescribe therapy services. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaint and intends to defend this action vigorously. The action has been dismissed with prejudice as to the relator and without prejudice as to the United States.

     (i) In United States ex rel. George Mitchell, et al. v. Vencor, Inc., et al., filed in the United States District Court for the Southern District of Ohio on August 13, 1999, the defendants, consisting of the Company and its two subsidiaries, Vencare and Vencor Hospice, Inc., are alleged to have violated the Federal Civil False Claims Act by obtaining improper reimbursement from Medicare concerning the treatment of hospice patients. Defendants are alleged to have obtained inflated Medicare reimbursement for admitting, treating and/or failing to discharge in a timely manner hospice patients who were not "hospice appropriate." The complaint further alleges that the defendants obtained inflated reimbursement for providing medications for these hospice patients. The complaint alleges damages in excess of $1,000,000. The Company disputes the allegations in the complaint and intends to defend vigorously the action.

     (j) In Gary Graham, on Behalf of the United States of America v. Vencor Operating, Inc. et. al., filed in the United States District Court for the Southern District of Florida on or about June 8, 1999, the defendants, including the Company, its subsidiary, Vencor Operating, Inc., Ventas, Hillhaven and Medisave, are alleged to have presented or caused to be presented false or fraudulent claims for payment to the Medicare program in violation of, among other things, the Federal Civil False Claims Act. The complaint alleges that Medisave, a subsidiary of the Company which was transferred from Ventas to the Company in the Spin-off, systematically up-charged for drugs and supplies dispensed to Medicare patients. The complaint seeks unspecified damages, civil penalties, interest, attorneys' fees and other costs. The Company disputes the allegations in the complaint and intends to defend this action vigorously.

     (k) In United States, et al., ex rel. Phillips-Minks, et al. v. Transitional Corp., et al., filed in the United States District Court for Southern District of California on July 23, 1998, the defendants, including Transitional and Ventas, are alleged to have submitted and conspired to submit false claims and statements to Medicare, Medicaid, and other federal and state funded programs during a period commencing in 1993. The conduct complained of allegedly violates the Federal Civil False Claims Act, the California False Claims Act, the Florida False Claims Act, the Tennessee Health Care False Claims Act, and the Illinois Whistleblower Reward and Protection Act. The defendants allegedly submitted improper and erroneous claims to Medicare, Medicaid and other programs, for improper or unnecessary services and services not performed, inadequate collections efforts associated with billing and collecting bad debts, inflated and nonexistent laboratory charges, false and inadequate documentation of claims, splitting charges, shifting revenues and expenses, transferring patients to hospitals that are reimbursed by Medicare at a higher level, failing to return duplicate reimbursement payments, and improperly allocating hospital insurance expenses. In addition, the complaint alleges that the defendants were inconsistent in their reporting of cost report data, paid kickbacks to increase patient referrals to hospitals, and incorrectly reported employee

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 20--LITIGATION (Continued)

   compensation resulting in inflated employee 401(k) contributions. The complaint seeks unspecified damages. The Company disputes the allegations in the complaint and intends to defend this action vigorously.

   In connection with the Spin-off, liabilities arising from various legal proceedings and other actions were assumed by the Company and the Company agreed to indemnify Ventas against any losses, including any costs or expenses, it may incur arising out of or in connection with such legal proceedings and other actions. The indemnification provided by the Company also covers losses, including costs and expenses, which may arise from any future claims asserted against Ventas based on the former healthcare operations of Ventas. In connection with its indemnification obligation, the Company has assumed the defense of various legal proceedings and other actions. The Stipulation entered into with Ventas provides that the Company will continue to fulfill its indemnification obligations arising from the Spin-off.

   The Company is a party to certain legal actions and regulatory investigations arising in the normal course of its business. The Company is unable to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the DOJ, HCFA or other regulatory agencies will not initiate additional investigations related to the Company's businesses in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on the Company's results of operations, liquidity or financial position. In addition, the above litigation and investigations (as well as future litigation and investigations) are expected to consume the time and attention of the Company's management and may have a disruptive effect upon the Company's operations.

NOTE 21--COURT APPROVAL OF PLAN OF REORGANIZATION

   On March 1, 2001, the Bankruptcy Court approved the Amended Plan. The order confirming the Amended Plan was entered on March 16, 2001. The Amended Plan must be effective no later than May 1, 2001.

   In connection with the confirmation hearing, the Company entered into a commitment letter for the Exit Facility. The Exit Facility will be available to fund the Company's obligations under the Amended Plan and its ongoing operations following emergence from bankruptcy.

   The consummation of the Amended Plan is subject to a number of material conditions including, without limitation, the negotiation and execution of definitive agreements for the Exit Facility. There can be no assurance that the Amended Plan will be consummated.

 Amended Plan of Reorganization

   The Amended Plan represents a consensual arrangement among Ventas, the Company's senior bank lenders (the "Senior Lenders"), holders of the 1998 Notes, the DOJ, acting on behalf of the Department of Health and Human Services' Office of the Inspector General (the "OIG") and HCFA (collectively, the "Government") and the advisors to the official committee of unsecured creditors.

   The Company distributed its disclosure materials soliciting approval of the Amended Plan on December 29, 2000. Voting on the Amended Plan concluded on February 15, 2001 (other than for Ventas, which voted prior to the confirmation hearing) and the Company received the requisite acceptances from various creditor classes to confirm the Amended Plan.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 21--COURT APPROVAL OF PLAN OF REORGANIZATION (Continued)

 Amended Plan of Reorganization (Continued)

   The following is a summary of certain material provisions of the Amended Plan. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Amended Plan, including all exhibits and documents described therein, as filed with the Bankruptcy Court and as may otherwise be amended, modified or supplemented.

   The Amended Plan provides for, among other things, the following distributions:

   Senior Lender Claims--The Senior Lenders will receive, in the aggregate, new senior subordinated secured notes in the principal amount of $300 million, bearing interest at the rate of LIBOR plus 4 1/2%, with a maturity of seven years (the "New Senior Secured Notes"). The interest on the New Senior Secured Notes will begin to accrue approximately two quarters following the effective date of the Amended Plan and, in lieu of interest payments, the Company will pay a $25.9 million obligation under the Government Settlement within the first two full fiscal quarters following the effective date of the Amended Plan as described below. In addition, holders of the Senior Lender claims will receive an aggregate distribution of 65.51% of the new common stock (the "New Common Stock") of the reorganized Company (subject to dilution from stock issuances occurring after the effective date of the Amended Plan).

   Senior Subordinated Noteholder Claims--The holders of the 1998 Notes and the remaining $2.4 million of the Company's 8 5/8% Senior Subordinated Notes due 2007 (collectively, the "Subordinated Noteholder Claims") will receive, in the aggregate, 24.50% of the New Common Stock (subject to dilution from stock issuances occurring after the effective date of the Amended Plan). In addition, the holders of the Subordinated Noteholder Claims will receive, in the aggregate, warrants issued by the Company for the purchase of an aggregate of 7,000,000 shares of New Common Stock, with a five-year term, which will consist of warrants to purchase 2,000,000 shares at a price per share of $30.00, and warrants to purchase 5,000,000 shares at a price per share of $33.33.

   Ventas Claim--Ventas will receive the following treatment under the Amended
Plan:

   The four master leases and the Corydon Lease with Ventas will be assumed and simultaneously amended and restated as of the effective date of the Amended Plan (the "Amended Leases"). The principal economic terms of the Amended Leases are as follows:

     (1) A decrease of $52 million in the aggregate minimum rent from the annual rent as of May 1, 1999 to a new initial aggregate minimum rent of $174.6 million as of the first month after the effective date of the Amended Plan.

     (2) Annual aggregate minimum rent payable in cash will escalate at an annual rate of 3.5% over the prior period annual aggregate minimum rent for the period from May 1, 2001 through April 30, 2004. Thereafter, annual aggregate minimum rent payable in cash will escalate at an annual rate of 2%, plus an additional annual accrued escalator amount of 1.5% of the prior period annual aggregate minimum rent which will accrete from year to year (with an interest accrual at LIBOR plus 4 1/2%). All accrued rent will be payable upon the repayment or refinancing of the New Senior Secured Notes, after which the annual aggregate minimum rent payable in cash will escalate at an annual rate of 3.5% and there will be no further accrual feature.

     (3) A one-time option, that can be exercised by Ventas 5 1/4 years after the effective date of the Amended Plan, to reset the annual aggregate minimum rent under one or more of the Amended Leases to the then current fair market rental in exchange for a payment of $5 million (or a pro rata portion thereof if fewer than all of the Amended Leases are reset) to the Company.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 21--COURT APPROVAL OF PLAN OF REORGANIZATION (Continued)

 Amended Plan of Reorganization (Continued)

     (4) Under the Amended Leases, the "Event of Default" provisions also will be substantially modified and will provide Ventas with more flexibility in exercising remedies for events of default.

   In addition to the Amended Leases, Ventas will receive a distribution of 9.99% of the New Common Stock (subject to dilution from stock issuances occurring after the effective date of the Amended Plan).

   Ventas also will enter into a tax escrow agreement with the Company as of the effective date that will provide for the escrow of approximately $30 million of federal, state and local refunds until the expiration of the applicable statutes of limitation for the auditing of the refund applications. The escrowed funds will be available for the payment of certain tax deficiencies during the escrow period except that all interest paid by the government in connection with any refund or earned on the escrowed funds will be distributed equally to the parties. At the end of the escrow period, the Company and Ventas will each be entitled to 50% of any proceeds remaining in the escrow account.

   All agreements and indemnification obligations between the Company and Ventas, except those modified by the Amended Plan, will be assumed by the Company as of the effective date of the Amended Plan.

   United States Claims--The claims of the Government (other than claims of the Internal Revenue Service and criminal claims, if any) will be settled through a government settlement with the Company and Ventas which will be effectuated through the Amended Plan.

   Under the Government Settlement, the Company will pay the Government a total of $25.9 million, which will be paid as follows:

     (1) $10 million on the effective date of the Amended Plan, and

     (2) an aggregate of $15.9 million during the first two full fiscal quarters following the effective date, plus accrued interest at the rate of 6% per annum beginning as of the effective date of the Amended Plan.

   Under the Government Settlement, Ventas will pay the Government a total of $103.6 million, which will be paid as follows:

     (1) $34 million on the effective date of the Amended Plan, and

     (2) the remainder paid over five years, bearing interest at the rate of 6% per annum beginning as of the effective date of the Amended Plan.

   In addition, the Company will repay the remaining balance of the obligations under the HCFA Agreement (approximately $63.4 million as of December 31, 2000) pursuant to the terms previously agreed to by the Company. As previously announced, the Company has entered into a Corporate Integrity Agreement with the OIG as part of the overall Government Settlement. The Government Settlement also provides for the dismissal of certain pending claims and lawsuits filed against the Company. See Note 20.

   General Unsecured Creditors Claims--The general unsecured creditors of the Company will be paid the full amount of their allowed claims existing as of the date of the Company's filing for protection under the Bankruptcy Code. These amounts will be paid in equal quarterly installments over three years beginning at the end of the first full fiscal quarter following the effective date. The Company will pay interest on these claims at the rate of 6% per annum from the effective date of the Amended Plan, subject to certain exceptions. A convenience class of unsecured creditors, consisting of creditors holding allowed claims in an amount less than or equal to $3,000, will be paid in full within 30 days of the effective date of the Amended Plan.

                            KINDRED HEALTHCARE, INC.
                (Formerly Vencor, Inc., a Debtor-in-Possession)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 21--COURT APPROVAL OF PLAN OF REORGANIZATION (Continued)

 Amended Plan of Reorganization (Continued)

   Preferred Stockholder and Common Stockholder Claims--The holders of preferred stock and common stock of the Company will not receive any distributions under the Amended Plan. The preferred stock and common stock will be canceled on the effective date of the Amended Plan.

NOTE 22--EMERGENCE FROM PROCEEDINGS UNDER CHAPTER 11

   On April 20, 2001, the Company and its subsidiaries emerged from proceedings under the Bankruptcy Code pursuant to the terms of the Amended Plan described in Note 21.

   On the date of emergence, the Company entered into a five-year $120 million senior revolving credit facility (including a $40 million letter of credit subfacility) with a lending group led by Morgan Guaranty Trust Company of New York (the "Credit Facility"). The Credit Facility constitutes a working capital facility for general corporate purposes including payments related to the Company's obligations under the Amended Plan. Direct borrowings under the Credit Facility will bear interest, at the option of the Company, at (a) prime (or, if higher, the federal funds rate plus 1/2%) plus 3% or (b) one, two, three or six month LIBOR plus 4%. The Credit Facility is collateralized by substantially all of the assets of the Company and its subsidiaries, including certain owned real property.

                           [Back cover of prospectus]
                          [Company logo appears here]

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses payable by the registrant in connection with the sale of the aggregate amount of common stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

      SEC registration fee.......................................... $   54,030
      NASD filing fee...............................................     22,112
      Printing and engraving expenses...............................    572,200
      Legal fees and expenses.......................................    235,000
      Accounting fees and expenses..................................    164,000
      Blue Sky fees and expenses....................................     10,000
      NASDAQ original listing fee...................................     95,000
      Transfer agent fees and expenses..............................      5,000
      Miscellaneous.................................................      2,658
                                                                     ----------
        Total....................................................... $1,160,000
                                                                     ==========

   The selling stockholders will not bear any of the expenses described above, but will bear their own legal fees and expenses to the extent that they retain more than one counsel and/or such fees and expenses exceed $50,000.

Item 15. Indemnification of Directors and Officers.

   Section 6.4 of the Amended and Restated By-laws of the registrant requires it to indemnify, to the full extent permitted from time to time under the General Corporation Law of the State of Delaware, each person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant.

   Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an officer, director or agent of the corporation, or is or was serving at the request of the corporation as a director, officer or agent of another corporation, partnership or other enterprise, against expenses (including attorney's fees), judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is entitled to indemnification only for expenses (including attorney's fees) reasonably and actually incurred, and is not entitled to indemnification in respect of any claim, issue or matter as to which he or she is found liable to the corporation, unless the court determines otherwise.

   However, the indemnification provisions of Section 6.4 are limited to:

  . officers, directors, agents and employees who as of or after September 13, 1999, were or are employed by, or serving as directors of, the registrant, and

  . agents and employees who were no longer employed by the registrant as of September 13, 1999, other than such agents and employees who were officers and directors of the registrant prior to September 13, 1999.

Item 16. Exhibits.


 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.*

  2.1    Fourth Amended Joint Plan of Reorganization of Vencor, Inc. And
         Affiliated Debtors Under Chapter 11 of the Bankruptcy Code. Exhibit
         2.1 to the Current Report on Form 8-K of Kindred filed March 19, 2001
         (Comm. File No. 001-14057) is incorporated by reference herein.

  2.2    Findings of Fact, Conclusions of Law and Order Under 11 U.S.C. (S)
         1129 and Rule 3020 of the Federal Rules of Bankruptcy Procedure
         Confirming the Fourth Amended Joint Plan of Reorganization of Vencor,
         Inc., et al., as signed by the United States Bankruptcy Court for the District of Delaware on March 16, 2001 and entered on the docket of the United States Bankruptcy Court for the District of Delaware on
         March 19, 2001. Exhibit 2.2 to the Current Report on Form 8-K of
         Kindred filed March 19, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.1    Amended and Restated Certificate of Incorporation of Kindred.*

  4.2    Amended and Restated By-Laws of Kindred. Exhibit 3.2 to Kindred's Form
         8-A filed April 20, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.3    Warrant Agreement, dated as of April 20, 2001, between Kindred and
         Wells Fargo Bank Minnesota, National Association, as Warrant Agent
         (including forms of Series A Warrant Certificate and Series B Warrant
         Certificate). Exhibit 4.1 to Kindred's Form 8-A filed April 20, 2001
         (Comm. File No. 001-14057) is incorporated by reference herein.

  4.4    Registration Rights Agreement, dated as of April 20, 2001, among
         Kindred and the Initial Holders (as defined therein). Exhibit 10.1 to
         Kindred's Form 8-A filed April 20, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.5    Amendment No. 1 to Registration Rights Agreement dated as of August
         18, 2001 among Kindred and the Initial Holders.*

  4.6    Amendment No. 2 to Registration Rights Agreement dated as of October
         22, 2001 among Kindred and the Initial Holders.*

  4.7    Amended and Restated Master Lease Agreement No. 1 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.4 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.8    Amended and Restated Master Lease Agreement No. 2 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.5 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.9    Amended and Restated Master Lease Agreement No. 3 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.6 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.10   Amended and Restated Master Lease Agreement No. 4 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.7 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.11   Vencor 2000 Stock Option Plan. Exhibit 4.1 to Kindred's Registration
         Statement on Form S-8 (Reg. No. 333-59598) is incorporated by reference herein.

  4.12   Vencor Restricted Share Plan. Exhibit 4.2 to Kindred's Registration
         Statement on Form S-8 (Reg. No. 333-59598) is incorporated by reference herein.

  4.13   Kindred Healthcare, Inc. 2001 Stock Option Plan. Exhibit 4.1 to
         Kindred's Registration Statement on Form S-8 (Reg. No. 333-62022) is incorporated by reference herein.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   4.14  Kindred Healthcare, Inc. 2001 Stock Option Plan for Non-Employee
         Directors. Exhibit 4.2 to Kindred's Registration Statement on Form S-8
         (Reg. No. 333-62022) is incorporated by reference herein.

   4.15 Amendment No. One to Kindred Healthcare, Inc. 2001 Stock Option Plan for Non-Employee Directors. Exhibit 4.7 to the Quarterly Report on
         Form 10-Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

   5.1   Opinion of Cleary, Gottlieb, Steen & Hamilton.*

  10.1 Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Vencor, Inc.
         Exhibit 10.7 to the Quarterly Report on Form 10-Q of Kindred filed
         November 14, 2000 (Comm. File No. 001-14057) is incorporated by reference herein.

  10.2   $120,000,000 Credit Agreement dated as of April 20, 2001, among
         Kindred Healthcare Operating, Inc., Kindred, the Lenders party thereto, the Swingline Bank party thereto, the LC Issuing Banks party thereto, Morgan Guaranty Trust Company of New York, as Administrative
         Agent and Collateral Agent and General Electric Capital Corporation, as Documentation Agent and Collateral Monitoring Agent. Exhibit 10.1
         to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001
         (Comm. File No. 001-14057) is incorporated by reference herein.

  10.3   Credit Agreement Providing for the Issuance of $300,000,000 Senior
         Secured Notes due 2008 dated as of April 20, 2001 among Kindred
         Healthcare Operating, Inc., Kindred, the Lenders party thereto and
         Morgan Guaranty Trust Company of New York, as Collateral Agent and
         Administrative Agent. Exhibit 10.2 to the Quarterly Report on Form 10-
         Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  23.1   Consent of PricewaterhouseCoopers LLP.

  23.2   Consent of Ernst & Young LLP.

  23.3   Consent of Cleary, Gottlieb, Steen & Hamilton (contained in Exhibit
         5.1).

  24.1   Power of attorney.*

---------------------
* Previously filed.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes that:

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (3) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

  Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on November 7, 2001.

                                          Kindred Healthcare, Inc.

                                            /s/ Richard A. Lechleiter
                                          By: _________________________________
                                                 Richard A. Lechleiter
                                                 Vice President, Finance,
                                                 Corporate Controller and
                                                 Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, on November 7, 2001.


              Signature                                       Title
              ---------                                       -----

                  *                                 Director
______________________________________
             James Bolin

                  *                                 Director
______________________________________
          Michael J. Embler

                  *                                 Director
______________________________________
          Garry N. Garrison

                  *                                 Director
______________________________________
            Isaac Kaufman

                  *                                 Director
______________________________________
            John H. Klein

                  *                                 Chairman of the Board,
______________________________________               Chief Executive Officer
           Edward L. Kuntz                           and President (Principal
                                                     Executive Officer)

                  *                                 Vice President, Finance,
______________________________________               Corporate Controller and
        Richard A. Lechleiter                        Treasurer (Principal
                                                     Accounting Officer)

              Signature                                       Title
              ---------                                       -----

                  *                                 Senior Vice President and
______________________________________               Chief Financial Officer
        Richard A. Schweinhart                       (Principal Financial
                                                     Officer)

                  *                                 Director
______________________________________
           David A. Tepper

       /s/ Richard A. Lechleiter
*By: __________________________
     Richard A. Lechleiter
       Attorney-in-Fact

                                 Exhibit Index


 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.*

  2.1    Fourth Amended Joint Plan of Reorganization of Vencor, Inc. And
         Affiliated Debtors Under Chapter 11 of the Bankruptcy Code. Exhibit
         2.1 to the Current Report on Form 8-K of Kindred filed March 19, 2001
         (Comm. File No. 001-14057) is incorporated by reference herein.

  2.2    Findings of Fact, Conclusions of Law and Order Under 11 U.S.C. (S)
         1129 and Rule 3020 of the Federal Rules of Bankruptcy Procedure
         Confirming the Fourth Amended Joint Plan of Reorganization of Vencor,
         Inc., et al., as signed by the United States Bankruptcy Court for the District of Delaware on March 16, 2001 and entered on the docket of the United States Bankruptcy Court for the District of Delaware on
         March 19, 2001. Exhibit 2.2 to the Current Report on Form 8-K of
         Kindred filed March 19, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.1    Amended and Restated Certificate of Incorporation of Kindred.*

  4.2    Amended and Restated By-Laws of Kindred. Exhibit 3.2 to Kindred's Form
         8-A filed April 20, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.3    Warrant Agreement, dated as of April 20, 2001, between Kindred and
         Wells Fargo Bank Minnesota, National Association, as Warrant Agent
         (including forms of Series A Warrant Certificate and Series B Warrant
         Certificate). Exhibit 4.1 to Kindred's Form 8-A filed April 20, 2001
         (Comm. File No. 001-14057) is incorporated by reference herein.

  4.4    Registration Rights Agreement, dated as of April 20, 2001, among
         Kindred and the Initial Holders (as defined therein). Exhibit 10.1 to
         Kindred's Form 8-A filed April 20, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.5    Amendment No. 1 to Registration Rights Agreement dated as of August
         18, 2001 among Kindred and the Initial Holders.*

  4.6    Amendment No. 2 to Registration Rights Agreement dated as of October
         22, 2001 among Kindred and the Initial Holders.*

  4.7    Amended and Restated Master Lease Agreement No. 1 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.4 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.8    Amended and Restated Master Lease Agreement No. 2 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.5 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.9    Amended and Restated Master Lease Agreement No. 3 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.6 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  4.10   Amended and Restated Master Lease Agreement No. 4 dated as of April
         20, 2001 for Lease Executed by Ventas Realty, Limited Partnership, as
         Lessor and Vencor, Inc. and Vencor Operating, Inc. as Tenant. Exhibit
         10.7 to the Quarterly Report on Form 10-Q of Kindred filed August 14,
         2001 (Comm. File No. 001-14057) is incorporated by reference herein.

   4.11  Vencor 2000 Stock Option Plan. Exhibit 4.1 to Kindred's Registration
         Statement on Form S-8 (Reg. No. 333-59598) is incorporated by reference herein.

   4.12  Vencor Restricted Share Plan. Exhibit 4.2 to Kindred's Registration
         Statement on Form S-8 (Reg. No. 333-59598) is incorporated by reference herein.

   4.13  Kindred Healthcare, Inc. 2001 Stock Option Plan. Exhibit 4.1 to
         Kindred's Registration Statement on Form S-8 (Reg. No. 333-62022) is incorporated by reference herein.

   4.14  Kindred Healthcare, Inc. 2001 Stock Option Plan for Non-Employee
         Directors. Exhibit 4.2 to Kindred's Registration Statement on Form S-8
         (Reg. No. 333-62022) is incorporated by reference herein.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   4.15  Amendment No. One to Kindred Healthcare, Inc. 2001 Stock Option Plan
         for Non-Employee Directors. Exhibit 4.7 to the Quarterly Report on
         Form 10-Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057)
         is incorporated by reference herein.

   5.1   Opinion of Cleary, Gottlieb, Steen & Hamilton.*

  10.1 Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Vencor, Inc.
         Exhibit 10.7 to the Quarterly Report on Form 10-Q of Kindred filed
         November 14, 2000 (Comm. File No. 001-14057) is incorporated by reference herein.

  10.2   $120,000,000 Credit Agreement dated as of April 20, 2001, among
         Kindred Healthcare Operating, Inc., Kindred, the Lenders party thereto, the Swingline Bank party thereto, the LC Issuing Banks party thereto, Morgan Guaranty Trust Company of New York, as Administrative
         Agent and Collateral Agent and General Electric Capital Corporation, as Documentation Agent and Collateral Monitoring Agent. Exhibit 10.1
         to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001
         (Comm. File No. 001-14057) is incorporated by reference herein.

  10.3   Credit Agreement Providing for the Issuance of $300,000,000 Senior
         Secured Notes due 2008 dated as of April 20, 2001 among Kindred
         Healthcare Operating, Inc., Kindred, the Lenders party thereto and
         Morgan Guaranty Trust Company of New York, as Collateral Agent and
         Administrative Agent. Exhibit 10.2 to the Quarterly Report on Form 10-
         Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

  23.1   Consent of PricewaterhouseCoopers LLP.

  23.2   Consent of Ernst & Young LLP.

  23.3   Consent of Cleary, Gottlieb, Steen & Hamilton (contained in Exhibit
         5.1).

  24.1   Power of attorney.*

---------------------
* Previously filed.

                                       2